PROXY STATEMENT OF ROCK BRANCH COMMUNITY BANK, INC. 4650 First Avenue Nitro, West Virginia 25143 (304) 755-4700 josephm@rbcb.com	OFFERING CIRCULAR OF FIRST SENTRY BANCSHARES, INC. 823 - 8th Street Huntington, West Virginia 25701 (304) 522-6400 gsheils@firstsentry.com

Securities being offered—123,319 shares of First Sentry Bancshares, Inc. Common Stock,

par value $1.00 per share1

You should carefully consider the “RISK FACTORS” beginning on page 18.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however the Commission has not made an independent determination that the securities offered are exempt from registration.

Shares of First Sentry Bancshares, Inc. common stock are not savings or deposit accounts or other insured obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Proxy Statement/Offering Circular is ___________, 2016, and it is first being mailed to the shareholders of Rock Branch Community Bank, Inc. on or about __________, 2016.

This Proxy Statement/Offering Circular has been prepared substantially in accordance with applicable disclosure requirements set forth in SEC Form S-4 and the “Offering Circular” format of disclosure under Regulation A.

[1]	There is no public market for these shares and none is expected to develop.

All shares are being offered for distribution as merger consideration in connection with the merger transaction described in this Proxy Statement/Offering Circular. No proceeds will be retained by the issuer. No underwriters are involved in this offering and no underwriter commissions will be paid. Only the issuer will distribute shares of First Sentry Bancshares, Inc. pursuant to this Proxy Statement/Offering Circular; no shareholders of the issuer will distribute any shares pursuant to the Proxy Statement/Offering Circular. The actual date of distribution (offering) of the securities will be shortly after the merger is consummated (if the merger is not consummated for any reason, no shares will be distributed).

The total number of shares of Common Stock will be less than the amounts shown herein. The Merger Agreement allows each Rock Branch Community Bank, Inc. shareholder to elect stock, or cash, as the merger consideration that shareholder will receive. As a result, it cannot be accurately predicted how many shares will be issued in the merger. For a discussion of the calculation of the merger consideration, see “PROPOSAL 1 - APPROVAL OF THE MERGER - Proration of Merger Consideration” at page 52.

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Rock Branch Community Bank, Inc. (“Rock Branch”) and First Sentry Bancshares, Inc. (“First Sentry”) have each approved a transaction that will result in First Sentry’s acquisition of Rock Branch through the merger of Rock Branch with and into First Sentry Bank, Inc. (“First Sentry Bank”) (the “Merger”). First Sentry Bank, a wholly-owned subsidiary of First Sentry, will be the surviving bank in the Merger. If the Merger is completed, Rock Branch shareholders will receive for each of their shares, at the holder’s election, 0.6506 shares of First Sentry common stock or $21.47 in cash, or a combination thereof, for each share of Rock Branch common stock owned before the Merger, subject to certain prorations and adjustments as described in the Merger Agreement. The total number of shares of Rock Branch common stock that will be converted into First Sentry common stock is fixed at 55% of the total number of shares of Rock Branch common stock outstanding as of the date of the Merger Agreement and the remaining 45% of outstanding shares will be converted into cash. Subject to the adjustment and proration provisions of the Merger Agreement, shareholders of Rock Branch holding 2,000 or fewer Rock Branch common shares who elect to receive cash will be entitled to receive, collectively, first priority in the allocation of cash before other Rock Branch shareholders who elect to receive cash. After the Merger is completed, we expect that current Rock Branch shareholders will own approximately 7.9% of the issued and outstanding common stock of First Sentry and current First Sentry shareholders will own approximately 92.1% of the issued and outstanding shares of common stock of First Sentry.

The First Sentry common stock issued pursuant to the Merger will be issued pursuant to the Regulation A exemption from registration under the Securities Act of 1933, as amended. First Sentry’s common stock is quoted on the OTCPink market of the OTC Markets Group, Inc. under the symbol “FTSB”.

We cannot complete the Merger unless we obtain the necessary governmental approvals (which have been obtained) and unless the shareholders of Rock Branch approve the Merger Agreement. Rock Branch is asking our shareholders to consider and vote on this Merger proposal at our special meeting of shareholders. Whether or not you plan to attend the meeting, please take the time to vote by following the voting instructions included on the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the Merger Agreement.

The places, dates and times of the Rock Branch shareholder meeting is as follows:

Place:	Offices of Rock Branch
4650 First Avenue
Nitro, West Virginia 25143

Date:	_________________, 2016

Time:	_________________ __.m.

This document contains a more complete description of the shareholder meeting and the terms of the Merger. We urge you to review this entire document carefully. You may also obtain information about First Sentry from regulatory reports it has filed with the Federal Reserve Bank of Richmond and documents that it has filed with the OTC Markets. Information about Rock Branch and First Sentry Bank is available in the Call Reports that they have filed with the Federal Deposit Insurance Corporation.

The Rock Branch board of directors recommends that Rock Branch shareholders vote FOR approval of the Merger Agreement.

/s/ Signature

Joseph K. McDonie	First Sentry Bancshares, Inc.
Chairman of the Board	823 Eighth Street
Rock Branch Community Bank, Inc.	Huntington, West Virginia 25701

You should read this entire proxy statement/offering circular carefully because it contains important information about the Merger. In particular, you should read carefully the information under the section entitled “Risk Factors”, beginning on page 18.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the Merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of First Sentry common stock to be issued in the Merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The proxy statement/offering circular is dated [___________________], 2016 and is being mailed to Rock Branch’s shareholders on or about [__________________], 2016.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this proxy statement/offering circular and the documents to which we refer you herein. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/offering circular has been prepared as of the date on the cover page. There may be changes in the affairs of First Sentry, First Sentry Bank or Rock Branch since that date that are not reflected in this document.

Unless the context indicates otherwise, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger dated March 25, 2016 among First Sentry, First Sentry Bank and Rock Branch as amended by First Amendment to Agreement and Plan of Merger dated April 20, 2016.

ROCK BRANCH COMMUNITY BANK, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON ________________ ___, 2016

YOU ARE HEREBY NOTIFIED of and invited to attend the special meeting of shareholders of Rock Branch Community Bank, Inc. (“Rock Branch”), a West Virginia corporation, to be held on                      , ____________ ___, 2016 at _____ __.m. at the offices of Rock Branch, 4650 First Avenue, Nitro, West Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Merger dated March 25, 2016, as amended by First Amendment of Agreement and Plan of Merger dated April 10, 2016 among First Sentry Bancshares, Inc. (“First Sentry”), Rock Branch and First Sentry Bank, Inc. (“First Sentry Bank”) (the “Merger Agreement”) and the transactions contemplated thereby. The Merger Agreement provides that Rock Branch will merge with and into First Sentry Bank, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying proxy statement/offering circular (the “Merger”). If the Merger Agreement is approved and adopted by the shareholders of Rock Branch and all other closing conditions are satisfied, at the Effective Time of the Merger, Rock Branch shareholders will be entitled to receive, at the holder’s election and subject to proration as described in the Merger Agreement, 0.6506 shares of First Sentry common stock or $21.47 in cash, or a combination thereof, for each share of Rock Branch common stock owned before the Merger, subject to certain adjustments as described in the Merger Agreement (collectively, the “Merger Consideration”).

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement/offering circular.

3.	Such other matters as may properly come before the special meeting.

Our board of directors has determined that the terms of the Merger are fair to and in the best interests of Rock Branch and our shareholders, has approved and adopted the Merger Agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn.

Each holder of Rock Branch common stock is entitled to assert dissenter’s rights of appraisal in connection with the Merger and seek an appraisal of the fair market value of his or her shares, provided the procedures of Section 31D-13-1301 of the West Virginia Business Corporation Act are followed. A copy of the West Virginia Business Corporation article concerning dissenter’s rights is attached to this proxy statement/offering circular.

Our board of directors has fixed the close of business on _____________, 2016 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The presence of a majority of the outstanding shares of Rock Branch common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting. The affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present is required to approve and adopt the Merger Agreement and adjournment.

Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the Merger Agreement and the transactions contemplated thereby.

By Order of the Board of Directors
Joseph K. McDonie
___________, 2016	President and Chief Executive Officer

i

 * matter to be acted upon

v

 * matter to be acted upon

Appendix I	–	Agreement and Plan of Merger dated as of March 25, 2016, among First Sentry Bancshares, Inc., Rock Branch Community Bank, Inc. and First Sentry Bank, Inc. and First Amendment to Agreement and Plan of Merger dated April 20, 2016

Appendix II	–	West Virginia Code 31D-13-1301 et seq. - Appraisal Rights

Appendix III	–	Opinion of Austin Associates, LLC

ADDITIONAL INFORMATION

This proxy statement/offering circular incorporates certain business and financial information about First Sentry from other documents filed with the SEC that is not included in or delivered with this proxy statement/offering circular. This information is available to you without charge upon oral or written request to:

Geoffrey S. Sheils
First Sentry Bancshares, Inc.
823 Eighth Street
Huntington, WV 25701
(304) 522-6400

If you would like to request any documents, please do so by _______________, 2016 in order to receive them before the shareholder meeting.

For more information, see “Where You Can Find More Information” beginning on page 171.

ABOUT THIS DOCUMENT

This document, which forms part of an offering statement on Form 1-A filed with the Securities and Exchange Commission (“SEC”) by First Sentry, constitutes an offering circular of First Sentry under the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of First Sentry common stock to be issued to Rock Branch shareholders as required by the Merger Agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of Rock Branch shareholders, at which Rock Branch shareholders will be asked to vote upon a proposal to adopt the Merger Agreement.

You should rely only on the information contained herein or incorporated by reference into this document. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this document. This document is dated ______________, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither the mailing of this document to Rock Branch shareholders nor the issuance by First Sentry of common stock in connection with the Merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding First Sentry has been provided by First Sentry and information contained in this document regarding Rock Branch has been provided by Rock Branch.

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QUESTIONS AND ANSWERS

ABOUT THE SHAREHOLDER MEETING AND THE MERGER

Q:	What will shareholders be voting on at the special meeting?

A:	Shareholders will be voting on the following matters:

•	A proposal to approve and adopt the Merger Agreement among First Sentry Bancshares, Inc. (“First Sentry”), Rock Branch Community Bank, Inc. (“Rock Branch”) and First Sentry Bank, Inc. (“First Sentry Bank”) and the transactions contemplated thereby.

•	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Shareholders will also consider any other matters that may properly come before the meeting.

Q:	Why is Rock Branch proposing the Merger?

A:	The board of directors of Rock Branch believes the proposed Merger is in the best interests of Rock Branch and its shareholders. The board of directors believes that combining with First Sentry provides significant value to our shareholders and provides shareholders the opportunities for growth offered by the combined company. Further, the per share value of the consideration to Rock Branch’s shareholders was considered including that a portion of the consideration will be in cash. The board of directors also found important the anticipated tax-free exchange of Rock Branch common stock for First Sentry common stock in connection with the stock portion of the consideration.

You should review the reasons for the Merger described in greater detail under the caption “Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page 63.

Q:	When and where is the shareholder meeting?

A:	The special meeting is scheduled to take place on __________________, _____________ ___, 2016, at ______ __.m., local time, at the offices of Rock Branch, 4650 First Avenue, Nitro, West Virginia.

Q:	What does the Rock Branch board of directors recommend?

A:	The Rock Branch board of directors has approved the Merger Agreement. The Rock Branch board recommends that shareholders vote “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn.

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Q.	What will I receive if the Merger is completed?

A:	Rock Branch shareholders may elect to receive all cash, all stock, or cash for some of the shares they own and stock for the remainder of their shares, subject to the election and proration procedures set forth in the Merger Agreement.

Q.	How much will I receive if the Merger is completed?

A:	If the Merger is completed, each share of Rock Branch common stock outstanding immediately prior to the effective time of the Merger, (which is expected to be October 7, 2016, the “Effective Time”), except for shares of Rock Branch common stock with respect to which appraisal rights have been properly exercised, which we refer to as "Rock Branch dissenting shares," and shares of Rock Branch common stock held by Rock Branch as treasury stock or owned by First Sentry, will be converted into the right to receive either (i) $21.47 in cash, which we refer to as the "Cash Consideration," or (ii) 0.6506 shares of First Sentry common stock, which we refer to as the "Stock Consideration," or a combination thereof, based on the holder's election and subject to the proration provisions of the Merger Agreement. We refer to the Cash Consideration and the Stock Consideration together as the "Merger Consideration”.

Q:	Is there a possibility that I may not receive the specific Merger Consideration I elected?

A.	Yes. The total number of shares of Rock Branch common stock that will be converted into the Stock Consideration is fixed at 55% of the total number of shares of Rock Branch common stock outstanding as of the date of the Merger Agreement and the remaining 45% of outstanding shares of Rock Branch common stock will be converted into the Cash Consideration. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, shareholders who elected the form of consideration that has been oversubscribed will receive a mixture of both Stock Consideration or Cash Consideration in accordance with the proration procedures set forth in the Merger Agreement.

The Merger Agreement provides that Rock Branch shareholders holding fewer than 2,000 or fewer shares of Rock Branch common stock as of the Effective Time who elect to receive Cash Consideration will be entitled to receive, collectively, first priority in the allocation of Aggregate Cash Consideration as against any other Rock Branch shareholders who elect to receive cash (the “Priority Cash Shares”).

Cash will be paid in lieu of fractional shares of Rock Branch common stock that would otherwise be issued as part of the Stock Consideration. See the sections entitled "Approval of the Merger - Merger Consideration and Elections; Fractional Shares; and Proration of Merger Consideration" beginning on pages 50, 52 and 52, respectively, of this proxy statement/offering circular.

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Q.	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of First Sentry common stock that Rock Branch shareholders who receive the Stock Consideration will be entitled to receive for each of their shares of Rock Branch common stock that are converted into the Stock Consideration. The exchange ratio is 0.6506, as set forth in the Merger Agreement, and means that a Rock Branch shareholder who is entitled to receive the Stock Consideration for some or all of its shares of Rock Branch common stock will receive 0.6506 shares of First Sentry common stock for each share of Rock Branch common stock converted into the right to receive the Stock Consideration.

Q:	What is the value of the per share Merger Consideration and will the value of the Stock Consideration fluctuate prior to completion of the Merger?

A:	The value of the Cash Consideration is fixed at $21.47. However, the value of the Stock Consideration will fluctuate as the market price of First Sentry common stock fluctuates before the completion of the Merger. This price will not be known at the time of the special meeting and may be more or less than the current price of First Sentry common stock or the price of First Sentry common stock at the time an election is made, and the value of the Stock Consideration may be more or less than the value of the Cash Consideration at the completion of the Merger.

Based on the most recent privately negotiated trade of First Sentry common stock known to First Sentry before the public announcement of the Merger, of $33.00 on March 10, 2016, the value of the Stock Consideration was $21.47 on that date. Based on the most recent privately negotiated trade of First Sentry common stock known to First Sentry on [                   ], the latest practicable date before the mailing of this proxy statement/offering circular, of $[           ], the value of the Stock Consideration was $[       ] on that date. We urge you to obtain current market quotations for shares of First Sentry common stock and Rock Branch common stock. See the sections entitled "Approval of the Merger - Merger Consideration and Elections; and Proration of Merger Consideration" beginning on pages 50 and 52, respectively, of this proxy statement/offering circular.

Q:	Is my vote needed to adopt the Merger Agreement and to approve the transactions contemplated thereby?

A:	Yes. The presence of a majority of the outstanding shares of Rock Branch common stock, by person or by proxy, is necessary to constitute a quorum in order to have a special meeting. The affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present is required to approve and adopt the Merger Agreement and adjournment.

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Q:	How do I vote?

A:	If you are a Rock Branch shareholder of record as of the record date for the Rock Branch special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the meeting, you may vote by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Rock Branch shares in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the shareholder meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Rock Branch common stock that you owned as of the record date.

As of the close of business on ________________, 2016, there were approximately 344,628 outstanding shares of Rock Branch common stock. As of that date, approximately 43.54% of the outstanding shares of Rock Branch common stock were beneficially owned by directors and executive officers of Rock Branch.

Q:	How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then:

•	your Rock Branch common shares will be voted “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated thereby; and

•	your Rock Branch common shares will be voted “FOR” the approval, if necessary, of the adjournment of the special meeting to solicit additional proxies.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may revoke your proxy at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the Secretary of Rock Branch, at 4650 First Avenue, Nitro, West Virginia 25143;

•	executing and returning a later-dated proxy card; or

•	attending the special meeting and giving notice of revocation in person.

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Attendance at the special meeting will not, by itself, revoke your proxy.

If you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption of the Merger Agreement, what are my rights?

A:	If you are a Rock Branch shareholder as of ______________, 2016, the record date and you do not vote in favor of the adoption of the Merger Agreement, you will have the right under Section 31D-13-1301, et seq. of the West Virginia Business Corporation Act to demand the fair cash value for your Rock Branch common shares. The right to make this demand is known as “dissenters’ rights.” For additional information regarding your dissenters’ rights, see “Dissenters’ Rights” on Page 62 of this prospectus/proxy statement and the complete text of the West Virginia Business Corporation Act article concerning dissenters’ rights, which is attached to this prospectus/proxy statement as Appendix II.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as we can. We expect to complete the Merger on or before October 7, 2016, assuming shareholder approval and all applicable governmental approvals have been received by that date and all conditions precedent to the Merger have been satisfied or waived.

Q:	When should I send in my Rock Branch share certificate?

A:	Please do not send in your Rock Branch share certificates with your proxy card. Should the Merger be approved, at a later date, First Sentry’s exchange agent will mail to you an Election/Transmittal Form that you should use to elect the form of your Merger Consideration and surrender your Rock Branch share certificates. You should not surrender your Rock Branch share certificates for exchange until you receive the Election/Transmittal Form from the exchange agent.

Q:	What are the material United States federal income tax consequences of the Merger to U.S. holders of Rock Branch common shares?

A:	Rock Branch and First Sentry expect the Merger to qualify as a “reorganization” for United States federal income tax purposes. If the Merger so qualifies, Rock Branch shareholders will not recognize any gain or loss for United State federal income tax purposes on the exchange of Rock Branch shares solely for First Sentry shares in the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. Rock Branch shareholders exchanging Rock Branch shares solely for cash in the Merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the Rock Branch shareholder’s aggregate tax basis in its Rock Branch common stock surrendered in exchange thereof. With respect to First Sentry common stock and cash received in the Merger, Rock Branch shareholders will recognize gain (but not loss) or, in certain circumstances, dividend income in an amount equal to the lesser of (A) the amount of cash received in the Merger, and (B) the excess, if any, of (1) the sum of the amount of cash and the fair market value of shares of the First Sentry common stock received in the Merger over (2) the Rock Branch shareholder’s aggregate tax basis in the Rock Branch common stock surrendered in exchange for First Sentry common stock. For these purposes, the receipt of Distributable Proceeds (defined below) will be considered cash received in the Merger.

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To review the tax consequences of the Merger to Rock Branch shareholders in greater detail, please see the section “United States Federal Income Tax Consequences of the Merger” beginning on page 95.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Rock Branch common stock. Rock Branch shareholders are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other taxes.

Q:	Where will my First Sentry common shares received in the Merger be listed?

A:	First Sentry common shares are currently quoted on the OTC Pink market of the OTC Markets Group, Inc. under the symbol “FTSB”.

Q:	What do I need to do now?

A:	After carefully reviewing this proxy statement/offering circular, including its appendices, please indicate your vote and sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the Rock Branch special shareholders meeting in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the Rock Branch special shareholder meeting.

Q:	Who can answer my questions?

A:	Rock Branch shareholders who have questions about the Merger or desire additional copies of this proxy statement/offering circular or additional proxy cards should contact:

Joseph K. McDonie

President and Chief Executive Officer

Rock Branch Community Bank, Inc.

4650 First Avenue

Nitro, West Virginia 25143

(304) 755-4700

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SUMMARY

This brief summary highlights selected information from this proxy statement/offering circular. It does not contain all of the information that may be important to you. We urge you to carefully read the entire proxy statement/offering circular and the other documents to which this proxy statement/offering circular to fully understand the Merger and the other matters to be considered at the shareholder meeting. See “Where You Can Find More Information” on page 171. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties Involved in the Merger

First Sentry Bancshares, Inc.

823 Eighth Street

Huntington, West Virginia 25701

(304) 522-4600

First Sentry is a one-bank holding company that, as of March 31, 2016, operated four (4) banking offices in West Virginia. At March 31, 2016, First Sentry had total consolidated assets of $513.0 million, net loans of $365.0 million, total consolidated deposits of $411.1 million and total consolidated shareholders’ equity of $42.5 million. The banking subsidiary of First Sentry is First Sentry Bank.

The headquarters of First Sentry is located in Huntington, West Virginia. First Sentry’s executive offices are located at 823 Eighth Street, Huntington, West Virginia.

Rock Branch Community Bank, Inc.

4650 First Avenue

Nitro, West Virginia 25143

Rock Branch is a West Virginia state chartered bank which operates at its main office at 4650 First Avenue, Nitro, West Virginia with one other office in West Virginia.

As of March 31, 2016, Rock Branch reported total assets of $74.9 million, net loans of $57.0 million, deposits of $66.7 million and shareholders’ equity of $7.9 million.

The Merger (page 50)

We have attached the Merger Agreement to this proxy statement/offering circular as Appendix I. Please read the Merger Agreement. It is the legal document that governs the Merger.

In the Merger, First Sentry will acquire Rock Branch by means of the merger of Rock Branch with and into First Sentry Bank, Inc. (“First Sentry Bank”), a wholly owned subsidiary of First Sentry (the “Merger”).

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We expect to complete the Merger by October 7, 2016, although there can be no assurance in this regard.

Rock Branch’s Reasons for the Merger (page 65)

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger, the Rock Branch board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including but not limited to each of the following:

•	the value of the First Sentry common stock and cash consideration being offered to Rock Branch shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of Rock Branch and First Sentry;

•	the financial presentation, dated March 23, 2016, of Austin Associates, LLC to the Rock Branch board of directors and the verbal fairness opinion (followed up by a fairness opinion dated March 25, 2016) presented by the Austin Associates, LLC to the Rock Branch board of directors as to the fairness, from a financial point of view, to the holders of Rock Branch common stock of the exchange ratio in the Merger;

•	the scale, scope, strength and diversity of operations that could be achieved by combining Rock Branch with First Sentry;

•	the anticipated future earnings growth of Rock Branch compared to the potential future earnings growth of First Sentry and the combined entity; and

•	the effects of the Merger on Rock Branch employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Rock Branch employees.

For more detail concerning the factors considered by the Rock Branch board of directors in reaching its decision to approve the Merger, see the section entitled “The Merger – Rock Branch’s Reasons for the Merger.”

First Sentry’s Reason for the Merger (page 79)

First Sentry believes that the Merger will provide it an opportunity to enter the Putnam County, West Virginia market area.

What Shareholders Will Receive (page 50)

If the Merger Agreement is approved and adopted by the shareholders of Rock Branch and all other closing conditions are satisfied, at the Effective Time of the Merger, Rock Branch shareholders will be entitled to receive, at the holder’s election and subject to proration as described in the Merger Agreement, 0.6506 shares of First Sentry common stock or $21.47 in cash, or a combination thereof, for each share of Rock Branch common stock owned before the Merger, subject to certain adjustments as described in the Merger Agreement (collectively, the “Merger Consideration”).

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At or prior to the Effective Time of the Merger, Rock Branch plans to close Rock Branch’s Scott Depot branch. If, within two years after the Effective Time, First Sentry recoups or recovers any of the anticipated branch closing expenses, Rock Branch shareholders at the Effective Time of the Merger may be entitled to receive their pro rata share of such recouped or recovered expenses.

Background of the Merger (page 63)

First Sentry initially contacted Rock Branch in mid-June of 2015 regarding the possibility of a merger. After several informal discussions regarding such possibility, a non-binding letter of interest was signed by First Sentry and Rock Branch on October 21, 2015. Both parties engaged in due diligence reviews of each other. Following consultation with legal counsel and, in Rock Branch’s case, with its financial advisors, the Merger Agreement was approved by both First Sentry’s and Rock Branch’s boards of directors and executed on March 25, 2016.

Dissenters’ or Appraisal Rights (page 61)

Shareholders will have dissenters’ or appraisal rights in connection with the Merger and the other matters described in this proxy statement/offering circular.

Our Recommendation (page 65)

The Rock Branch board of directors believes that the Merger is fair to Rock Branch’s shareholders and in their best interests. Rock Branch’s board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and “FOR” the adjournment.

Opinion of Austin Associates, LLC as Rock Branch’s Financial Advisor (See page 68)

In connection with the Merger, the Rock Branch board of directors received the written opinion, dated March 25, 2016, of Rock Branch’s financial advisor, Austin Associates, LLC (“Austin”), as to the fairness, from a financial point of view and as of the date of such opinion, to Rock Branch of the consideration provided for in the Merger. The full text of Austin’s written opinion is attached as Appendix III to this proxy statement/offering circular and is incorporated herein by reference. Austin’s written opinion is based on, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Austin in rendering its opinion, which are described at “The Merger – Opinion of Financial Advisor”. We encourage you to read the opinion carefully in its entirety. Austin’s opinion is addressed to the Rock Branch board of directors, relates only to the fairness, from a financial point of view, to Rock Branch of the financial terms of the Merger Agreement and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed Merger or any other matter.

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Accounting Treatment (page 93)

The Merger will be accounted for under the purchase method of accounting.

United States Federal Income Tax Consequences (page 95)

Rock Branch and First Sentry expect the Merger to qualify as a “reorganization” for United States federal income tax purposes. If the Merger so qualifies, Rock Branch shareholders will not recognize any gain or loss for United State federal income tax purposes on the exchange of Rock Branch shares solely for First Sentry shares in the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. Rock Branch shareholders exchanging Rock Branch shares solely for cash in the Merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the Rock Branch shareholder’s aggregate tax basis in its Rock Branch common stock surrendered in exchange thereof. With respect to First Sentry common stock and cash received in the Merger, Rock Branch shareholders will recognize gain (but not loss) or, in certain circumstances, dividend income in an amount equal to the lesser of (A) the amount of cash received in the Merger, and (B) the excess, if any, of (1) the sum of the amount of cash and the fair market value of shares of the First Sentry common stock received in the Merger over (2) the Rock Branch shareholder’s aggregate tax basis in the Rock Branch common stock surrendered in exchange for First Sentry common stock.

To review the tax consequences of the Merger to Rock Branch shareholders in greater detail, please see the section “United States Federal Income Tax Consequences of the Merger” beginning on page 95.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.

The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Rock Branch common stock. Shareholders of Rock Branch are strongly urged to consult their tax advisors to determine the particular tax consequences of the Merger to them, including the application and effect of federal, state, local, foreign and other tax laws.

The Shareholder Meeting (page 45)

The special shareholder meeting will be held on ____________ ___, 2016 at _____ __.m. at the offices of Rock Branch, 4650 First Avenue, Nitro, West Virginia. At the special meeting, you will be asked:

•	to approve the Merger Agreement and the transactions contemplated thereby; and

•	if necessary, to consider and vote upon a proposal to adjourn the meeting to a later date or dates, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

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Record Date; Vote Required (page 46)

You can vote at the special meeting if you owned shares of Rock Branch common stock at the close of business on ____________, 2016. On that date, Rock Branch had 344,628 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Rock Branch common stock that you owned on that date.

The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present. A majority of the outstanding Rock Branch shares must be present in person or by proxy to constitute a quorum.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present.

As of the record date, Rock Branch directors and executive officers, and their affiliates, held approximately 43.54% of the outstanding shares of Rock Branch common stock entitled to vote at the special meeting. The Rock Branch directors have indicated that they plan to vote the shares of Rock Branch common stock that they own “FOR” approval of the Merger Agreement and the transactions contemplated thereby and “FOR” the adjournment.

Conditions to Completion of the Merger (page 80)

First Sentry’s and Rock Branch’s obligations to consummate the Merger are conditioned on the following, none of which may be waived:

•	Rock Branch’s shareholders must approve the Merger Agreement and the transactions contemplated thereby;

•	there must not be any outstanding orders, decrees, injunctions, or statute, rule or regulation that has been enacted, promulgated or enforced by a court or governmental authority that would enjoin or prohibit the Merger;

•	First Sentry and Rock Branch must have received all necessary approvals, authorizations and consents of governmental authorities for the Merger, including permission to close Rock Branch’s Scott Depot branch, without the imposition of any condition or requirement that in the good faith reasonable judgment of the board of directors of First Sentry would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties or materially impair the value of Rock Branch, and any required waiting periods must have expired;

•	the Securities and Exchange Commission must declare as qualified the offering statement relating to the shares of First Sentry common stock to be issued to Rock Branch shareholders in the Merger, of which this proxy statement/offering circular is a part, and no stop order suspending the effectiveness of the offering statement will have been issued by the Securities and Exchange Commission or any applicable state securities commissioner; and

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•	the parties must have received opinions of counsel to the effect that the Merger qualifies as a tax-free reorganization under United States federal income tax laws.

First Sentry’s and Rock Branch’s obligations to consummate the Merger are conditioned on the following, any of which may be waived:

•	all representations and warranties made by both First Sentry and Rock Branch in the Merger Agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

•	First Sentry and Rock Branch must have performed their respective obligations and complied with all agreements or covenants under the Merger Agreement in all material respects;

•	the parties must have received all required permits, authorizations, consents, waivers, clearances or approvals for consummation of the Merger;

•	not more than 10% of the issued and outstanding shares of Rock Branch common stock shall have properly dissented to the Merger under West Virginia law;

•	since December 31, 2015, there has been no event that has caused a material adverse effect on either party;

•	each of Rock Branch’s directors shall have tendered their written resignations effective upon completion of the Merger;

•	First Sentry shall have deposited with the exchange agent sufficient cash to pay the aggregate Cash Consideration and the cash to be paid in lieu of fractional shares and irrevocably instructed the exchange agent to issue a sufficient number of its shares; and

•	The fairness opinion of Austin Associates, LLC delivered to the board of directors of Rock Branch will not have been withdrawn prior to completion of the Merger.

•	Termination of Rock Branch’s employment agreement with Joseph K. McDonie, its President and Chief Executive Officer as of the Effective Time of the Merger, conditioned upon payment of $480,000 to Mr. McDonie and transfer to him of the automobile used by him. Mr. McDonie shall a) acknowledge that his covenants not to compete shall continue for four (4) years after the Effective Time of the Merger, and b) waive the “Gross Up” and health and disability provisions of the employment agreement.

Where the law permits, Rock Branch or First Sentry could choose to waive a condition to an obligation to complete the Merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

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Regulatory Approvals (page 93)

We cannot complete the Merger unless it is approved or not objected to by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions. The Federal Reserve Board has advised First Sentry and Rock Branch that it will not require submission of a request for approval of the Merger.

The Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions have approved the Merger.

Termination of the Merger Agreement (page 91)

Either Rock Branch or First Sentry may terminate the Merger under certain circumstances prior to closing or before or after the requisite shareholder approval, including the following:

•	by mutual written agreement at any time by First Sentry and Rock Branch;

•	by the non-breaching party if the other party breaches a warranty, representation or fails to perform or comply with a covenant or agreement that would have a material adverse effect on the party seeking to terminate the Merger Agreement which cannot be cured by October 15, 2016 or within 30 days after written notice of such breach by the terminating party to the other party;

•	by either party if the Merger is not completed by October 15, 2016 unless failure to complete the Merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•	by either party if Rock Branch cannot obtain the requisite shareholder approval, subject to certain limitations;

•	by either party if a required regulatory approval is denied and has become unappealable or a court or governmental authority prohibits the Merger and such action is final and unappealable;

•	by either party, provided that the party is not in material breach of any representation, warranty, covenant or other agreement, if any of the conditions precedent to the obligations of such party to complete the Merger cannot be fulfilled by October 15, 2016;

•	First Sentry may terminate the Merger Agreement if Rock Branch has received a superior proposal and has terminated the Merger Agreement in order to enter into another acquisition agreement under certain circumstances or withdraws, modifies or qualifies its recommendation of the Merger Agreement in a manner adverse to First Sentry; or

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•	Rock Branch may terminate the Merger Agreement prior to its shareholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Sentry, First Sentry does not make an offer that is as favorable as the superior proposal.

Termination Fees (page 92)

Rock Branch must pay First Sentry a termination fee of $200,000 if First Sentry terminates the Merger Agreement due to: (i) the Rock Branch board of directors’ decision to enter into an acquisition agreement and terminate the Merger Agreement or fail to recommend approval of the Merger Agreement, or withdraw, modify or qualify its recommendation in an adverse way, or (ii) if First Sentry terminates the Merger Agreement due to Rock Branch having entered into an agreement with a third party.

Rock Branch also must pay First Sentry a termination fee of $200,000 if within 12 months after the Merger Agreement is terminated; Rock Branch consummates or enters into any agreement with respect to an acquisition proposal where the Merger Agreement was terminated under either of the following circumstances:

•	First Sentry terminates the Merger Agreement as a result of a willful breach of the Merger Agreement by Rock Branch; or

•	the Merger Agreement is terminated due to the failure of Rock Branch’s shareholders to approve the Merger, and an acquisition proposal from a third party occurred prior to the date of the Rock Branch shareholders’ meeting.

Agreement Not to Solicit Other Proposals (page 86)

Rock Branch has agreed not to directly or indirectly initiate, solicit, induce or knowingly encourage, facilitate, or take any action to discuss any acquisition proposal with a third party. Despite the agreement of Rock Branch not to solicit other acquisition proposals, the board of directors of Rock Branch may generally negotiate, have discussions with, or provide certain information to a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Rock Branch board of directors, in good faith and after consultation with outside legal counsel and its independent financial advisor, deems such action to be necessary for the proper discharge of its fiduciary duties to Rock Branch shareholders and such acquisition proposal is reasonably likely to lead to a superior proposal.

Material Differences in the Rights of First Sentry Shareholders and Rock Branch Shareholders (page 167)

The rights of First Sentry’s shareholders are governed by West Virginia law and by First Sentry’s articles of incorporation and bylaws. The rights of Rock Branch shareholders are governed by West Virginia law and by Rock Branch’s articles of incorporation and bylaws. Upon completion of the Merger, the rights of First Sentry’s shareholders, including former shareholders of Rock Branch, will be governed by West Virginia law and the articles of incorporation and bylaws of First Sentry.

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Interests of Certain Persons in the Merger (page 79)

Certain members of Rock Branch’s management and board of directors have interests in the Merger in addition to their interests as shareholders of Rock Branch. These interests are described below. In each case, the Rock Branch board of directors was aware of these potential interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

Employee Benefit Plans. First Sentry intends to provide the employees of Rock Branch with employee benefit plans substantially similar to those provided to the employees of First Sentry. Employees of Rock Branch will receive credit for their service to Rock Branch in determining their eligibility and vesting in the benefit plans provided by First Sentry. The Merger Agreement also provides that First Sentry will pay to any Rock Branch employee who is involuntarily terminated, other than for cause, within one year after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay less required withholdings (at the rate in effect on the termination date) for each year of service at Rock Branch (with credit for partial years of service), with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty six (26) weeks of base pay.

Joseph K. McDonie Employment Agreement. Joseph K. McDonie, President and CEO of Rock Branch has an employment agreement with Rock Branch which will entitle him to sums as a result of the Merger. The employment contract provides that upon a “Change in Control” (the Merger constitutes a defined “Change in Control”), the executive may be entitled to a cash lump sum payment equal to four (4) year’s compensation based on the average annual compensation paid to him during the three calendar years preceding the Change in Control if his employment is terminated by Rock Branch or he voluntarily terminates employment for “Good Reason”, which includes a diminution of his duties or a reduction in his base salary. The Merger Agreement provides for termination of Rock Branch’s employment agreement with Joseph K. McDonie as of the Effective Time of the Merger, conditioned upon payment of $480,000 to Mr. McDonie and transfer to him of the automobile used by him. Mr. McDonie shall a) acknowledge that his covenants not to compete shall continue for four (4) years after the Effective Time of the Merger, and b) waive the “Gross Up” and health and disability provisions of the employment agreement.

Joseph K. McDonie Consulting Agreement. Mr. McDonie will enter into a consulting agreement as an independent contractor with First Sentry Bank for a term commencing at the Effective Time of the Merger for a term of one (1) year in order to assist First Sentry Bank in personnel and business integration issues arising in connection with the Merger and other banking related matters. Mr. McDonie will receive a monthly consulting fee of $10,000. In the event First Sentry Bank terminates the consulting agreement prior to expiration of its one year term for reasons other than cause, it shall pay Mr. McDonie in a lump sum on the date of termination the balance of the monthly consulting fee he would have received had the agreement continued for its one year term.

Two Rock Branch Directors to become First Sentry Directors. The Merger Agreement provides that two (2) Rock Branch directors, to be selected by the Rock Branch board of directors and reasonably acceptable to the board of First Sentry, shall be appointed directors of First Sentry at the Effective Time of the Merger, will be nominated for election as directors at the next annual shareholder meeting of First Sentry and proxies for their election shall be solicited by First Sentry in the same manner as for all other members of First Sentry’s slate of directors.

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Indemnification of Rock Branch Directors. The Merger Agreement provides for First Sentry’s indemnification of Rock Branch directors and officers for a period of three years following the Merger and for First Sentry’s provision of insurance covering Rock Branch directors and officers for such three year period.

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RISK FACTORS

In addition to the other information included in this proxy statement/offering circular, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in determining whether to vote for the Merger Agreement.

Risks related to the Merger

Fluctuations in the trading price of First Sentry common stock will change the value of the shares of First Sentry common stock you receive in the Merger.

The Stock Consideration is set at 0.6506 shares of First Sentry common stock for each share of Rock Branch common stock. The value of the Stock Consideration will fluctuate as the market price of First Sentry common stock fluctuates before completion of the Merger.

The price per share of First Sentry common stock might decrease after the Merger.

Following the Merger, holders of Rock Branch common stock who elect to receive First Sentry common stock will become shareholders of First Sentry. Such persons should be aware First Sentry common stock could decline in value after the Merger. The market value of First Sentry common stock is expected to fluctuate based upon a variety of factors, including general market and economic conditions, changes in First Sentry’s businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond First Sentry’s control.

Directors and officers of Rock Branch have interests in the Merger that may differ from those of other Rock Branch shareholders.

Rock Branch’s executive officers negotiated the Merger Agreement with First Sentry, and the Rock Branch board of directors approved the Merger Agreement and is recommending that Rock Branch shareholders vote for the Merger Agreement. In considering these facts and the other information contained in this proxy statement/offering circular, you should be aware that Rock Branch’s executive officers and directors have various interests in the Merger that are different or in addition to those of other Rock Branch shareholders, including:

•	payment to Joseph K. McDonie, President and Chief Executive Officer of Rock Branch, pursuant to and in cancellation of his employment agreement with Rock Branch, in the amount of $480,000;

•	the entry into a consulting agreement by Joseph K. McDonie with First Sentry effective following the completion of the Merger for term of 12 months whereby Mr. McDonie will receive payments in the aggregate of $120,000;

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•	the provisions in the Merger Agreement relating to the indemnification of Rock Branch directors and officers for a period of three years following the Merger and insurance for directors and officers of Rock Branch for events occurring before the Merger for a period of three years following the Merger; and

•	the appointment of two Rock Branch directors to the board of directors of First Sentry following completion of the Merger.

These payments and interests may cause some of Rock Branch’s directors and executive officers to view the proposed transaction differently than you would view it.

First Sentry may be unable to successfully integrate the business operations of Rock Branch with First Sentry in order to obtain enhanced earnings for the combined company.

The Merger involves the integration of companies that have previously operated independently. Successful integration of Rock Branch’s operations will depend primarily on First Sentry’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that First Sentry and Rock Branch will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

We may not achieve our expectations for the combined company if:

•	the combination of the businesses of First Sentry and Rock Branch takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the Merger are not fully realized or take longer to realize than expected;

•	economic conditions deteriorate in Cabell, Lincoln, Putnam and Kanawha Counties, West Virginia, the primary market areas of First Sentry and Rock Branch, or

•	operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees, are greater than expected.

If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

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First Sentry stock currently has a limited trading market. Holders of First Sentry common stock may not be able to sell their shares when desired if a liquid trading market does not develop.

Some trades in First Sentry common stock are reported on the OTC Pink Sheets under the symbol FTSB. In order to be quoted and traded on the Pink Sheets, First Sentry must have at least one market maker indicating an intent to make a market in its common stock. Shares of First Sentry trade infrequently and therefore it is unlikely that a liquid trading market in shares of its common stock will develop or how liquid that market might become. Most trades of First Sentry shares occur in privately negotiated transactions not reported on the Pink Sheets. Persons owning shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the per share Merger Consideration paid even if a liquid trading market develops.

The ability to complete the Merger is subject to the receipt of consents and approvals from governmental entities, which may impose conditions that could have an adverse effect on First Sentry or Rock Branch or could cause them to abandon the Merger.

We are unable to complete the Merger until after we receive approvals from various regulatory authorities. In deciding whether to grant some of these approvals, the relevant governmental entity will make a determination of whether, among other things, the Merger is in the public interest. Regulatory entities may impose requirements or obligations as conditions for their approval.

The Merger Agreement may require us to accept conditions from these regulators that could adversely impact the combined company without either of us having the right to refuse to close the Merger on the basis of those regulatory conditions. We can provide no assurance that we will obtain the necessary approvals or that any required conditions will not have a material adverse effect on First Sentry following the merger. In addition, we can provide no assurance that these conditions will not result in the abandonment of the Merger.

Failure to complete the Merger could negatively impact the stock prices and the future business and financial results of Rock Branch and First Sentry.

If the Merger is not completed, the ongoing businesses of Rock Branch or First Sentry may be adversely affected, and Rock Branch and First Sentry will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diverting the focus of management of each of the companies from pursuing other opportunities that could be beneficial to the companies,

in each case, without realizing any of the benefits of having the Merger completed. If the Merger is not completed and these risks materialize, they would materially affect the business, financial results and stock prices of Rock Branch or First Sentry.

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Rock Branch’s shareholders will have less influence as shareholders of First Sentry than as shareholders of Rock Branch.

Rock Branch’s shareholders will have less influence on the management and policies of First Sentry than they now have on the management and policies of Rock Branch. Rock Branch shareholders currently have the right to vote in the election of the board of directors of Rock Branch and on other matters affecting Rock Branch. The shareholders of Rock Branch as a group will own approximately 7.9% of the combined organization (First Sentry and Rock Branch). When the Merger occurs, each shareholder that receives shares of First Sentry common stock will become a shareholder of First Sentry with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Rock Branch.

Termination Fee may discourage others from trying to acquire Rock Branch.

The termination fee provided for in the Merger Agreement (See “Termination Fee” on page 92) may discourage other companies from trying to acquire Rock Branch even if the other acquisition could offer higher immediate value to Rock Branch shareholders.

Risks related to the Business of First Sentry and Rock Branch.

The loan portfolios of First Sentry and Rock Branch possess increased risk due to their substantial amount of commercial real estate, commercial and consumer loans.

At March 31, 2016, $202.8 million, or 54.7%, of First Sentry’s loan portfolio consisted of commercial real estate loans. Commercial real estate loans constitute a greater percentage of First Sentry’s loan portfolio than any other loan category, including residential mortgage loans, which totaled $68.1 million, or 18.4% of its total loan portfolio, at March 31, 2016. In addition, at March 31, 2016, $100.0 million, or 26.9% of the loan portfolio, consisted of commercial and consumer loans. In addition, at March 31, 2016, Rock Branch had commercial and commercial real estate loans of $21.8 million, or 37.7% of its total loan portfolio, which loans will become part of First Sentry’s loan portfolio after the Merger is completed.

Commercial real estate loans, commercial business loans and consumer loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real estate and commercial business loans generally depends, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. In addition, consumer loans (such as automobile loans) are collateralized, if at all, with assets that may not provide an adequate source of repayment of the loan due to depreciation, damage or loss.

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If First Sentry’s or Rock Branch’s allowance for loan losses is not sufficient to cover actual loan losses, both companies’ earnings will decrease.

First Sentry and Rock Branch make various assumptions and judgments about the collectability of their loan portfolio, including the creditworthiness of their borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of their loans. In determining the amount of the allowance for loan losses, First Sentry and Rock Branch review their loans and their loss and delinquency experience, and evaluate economic conditions. If First Sentry’s or Rock Branch’s assumptions are incorrect, their allowance for loan losses may not be sufficient to cover probable incurred losses in their loan portfolio, resulting in additions to the allowance. First Sentry‘s allowance for loan losses was 1.62% of total loans at March 31, 2016 and Rock Branch’s allowance for loan losses was 1.20% of total loans at March 31, 2016, and material additions to either allowance could materially decrease net income for either company.

In addition, bank regulators periodically review First Sentry’s and Rock Branch’s allowance for loan losses and may require them to increase their provision for loan losses or recognize further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on First Sentry’s or Rock Branch’s financial condition and results of operations.

Dividend payments by First Sentry to its shareholders can be restricted if First Sentry is in default of its trust preferred securities.

First Sentry has issued trust preferred securities and assumed trust preferred securities incident to its merger with Guaranty Bancshares. If an event of default occurs under the trust preferred securities, including but not limited to First Sentry’s failure to make any regularly scheduled payments under the trust preferred securities, then First Sentry cannot declare or pay any dividends or distributions on or redeem, purchase or acquire any of First Sentry’s common stock until such default is cured.

Changes in interest rates before and after the completion of the Merger may hurt First Sentry’s profits.

To be profitable, First Sentry has to earn more money in interest that it receives on loans and investments than it pays in interest to its depositors and lenders. Interest rates are at historically low levels. If interest rates continue to remain low or decrease, First Sentry may be susceptible to the payoff or refinance of high rate mortgage loans that could reduce First Sentry’s net interest income. However, rising interest rates may negatively affect income because it may reduce the demand for loans and the value of our mortgage-related and investment securities. In the alternative, if interest rates rise, First Sentry’s net interest income could increase because interest paid on interest-earning assets, including loans and mortgage-backed and related securities may increase more quickly due to the large number of loans in our portfolio that are tied to the Prime Rate than interest received on interest-bearing liabilities, including deposits and borrowings. For a further discussion of how changes in interest rates could impact First Sentry, see “First Sentry Bancshares, Inc. Management Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

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Strong competition in First Sentry’s and Rock Branch’s primary market area may reduce their ability to attract and retain deposits and obtain loans.

First Sentry and Rock Branch operate in a competitive market for the attraction of deposits, which is both companies’ primary source of funds, and the ability to obtain loans through origination or purchase. Historically, First Sentry’s and Rock Branch’s most direct competition for savings deposits has come from credit unions, community banks, large commercial banks and thrift institutions in their primary market areas. Particularly in times of extremely low or extremely high interest rates, both companies have faced additional significant competition for investors’ funds from short-term money market securities and other corporate and government securities. First Sentry’s and Rock Branch’s competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, insurance companies and credit unions. Such competition for deposits and the origination and purchase of loans may limit First Sentry’s future growth and earnings prospects.

If economic conditions deteriorate in their market area, First Sentry’s and Rock Branch’s results of operations and financial condition could be adversely impacted as borrowers’ ability to repay loans declines and the value of the collateral securing loans decreases.

First Sentry’s and Rock Branch’s financial results may be adversely affected by changes in prevailing economic conditions, including continued decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and West Virginia state governments and other significant external events. Because both companies have significant amounts of real estate loans in Cabell, Putnam, Kanawha and Lincoln Counties and surrounding areas of West Virginia, decreases in real estate values in those counties and surrounding areas of West Virginia could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on First Sentry’s and Rock Branch’s earnings.

The FDIC Deposit Insurance assessments that First Sentry Bank is required to pay may materially increase in the future, which would have an adverse effect on its earnings.

As a member institution of the FDIC, First Sentry Bank is assessed a quarterly deposit insurance premium. Failed banks nationwide have significantly depleted the insurance fund and reduced the ratio of reserves to insured deposits. As a result, First Sentry Bank may be required to pay significantly higher premiums or additional special assessments that could adversely affect its earnings.

On October 19, 2010, the FDIC adopted a Deposit Insurance Fund (“DIF”) Restoration Plan, which requires the DIF to attain a 1.35% reserve ratio by September 30, 2020. In addition, the FDIC modified the method by which assessments are determined and, effective April 1, 2011, adjusted assessment rates will range from 2.5 to 45 basis points (annualized), subject to adjustments for unsecured debt and, in the case of small institutions outside the lowest risk category and certain large and highly complex institutions, brokered deposits. Further increased FDIC assessment premiums, due to its risk classification, emergency assessments, or implementation of the modified DIF reserve ratio, could adversely impact its earnings.

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First Sentry’s reliance on brokered deposits could adversely affect its liquidity and operating results.

Among other sources of funds, First Sentry relies on brokered deposits to provide funds with which to make loans and provide for its other liquidity needs. Like many community banks, First Sentry’s loan demand has exceeded the rate at which it has been able to increase its deposits, and as a result First Sentry has relied on brokered deposits as a source of funds. On March 31, 2016, brokered deposits amounted to $86.8 million, or approximately 21.1% of total deposits. Of those deposits, $4.4 million are from CDARS, a brokered deposit network that allows members to mitigate some of the risk related to brokered deposits. Generally brokered deposits may not be as stable as other types of deposits, and, in the future, those depositors may not renew their deposits when they mature, or First Sentry may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or with funds from other sources. Not being able to maintain or replace those deposits as they mature would adversely affect First Sentry’s liquidity. Paying higher deposit rates to maintain or replace those deposits would adversely affect First Sentry’s net interest margin and its operating results.

First Sentry and Rock Branch operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

First Sentry Bank and Rock Branch are subject to extensive regulation, supervision and examination by the West Virginia Division of Financial Institutions, and by the Federal Deposit Insurance Corporation, who are First Sentry Bank’s and Rock Branch’s federal regulator and insurer of their deposits. As a bank holding company, First Sentry is subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions’ allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on First Sentry, First Sentry Bank and Rock Branch.

First Sentry’s and Rock Branch’s operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on their operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect First Sentry’s and Rock Branch’s business, financial condition or prospects.

24

First Sentry continually encounters technological change and it may have fewer resources than its competition to continue to invest in technological improvements; First Sentry’s information systems may experience an interruption or breach in security.

The banking and financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. First Sentry’s future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that enhance customer convenience, as well as create additional efficiencies in operations. Many of First Sentry’s competitors have greater resources to invest in technological improvements, and First Sentry may not be able to effectively implement new technology-driven products and services, which could reduce its ability to effectively compete.

In addition, First Sentry relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in customer relationship management, general ledger, deposit, loan functionality and the effective operation of other systems. While First Sentry has policies and procedures designed to prevent or limit the effect of a failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of First Sentry’s information systems could damage its reputation, result in a loss of customer business, subject First Sentry to additional regulatory scrutiny, or expose First Sentry to civil litigation and possible financial liability, any of which could have a material adverse effect on First Sentry’s financial condition and results of operations.

Defaults by Another Larger Financial Institution Could Adversely Affect Financial Markets Generally.

Concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk”. The commercial soundness of many financial institutions may be closely interrelated as a result of relationships between the institutions. First Sentry’s business could be adversely affected directly by the default of another institution or if the financial services industry experiences significant market-wide liquidity and credit problems.

Market Volatility May Adversely Affect Market Price of Common Stock or Investment Security Values.

The capital and credit markets have experienced volatility and disruption in the past and for periods lasting more than a year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers seemingly without regard to those issuers’ underlying financial strength. Market volatility could contribute to the decline in the market value of certain security investments and other assets of First Sentry. If market disruption and volatility should occur, continue or worsen, First Sentry may experience an adverse effect, which may be material, on results of operations, capital or financial position.

25

New or Revised Tax, Accounting and Other Laws, Regulations, Rules and Standards Could Significantly Impact Strategic Initiatives, Results of Operations and Financial Condition.

The financial services industry is highly regulated and laws and regulations may sometimes impose significant limitations on operations. These limitations, and sources of potential liability for the violation of such laws and regulations, are described under the heading “Business — Regulatory Matters” in “Information About First Sentry”. These regulations, along with the existing tax and accounting laws, regulations, rules and standards, control the methods by which financial institutions conduct business; implement strategic initiatives, as well as past, present, and contemplated tax planning; and govern financial disclosures. These laws, regulations, rules, and standards are constantly evolving and may change significantly over time. The nature, extent, and timing of the adoption of significant new laws, changes in existing laws, or repeal of existing laws may have a material impact on First Sentry’s results of operations and financial condition, the effects of which are impossible to predict at this time.

Additional Capital May Not Be Available When Needed or Required by Regulatory Authorities.

If First Sentry cannot raise additional capital when needed, it may have a material adverse effect on its financial condition, results of operations and prospects. First Sentry and First Sentry Bank are required by federal and state regulatory authorities to maintain adequate levels of capital to support their operations. In addition, First Sentry may elect to raise additional capital to support its business or to finance acquisitions, if any, or it may otherwise elect or be required to raise additional capital. First Sentry’s ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside First Sentry’s control and its financial performance. Accordingly, First Sentry may not be able to raise additional capital if needed or on acceptable terms.

Integration of Future Acquisitions May Be More Difficult Than Anticipated.

The success of First Sentry’s acquisition of Rock Branch or any future acquisitions will depend on a number of factors, including (but not limited to) First Sentry’s ability to:

•	timely and successfully integrate the operations of First Sentry and each of the acquisitions;
•	maintain the existing relationships with the depositors of each acquisition to minimize the withdrawal of deposits subsequent to the Merger;
•	maintain and enhance the existing relationships with the borrowers of each acquisition to limit potential losses from loans made by them;
•	control the incremental non-interest expense of the integrated operations to maintain overall operating efficiencies;
•	retain and attract qualified personnel at each acquisition; and
•	compete effectively in the communities served by each acquisition and in nearby communities.

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Inability to Hire and Retain Qualified Employees Could Adversely Affect First Sentry’s Business.

First Sentry’s business could be adversely affected if it were unable to retain and motivate its existing key employees and management team. First Sentry’s performance is largely dependent on the talents and efforts of highly skilled individuals and their ability to attract and retain customer relationships in a community bank environment. There is intense competition in the financial services industry for qualified employees. In addition, First Sentry faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Furthermore, First Sentry’s success may be impacted if it were unable to recruit replacement management and key employees in a reasonable amount of time.

Future Issuances of Common Shares or Other Securities May Dilute the Value of Outstanding Common Shares, Which May Also Adversely Affect their Market Price.

In many situations, First Sentry’s board of directors has the authority, without any vote of its shareholders, to issue shares of authorized but unissued securities, including common shares authorized and unissued under First Sentry’s stock option plans. In the future, First Sentry may issue additional securities, through public or private offerings, in order to raise additional capital, complete acquisitions, or compensate key employees. Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share value of the common stock.

If First Sentry Bank’s Current Capital Ratios Decline Below the Regulatory Threshold for an “Adequately Capitalized” Institution, the Bank Will Be Considered “Undercapitalized” Which May Have a Material and Adverse Effect on First Sentry.

The Federal Deposit Insurance Act (FDIA) requires each federal banking agency to take prompt corrective action with respect to banks that do not meet the minimum capital requirements. Once a bank becomes undercapitalized, it is subject to various requirements and restrictions, including a prohibition of the payment of capital distributions and management fees, restrictions on growth of the bank’s assets, and a requirement for prior regulatory approval of certain expansion proposals. In addition, an undercapitalized bank must file a capital restoration plan with its principal federal regulator.

If an undercapitalized bank fails in any material aspect to implement a plan approved by its regulator, the agency may impose additional restrictions on the bank. These include, among others, requiring the recapitalization or sale of the bank, restrictions with affiliates, and limiting the interest rates the bank may pay on deposits. Further, even after the bank has attained adequately capitalized status, the appropriate federal agency may, if it determines, after notice and hearing, that the bank is in an unsafe or unsound condition or has not corrected a deficiency from its most recent examination, treat the bank as if it were undercapitalized and subject the bank to the regulatory restrictions of such lower classification.

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In addition to measures taken under the prompt corrective action provisions with respect to undercapitalized institutions, insured banks and their holding companies may be subject to potential enforcement actions by their regulators for unsafe and unsound practices in conducting their business or the violations of law or regulation, including the filing of false or misleading regulatory reports. Enforcement actions under this authority may include the issuance of cease and desist orders, the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or the removal and prohibition orders against “institution-affiliates parties”. Further, the Federal Reserve may bring an enforcement action against the bank holding company either to address the undercapitalization in the holding company or to require the holding company to implement measures to remediate undercapitalization in a subsidiary.

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FORWARD-LOOKING STATEMENTS

This proxy statement/offering circular contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the Merger, the expected pro forma effect of the Merger, and plans and objectives of First Sentry’s management for future operations of the combined organization following consummation of the Merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of First Sentry and Rock Branch caution you not to rely unduly on any forward-looking statements in this proxy statement/offering circular. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of Rock Branch to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the Merger;

•	the ability of the companies to consummate the Merger;

•	the ability to successfully integrate Rock Branch into First Sentry Bank following the Merger;

•	a material adverse change in the financial condition, results of operations or prospects of either Rock Branch or First Sentry;

•	the ability to fully realize any cost savings and/or revenue enhancements or the ability to realize them on a timely basis;

•	the risk of borrower, depositor and other customer attrition after the transaction is completed;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and

•	other risk factors described on pages 18 to 28 of this proxy statement/offering circular.

First Sentry and Rock Branch undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The common stock of First Sentry is not traded on any exchange. The stock has been predominantly traded on a limited basis in privately negotiated transactions. Because such trades reported to management have been infrequent, and private trades may have been conducted which were not reported to management, no representations can be made regarding the fair value per shares. The latest sales price known to First Sentry for First Sentry common stock on March 10, 2016, the latest trade preceding the public announcement of the Merger Agreement, was $33.00. First Sentry common stock is also quoted on the OTC Pink market of the OTC Markets Group, Inc. under the trading symbol “FTSB”.

As of _________________ ___, 2016, approximately 304 shareholders of record held Rock Branch common stock. The common stock of Rock Branch is not traded on any exchange. The stock has been predominantly traded on a limited basis in privately negotiated transactions. Because such trades reported to management have been infrequent, and private trades may have been conducted which were not reported to management, no representations can be made regarding the fair value per shares.

The following table sets forth for the periods indicated the high and low prices per share of First Sentry common stock in private transactions for which the price was known and Rock Branch common stock for which the price was known, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	FIRST SENTRY			ROCK BRANCH
	Cash			Cash
	Dividends	Sales Price		Dividends	Sales Price
	Paid	High	Low	Paid	High	Low
2014
First Quarter	$0.20	$26.50	$26.50	$0.12	$23.00	$20.00
Second Quarter	0.20	30.00	30.00	-	$22.00	$22.00
Third Quarter	0.20	30.00	30.00	-	$22.00	$21.00
Fourth Quarter	0.20	30.00	30.00	$0.12	$22.00	$22.00

2015
First Quarter	$0.25	$30.00	$30.00	$0.12	$22.00	$22.00
Second Quarter	0.25	30.00	30.00	-	$23.00	$22.00
Third Quarter	0.25	33.00	33.00	-	$22.00	$22.00
Fourth Quarter	0.25	33.00	33.00	$0.12	$23.00	$22.00

2016
First Quarter	$0.25	$33.00	$33.00	$0.15	$23.00	$22.00
Second Quarter	$0.25	$33.00	$33.00	—	$23.00	$22.00

The shareholders of First Sentry are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. The payment of dividends is subject to the restrictions set forth in the West Virginia corporate and banking laws and the limitations imposed by the Federal Reserve Board.

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First Sentry is dependent on dividends from First Sentry Bank for its revenues. Various federal and state regulatory provisions limit the amount of dividends the First Sentry Bank can pay to First Sentry without regulatory approval. At December 31, 2015, approximately $8.3 million of the total shareholders' equity of the First Sentry Bank was available for payment of dividends to First Sentry without approval by the applicable regulatory authority.

In addition, federal bank regulatory authorities have authority to prohibit the First Sentry Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of First Sentry, could be deemed to constitute such an unsafe or unsound practice. The ability of First Sentry Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as First Sentry Bank’s earnings and financial condition.

The board of directors of Rock Branch makes dividend payment decisions after consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. Rock Branch’s ability to pay dividends is limited by restrictions imposed by the West Virginia Business Corporation Act, and indirectly by the FDIC.

The market prices of First Sentry Common Stock will fluctuate prior to the Merger. Rock Branch shareholders should obtain current stock price quotations for First Sentry Common Stock.

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SUMMARY SELECTED FINANCIAL DATA

The summary information presented below at the dates or for each of the periods presented is derived in part from First Sentry consolidated financial statements. The following information is only a summary, and should be read in conjunction with First Sentry consolidated financial statements and notes beginning on page F-1 of this proxy statement/offering circular.

First Sentry’s information at December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 was derived in part from the audited consolidated financial statements that appear in this proxy statement/offering circular. First Sentry’s information at December 31, 2013, 2012 and 2011 and for the years ended December 31, 2013, 2012 and 2011 was derived in part from audited consolidated financial statements that do not appear in this Offering Circular.

	At December 31,
	2015	2014	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:

Total assets	$508,500	$495,355	$489,885	$493,504	$496,106
Cash and cash equivalents	22,338	25,944	19,574	15,685	10,438
Interest-earning deposits	35,847	15,687	498	1,245	3,687
Investment securities available for sale	54,214	50,453	53,074	79,206	91,547
Investment securities held to maturity	18,793	31,338	34,766	18,019	19,274
Federal Home Loan Bank stock, at cost	1,651	1,458	2,517	2,566	2,931
Loans, net of allowance	362,104	356,910	363,027	361,140	351,912
Deposits	409,681	403,744	391,118	413,788	401,848
Securities sold under agreements to repurchase	16,091	17,145	17,767	14,686	21,262
Federal Home Loan Bank advances	31,221	26,221	36,221	21,221	31,221
Trust Preferred Securities	9,000	9,000	9,000	9,000	9,000
Stockholders’ equity	41,564	38,366	34,789	33,908	31,578

	Years Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except per share amounts)
Selected Operating Data:

Interest income	$19,772	$19,864	$20,548	$21,165	$22,198
Interest expense	3,598	3,752	4,111	4,951	6,010
Net interest income	16,174	16,112	16,437	16,214	16,188
Provision for loan losses	1,198	1,946	3,600	3,856	3,567
Net interest income after provision for loan losses	14,976	14,166	12,837	12,358	12,621
Other income	1,206	1,506	1,653	1,486	1,552
Other expenses	9,401	9,890	9,855	9,424	9,887
Income before income tax	6,781	5,782	4,635	4,420	4,286
Income tax expense	2,114	1,704	1,349	1,259	1,272
Net income	$4,667	$4,078	$3,286	$3,161	$3,014
Income per common share, basic	$3.25	$2.84	$2.29	$2.20	$2.10
Income per common share, diluted	$3.23	$2.83	$2.28	$2.20	$2.10

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	At or For the Years Ended December 31,
	2015	2014	2013	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.93%	0.83%	0.67%	0.64%	0.61%
Return on average equity (ratio of net income to average equity)	11.54%	10.98%	9.46%	9.50%	9.72%
Dividend payout ratio(1)	30.81%	28.20%	35.00%	36.38%	38.16%
Interest rate spread (2)	3.28%	3.34%	3.36%	3.28%	3.32%
Net interest margin(3)	3.46%	3.52%	3.54%	3.46%	3.51%
Efficiency ratio (4)	54.09%	56.14%	53.01%	53.24%	55.73%
Non-interest expense to average total assets	1.86%	2.02%	1.99%	1.89%	2.01%
Average interest-earning assets to average interest-bearing liabilities	123.76%	121.51%	119.61%	117.41%	114.31%
Average equity to average total assets	8.01%	7.58%	7.03%	6.69%	6.29%

Asset Quality Ratios:
Non-performing assets to total assets	0.68%	0.81%	1.70%	2.96%	2.11%
Non-performing loans to total loans	0.73%	0.78%	1.46%	3.51%	2.36%
Allowance for loan losses to non-performing loans	215.69%	192.53%	102.66%	46.90%	69.18%
Allowance for loan losses to total loans	1.58%	1.50%	1.50%	1.65%	1.64%

Capital Ratios:
Common equity tier I capital (to risk-weighted assets)	11.33%	N/A	N/A	N/A	N/A
Total capital (to risk-weighted assets)	15.21%	14.84%	13.40%	12.56%	12.24%
Tier I capital (to risk-weighted assets)	13.96%	13.59%	12.15%	11.31%	10.99%
Tier I capital (to average assets)	9.49%	9.11%	8.48%	7.94%	7.60%

Other Data:
Number of full service offices	4	4	4	4	4
Full time equivalent employees	77	77	78	78	77

(1)	The dividend payout ratio is calculated using dividends declared divided by net income.
(2)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the year.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

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SUMMARY SELECTED PRO FORMA COMBINED DATA

The following table shows information regarding First Sentry’s financial condition and operations, including per share data, after giving effect to the Merger. This information is called pro forma information in this proxy statement/offering circular. The table sets forth selected financial information on a pro forma combined basis, for the periods presented as if the Merger had become effective on December 31, 2015 with respect to balance sheet information, and as of January 1, 2015 with respect to income statement information. The pro forma information reflects the purchase method of accounting.

We anticipate that the Merger will provide the combined company with financial benefits from reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

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This summary pro forma information should be read in conjunction with the information under “Pro Forma Financial Information” and with the historical information included in or incorporated by reference in this document on which it is based.

At December 31, 2015
(In thousands)
Pro forma combined balance sheet data
Total assets	$581,348
Loans receivable, net	417,431
Deposits	477,335
Total stockholders’ equity	45,633

Twelve Months Ended December 31, 2015
(In thousands, except per share data)
Pro forma combined income statement data:
Interest income	$23,097
Interest expense	3,753
Net interest income	19,344
Provision for loan losses	1,378
Net interest income after provision for loan losses	17,966
Non-interest income	1,444
Non-interest expense	12,072
Net income	5,079

Pro forma per share data:
Basic net income	$3.25
Diluted net income	3.24

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PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2015 give effect to the pending merger, accounted for as a purchase. First Sentry’s and Rock Branch’s fiscal year end is December 31.

The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of First Sentry and Rock Branch under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined consolidated balance sheet gives effect to the Merger as if the Merger had been consummated as of December 31, 2015. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2015 gives effect to the Merger as if the Merger had been consummated on January 1, 2015. The unaudited pro forma condensed combined consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the Merger.

The unaudited pro forma condensed combined consolidated financial statement should be read in conjunction with the consolidated historical financial statements of First Sentry and Rock Branch, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position, or the results of operations in the future, or of the combined financial position, or the results of operations which would have been realized had the Merger been consummated during the period or as of the dates for which the pro forma information is presented. First Sentry anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. In addition, First Sentry will incur costs in acquiring Rock Branch. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and costs and, accordingly, does not attempt to predict or suggest future results. Pro forma per share amounts for the combined company are based on Rock Branch shareholders receiving 0.6506 shares of First Sentry common stock for each share of Rock Branch common stock owned, with the total number of Rock Branch common stock that can be converted into First Sentry common stock fixed at 55% of total Rock Branch common stock outstanding while the remaining 45% of Rock Branch common stock will be converted into cash.

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First Sentry and Rock Branch
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of December 31, 2015

(In thousands, except share data)

	First Sentry	Rock Branch	Pro Forma Adjustments				Pro Forma Combined

Cash	$22,338	$3,197	$(3,330	)(f)	$—		$22,205
Fed Funds	—	5,202	—		—		5,202
Total Cash and Cash Equivalents	22,338	8,399	(3,330)		—		27,407
Interest Earning Deposits	35,847	—	—		—		35,847
Securities Available for Sale	54,214	8,166	135	(d)	—		62,515
Securities Held to Maturity	18,793	—	—		—		18,793
Total Investments	108,854	8,166	135		—		117,155
Total Loans	367,904	56,565	(1,238	)(d)	—		423,231
Allowance for Loan Losses	(5,800)	(672)	672	(d)	—		(5,800)
Net Loans	362,104	55,893	(566)		—		417,431
Goodwill	2,368	—	7	(i)	—		2,375
Core Deposit Intangible	523	—	894	(e)	—		1,417
Amortization of Core Deposit Intangible	(218)	—	—		—		(218)
Net Intangible Assets	2,673	—	901		—		3,574
Premises and Fixed Assets	6,171	1,591	—		—		7,762
FHLB Stock	1,651	37	—		—		1,688
Accrued Interest Receivable	1,753	226	—		—		1,979
Merger Deferred Tax Asset	—	—	409	(h)	—		409
Other Assets	2,956	637	—		350	(b)	3,943
TOTAL ASSETS	$508,500	$74,949	$(2,451)		$350		$581,348

Demand Deposits	$94,689	$11,596	$—		$—		$106,285
Interest-Bearing Deposits	314,992	55,230	828	(d)	—		371,050
Total Deposits	409,681	66,826	828		—		477,335
FHLB Advances and Repurchase Agreements	47,311	—	—		—		47,311
Accrued Merger Expenses	—	—	—		533	(c)	533
Other Liabilities	944	242	350	(b)	—		1,536
Trust Preferred Securities/Holding Company Borrowings	9,000	—	—		—		9,000
Total Liabilities	466,936	67,068	1,178		533		535,715
Common Stock	1,438	1,379	(1,379	)(a)	123	(g)	1,561
Surplus	15,299	2,269	(2,269	)(a)	3,946	(g)	19,245
Retained Earnings	24,827	4,098	(3,565	)(a)	(533	)(c)	24,827
Other Comprehensive Income	—	135	(135	)(a)	—		—
Total Equity	41,564	7,881	(7,348)		3,536		45,633
TOTAL LIABILITIES AND EQUITY	$508,500	$74,949	$(6,170)		$4,069		$581,348

Shares Outstanding	1,437,851	344,628					1,561,170
Tangible Equity	$38,891	$7,881					$42,059
Tangible Book Value per Share	$27.05	$22.87					$26.94

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

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(a)          To record the elimination of Rock Branch equity (See Note 5 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(b)          To record the capitalization of First Sentry’s unpaid costs related to the merger (See Note 4 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(c)          To record the accrual of Rock Branch’s unpaid costs related to the merger (See Note 3 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(d)          To record the adjustment of loans, deposits, and securities at fair value (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(e)          To record estimated identifiable intangible assets acquired in the merger (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(f)          To record the cash payment portion of the Merger Consideration to Rock Branch shareholders (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(g)          To record the exchange of Rock Branch outstanding common stock for 123,319 shares of First Sentry common stock ( See Notes 2 and 5 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(h)          To record the related tax effect of fair value adjustments (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(i)          To record goodwill resulting from the merger (See Note 2 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

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First Sentry and Rock Branch
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Year Ended December 31, 2015

(In thousands, except per share data)

	First Sentry	Rock Branch	Pro Forma Adjustments		Pro Forma Combined

Loans	$17,248	$3,024	$71	(a)	$20,343
Securities	2,350	251	(27	)(d)	2,574
Other	174	6	—		180
Total Interest Income	19,772	3,281	44		23,097
Deposits	2,520	431	(276	)(b)	2,675
FHLB Advances and Repurchase Agreements	845	—	—		845
Trust Preferred Securities	233	—	—		233
Total Interest Expense	3,598	431	(276)		3,753
Net Interest Income	16,174	2,850	320		19,344
Provision for Loan Losses	1,198	180	—		1,378
Net Interest Income After Provision for Loan Losses	14,976	2,670	320		17,966

Services Charges	134	126	—		260
Gain on Sale of Securities	(52)	—	—		(52)
Loss on Land Held for Sale	(250)	(40)	—		(290)
Other Non-Interest Income	1,374	152	—		1,526
Total Non-Interest Income	1,206	238	—		1,444

Personnel Expense	4,971	1,123	—		6,094
Occupancy and Equipment	1,113	483	—		1,596
Data Processing	372	220	—		592
Advertising	309	73	—		382
Professional fees	629	167	—		796
Other Non-Interest Expense	1,972	493	—		2,465
Amortization of Intangibles (Non-Deductible)	35	—	112	(c)	147
Total Non-Interest Expense	9,401	2,559	112		12,072
Income Before Taxes	6,781	349	208		7,338
Income Tax (32.5%)	2,114	41	104	(e)	2,259

Net Income	$4,667	$308	$104		$5,079

Earnings per Share, Basic (f)	$3.25	$0.89	$0.07		$3.25
Earnings per Share, Diluted (f)	$3.23	$0.89	$0.07		$3.24

See Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

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(a)          To record the annual amortization of fair value adjustments to loans acquired (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(b)          To record the annual amortization of fair value adjustments to deposits acquired (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(c)          To record the annual amortization of core deposit intangible recorded at acquisition (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(d)          To record the annual amortization of premium recorded on securities (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(e)          To record the tax effect of all other adjustments at 32.5% (See Note 7 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

(f)          Basic earnings per common share of the pro forma adjustments and pro forma combined income statement are based on weighted average shares outstanding of 1,561,037 after the merger. Diluted earnings per common share of the pro forma adjustments and pro forma combined income statement are based on weighted average shares outstanding of 1,568,067 after the merger. There are no additional potentially dilutive shares as a result of the merger (See Notes 5 and 6 to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements at and for the Year Ended December 31, 2015).

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Notes to the Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements at and for the Year Ended December 31, 2015

Note 1. Basis of Presentation

The unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of First Sentry and the historical consolidated financial statements of Rock Branch, which have been adjusted to reflect the historical cost of Rock Branch’s assets at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the Merger and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statement of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

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Note 2. Calculation of the Purchase Price and Goodwill

Pursuant to the Merger Agreement, as amended, the outstanding shares of Rock Branch will be exchanged for shares of First Sentry common stock and cash (the “Merger Consideration”) pursuant to a fixed exchange ratio of 0.6506 shares for one share, with 55% of the Merger Consideration paid in First Sentry common stock and 45% of the Merger consideration paid in cash. The Merger Consideration is based upon First Sentry common stock having a value of $33.00 per share.  This valuation was based on trades of First Sentry common stock prior to the signing of the Merger Agreement. The value of the Merger Consideration will increase or decrease from the initial valuation based upon the future value of First Sentry’s common stock.

The preliminary calculation of the cost to acquire Rock Branch is described in the table below (in thousands):

		December 31, 2015

Market value of First Sentry common stock to be issued assuming that 55% of Rock Branch’s 344,628 shares of common stock outstanding will be exchanged for 0.6506 shares of First Sentry common stock assumed to be $33 per share for a total of 123,319 shares
Common Stock, par value $1.00	123
Surplus	3,946	$4,069

Cash consideration to be paid assuming that 45% of Rock Branch’s 344,628 shares of common stock outstanding will be converted into cash at a price of $21.47 per share based on an exchange ratio of 0.6506 shares of First Sentry common stock assumed to be $33 per share		3,330
Estimated cost of acquisition incurred by First Sentry		350
		$7,749
Historical net assets of Rock Branch		$7,881

Accrual of unpaid Rock Branch after-tax merger related charges, data processing termination fees, and other adjustments		(533)

Fair market value adjustments (data as of 12/31/15):
Loans		(566)
Securities		135
Deposits		(828)
Core deposit intangible, estimated(1)		894
Goodwill		7
Deferred taxes on purchase accounting adjustments		409
		$7,399

(1)	The core deposit intangible was estimated at 3% of the non-time deposits. A detailed study will be performed using the deposit base as of the closing date. The final core deposit intangible could vary significantly from this estimate.

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Note 3. Rock Branch Merger-Related Charges

In connection with the Merger, Rock Branch expects to incur pre-tax merger-related charges of approximately $790,000 less income tax benefit of $257,000 or $533,000 net of tax. These charges are expected to include $595,000 in change-of-control, severance and other employee related payments; $95,000 in data processing fees; and $100,000 in investment banking, legal, accounting, printing and mailing fees and expenses. An accrual for the unpaid merger related charges and the related tax effect has been reflected in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2015.

Note 4. First Sentry Merger-Related Charges

In connection with the Merger, First Sentry expects to incur pre-tax merger-related charges of approximately $350,000, consisting of legal, accounting, data processing conversion, printing and mailing fees and expenses. These fees have been reflected as a component of the purchase price of Rock Branch. As of December 31, 2015, First Sentry had unpaid pre-tax merger related charges of approximately $350,000.

Note 5. Stockholders’ Equity

Pursuant to the Merger Agreement, stockholders of Rock Branch will be entitled to receive, in exchange for each share of common stock held, 0.6506 shares of First Sentry common stock, with 55% of the total Merger Consideration paid in stock and 45% of the total Merger Consideration paid in cash. As discussed in Note 2 above the Rock Branch shareholders will receive approximately 123,319 shares of First Sentry common stock. The 123,319 shares will be issued out of authorized and unissued shares. Approximately 1,561,170 shares of First Sentry common stock will be outstanding for the combined company after the Merger. Adjustments have been made to eliminate the stockholders’ equity of Rock Branch in the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of December 31, 2015.

Note 6. Average Shares Outstanding

The pro forma basic earnings per share is based on First Sentry weighted average shares outstanding of 1,437,718 plus 123,319 shares of First Sentry common stock to be issued to Rock Branch shareholders, for a total of 1,561,037 weighted average common shares outstanding. The pro forma diluted earnings per share includes the dilutive effects of 7,030 potential common shares for a total of 1,568,067 weighted average common shares outstanding.

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Note 7. Pro Forma Condensed Combined Statement of Operations Adjustments

For purposes of determining the pro forma effect of the Rock Branch acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred at January 1, 2015:

Year Ended December 31, 2015
(In thousands)
Yield adjustment for interest income on securities	$(27)
Yield adjustment for interest income on loans	71
Amortization of core deposit intangible	(112)
Yield adjustment for interest expense on deposits	276
Tax expense of pro forma adjustments	(104)
$104

The following assumptions were utilized for purposes of determining the pro forma effect of the Rock Branch acquisition on the statement of income:

	Weighted Average Remaining Term Useful Life	Method of Amortization/Accretion or Depreciation

Securities	5 years	Straight line
Loans	8 years	Straight line
Core deposit intangible	8 years	Straight line*
Deposits	3 years	Straight line

* Accelerated method not materially different from straight line method.

In accordance with Financial Accounting Standards ASC 350, Intangibles – Goodwill and Other, goodwill will not be amortized, but will be reviewed for impairment at least annually.

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THE SPECIAL MEETING

General

This section contains information about the Rock Branch special shareholder meeting that has been called to vote upon the matters described below.

We are mailing this proxy statement/offering circular to you, as a Rock Branch shareholder, on or about _______ ___, 2016. Together with this proxy statement/offering circular, we also are sending to you a notice of the special meeting and a form of proxy that the Rock Branch board is soliciting for use at the special meeting. The special meeting will be held on                     , __________ ___, 2016, at ______ __.m., local time.

Matters to Be Considered

At the special meeting, you will be asked:

•	to approve the Merger Agreement and the transactions contemplated thereby; and

•	to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You may revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Rock Branch corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Rock Branch Community Bank, Inc.

Attn: Corporate Secretary

4650 First Avenue

Nitro, West Virginia 25143

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

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Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Rock Branch or by voting in person at your shareholder meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Rock Branch common stock on behalf of their customers may not give a proxy to Rock Branch to vote those shares without specific instructions from their customers.

If you are a Rock Branch shareholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares.

Your vote is important. Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Rock Branch special meeting in person

Solicitation of Proxies

Rock Branch will bear the entire cost of soliciting proxies from you, except that First Sentry has agreed to pay the cost of the preparation and filing of this proxy statement/offering circular. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Rock Branch will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with West Virginia law, Rock Branch’s articles of incorporation and bylaws, we have fixed ______________, 2016 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Rock Branch common stock at the close of business on the record date. At that time, 344,628 shares of Rock Branch common stock were outstanding, held by 304 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Rock Branch common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Rock Branch common stock you held as of the close of business on the record date.

Holders of shares of Rock Branch common stock present in person at the special meeting but not voting, and shares of Rock Branch common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

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Vote Required

The approval of the Merger Agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present.

Because approval of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn require the affirmative vote of a majority of the votes cast at the special meeting, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on these matters. Your failure to vote could impact the existence of a quorum and the Rock Branch board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers of Rock Branch and their affiliates, beneficially owned approximately 149,000 shares of Rock Branch common stock, entitling them to exercise approximately 43.54% of the voting power of the Rock Branch common stock entitled to vote at the special meeting. Each director and executive officer of Rock Branch has indicated that they will vote each share of Rock Branch common stock that they own “FOR” approval and adoption of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn.

Recommendation of the Rock Branch Board of Directors

The Rock Branch board of directors has approved the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn. The Rock Branch board believes that the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn are fair to, and are in the best interests of, Rock Branch and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn.

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OWNERSHIP OF FIRST SENTRY COMMON STOCK

As of December 31, 2015, there are no persons known to First Sentry to be the beneficial owners of more than 5% of First Sentry’s outstanding common stock. A person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after December 31, 2015.

The following table provides information about the shares of First Sentry common stock beneficially owned by each director and executive officer, and by all directors and executive officers of First Sentry as a group as of December 31, 2015.

Name	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Executive Officers
Geoffrey S. Sheils	3,500	*
Toby Taylor	1,420	*
Richard D. Hardy	—	—

Directors
Robert H. Beymer	50,000	3.5%
Kerry P. Dillard	8,080	*
David Fox, III	8,494	*
Jeffrey E. Hood	30,664	2.1
Johnnie Jones	48,656	3.4
Nester S. Logan	11,084	*
J. Grant McGuire	13,987	*
Charles H. McKown, Jr., MD	4,000	*
Edward W. Morrison, Jr.	5,012	*
Sally C.B. Oxley	6,600	*
George A. Patterson, III	16,900	1.2
P. Todd Shell	880	*
J. Roger Smith	22,201	1.5
Paul L. Turman, II	9,400	*
John Jay White	6,507	*
Joseph Williams	8,880	*
S. Kenneth Wolfe, MD	32,440	2.3
All directors and executive officers as a group (20 persons)	288,705	20.1%

*	Less than 1%.
(1)	Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power.

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OWNERSHIP OF ROCK BRANCH COMMON STOCK

As of December 31, 2015, the following persons known to Rock Branch to be the beneficial owners of more than 5% of Rock Branch’s outstanding common stock. A person is deemed to be the beneficial owner of any shares of common stock over which the person has or shares, directly or indirectly, voting or investment power or of which person has the right to acquire beneficial ownership at any time within 60 days after December 31, 2015.

Name	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Joseph K. McDonie	63,812	18.52%
Sami M. Ghareeb	49,676	14.41%
June Cipoletti	24,100	6.99%
Estate of Alex Parsons	29,500	8.56%

The following table provides information about the shares of Rock Branch common stock beneficially owned by each director and executive officer, and by all directors and executive officers of Rock Branch as a group as of December 31, 2015.

Name	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Executive Officers
Joseph K. McDonie	63,812	18.52%
Martha Bailey	-	-
Sheila Martin	-	-

Directors
Joseph K. McDonie	63,812	18.52%
David R. Banker	6,718	1.95%
Douglas C. Parsons	12,224	3.84%
Roy P. Sexton	12,000	3.49%
Kelly M. Young	4,570	1.33%
Sami M. Ghareeb, DDS	49,676	14.41%

All directors and executive officers as a group (8 persons)	149,000	43.54%

*	Less than 1%.
(1)	Amount includes shares held directly as well as shares held jointly with family members, shares held in retirement accounts, shares held in a fiduciary capacity and shares held by certain family members with respect to which shares the persons listed above may be deemed to have sole or shared voting and/or dispositive power.

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PROPOSAL 1 - APPROVAL OF THE MERGER

This summary of the material terms and provisions of the Merger Agreement is qualified in its entirety by reference to such document. The Merger Agreement is attached as Appendix I to this proxy statement/offering circular. We incorporate this Appendix I into this summary by reference.

Merger

Subject to satisfaction or waiver of all conditions in the Merger Agreement, Rock Branch will merge with and into First Sentry Bank, a wholly owned subsidiary of First Sentry. Upon completion of the Merger, First Sentry Bank will be the surviving corporation. The separate corporate existence of Rock Branch will terminate.

Merger Consideration and Elections

As a result of the Merger, each Rock Branch shareholder will have the right, with respect to each share of Rock Branch common stock held, to elect to receive Merger Consideration consisting of either cash or shares of First Sentry common stock or a combination of both, subject to proration as described below.

The Merger Agreement provides that each Rock Branch shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Rock Branch common stock held, 0.6506 shares of First Sentry common stock, rounded down to the nearest whole share. We refer to this stock amount as the “Stock Consideration.” First Sentry will not issue any fractional shares of its common stock to a Rock Branch shareholder. The total number of shares of Rock Branch common stock that will be converted into the Stock Consideration is fixed at 55% of the total number of shares of Rock Branch common stock outstanding as of March 25, 2016, but excluding Rock Branch dissenting shares and shares of Rock Branch common stock held by Rock Branch as treasury stock or owned by First Sentry), which we refer to as the “Aggregate Stock Consideration,” and the remaining 45% of shares of Rock Branch common stock will be converted into the Cash Consideration. The Aggregate Cash Consideration cannot exceed the sum of $3,329,623. As a result, even if a Rock Branch shareholder makes a stock election or a cash election, that holder may nevertheless receive a mix of stock and cash.

The Merger Agreement also provides that each Rock Branch shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Rock Branch common stock held by such holder, an amount equal to $21.47 in cash. We refer to this cash amount as the “Cash Consideration.” Because the Aggregate Stock Consideration is fixed at 55% and the Aggregate Cash Consideration is fixed at 45% of the total number of shares of Rock Branch common stock outstanding as of March 25, 2016, even if a Rock Branch shareholder makes a cash election, that holder may nevertheless receive a mix of stock and cash.

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The Merger Agreement provides that Rock Branch shareholders holding 2,000 or fewer shares of Rock Branch common stock as of the Effective Time who elect to receive Cash Consideration (the “Priority Cash Shareholders”) will be entitled to receive, collectively, first priority in the allocation of Aggregate Cash Consideration as against any other Rock Branch shareholders who elect to receive cash (the “Priority Cash Shares”).

The value of the Cash Consideration is fixed at $21.47. However, because the exchange ratio used to determine the Stock Consideration has been fixed at 0.6506 shares of First Sentry common stock for each share of Rock Branch common stock, the value of the Stock Consideration will fluctuate as the market price of First Sentry common stock fluctuates before the completion of the Merger. This price will not be known at the time of the special meeting and may be more or less than the current price of First Sentry common stock or the price of First Sentry common stock at the time of the special meeting or at the time an election is made, and the value of the Stock Consideration may be more or less than the value of the Cash Consideration at the completion of the Merger.

Rock Branch shareholders will elect, subject to the proration provisions described below, the Cash Consideration or Stock Consideration or a combination of both by completing an election form provided by First Sentry. First Sentry will initially make available and mail the election form to Rock Branch shareholders at least forty-five (45) days before the Effective Time, as described more fully below under "The Merger Agreement - Election Process for Merger Consideration." Rock Branch shareholders must return their properly completed and signed election form to the exchange agent prior to the election deadline (the 30th day following, but not including the date of mailing of the election form). If you are a Rock Branch shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, you will receive the Cash Consideration, the Stock Consideration, or a combination of the Cash Consideration and Stock Consideration based on what is available after giving effect to the valid elections made by other shareholders pursuant to the proration adjustment described below.

If you are a Rock Branch shareholder, you may specify different elections with respect to different shares held by you. For example, if you own 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares, subject to the proration provisions of the Merger Agreement.

If you are a Rock Branch shareholder and you do not make an election to receive First Sentry common stock or cash in the Merger, your election is not received by the exchange agent by the election deadline, your election form is improperly completed and/or not signed or you fail to deliver to the exchange agent your stock certificates or provide for their guaranteed delivery, you will be deemed not to have made an “election” and your shares will be considered “Non-election Shares”, and you may receive Stock Consideration, Cash Consideration, or a combination of both depending on, and after giving effect to, the number of valid stock elections and cash elections that have been made by other Rock Branch shareholders using the proration adjustment described below.

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Holders of Rock Branch common stock, even if they make a valid election, will not know or be able to calculate until after the Effective Time whether and to what extent they will be subject to the proration and adjustment procedures described below, and consequently to what extent they will receive Cash Consideration and/or Stock Consideration in accordance with their election. Any holder of Rock Branch common stock who does not make a valid election in his, her or its form of election will receive cash, First Sentry common stock or a mixture of cash and First Sentry common stock, based on what is available after giving effect to the valid elections made by other Rock Branch shareholders, as well as the proration and adjustments described below.

If, after the date of the Merger Agreement and prior to the Effective Time, the outstanding shares of Rock Branch common stock or First Sentry common stock change in number or type as a result of a reclassification, reorganization, recapitalization, stock split, reverse stock split, stock dividend or other similar change in capitalization, or if there is any extraordinary dividend or distribution, then the Merger Consideration will be adjusted to provide the holders of Rock Branch common stock the same economic effect as contemplated by the Merger Agreement.

Fractional Shares

First Sentry will not issue any fractional shares of First Sentry common stock in the Merger. Instead, a Rock Branch shareholder who otherwise would have received a fraction of a share of First Sentry common stock will receive an amount in cash (rounded to the nearest cent), determined by multiplying (i) the $21.47 per share of Cash Consideration by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of First Sentry common stock that such holder would otherwise have been entitled to receive pursuant to the Merger Agreement.

Proration of Merger Consideration

As described above, the Aggregate Cash Consideration is fixed at an amount equal to the product of (i) 45% of the total number of shares of Rock Branch common stock outstanding immediately prior to the completion of the Merger (but excluding Rock Branch dissenting shares and shares of Rock Branch common stock held by Rock Branch as treasury stock or owned by First Sentry) multiplied by (ii) $21.47, or, $3,329,623. As a result, if the aggregate number of shares of Rock Branch common stock with respect to which cash elections have been made, which we refer to as the "Cash Election Shares," exceeds the Aggregate Cash Consideration, all Rock Branch shareholders who have elected to receive Cash Consideration will have such form of consideration proportionately reduced, and will instead receive a portion of their consideration in Stock Consideration, despite their election. Correspondingly, if the Cash Election Shares are less than the Aggregate Cash Consideration, Rock Branch shareholders who have elected to receive Stock Consideration may have such form of consideration proportionately reduced, and may receive a portion of their consideration in Cash Consideration, despite their election, depending on the number of Non-election Shares, as described below. The stock and cash elections are subject to adjustment to preserve the limitations described above on the stock and cash to be issued and paid in the Merger. As a result, if you make a stock election or cash election, you may nevertheless receive a mix of stock and cash.

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Priority Cash Shares

The Merger Agreement provides that the Priority Cash Shareholders will be entitled to receive, collectively, first priority in the allocation of Aggregate Cash Consideration as against any other Rock Branch shareholders who elect to receive cash. If all Priority Cash Shareholders elect to receive Cash Consideration, in order to not exceed the Aggregate Cash Consideration, the total amount of Cash Consideration paid to such Priority Cash Shareholders would be approximately [$2,342,527.29] and there would be approximately [$987,096.13] available from the Aggregate Cash Consideration for Cash Election Shares other than Priority Cash Shares.

Proration Adjustment if Cash Consideration is Oversubscribed

Stock Consideration may be issued to Rock Branch shareholders who make cash elections if the Aggregate Cash Consideration is oversubscribed, which will occur if the number of such Cash Election Shares multiplied by $21.47 exceeds the Aggregate Cash Consideration. If the Aggregate Cash Consideration is oversubscribed, then:

■	a Rock Branch shareholder making a stock election, no election or an invalid election will receive the Stock Consideration for each share of Rock Branch common stock as to which he, she or it made a stock election, no election or an invalid election; and

■	a Rock Branch shareholder, other than a Priority Cash Shareholder, making a cash election will receive (assuming all Priority Cash Shares have received Cash Consideration):

■	Cash Consideration for that number of shares of Rock Branch common stock equal to the product obtained by multiplying (1) a fraction, the numerator of which is the number of Cash Election Shares held by such Rock Branch shareholder and the denominator of which is the aggregate number of Cash Election Shares (other than Priority Cash Shares) by (2) the Aggregate Cash Consideration (less any Cash Consideration paid with respect to Priority Cash Shares); and

■	Stock Consideration for any Cash Election Shares for which such Rock Branch shareholder does not receive cash (such shares, the “Reallocated Cash Shares”) equal to the product obtained by multiplying (i) the number of such shareholder’s Reallocated Cash shares by (ii) 0.6506 [rounded down to the nearest whole share of First Sentry common stock, with any fractional amount paid to such shareholder in cash].

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For the avoidance of doubt, no Priority Cash Shareholder will be subject to the reallocation of Cash Consideration described above.

Proration Adjustment if Cash Consideration is Undersubscribed

Cash Consideration may be issued to Rock Branch shareholders who make stock elections if the Aggregate Cash Consideration is undersubscribed, which will occur if the product obtained by multiplying (i) the number of Cash Election Shares by (ii) $21.47 is less than the Aggregate Cash Consideration. The amount by which the total Cash Consideration payable with respect to the number of Cash Election Shares is less than the Aggregate Cash Consideration is referred to herein as the "Shortfall Number".

If the Aggregate Cash Consideration is undersubscribed, then all Rock Branch shareholders making a cash election will receive Cash Consideration for their Cash Election Shares. Rock Branch shareholders making a stock election, Rock Branch shareholders who make no election and Rock Branch shareholders who failed to make a valid election will receive cash and/or First Sentry common stock based in part on whether the Shortfall Number is less or greater than the number of the shares of Rock Branch common stock for which no elections are made or for which Rock Branch shareholders failed to make a valid election, which are referred to as the "Non-election Shares", as described below.

Scenario 1: Shortfall Number is less than or equal to the number of Non-election Shares. If the Shortfall Number is less than or equal to the number of Non-election Shares, then:

■	a Rock Branch shareholder making a cash election (including any Priority Cash Shares) will receive the Cash Consideration for each share of Rock Branch common stock as to which he, she or it made a cash election;

■	a Rock Branch shareholder making a stock election will receive the Stock Consideration for each share of Rock Branch common stock as to which he, she or it made a stock election; and

■	a Rock Branch shareholder who made no election or who did not make a valid election with respect to any of his, her or its shares of Rock Branch common stock will receive:

■	the Cash Consideration in respect of the number of such shareholder's Non-election Shares equal to the product obtained by multiplying (x) a fraction, the numerator of which is the number of Non-election Shares held by such Rock Branch shareholder and the denominator of which is the total number of Non-election Shares by (y) the Shortfall Number (such shares for which consideration is paid in this manner, “Reallocated Non-election Shares”), and

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■	the Stock Consideration in respect of Non-election Shares other than Reallocated Non-election Shares shall be calculated by (x) subtracting (i) the shareholder’s Reallocated Non-election Shares from (ii) such shareholder’s Non-election Shares and (y) multiplying such sum by 0.6506.

Scenario 2: Shortfall Number exceeds the number of Non-election Shares. If the Shortfall Number exceeds the number of Non-election Shares, then:

■	a Rock Branch shareholder making a cash election (including any Priority Cash Shares) will receive the Cash Consideration for each share of Rock Branch common stock as to which he, she or it made a cash election;

■	a Rock Branch shareholder who made no election or who has not made a valid election will receive the Cash Consideration for each share of Rock Branch common stock for which he, she or it made no election or did not make a valid election; and

■	a Rock Branch shareholder making a stock election will receive:

■	Cash Consideration in respect of the number of such shareholder's Stock Election Shares equal to the product obtained by multiplying (x) a fraction, the numerator of which is the number of such shareholder’s Stock Election Shares and the denominator of which is equal to the total number of Stock Election Shares by (y) the amount by which the Shortfall Number exceeds the Cash Consideration paid with respect to the Non-election Shares (shares for which consideration is paid in this manner, “Reallocated Stock Election Shares”); and

■	Stock Consideration with respect to shares held by a shareholder other than Reallocated Stock Election Shares calculated by (x) subtracting (i) the shareholder’s Reallocated Stock Election Shares from (ii) such shareholder’s Stock Election Shares and (y) multiplying such sum by 0.6506.

Dissenting Shareholders

Dissenting Shareholders will not have a right to receive the Merger Consideration and will be entitled only to such rights as are granted under the West Virginia Business Corporation Act. If any Dissenting Shareholder effectively withdraws or loses his, her or its right to dissenters' rights of appraisal at or prior to the Effective Time, such holder's shares of Rock Branch common stock will be converted into a right to receive the Merger Consideration pursuant to the Merger Agreement. If such holder effectively withdraws or loses his, her or its right to dissenters' rights of appraisal after the Effective Time, each share of Rock Branch common stock of such holder shall be treated as a non-election share.

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Effect of the Merger; Effective Time; Organizational Documents of the Surviving Corporation

Effect of the Merger

The Merger Agreement provides for the Merger of Rock Branch with and into First Sentry Bank, with First Sentry Bank surviving the Merger as the surviving corporation.

As a result of the Merger, there will no longer be any publicly held shares of Rock Branch common stock. Rock Branch shareholders will only participate in First Sentry’s future earnings and potential growth through their ownership of First Sentry common stock, to the extent they receive Stock Consideration. All of the other incidents of direct ownership of Rock Branch common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Rock Branch, will be extinguished upon completion of the Merger. All of the properties, rights, privileges, powers and franchises of Rock Branch shall vest in First Sentry Bank, and all debts, duties and liabilities of Rock Branch shall become the debts, duties and liabilities of First Sentry Bank.

Effective Time

The Merger will be effected by filing articles of merger with the Secretary of State of the State of West Virginia. The Merger will become effective as of the date and time of the filing of the articles of merger or such later date and time specified in such articles of merger, which we refer to as the "Effective Time."

Organizational Documents of the Surviving Corporation

The certificate of incorporation and bylaws of First Sentry Bank that are in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The surviving corporation will continue to exist under the name "First Sentry Bank, Inc."

Election Process for Merger Consideration

Rock Branch shareholders will initially be mailed an election form, including transmittal materials, at least forty-five (45) days prior to the Effective Time, or at such other time as First Sentry and Rock branch may agree, so as to permit each Rock Branch shareholder to exercise its right to make an election prior to the election deadline. Each election form will allow you to make cash or stock elections or a combination of both with respect to your shares of Rock Branch common stock. Following the initial mailing of the election form, First Sentry will use all reasonable efforts to make available as promptly as possible an election form to any holder who requests such election form prior to the election deadline.

Unless otherwise agreed to in advance by First Sentry and Rock Branch, the election deadline will be 5:00 p.m. Eastern time, on the 30th day following, but not including, the date of mailing of the election form.

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If you wish to elect the type of Merger Consideration you will receive in the Merger, you should carefully review and follow the instructions that will be set forth in the election form. Shareholders who hold their shares of Rock Branch common stock in "street name" or through a bank, brokerage firm or other nominee should follow the instructions of the bank, brokerage firm or other nominee for making an election with respect to such shares of Rock Branch common stock. In such a situation, it shall be a condition of the payment of the Merger Consideration that: (i) the applicable Rock Branch stock certificate is properly endorsed by such shareholder or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Rock Branch stock certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the person surrendering such stock certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the exchange agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the stock certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the exchange agent that such tax has been paid or is not payable. Shares of Rock Branch common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each Rock Branch shareholder must submit to the exchange agent a properly completed election form (including duly executed transmittal materials included in the election form), together with stock certificates or an appropriate customary guarantee of delivery of such stock certificates as described below, so that it is received by the exchange agent at or prior to the election deadline in accordance with the instructions on the election form.

An election form will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of Rock Branch common stock covered by the election form or by an appropriate customary guarantee of delivery of such certificates, as set forth in such election form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised election form. Additionally, any Rock Branch shareholder may revoke its election by written notice received by the exchange agent prior to the election deadline or by withdrawal prior to the election deadline of its certificates or of the guarantee of delivery of such certificates that were previously deposited with the exchange agent. You will not be entitled to revoke or change your elections following the election deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of Rock Branch common stock during the interval between the election deadline and the date of completion of the Merger. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification from First Sentry and Rock Branch that the Merger Agreement has been terminated in accordance with its terms.

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Shares of Rock Branch common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made (none of First Sentry, Rock Branch or the exchange agent being under any duty to notify any holder of such defect), the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. First Sentry, in the exercise of its reasonable, good faith discretion, will have the right to make all determinations, not inconsistent with the terms of the Merger Agreement, governing (i) the validity of the election forms and compliance by any holder with the election procedures set forth in the Merger Agreement, (ii) the method of issuance and delivery of new certificates representing the whole number of shares of First Sentry common stock into which shares of Rock Branch common stock are converted in the Merger and (iii) the method of payment of cash for shares of Rock Branch common stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of First Sentry common stock.

Exchange and Payment Procedures

At or prior to the Effective Time, First Sentry will deposit, or cause to be deposited, with Computershare, Inc., which we refer to as the “exchange agent,” for the benefit of the holders of shares of Rock Branch common stock, sufficient cash and First Sentry common stock to be exchanged in accordance with the Merger Agreement, including the Merger Consideration, which amounts we refer to as the “exchange fund”. As promptly as practicable after the Effective Time, First Sentry will cause the exchange agent to mail to each record holder, as of immediately prior to the Effective Time, of shares of Rock branch common stock that has not previously submitted its certificates or book entry shares with an election form, a letter of transmittal for use in connection with the exchange, which shall include a statement that delivery shall be effected, and risk of loss and title to the Rock Branch stock certificates shall pass, only upon delivery of the Rock Branch stock certificates to the exchange agent, and instructions for use in surrendering the applicable certificates or book entry shares in exchange for the Merger Consideration. From and after the Effective Time and completion of the allocation of the Merger Consideration among holders, Rock Branch shareholders who properly surrender their certificates or book entry shares to the exchange agent, together with a properly completed and duly executed letter of transmittal or election form, as applicable, and such other documents as may be required pursuant to such instructions, will receive for each Rock Branch share the Stock Consideration and/or the Cash Consideration, which they have become entitled to receive pursuant to the proration adjustment described above, plus any cash payable in lieu of any fractional shares of First Sentry common stock. No interest will be paid or accrue on any Merger Consideration or cash in lieu of fractional shares.

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Distributions with Respect to Unsurrendered Shares

No dividends or other distributions declared or made with respect to First Sentry common stock after closing of the Merger will be paid to the holder of any unsurrendered certificate or book entry share that evidenced ownership of shares of Rock Branch common stock until such holder properly surrenders such shares in accordance with the Merger Agreement. Subject to applicable law, after such surrender, the holder will be entitled to receive the per share Merger Consideration, the fractional share cash amount to which such holder is entitled and any dividends or other distributions that have been payable or become payable with respect to the holder's whole shares of First Sentry common stock. No interest will be payable on the foregoing.

Transfers Following the Effective Time

From and after the Effective Time, the stock transfer books of Rock Branch will be closed and there will be no further registration of transfers of shares of Rock Branch common stock on the records of Rock Branch, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of certificates or book entry shares that evidenced ownership of shares of Rock Branch common stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares, except as otherwise provided for in the Merger Agreement or by applicable law. Any bona fide certificates or book entry shares presented to First Sentry after the Effective Time will be canceled and exchanged in accordance with the Merger Agreement.

Termination of Exchange Fund

Any portion of the exchange fund that remains unclaimed by Rock Branch shareholders for one (1) year following the Effective Time will be paid to First Sentry Bank. From and after such time, any former holders of Rock Branch common stock who have not properly surrendered their shares may thereafter seek from First Sentry (subject to abandoned property, escheat and other similar laws) the Merger Consideration payable in respect of such shares of Rock Branch common stock, any cash payable in lieu of any fractional shares of First Sentry common stock and any dividends or distributions such holder has the right to receive pursuant to the Merger Agreement.

Lost, Stolen or Destroyed Stock Certificates

If any certificate representing shares of Rock Branch common stock is lost, stolen or destroyed, upon the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by First Sentry, the posting by such person of a bond in such amount as First Sentry may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent or First Sentry, as applicable, will issue in exchange for the lost, stolen or destroyed certificate the applicable Merger Consideration, cash in lieu of fractional shares and any dividends or other distributions that have been payable or become payable in respect of the shares of Rock Branch common stock represented by that certificate pursuant to the Merger Agreement.

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Withholding Rights

Each of First Sentry and the exchange agent will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement to any holder of Rock Branch common stock such amounts as First Sentry is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the Merger Agreement as having been paid to the holder of Rock Branch common stock from whom such amounts were deducted or withheld.

Contingent Value Rights.

At or about the Effective Time, subject to receipt of approval from bank regulators, First Sentry and Rock Branch plan to close Rock Branch's Scott Depot branch. First Sentry has projected that the after tax present value of expenses attributable to the branch that will continue after branch closing are $757,000 ("Branch Closing Expenses"). This amount was considered by First Sentry in calculating the Aggregate Stock Consideration and the Aggregate Cash Consideration.

The Merger Agreement provides that in the event that on or before the second anniversary of the Effective Time (the "Contingent Value End Date") First Sentry reduces the Branch Closing Expenses in whole or in part (e.g., by assignment of lease or sale of equipment), then it shall deliver to the Exchange Agent net cash in the amount of such reduction (the "Distributable Proceeds") for distribution to former Rock Branch shareholders, pro-rata, based upon each former Rock Branch shareholder's proportionate share ownership of Rock Branch at the Effective Time, as “Contingent Value Rights” and additional Merger Consideration.

Neither First Sentry nor First Sentry Bank have any duty, liability or obligation to recover or mitigate Branch Closing Expenses or any claim or right on the part of any other person or third party with respect to any recovery of Distributable Proceeds or the price at or manner in which any Branch Closing Expenses are recovered or the timing or any other terms or conditions of such recoupment, if any.

The Contingent Value Rights may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than pursuant to a Permitted Transfer. A Permitted Transfer is: (i) the transfer (upon the death of the holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

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The Contingent Value Rights shall expire on the Contingent Value End Date, or, to the extent of Distributable Proceeds distributed, 30 days after the date on which the Distributable Proceeds are distributed to holders of Contingent Value Rights, and shall thereafter be of no force or effect.

The Contingent Value Rights shall not be evidenced by a certificate or other instrument. The Exchange Agent shall keep a register (the "CVR Register") for the registration of Contingent Value Rights in a book-entry position for each Contingent Value Right holder. The CVR Register shall set forth the name and address of each holder, and the number of Contingent Value Rights held by such holder and Tax Identification Number of each holder.

The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Contingent Value Rights to any holder. The Contingent Value Rights shall not represent any equity or ownership interest in First Sentry, First Sentry Bank or any Affiliate of Parent or any other Person.

Dissenters’ Appraisal Rights

The following summary does not purport to be a complete statement of the procedures to be followed by Rock Branch shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of West Virginia Code Sections 31D-13-1301 et seq., the full texts of which are attached as Appendix II to this proxy statement/offering circular.

Appraisal Rights

Under the West Virginia Business Corporation Act, Rock Branch shareholders may object to the Merger and demand in writing to be paid the fair value of their shares. Shareholders who elect to exercise appraisal rights must comply with all of the procedures of the West Virginia Business Corporation Act to preserve those rights. A copy of the provision of the West Virginia Business Corporation Act concerning the “Appraisal Rights” is attached as Appendix II to this proxy statement/offering circular.

Section 31D-13-1321 sets forth the initial procedures to be followed by a shareholder electing to demand appraisal of his or her shares. These must be followed strictly. Failure to comply with these procedures may cause you to lose your appraisal rights. The following information is only a brief summary of the required procedures under West Virginia law and is qualified in its entirety by the provisions of the West Virginia Business Corporation Act.

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General Requirements

If you want to object to the Merger and be paid the fair value of your shares in cash, §31D-13-1321 requires you to take the following actions:

•	You must deliver a written demand for appraisal to Rock Branch before the vote is taken on the Merger Agreement at Rock Branch’s special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement. Merely voting against, abstaining from voting or failing to vote in favor of adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of §31D-13-1321. See “Requirements for Written Demand for Appraisal” below for more details on making a demand for appraisal.

•	You must not vote in favor of approval and adoption of the Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement will constitute a waiver of your right of appraisal. Accordingly, if you want to maintain your appraisal rights you must either check the “Against” box or the “Abstain” box on the proxy card or refrain from executing and returning the enclosed proxy card.

•	You must continuously hold your shares of Rock Branch stock from the date you make the demand for appraisal through the effective date of the Merger. A shareholder who is the record holder of shares of Rock Branch common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares prior to completion of the Merger, will lose any right to appraisal in respect of those shares.

Requirements for Written Demand for Appraisal

Voting against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will not constitute a written demand for appraisal within the meaning of §31D-13-1321. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

Rock Branch shareholders who wish to exercise their appraisal rights should address written demands to:

Joseph K. McDonie

President and Chief Executive Officer

Rock Branch Community Bank, Inc.

4650 First Avenue

Nitro, West Virginia 25143

Rock Branch must receive all written demands for appraisal before the vote concerning the Merger Agreement is taken.

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Written Notice from Rock Branch After the Effective Date

Within ten days after the Effective Time of the Merger, Rock Branch must give written notice that the Merger has become effective to each Rock Branch shareholder who has properly sent a written demand for appraisal and who did not vote in favor of the Merger. The written notice and form will (a) specify the date of the first announcement to shareholders of the principal terms of the Merger and (b) require the shareholder(s) to certify (x) whether or not the beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (y) that the shareholder(s) did not vote for the Merger. The form will also specify (a) where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited; (b) a date by which Rock Branch must receive the form; (c) Rock Branch estimate of the fair value of the shares; (d) that, if requested in writing, that Rock Branch will provide within ten (10) days after the date set forth in (b) above the number of shareholders who return the dissenters form by the specified date and the total number of shares owned by them; and (e) the date by which a shareholder may withdraw their request for appraisal rights.

ANY SHAREHOLDER FAILING TO MAKE DEMAND AS OUTLINED ABOVE AND IN APPENDIX II SHALL BE BOUND BY THE MERGER AGREEMENT IN ACCORDANCE WITH ITS TERMS.

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Rock Branch’s board of directors and executive management have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to Rock Branch. These strategic discussions have focused on, among other things, the economic and regulatory environment facing financial institutions generally, the competitive landscape in the West Virginia banking market, Rock Branch’s strengths and weaknesses, as well as market and other conditions in the financial services industry.

Over the past five years, the Rock Branch board of directors, consistent with its duties to its shareholders, has periodically discussed and reviewed Rock Branch’s business, performance and prospects and considered Rock Branch’s strategic options, including potential strategic transactions with “like minded” community banking organizations. Joe McDonie, in his capacity as President of Rock Branch, while attending various bank related functions over the years and upon interaction with other bank executives, has extended and or received informal indications about possible mergers opportunities from several institutions.

In September, 2010, Rock Branch executed a mutual confidentiality agreement with a bank holding company located in West Virginia whereby the parties agreed to, among other things, maintain strict confidentiality of the information disclosed to each party and of the potential transaction between the parties and the confidentiality agreement included a 90-day exclusivity provision. Rock Branch and this entity pursued merger discussions in the second and third quarter of 2011 but were not able agree on mutually acceptable terms.

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In the third quarter of 2011, Rock Branch pursued merger discussions with a financial holding company headquartered in Ohio. Rock Branch received an indication of interest in November, 2011; however, the parties were not able to agree on mutually acceptable terms.

In June, 2015, Rock Branch executed a new mutual confidentiality agreement with the same West Virginia bank holding company it had pursued merger discussions with in September, 2010. This confidentiality agreement also included a 90-day exclusivity provision. The bank holding company did not pursue merger negotiations with Rock Branch. On or about July 15, 2015, Mr. McDonie received a telephone call from Mr. Sheils of First Sentry regarding the possibility of merging Rock Branch and First Sentry Bank. This conversation did not include specific transaction terms, including form of acquisition or acquisition. Mr. McDonie advised the Rock Branch board of directors at their July, 2015 meeting of the conversation.

Shortly thereafter on or around July 24, 2015 while transacting personal business at First Sentry’s main bank, Mr. McDonie exchanged general communications of the banking industry, regulations and Mr. Sheils suggested it appeared that the two banks would be a good “fit”.

On July 29, 2015 Mr. McDonie received a written communication formally expressing First Sentry’s interest in pursuing a merger with Rock Branch. On August 7, 2015 Mr. McDonie advised Mr. Sheils that he was in receipt of his communication of July 29, 2015 and appreciated his continued interest.

On August 14, 2015 Mr. McDonie received a visit from First Sentry Bank Chairman, Robert Beymer. Chairman Beymer suggested that Mr. McDonie and Mr. Sheils should get together and talk further.

Mr. McDonie advised the Rock Branch board of directors at their regularly scheduled meeting August 19, 2015 of Mr. Sheils letter and Chairman Beymer’s visit.

On August 24, 2015, Mr. Sheils met with Mr. McDonie and proposed a potential merger, but did not discuss the price or any deal terms.

On October 20, 2015, the board of directors of First Sentry authorized Mr. Sheils to send a formal letter of interest indicating First Sentry’s interest in acquiring Rock Branch and on October 20, 2015, First Sentry sent Rock Branch a non-binding letter of interest proposing a merger of Rock Branch into First Sentry Bank, First Sentry’s wholly-owned banking subsidiary. The letter of interest and an accompanying mutual confidentiality agreement were presented to the Rock Branch board of directors on October 21, 2015. The Rock Branch board of directors authorized Mr. McDonie to engage in a formal due diligence process with First Sentry. Mr. McDonie executed and returned the letter of interest and confidentiality agreement on October 21, 2015.

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From October, 2015 through February, 2016, First Sentry pursued its due diligence review of Rock Branch and Joe McDonie and other members of Rock Branch management assisted First Sentry in this effort. During the same period of time, Rock Branch conducted its due diligence review of First Sentry.

In January 2016, Rock Branch jointly engaged Austin Associates, LLC (“Austin”) and Investment Bank Services (“IBS”), a registered broker dealer, to provide financial advisory services in connection with the potential merger transaction with First Sentry. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Principals of Austin’s investment banking team that assisted Rock Branch are also limited registered representatives of IBS. Rock Branch selected Austin and IBS as its financial advisors on the basis of their experience and expertise in representing community banks in similar transactions and their familiarity with Rock Branch.

Rock Branch and its legal and financial advisors negotiated the terms of the merger agreement with First Sentry. On March 15, 2016, after detailed discussion and careful deliberation, the First Sentry board of directors unanimously approved the proposed merger of Rock Branch into First Sentry Bank and approved signing the Merger Agreement.

On March 23, 2016, the Rock Branch board of directors met with representatives of Austin and Bowles Rice LLP (“Bowles Rice”). Austin provided a financial presentation to the Rock Branch board of directors and provided a verbal opinion as to the fairness, from a financial point of view, to the holders of Rock Branch common stock of the exchange ratio in the Merger.

On March 25, 2016, the Rock Branch board of directors met with representatives of Bowles Rice to review the terms of the Merger and the provisions of the Merger Agreement and Austin delivered its written fairness opinion to the Rock Branch board of directors. A representative from Bowles Rice advised the Rock Branch board of directors regarding the legal structure and terms of the proposed transaction, the proposed merger agreement and the directors’ fiduciary duties. After detailed discussion and careful deliberation, the Rock Branch board of directors unanimously approved the proposed merger of Rock Branch into First Sentry Bank and approved signing the Merger Agreement.

The Merger Agreement was executed on March 25, 2016. The execution of the Merger Agreement was publicly announced on March 28, 2016 through a joint press release.

Rock Branch’s Reasons for the Merger; Recommendation of the Rock Branch Board of Directors

The Rock Branch board of directors believes that the Merger is in the best interest of Rock Branch and its shareholders. Accordingly, the Rock Branch board of directors has unanimously approved the Merger and the Merger Agreement and unanimously recommends that Rock Branch shareholders vote FOR approval of the Merger and the Merger Agreement.

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In reaching its decision to approve the Merger and the Merger Agreement and to recommend the approval of the Merger Agreement to Rock Branch shareholders, the Rock Branch board of directors evaluated the Merger and the Merger Agreement with executive management, its financial advisor, Austin, and its legal counsel, Bowles Rice. The Rock Branch board of directors carefully considered the terms of the Merger Agreement, the value of the merger consideration to be received by Rock Branch shareholders, the termination payments to Mr. McDonie under his employment agreement and the payments that he will receive under the proposed consulting agreement with First Sentry, and ultimately determined that it was in the best interest of Rock Branch and its shareholders for Rock Branch to enter into the Merger Agreement with First Sentry. In reaching its unanimous decision to approve the Merger and the Merger Agreement and to recommend that Rock Branch shareholders vote “FOR” approval of the Merger Agreement, the Rock Branch board of directors considered many factors, including, without limitation, the following:

•	The review undertaken by the Rock Branch board of directors, with the assistance of Rock Branch’s financial and legal advisors, with respect to the strategic alternatives available to Rock Branch and the informal solicitation process undertaken by Rock Branch management over the last five years with assistance from Austin;

•	The feasibility and prospects of Rock Branch continuing to operate independently, including Rock Branch’s ability to compete with much larger regionally-based banks, the potential need to eventually raise additional capital that could be dilutive to existing Rock Branch shareholders and the potential future trading value of Rock Branch common stock compared to the implied value of the merger consideration offered by First Sentry;

•	The limited prospects for Rock Branch to grow its franchise through acquisitions given Rock Branch’s relatively small size, corporate structure and lack of liquidity in Rock Branch common stock;

•	Its understanding of the current and prospective environment in which Rock Branch and First Sentry operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on Rock Branch both with and without the Merger;

•	The value of the First Sentry common stock and cash consideration being offered to Rock Branch shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of Rock Branch and First Sentry;

•	First Sentry’s asset size, capital position and financial performance in recent periods;

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•	The anticipated future earnings growth of Rock Branch compared to the potential future earnings growth of First Sentry and the combined entity;

•	The market capitalization and trading liquidity of First Sentry common stock in the event Rock Branch shareholders desired to sell the shares of First Sentry common stock to be received by them upon completion of the Merger;

•	The financial presentation, dated March 23, 2016, of Austin to the Rock Branch board of directors and the verbal fairness opinion (followed up by a fairness opinion dated March 25, 2016) presented by the Austin to the Rock Branch board of directors as to the fairness, from a financial point of view, to the holders of Rock Branch common stock of the exchange ratio in the Merger;

•	The scale, scope, strength and diversity of operations that could be achieved by combining Rock Branch with First Sentry;

•	The earnings prospects of the combined company after completion of the Merger;

•	The shared community banking philosophies of Rock Branch and First Sentry,;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the Merger; and

•	The effects of the Merger on Rock Branch employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Rock Branch employees.

The Rock Branch board of directors also considered a number of potential risks and uncertainties associated with the Merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The challenges of integrating Rock Branch’s businesses, operations and employees with those of First Sentry;

•	The need to obtain approval by shareholders of Rock Branch, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company, including the ability to achieve the potential cost savings; and

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•	The risks identified by Bowles Rice that are associated with entry into the Merger Agreement and conduct of Rock Branch’s business before the Merger is completed, and the impact that provisions of the Merger Agreement relating to reimbursement of expenses and payment of a termination fee by Rock Branch may have on Rock Branch receiving superior acquisition offers.

The Rock Branch board of directors also noted that it could terminate the Merger Agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Rock Branch in compliance with the non-solicitation provisions of the Merger Agreement and that would, if consummated, result in a transaction that is more favorable to Rock Branch shareholders than the Merger. This termination right is conditioned on Rock Branch providing notice of the unsolicited acquisition proposal to First Sentry, First Sentry not making a revised offer to Rock Branch that is at least as favorable as the unsolicited acquisition proposal and Rock Branch paying an $200,000 break-up fee to First Sentry. The amount of this potential fee was negotiated at arm’s-length and was deemed by the Rock Branch board of directors to be reasonable based upon the break-up fees agreed to in comparable transactions and the fact that multiple institutions had already been given an opportunity to demonstrate their interest in a potential transaction prior to the Merger Agreement being approved.

The foregoing discussion of the information and factors considered by the Rock Branch board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Merger, the Rock Branch board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Rock Branch board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Rock Branch board of directors based its recommendation on the totality of the information presented.

Opinion of Rock Branch’s Financial Advisor

In January 2016, Rock Branch jointly engaged Austin and Investment Bank Services (“IBS”), a registered broker dealer, to provide financial advisory services in connection with the Merger. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Principals of Austin’s investment banking team that assisted Rock Branch are also limited registered representatives of IBS. Rock Branch selected Austin and IBS as its financial advisors on the basis of their experience and expertise in representing community banks in similar transactions and their familiarity with Rock Branch.

Austin acted as financial advisor to Rock Branch in connection with the Merger and participated in the final negotiations leading to the Agreement. Austin attended the March 23, 2016 meeting at which Rock Branch’s board considered the Agreement. At that meeting, Austin presented its financial analysis of the transaction and delivered to the board its oral opinion, subsequently confirmed in writing, that the terms of the Agreement are fair to Rock Branch, and its shareholders, from a financial point of view. The board approved the Agreement on March 25, 2016. The full text of Austin’s opinion is attached as Exhibit III to this proxy statement/offering circular. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

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You should consider the following when reading the discussion of Austin’s opinion in this document:

•	The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin in connection with its opinion, and should be read in its entirety;

•	Austin expressed no opinion as to the price at which Rock Branch’s or First Sentry’s common stock would actually be trading at any given time;

•	Austin’s opinion does not address the relative merits of the Merger and the other business strategies considered by Rock Branch’s board, nor does it address the board’s decision to proceed with the Merger; and

•	Austin’s opinion rendered in connection with the Merger does not constitute a recommendation to any Rock Branch shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Rock Branch and First Sentry and may not be realized. Any estimates contained in Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin was assigned a greater significance by Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

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With respect to the internal projections and estimates for Rock Branch and First Sentry, and the expected transaction costs, purchase accounting adjustments and cost savings, Rock Branch’s and First Sentry’s management confirmed to Austin that they reflected the best currently available estimates and judgments of management of the future financial performance of Rock Branch and First Sentry, respectively, and Austin assumed such performance would be achieved. Austin expresses no opinion as to such financial projections and estimates or the assumptions on which they are based. Austin also assumed there has been no material change in Rock Branch’s or First Sentry’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements. Austin assumed in all respects material to its analysis that Rock Branch and First Sentry will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the closing conditions in the Agreement are not waived. Finally, Austin relied upon the advice Rock Branch has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Austin relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of Rock Branch or First Sentry, nor was it furnished with any appraisals. Austin has not reviewed any individual credit files of Rock Branch or First Sentry, and has assumed that Rock Branch’s and First Sentry’s allowances are, in the aggregate, adequate to cover inherent credit losses. Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by Rock Branch’s board or its management upon Austin with respect to the investigations made or the procedures followed by Austin in rendering its opinion.

In rendering its opinion, Austin made the following assumptions:

•	all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Rock Branch, First Sentry or on the anticipated benefits of the Merger;

•	Rock Branch and First Sentry have provided all of the information that might be material to Austin in its review; and

•	the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Rock Branch and First Sentry as to the future operating and financial performance of Rock Branch and First Sentry, respectively.

In connection with its opinion, Austin reviewed:

(i)	the Agreement dated as of March 25, 2016;

(ii)	certain publicly available financial statements and other historical financial information of Rock Branch and First Sentry that it deemed relevant;

(iii)	certain non-public internal financial and operating data of Rock Branch and First Sentry that were prepared and provided by the respective management of Rock Branch and First Sentry;

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(iv)	internal financial projections for Rock Branch and First Sentry for the year ending December 31, 2016 prepared by and reviewed with management of Rock Branch and First Sentry, respectively;

(v)	the pro forma financial impact of the Merger on First Sentry, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of First Sentry;

(vi)	publicly reported historical market price and trading activity for First Sentry’s common stock, including an analysis of certain financial and stock market information of First Sentry compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current economic and market environment generally, and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Austin considered relevant.

Austin also discussed with certain members of senior management of Rock Branch the business, financial condition, results of operations and prospects of Rock Branch, including certain operating, regulatory and other financial matters. Austin also held similar discussions with senior management of First Sentry regarding the business, financial condition, results of operations and prospects of First Sentry.

The following is a summary of the material factors considered and analyses performed by Austin in connection with its opinion dated March 25, 2016. The summary does not purport to be a complete description of the analyses performed by Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Summary of Financial Terms of Agreement. Austin reviewed the financial terms of the Agreement, including the form of consideration, the exchange ratio for the stock portion of the consideration, and the resulting value per share to be received by Rock Branch common shareholders pursuant to the proposed Merger.

The financial terms of the Agreement provide for each share of Rock Branch common stock to receive, at the election of the holder, either: (i) 0.6506 shares of First Sentry common stock (“Per Share Stock Consideration”); (ii) $21.47 in cash (“Per Share Cash Consideration”); or (iii) a combination of Per Share Stock Consideration and Per Share Cash Consideration. The shareholder election process is subject to proration such that 55 percent of the Aggregate Consideration shall be paid in First Sentry common stock and 45 percent of the Aggregate Consideration shall be paid in cash. Based on a $33.00 per share First Sentry common stock value, the aggregate transaction consideration is valued at $7.4 million. Fractional shares will not be issued; and, instead will be settled in cash based on the Per Share Cash Consideration. Rock Branch stockholders holding 2,000 shares or fewer Rock Branch Common Shares will be entitled to receive first priority in the allocation of the Aggregate Cash Consideration.

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Following completion of the Merger, First Sentry plans to close Rock Branch’s Scott Depot branch. First Sentry projected the after-tax present value of expenses attributable to the Scott Depot branch that will continue after closing the branch are $757,000 (“Branch Closing Expenses”). This amount was considered by First Sentry and Rock Branch in negotiating the financial terms of the Agreement. In the event that on or before the second anniversary of closing, First Sentry reduces the Branch Closing Expenses in whole or in part, then it shall distribute net cash in the amount of such reduction on a pro rata basis to former Rock Branch shareholders.

Based on 344,628 common shares of Rock Branch outstanding and First Sentry’s implied market price of $33.00 per share, the implied Merger consideration is $7.4 million in the aggregate, or $21.47 per share. Austin calculated that the value of $7.4 million represented as of December 31, 2015:

•	94 percent of book value;
•	94 percent of tangible book value; and
•	24.6 times 2015 net income.

Exchange Ratio Determination and Per Share Cash Consideration. Rock Branch and First Sentry negotiated the exchange ratio for the stock portion of the Merger consideration based on the adjusted book value of each company. The adjusted book value of First Sentry was calculated to equal $28.91 per share based on the stated book value of common equity excluding the impact of other comprehensive income as of December 31, 2015. The adjusted book value of Rock Branch was calculated to equal $18.81 per share based on the stated book value of common equity excluding the impact of other comprehensive income as of December 31, 2015, with additional subtractions for estimated transaction costs and the estimated present value of expenses attributable to the Scott Depot branch that will continue after closing. The 0.6506 exchange ratio is equal to the result obtained by dividing the Rock Branch adjusted book value of $18.81 per share by the First Sentry adjusted book value of $28.91 per share. The Per Share Cash Consideration of $21.47 was determined by multiplying the exchange ratio of 0.6506 by the negotiated First Sentry market price of $33.00 per share.

Rock Branch Financial Performance and Peer Analysis. Austin compared selected results of Rock Branch’s operating performance to that of 19 selected West Virginia headquartered banks with total assets of less than $150 million and positive net income during 2015. Austin considered this group of financial institutions comparable to Rock Branch on the basis of asset size, financial performance and geographic location.

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This peer group consisted of the following banks:

Bank Name	City/State	Bank Name	City/State
Bank of Monroe	Union, WV	First Peoples Bank, Inc.	Mullens, WV
Bank of Mount Hope, Inc.	Mount Hope, WV	Harrison County Bank	Lost Creek, WV
Calhoun County Bank, Inc.	Grantsville, WV	Miners and Merchants Bank	Thomas, WV
Capon Valley Bank	Wardensville, WV	Mountain Valley Bank, N.A.	Elkins, WV
Citizens Bank of Morgantown	Morgantown, WV	Northern Hancock B&T Co.	Newell, WV
Clay County Bank, Inc.	Clay, WV	Pioneer Community Bank, Inc.	Iaeger, WV
Davis Trust Company	Elkins, WV	Pleasants County Bank	Saint Marys, WV
Fayette County NB	Fayetteville, WV	Whitesville State Bank	Whitesville, WV
First NB of Peterstown	Peterstown, WV	Williamstown Bank, Inc.	Williamstown, WV
First Neighborhood Bank	Spencer, WV

Austin noted the following selected financial measures for the peer group as compared to Rock Branch:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	Rock Branch (1)
LTM PTPP / Average Assets	0.78%	1.01%	1.08%	0.73%
LTM Return on Average Assets (ROAA)	0.49%	0.66%	0.80%	0.41%
LTM Return on Average Equity (ROAE)	3.96%	5.64%	6.99%	3.90%
NPAs / Total Assets (2)	1.44%	0.65%	0.28%	1.47%
NPAs / (Tangible Equity + ALLL)	12.9%	5.3%	2.1%	12.9%
Tier 1 Leverage Ratio	10.76%	11.76%	13.68%	10.25%
Total Risk-Based Ratio	20.99%	22.82%	31.09%	17.72%

Pct. = Percentile ranking

LTM = Last twelve month

PTPP = Pre-Tax Pre-Provision income = Net Interest Income + Noninterest Income - Noninterest Expense

NPA = Nonperforming Assets

ALLL = Allowance for Loan and Lease Losses

(1)	Peer and Rock Branch financial performance as of December 31, 2015.
(2)	NPA’s include loans 90+ days past due, nonaccrual loans and leases, and other real estate owned. Excludes restructured and government guaranteed loan balances.

This comparison indicated that Rock Branch was below the 25th percentile of the peer group in overall profitability, as measured by PTPP/Average Assets, ROAA and ROAE. Rock Branch’s NPA levels approximated the 25th percentile of the peer group when measured as a percent of total assets and as a percent of tangible equity plus ALLL. Rock Branch’s Tier 1 leverage ratio and total risk-based ratio were below the peer 25th percentile.

Comparable Transaction Analysis. Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to Rock Branch’s financial performance and the transaction multiples being paid by First Sentry for Rock Branch. Specifically, Austin reviewed certain information relating to West Virginia, Kentucky, Ohio, Pennsylvania, and Virginia bank and thrift transactions since January 1, 2014, involving selling institutions with assets of less than $125 million and headquartered in counties with less than 500,000 in population. Fifteen transactions in the five-state region met the selected criterion, as follows:

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WV, KY, OH, PA & VA Guideline M&A Transactions

Buyer Name	State	Seller Name	State	Announcement Date
First United Bancorp Inc.	KY	Town & Country Fncl Inc.	KY	11/27/15
Citizens National Corp.	KY	Alliance Banking Co.	KY	09/30/15
Juniata Valley Fncl Corp.	PA	FNBPA Bancorp Inc.	PA	06/26/15
Andover Bancorp Inc.	OH	Community Natl Bk of NWrn PA	PA	04/09/15
Kentucky Bancshares Inc.	KY	Madison Financial Corp.	KY	01/21/15
Hambac Inc.	KY	Kentucky Home Bncshrs	KY	11/21/14
Riverview Financial Corp.	PA	Citizens NB of Meyersdale	PA	10/30/14
Hartland Financial, Inc.	KY	Citizens Bank	KY	08/29/14
Citizens National Corp.	KY	Peoples Security Bancorp	KY	08/14/14
Community Bancshares Inc.	OH	Citizens Bk of Ashville Ohio	OH	07/15/14
GNB Financial Services	PA	FNBM Financial Corp.	PA	07/03/14
United Bancshares Inc.	OH	Ohio State Bank	OH	07/01/14
Forcht Bancorp Inc.	KY	Grant County Bancorp Inc.	KY	06/11/14
Xenith Bankshares Inc.	VA	Colonial Virginia Bank	VA	03/21/14
Peoples Bancorp Inc.	OH	Midwest Bancshares Inc.	OH	01/21/14

Austin also reviewed certain information relating to bank and thrift transactions announced nationally since January 1, 2014, involving selling institutions with assets between $50 million and $125 million, last twelve month ROAA between 0.00 percent and 0.75 percent, and headquartered in counties with less than 400,000 in population. Eighteen transactions nationally met the selected criterion, as follows:

National Guideline M&A Transactions

Buyer Name	State	Seller Name	State	Announcement Date
First Cmnty Finl Partners	IL	Mazon State Bank	IL	03/14/16
Wintrust Financial Corp.	IL	Generations Bancorp Inc.	WI	01/14/16
BNH Financial	NH	Community Guaranty Corp.	NH	11/23/15
Regal Bank	NJ	Community First Bank	NJ	10/20/15
CSBO Holdings Inc.	CO	Citizens State Bank of Ouray	CO	08/31/15
Suncrest Bank	CA	Sutter Community Bank	CA	07/27/15
Management group	AL	Citizens Southern Bncshrs	AL	05/14/15
Baylake Corp.	WI	New Bancshares Inc.	WI	05/08/15
Adams Community Bank	MA	Lenox National Bank	MA	04/08/15
First Interstate BancSystem	MT	Absarokee Bancorp. Inc.	MT	03/26/15
Kentucky Bancshares Inc.	KY	Madison Financial Corp.	KY	01/21/15
Riverview Financial Corp.	PA	Citizens NB of Meyersdale	PA	10/30/14
Independent Alliance Bnks	IN	First State Bank Bourbon Ind	IN	10/09/14
Heritage Bancorp Inc.	TX	Nixon State Bank	TX	04/11/14
Xenith Bankshares Inc.	VA	Colonial Virginia Bank	VA	03/21/14
First Fed of Nrthn MI Bncp	MI	Alpena Banking Corp.	MI	01/23/14
Peoples Bancorp Inc.	OH	Midwest Bancshares Inc.	OH	01/21/14
TriSummit Bancorp Inc.	TN	Community National Bank	TN	01/14/14

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The following table highlights the results of the guideline M&A transaction comparison:

	5-State M&A	National M&A
	Guideline	Guideline
Seller’s Financial Performance	Median	Median	Rock Branch (1)
Total Assets ($mils)	$91.5	$87.5	$75.0
Tangible Equity / Tangible Assets	10.86%	10.23%	10.51%
Return on Average Assets	0.32%	0.31%	0.41%
Return on Average Equity	1.78%	2.61%	3.90%
Efficiency Ratio	87.0%	84.3%	80.6%
Nonperforming Assets (2) /Assets	1.88%	1.98%	2.27%

				Adjusted
Deal Transaction Multiples				Rock Branch (3)
Price/Tangible Book Value Ratio	106%	108%	94%	103%
Price/LTM Earnings	29.9	35.5	24.6	27.1

(1)	Rock Branch’s financial performance and deal transaction multiples based on LTM December 31, 2015 data.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.
(3)	Deal value adjusted to include full contingent value rights associated with the closing of the Scott Depot branch ($757,000).

The median LTM ROAA of the guideline transactions was 0.32 percent for the five-state peer group and 0.31 percent for the nation compared to 0.41 percent for Rock Branch. The median NPA to assets ratio measured 1.88 percent for five-state peer group and 1.98 percent for the nation compared to 2.27 percent for Rock Branch. The indicated price to tangible book ratio being paid by First Sentry for Rock Branch of 94 percent was lower than the median price to tangible book ratio of 106 percent for the five-state peer group and 108 percent for the nation. The price-to-earnings multiple for Rock Branch of 24.6 was also lower than the median multiple of 29.9 times for the five-state peer group and 35.5 times for the nation. The adjusted Rock Branch price to tangible book ratio and price-to-earnings multiple of 103 percent and 27.1 times, respectively, which include full credit for the Contingent Value Rights associated with the Scott Depot branch costs, are also lower than both peer group median multiples.

Rock Branch Control-Level Discounted Cash Flow Value Analysis. Austin performed an analysis that estimated the control-level discounted cash flow (DCF) value of Rock Branch as of December 31, 2015. Austin based the analysis on the following:

•	Rock Branch’s stand-alone projected annual net income over the next five years increasing from $310,000 in 2016 to $347,000 in 2020.

•	Austin assumed a 50 percent credit for potential cost saving synergies, as estimated by First Sentry, in the DCF calculation. First Sentry estimated cost savings at approximately 35 percent of Rock Branch’s stand-alone noninterest expense base. Pro forma annual pre-tax cost savings would average approximate $968,000 over the next five years.

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Rock Branch Projections	Year 1	Year 2	Year 3	Year 4	Year 5
Stand-Alone Net Income ($000)	$310	$316	$326	$336	$347
Estimated Cost Savings
Cost Savings (After-Tax) ($000)	$693	$704	$724	$744	$765
Pro Forma Net Income ($000)	$1,003	$1,020	$1,050	$1,081	$1,112
Pro Forma ROAA	1.32%	1.30%	1.30%	1.30%	1.30%
50% Credit for Cost Savings
Cost Savings (After-Tax) ($000)	$347	$352	$362	$372	$383
Pro Forma Net Income ($000)	$657	$668	$688	$708	$729
Pro Forma ROAA	0.86%	0.85%	0.85%	0.85%	0.85%

•	Annual excess cash flows are calculated based on the pro forma net income projections outlined above assuming a 50% credit for cost savings and a minimum required tangible capital ratio of 9.00 percent.

•	To estimate the terminal value in the DCF calculation, Austin assumed a long-term growth rate in earnings of 3.0% after the fifth year in the model.

•	Austin calculated DCF values utilizing 12 percent, 13 percent and 14 percent discount rates.

•	Austin then subtracted the estimated present value of after-tax transaction costs and Scott Depot branch closing costs to arrive at a final DCF value.

Based on these assumptions, the aggregate control-level DCF value of Rock Branch equaled between $4.9 million and $6.1 million.

First Sentry Financial Performance and Market Trading Data versus Peer. Austin compared First Sentry’s operating performance to that of 18 selected Kentucky, Ohio, Pennsylvania, Virginia, and West Virginia publicly traded banks. Austin also compared First Sentry’s operating performance to that of 23 selected southeast region publicly traded banks. Austin considered these groups of financial institutions comparable to First Sentry on the basis of asset size, financial performance and geographic location.

The five-state peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
American Bank Inc.	AMBK	First National Corp.	FXNC
Bank of the James Finl Grp	BOTJ	First Security Inc.	FIIT
CBT Financial Corp.	CBTC	HomeTown Bankshares	HMTA
Citizens First Corp.	CZFC	Jonestown B&T Co.	JNES
Cortland Bancorp	CLDB	Juniata Valley Financial Corp.	JUVF
CSB Bancorp Inc.	CSBB	Kish Bancorp Inc.	KISB
Emclaire Financial Corp.	EMCF	MainStreet Bk	MNSB
Farmers Bankshares Inc.	FBVA	Northumberland Bancorp	NUBC
First Century Bankshares	FCBS	Virginia National Bkshs Corp.	VABK

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The southeast region peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
Auburn National Bancorp.	AUBN	FVCBankcorp Inc.	FVCB
Bank of South Carolina Corp.	BKSC	GrandSouth Bancorporation	GRRB
Bank of the James Finl Grp Inc.	BOTJ	HomeTown Bankshares Corp.	HMTA
Carolina Bank Holdings Inc.	CLBH	MainStreet Bk	MNSB
CCF Holding Co.	CCFH	Oak Ridge Financial Services	BKOR
Citizens Holding Co.	CIZN	Pinnacle Bankshares Corp.	PPBN
Commerce Union Bancshares Inc.	CUBN	Potomac Bancshares Inc.	PTBS
Farmers Bankshares Inc.	FBVA	South Atlantic Bancshares Inc.	SABK
First Century Bankshares Inc.	FCBS	Southwest Georgia Financial	SGB
First Community Corp.	FCCO	United Bancorp. of Alabama	UBAB
First National Corp.	FXNC	Virginia National Bkshs Corp.	VABK
Four Oaks Fincorp Inc.	FOFN

Austin noted the following selected financial measures for the two peer groups as compared to First Sentry:

	Peer Financial Performance (1)
	5-State	Southeast
	Median	Median	First Sentry (1)
Total Assets ($mils)	$538.5	$479.4	$508.5
Tangible Equity / Tangible Assets	8.99%	9.05%	7.69%
LTM PTPP / Average Assets	1.06%	1.06%	1.59%
LTM Core Return on Average Assets (ROAA)	0.74%	0.78%	0.93%
LTM Core Return on Average Equity (ROAE)	7.71%	8.15%	11.68%
NPAs / Total Assets	0.51%	0.84%	0.90%
NPAs / (Tangible Equity + ALLL)	10.2%	9.8%	10.2%

LTM = Last twelve month

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

NPA = Nonperforming Assets

ALLL = Allowance for Loan and Lease Losses

(1) Peer and First Sentry’s financial performance as of December 31, 2015.

This comparison indicated that First Sentry was above the median of each peer group for core ROAA and core ROAE. First Sentry ranked below the median in NPAs/Total Assets while it approximated the peer median in NPAs/Tangible Equity + ALLL. The following presents a summary of the market trading data of First Sentry compared to these same peer groups as of March 16, 2016:

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	Market Trading Data
	5-State Peer	Southeast Peer
	Median	Median	First Sentry(1)
As of 03/16/2016
Price / Tangible Book Value per Share	105%	101%	122%
Price / LTM Core EPS	13.6	13.0	10.2
Dividend Yield	2.64%	1.64%	3.03%
Average Monthly Volume (000)	13.0	33.1	0.3
Average Monthly Volume to Shares	0.5%	0.9%	0.0%

LTM = Last twelve month

EPS = Earnings Per Share

(1)	Based on implied market price of $33.00 per share.

First Sentry exceeded the median 5-state peer and southeast peer group price to tangible book and was below the median of both peers as measured by price to LTM Core EPS. First Sentry’s dividend yield exceeded the median of both peers.

Pro Forma Merger Analysis. Austin analyzed the potential pro forma effect of the Merger assuming the transaction was completed on December 31, 2015 for illustrative purposes. Assumptions were made regarding the fair value accounting adjustments, cost savings and other acquisition adjustments based on discussions with management of Rock Branch and First Sentry. The analysis indicated that the Merger is expected to be accretive to First Sentry’s estimated stand-alone core EPS by approximately 9.2 percent in the first year and 8.7 percent in the second year after closing. Austin calculated that First Sentry’s tangible book value per share would be diluted approximately 1.3 percent at closing, but the dilution would be recovered in less than one year based on the improved earnings per share.

Pro Forma Dividends Per Share to Rock Branch Shareholders. Based on the 0.6506 exchange ratio and First Sentry’s current annual cash dividend rate of $1.00 per share, pro forma equivalent dividends to Rock Branch’s common stockholders electing the Per Share Stock Consideration would be $0.65 per current Rock Branch share. This pro forma dividend rate is 171 percent higher than Rock Branch’s 2015 cash dividends of $0.24 per share.

Austin’s Compensation and Other Relationships with Rock Branch and First Sentry. Rock Branch has agreed to pay Austin and IBS customary fees for their services as financial advisor in connection with the Merger. Rock Branch has also agreed to reimburse Austin and IBS for their reasonable out-of-pocket expenses, and to indemnify them against certain liabilities, including liabilities under securities laws. Austin has provided various consulting services to Rock Branch in the past. These fees were not material to Austin’s overall business. IBS has no prior relationship with Rock Branch. Austin and IBS have not had any prior engagements with First Sentry.

Summary. Based on its analysis and subject to the qualifications described herein, Austin determined the terms of the Agreement are fair, from a financial point of view, to Rock Branch and its shareholders.

The opinion expressed by Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either First Sentry or Rock Branch could materially affect the assumptions underlying this opinion.

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First Sentry’s Reasons for the Merger

The Merger is consistent with First Sentry’s plan to have operations, offices and distinct capabilities in markets of its choice. The Merger will afford First Sentry the opportunity to expand into the Putnam County, West Virginia market. First Sentry believes that the Merger provides an opportunity to enhance First Sentry’s shareholder value with the prospects of positive long-term performance of First Sentry’s common stock. First Sentry believes that the Merger is a strategic fit between First Sentry and Rock Branch given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the Merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Interests of Certain Persons in the Merger

Certain members of Rock Branch’s management have interests in the Merger in addition to their interests as shareholders of Rock Branch. These interests are described below. In each case, the Rock Branch board of directors was aware of these potential interests, and considered them, among other matters in approving the Merger Agreement and the transactions contemplated thereby.

Employee Benefit Plans. First Sentry intends to provide the employees of Rock Branch with employee benefit plans substantially similar to those provided to the employees of First Sentry. Employees of Rock Branch will receive credit for their service to Rock Branch in determining their eligibility and vesting in the benefit plans provided by First Sentry. The Merger Agreement also provides that First Sentry will pay to any Rock Branch employee who is involuntarily terminated, other than for cause, within one year after the closing date, upon execution of an appropriate full release, a severance payment equal to two weeks of base pay less required withholdings (at the rate in effect on the termination date) for each year of service at Rock Branch (with credit for partial years of service), with a minimum payment equal to four (4) weeks of base pay and a maximum payment equal to twenty six (26) weeks of base pay.

Joseph K. McDonie Employment Agreement. Joseph K. McDonie, President and CEO of Rock Branch has an employment agreement with Rock Branch which will entitle him to sums as a result of the Merger. The employment contract provides that upon a “Change in Control” (the Merger constitutes a defined “Change in Control”), the executive may be entitled to a cash lump sum payment equal to four (4) year’s compensation based on the average annual compensation paid to him during the three calendar years preceding the Change in Control if his employment is terminated by Rock Branch or he voluntarily terminates employment for “Good Reason”, which includes a diminution of his duties or a reduction in his base salary. The Merger Agreement provides for termination of Rock Branch’s employment agreement with Joseph K. McDonie as of the Effective Time of the Merger, conditioned upon payment of $480,000 to Mr. McDonie and transfer to him of the automobile used by him. Mr. McDonie shall a) acknowledge that his covenants not to compete shall continue for four (4) years after the Effective Time of the Merger, and b) waive the “Gross Up” and health and disability provisions of the employment agreement.

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Joseph K. McDonie Consulting Agreement. Mr. McDonie will enter into a consulting agreement as an independent contractor with First Sentry Bank for a term commencing at the Effective Time of the Merger for a term of one (1) year in order to assist First Sentry Bank in personnel and business integration issues arising in connection with the Merger and other banking related matters. Mr. McDonie will receive a monthly consulting fee of $10,000. In the event First Sentry Bank terminates the consulting agreement prior to expiration of its one year term for reasons other than cause, it shall pay Mr. McDonie in a lump sum on the date of termination the balance of the monthly consulting fee he would have received had the agreement continued for its one year term.

Two Rock Branch Directors to become First Sentry Directors. The Merger Agreement provides that two (2) Rock Branch directors, to be selected by the Rock Branch board of directors and reasonably acceptable to the board of First Sentry, shall be appointed directors of First Sentry at the Effective Time of the Merger, will be nominated for election as directors at the next annual shareholder meeting of First Sentry and proxies for their election shall be solicited by First Sentry in the same manner as for all other members of First Sentry’s slate of directors.

Indemnification of Rock Branch Directors. The Merger Agreement provides for First Sentry’s indemnification of Rock Branch directors and officers for a period of three years following the Merger and for First Sentry’s provision of insurance covering Rock Branch directors and officers for such three year period.

Conditions of the Merger

First Sentry’s and Rock Branch’s obligations to consummate the Merger are conditioned on the following, none of which may be waived:

•	Rock Branch shareholders must approve the Merger Agreement and the transactions contemplated thereby;

•	there must not be any outstanding orders, decrees, injunctions, or statute, rule or regulation that has been enacted, promulgated or enforced by a court or governmental authority that would enjoin or prohibit the Merger;

•	First Sentry and Rock Branch must have received all necessary approvals, authorizations and consents of governmental authorities for the Merger, including permission to close Rock Branch’s Scott Depot branch, without the imposition of any condition or requirement that in the good faith reasonable judgment of the Board of Directors of First Sentry would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the parties or materially impair the value of Rock Branch, and any required waiting periods must have expired (such approvals have been received from the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions);

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•	the Securities and Exchange Commission must declare as qualified the offering statement relating to the shares of First Sentry common stock to be issued to Rock Branch shareholders in the Merger, of which this proxy statement/offering circular is a part, and no stop order suspending the effectiveness of the offering statement will have been issued by the Securities and Exchange Commission or any applicable state securities commissioner;

•	the parties must have received opinions of counsel to the effect that the Merger qualifies as a tax-free reorganization under United States federal income tax laws; and

•	Termination of Rock Branch’s employment agreement with Joseph K. McDonie, its President and Chief Executive Officer as of the Effective Time of the Merger, conditioned upon payment of $480,000 to Mr. McDonie and transfer to him of the automobile used by him. Mr. McDonie shall a) acknowledge that his covenants not to compete shall continue for four (4) years after the Effective Time of the Merger, and b) waive the “Gross Up” and health and disability provisions of the employment agreement.

First Sentry’s and Rock Branch’s obligations to consummate the Merger are conditioned on the following, any of which may be waived:

•	all representations and warranties made by both First Sentry and Rock Branch in the Merger Agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

•	First Sentry and Rock Branch must have performed their respective obligations and complied with all agreements or covenants under the Merger Agreement in all material respects;

•	the parties must have received all required permits, authorizations, consents, waivers, clearances or approvals for consummation of the Merger;

•	not more than 10% of the issued and outstanding shares of Rock Branch common stock shall have properly dissented to the Merger under West Virginia law;

•	since December 31, 2015, there has been no event that has caused a material adverse effect on either party;

•	each of Rock Branch’s directors shall have tendered their written resignations effective upon completion of the Merger;

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•	First Sentry shall have deposited with the exchange agent sufficient cash to pay the Cash Consideration for the cash to be paid in lieu of fractional shares and irrevocably instructed the exchange agent to issue a sufficient number of its shares; and

•	the fairness opinion of Austin Associates, LLC delivered to the Board of Directors of Rock Branch will not have been withdrawn prior to completion of the Merger.

Conduct of Business Before the Merger

Rock Branch has agreed that, until completion of the Merger and unless permitted by First Sentry or otherwise set forth in the Merger Agreement neither it nor its subsidiaries will:

General Business

•	operate its business other than in the usual, regular and ordinary course;

•	fail to use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	voluntarily take any action that would adversely affect or delay its ability to obtain any regulatory or governmental approval required for the consummation of the Merger or materially increase the period of time necessary to obtain such approvals;

•	take any action to adversely affect its ability to perform its covenants and agreements under the Merger Agreement;

•	issue any broadly distributed communication of a general nature to employees without prior consultation with First Sentry and, to the extent relating to future employment, benefit or compensation information without the prior consent of First Sentry or issue any broadly distributed communication of a general nature to customers without the prior approval of First Sentry, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws;

Capital Stock

•	change, issue, adjust, split, combine or reclassify its capital stock;

•	pay any cash or stock dividends or make any other distribution on its capital stock, except for its customary biannual dividend of 0.15 per share;

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•	grant any stock options or redeem or otherwise acquire any shares of capital stock;

•	issue any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;

•	sell or redeem any currently outstanding trust preferred securities or securities underlying any outstanding trust preferred securities;

Contracts

•	enter into, amend in any material respect or terminate any contract or agreement, except in the ordinary course of business;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness, other than in the ordinary course of business, consistent with past practice;

•	undertake or enter into any lease, contract or other commitment, other than in the normal course of business, involving a payment of $25,000 annually or containing any financial commitment extending beyond 12 months from the date of the Merger Agreement;

Branches

•	establish or close or make application for the opening or closing of any branch or automated banking facility, except for the planned closure of Rock Branch’s Scott Depot branch;

Employees and Board of Directors

•	grant or agree to pay any bonus, severance, or termination to, or enter into, renew or amend any employment, severance or similar agreement or increase the compensation or fringe benefits of any of its officers, employees or directors, except for existing obligations as of the date of the Merger Agreement, annual non-officer salary increases consistent with past practice, certain cash bonuses permitted by the Merger Agreement and for certain annual 401(k) contributions and certain cash bonuses for the prior fiscal year;

•	other than as set forth in the Merger Agreement, take any action that would give rise to (i) a right of payment to any individual under any employment agreement or (ii) an acceleration of the right to payment to any individual under any employee benefit plan;

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•	enter into or, except as required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, bonus, consulting, group insurance or other employee benefit plan or arrangement or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	elect or appoint any new senior executive officer (Vice President or higher) or director;

•	hire or promote any employee at an annual rate of compensation in excess of $30,000;

Dispositions

•	merge or consolidate with another corporation;

•	sell or lease all or a substantial portion of its material assets or businesses or acquire any business, assets or liabilities of another person or corporate entity, other than in the ordinary course of business;

•	enter into a purchase and assumption transaction with respect to deposits and liabilities with another entity;

Indebtedness

•	sell or otherwise dispose of the capital stock or any asset other than in the ordinary course of business consistent with past practice;

•	subject any assets to a lien, pledge, security interest or other encumbrance, subject to limited exceptions in the Merger Agreement, and incur any indebtedness for borrowed money other than in the ordinary course of business;

Accounting and Policies

•	change its method, practice or principle of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

•	make any material change in policies such as the extension of credit, loan loss reserves, charge offs, investments, asset/liability management or other policies, unless required to do so by applicable law or regulatory authorities;

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Investment Securities

•	make any investment in any equity or debt security other than securities rated “AAA” or higher by either Standard & Poor’s Rating Services or Moody’s Investors Services, having a face amount of not more than $1.0 million, with a weighted average life of not more than five years and otherwise in the ordinary course of business consistent with past practice;

Loans

•	make any new loan or other credit facility commitment in an amount in excess of $500,000 for a commercial real estate loan or $250,000 for a commercial business loan or residential loan except for commitments that had not expired prior to the signing of the Merger Agreement;

•	any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit expense in the aggregate exceeds $1.0 million or in excess of $500,000 to any person or property residing or located outside of West Virginia;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other hedging transaction;

•	sell any participation interest in any loan or other real estate owned properties;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates environmental problems;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Capital Expenditures

•	make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair;

Settling Claims

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

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Merger Agreement

•	voluntarily take any action that would result in any of its representations and warranties under the Merger Agreement being or becoming untrue in any material respect or in the conditions to the Merger not being satisfied except in each case as may be required by applicable law; and

•	agree to any of the foregoing actions.

First Sentry has agreed that, until the completion of the Merger and unless permitted to by Rock Branch, it will not:

•	fail to use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	voluntarily take any action that would adversely affect or delay its ability to obtain any regulatory or governmental approval required for the consummation of the Merger or materially increase the period of time necessary to obtain such approvals;

•	take any action to adversely affect its ability to perform its covenants and agreements under the Merger Agreement; or

•	voluntarily take any action that would result in any of its representations and warranties under the Merger Agreement being or becoming untrue in any material respect or in the conditions to the Merger not being satisfied.

Covenants of Rock Branch and First Sentry in the Merger Agreement

Agreement Not to Solicit Other Proposals. Until the Merger is completed or the Merger Agreement is terminated, Rock Branch has agreed that it, its officers, its directors and representatives will not:

•	initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal to acquire Rock Branch;

•	participate in any discussions or negotiations regarding any proposal to acquire Rock Branch or furnish, or otherwise afford access, to any person any information or data with respect to Rock Branch or otherwise relating to an acquisition proposal;

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•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Rock Branch is a party; or

•	enter into any agreement, agreement in principle, or letter of intent with respect to any proposal to acquire Rock Branch, or approve or resolve to approve an acquisition proposal.

Rock Branch may, however, furnish information regarding Rock Branch to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal if:

•	Rock Branch’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such proposal is or may be superior to the First Sentry Merger from a financial point of view for Rock Branch shareholders;

•	Rock Branch’s board of directors determines, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that failure to take such actions would be inconsistent with their fiduciary obligations under applicable law;

•	Rock Branch provides First Sentry at least two business days’ notice prior to such determination; and

•	Rock Branch receives a confidentiality agreement from a third party with terms no less favorable to Rock Branch than the existing confidentiality agreement between Rock Branch and First Sentry.

Indemnification. Pursuant to the Merger Agreement, First Sentry has agreed that from and after the Effective Date of the Merger through the third anniversary thereof, it will indemnify, defend and hold harmless each present and former officer, director or employee of Rock Branch against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of First Sentry, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Rock Branch if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date to the fullest extent to which directors and officers of Rock Branch are entitled under applicable law, First Sentry’s Articles of Incorporation and Bylaws, Rock Branch’s Articles of Incorporation and Bylaws (and First Sentry will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

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Directors’ and Officers’ Insurance. First Sentry has further agreed, for a period of three years after the Effective Time, to cause the persons serving as officers and directors of Rock Branch immediately prior to the Effective Time to continue to be covered by Rock Branch’s current directors’ and officers’ liability insurance policy (provided that First Sentry may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such prior policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. First Sentry is not required to spend in the aggregate more than 125% of the annual cost currently incurred by Rock Branch for its insurance coverage.

Certain Other Covenants. The Merger Agreement also contains other agreements relating to conduct before consummation of the Merger, including the following:

•	Rock Branch will confer with First Sentry and each party will report on the general status of its ongoing operations at such times as each party may reasonably request. Each party will promptly notify the other of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings, or the institution or the threat of material litigation involving each party or its subsidiaries.

•	Rock Branch will meet with First Sentry on a regular basis to facilitate the integration of the two companies and to discuss and plan for the conversion of Rock Branch’s data processing and related electronic information systems to those of First Sentry.

•	Rock Branch will provide First Sentry Bank, within 15 business days of the end of each calendar month, a written list of nonperforming assets. On a monthly basis, Rock Branch will provide First Sentry Bank with a schedule of all loan approvals, which schedule will indicate the loan amount, loan type and other material features of the loan.

•	Rock Branch will promptly inform First Sentry upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations relating to the alleged liability of Rock Branch under any labor or employment law.

•	Upon reasonable notice, Rock Branch will give First Sentry reasonable access to its properties during normal business hours and will make available its books, papers, records and furnish information First Sentry may reasonably request subject to certain limited exceptions.

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•	Each party will promptly provide the other with a copy of all audit and internal control reports, each report filed with its banking regulators and stockholders, a monthly balance sheet and income statement and Rock Branch will provide any other financial information as reasonably requested by First Sentry.

•	Rock Branch will maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

•	Rock Branch and First Sentry each will promptly supplement or amend their disclosure schedules as necessary.

•	First Sentry and Rock Branch will use their commercially reasonable efforts to obtain all third party consents necessary to consummate the Merger.

•	Each party will use all commercially reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the Merger. In the event that either party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive the condition, it will promptly notify the other party.

•	First Sentry will reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under the Merger Agreement.

•	Rock Branch will take all actions necessary to convene a meeting of its shareholders to vote on the Merger Agreement. The Rock Branch board of directors will recommend at the shareholder meeting that the shareholders vote to approve the Merger unless it determines that such actions would not comply with its fiduciary obligations to Rock Branch shareholders.

•	First Sentry will file an offering statement, of which this proxy statement/offering circular is a part, with the Securities and Exchange Commission in compliance with applicable rules and regulations registering the shares of First Sentry common stock to be issued in the Merger to Rock Branch shareholders, and will use its best efforts to have such registration statement declared qualified.

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Representations and Warranties made by First Sentry and Rock Branch in the Merger Agreement

First Sentry and Rock Branch have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. The representations and warranties generally must be true in all material respects through the completion of the Merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

The representations and warranties relate to:

•	the organization, existence, and corporate power and authority to execute the Merger Agreement, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and regulations with each company’s articles of incorporation and bylaws, any court judgments, various documents, contracts and agreements of each company;

•	no consents, waivers or approvals are required other than what is typically required in a merger transaction of this type;

•	the accuracy of each company’s reports, financial statements and proper accounting and auditing practices;

•	the filing of tax returns, payment of taxes and other tax matters;

•	the absence of any development materially adverse to the companies;

•	the existence, performance and legal effect of certain contracts, leases and employee benefits of Rock Branch;

•	proper ownership of property and proper maintenance of insurance;

•	the absence of adverse material litigation;

•	compliance with all applicable laws and regulations;

•	employee benefit matters;

•	brokers and financial advisors;

•	compliance with applicable environmental laws;

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•	certain information regarding the lending portfolio of Rock Branch;

•	the adequacy of both parties’ allowance for loan losses;

•	required vote of shareholders;

•	certain information regarding related party transactions of Rock Branch;

•	receipt of a fairness opinion by Rock Branch;

•	certain information regarding First Sentry’s common stock; and

•	the accuracy of information provided by both parties in preparation of the merger applications and the merger offering statement.

Terminating the Merger Agreement

The Merger Agreement may be terminated at any time prior to the completion of the Merger, either before or after approval of the Merger Agreement by Rock Branch shareholders, as follows:

•	by mutual written agreement at any time by First Sentry and Rock Branch;

•	by the non-breaching party if the other party breaches a warranty, representation or fails to perform or comply with a covenant or agreement that would have a material adverse effect on the party seeking to terminate the Merger Agreement which cannot be cured by October 15, 2016 or within 30 days after written notice of such breach by the terminating party to the other party;

•	by either party if the Merger is not completed by October 15, 2016, unless failure to complete the Merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•	by either party if Rock Branch cannot obtain the requisite shareholder approval, subject to certain limitations;

•	by either party if a required regulatory approval is denied and has become unappealable or a court or governmental authority prohibits the Merger and such action is final and unappealable;

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•	by either party, provided that the party is not in material breach of any representation, warranty, covenant or other agreement, if any of the conditions precedent to the obligations of such party to complete the Merger cannot be fulfilled by October 15, 2016;

•	First Sentry may terminate the Merger Agreement if Rock Branch has received a superior proposal and has terminated the Merger Agreement in order to enter into another acquisition agreement under certain circumstances or withdraws, modifies or qualifies its recommendation of the Merger Agreement in a manner adverse to First Sentry; or

•	Rock Branch may terminate the Merger Agreement prior to its shareholder meeting under certain circumstances in order to accept a superior proposal if, following notice to First Sentry, First Sentry does not make an offer that is as favorable as the superior proposal.

Termination Fee

Rock Branch must pay First Sentry a termination fee of $200,000 if First Sentry terminates the Merger Agreement due to: (i) the Rock Branch board of directors’ decision to enter into an acquisition agreement and terminate the Merger Agreement or fail to recommend approval of the Merger Agreement, or withdraw, modify or qualify its recommendation in an adverse way, or (ii) if First Sentry terminates the Merger Agreement due to Rock Branch having entered into an agreement with a third party.

Rock Branch also must pay First Sentry a termination fee of $200,000 if within 12 months after the Merger Agreement is terminated; Rock Branch consummates or enters into any agreement with respect to an acquisition proposal where the Merger Agreement was terminated under either of the following circumstances:

•	First Sentry terminates the Merger Agreement as a result of a willful breach of the Merger Agreement by Rock Branch; or

•	the Merger Agreement is terminated due to the failure of Rock Branch’s shareholders to approve the Merger, and an acquisition proposal from a third party occurred prior to the date of the Rock Branch shareholders’ meeting.

Under no circumstances will Rock Branch be required to pay more than $200,000 in the aggregate under the termination fee provisions.

Expenses

Each of First Sentry and Rock Branch will pay its own costs and expenses incurred in connection with the Merger.

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Waiver and Amendment

Prior to the effective time of the Merger, any provision of the Merger Agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the Merger Agreement may not be amended if it would violate the West Virginia Business Corporation Act.

Regulatory Approvals

The Merger and the other transactions contemplated by the Merger Agreement require the approval or non-objection of the Federal Reserve Board (which has advised the parties that no application for approval need be filed), the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions. First Sentry and Rock Branch have filed all required applications seeking approval of the Merger with the foregoing agencies. Approval of the Merger and the other transactions contemplated thereby have been obtained from both the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions.

There can be no assurance that the United States Department of Justice will not challenge the Merger during the waiting period set aside for such challenges after receipt of approval from the Federal Deposit Insurance Corporation.

First Sentry and Rock Branch are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the Merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Rock Branch common stock to First Sentry common stock and cash. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

Accounting Treatment

The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Rock Branch, as of the completion of the Merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill and will not be amortized. Instead, goodwill is evaluated for impairment annually. Financial statements of First Sentry issued after the consummation of the Merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Rock Branch. The operating results of Rock Branch will be reflected in First Sentry consolidated financial statements from and after the date the Merger is consummated.

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Management and Operations after the Merger

After the Merger the separate corporate existence of Rock Branch will cease to exist. All banking operations of Rock Branch will be branches of First Sentry Bank.

After the Merger there will be no board of directors of Rock Branch.

The Merger Agreement provides that two (2) Rock Branch directors, to be selected by the Rock Branch board of directors and reasonably acceptable to the board of First Sentry, shall be appointed directors of First Sentry at the Effective Time of the Merger, will be nominated for election as directors at the next annual shareholder meeting of First Sentry and proxies for their election shall be solicited by First Sentry in the same manner as for all other members of First Sentry’s slate of directors.

Resales of First Sentry Common Stock

The shares of First Sentry common stock to be issued to shareholders of Rock Branch under the Merger Agreement have been qualified pursuant to the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of First Sentry after the Merger.

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UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the material U.S. federal income tax consequences of the Merger to the holders of Rock Branch common stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following summary addresses only shareholders who are citizens or residents of the United States who hold their Rock Branch common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders subject to the alternative minimum tax.

The Merger

No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger. The obligations of First Sentry, on the one hand, and Rock Branch, on the other hand, to complete the Merger are conditioned, respectively, on First Sentry’s receipt of a written opinion from Dinsmore & Shohl LLP, counsel to First Sentry, and Rock Branch’s receipt of a written opinion from Bowles Rice LLP, counsel to Rock Branch, each to the effect that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of First Sentry or Rock Branch, in each case in form and substance reasonably satisfactory to such counsel. Opinions of counsel are not binding on the Internal Revenue Service.

Consequences to Shareholders

Accordingly, and on the basis of the opinions expected to be received in connection herewith, the United States federal income tax consequences of the Merger are, in general, as follows:

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Exchange of Shares of Rock Branch Common Stock Solely for Shares of First Sentry Common Stock. If, pursuant to the Merger, a holder of Rock Branch common stock exchanges all of its shares solely for shares of First Sentry common stock, such holder will not recognize any gain or loss, except that gain or loss may be recognized as to cash received in lieu of fractional shares. The holder’s aggregate adjusted tax basis in the shares of the First Sentry common stock received in the Merger will be equal to the holder’s aggregate adjusted tax basis in its shares of Rock Branch common stock surrendered for the shares of the First Sentry common stock, and the holding period for the shares of the First Sentry common stock will include the period during which the shares of Rock Branch common stock were held.

Exchange of Shares of Rock Branch Common Stock Solely for Cash. If a Rock Branch shareholder receives solely cash in exchange for all of the holder’s shares of Rock Branch common stock pursuant to the Merger, such holder will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the shares of Rock Branch common stock surrendered. Gain or loss must be calculated separately and the holding period must be determined separately for each block of shares of Rock Branch common stock if blocks of Rock Branch common stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period for a particular block of Rock Branch common stock exceeds one year at the Effective Time of the Merger. Although the law in this area is unclear, in certain cases, if a holder actually or constructively owns First Sentry common stock immediately after the Merger, it is possible that the total amount of the cash received in the Merger could be treated as having the effect of a distribution of a dividend. In such cases, U.S. holders should consult their tax advisors as to their tax consequences.

Exchange of Shares of Rock Branch Common Stock for a Combination of Cash and Shares of First Sentry Common Stock. Rock Branch shareholders who exchange all their shares of Rock Branch common stock for a combination of shares of First Sentry common stock and cash in the Merger will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the Merger; and (ii) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the shares of the First Sentry common stock received in the Merger over the Rock Branch shareholder’s aggregate tax basis in its shares of Rock Branch common stock surrendered in exchange therefor). Any gain recognized upon receipt of a combination of stock and cash will be capital gain unless the Rock Branch shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of Rock Branch’s accumulated earnings and profits, as calculated for United States federal income tax purposes. See “Potential Treatment of Cash as a Dividend” below.

A Rock Branch shareholder must calculate the amount of gain or loss realized separately for each share of Rock Branch common stock surrendered.

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A loss realized on one block of Rock Branch common stock cannot be used to offset a realized gain recognized on another block of Rock Branch common stock. A Rock Branch shareholder’s aggregate tax basis in its shares of the First Sentry common stock received pursuant to the Merger will be equal to the holder’s aggregate tax basis in the shares of Rock Branch common stock surrendered pursuant to the Merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend, as described below. A holder’s holding period for shares of First Sentry common stock received pursuant to the Merger will include the holding period for the block of Rock Branch common stock surrendered in exchange therefor.

For purposes of determining the amount of gain recognized, any express share-by-share designations are intended to comply with certain Treasury regulations issued under Section 358 of the Code. Although the Treasury regulations appear to authorize holders to make economically reasonable express share-by-share designations, it is unclear whether such express designations comply with those Treasury regulations. As a result, no assurance can be given that, if a holder reports gain on its United States federal income tax return on the basis of such express designations, the IRS will not challenge such designations. If the IRS successfully challenged the position taken on such return, then a holder could be required to recalculate its amount of gain recognized through a different allocation method. You should consult your tax advisor with respect to the advisability of making express designations in the form of election.

Potential Treatment of Cash as Dividend. If a Rock Branch shareholder receives a combination of cash and shares of First Sentry common stock pursuant to the Merger, any gain recognized may be treated as a dividend for United States federal income tax purposes to the extent of the holder’s ratable share of Rock Branch’s accumulated earnings and profits, if any, as calculated for United States federal income tax purposes. In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage of stock ownership of First Sentry. For purposes of determining whether the Rock Branch shareholder’s receipt of cash has the effect of a distribution of a dividend, the Rock Branch shareholder will be treated as if such holder first exchanged all of such holder’s Rock Branch common stock solely in exchange for shares of First Sentry common stock and then First Sentry immediately redeemed a portion of that stock for the cash that the holder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to Rock Branch shareholder if such receipt is, with respect to the Rock Branch shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate” with respect to a holder.

The deemed redemption generally will be “substantially disproportionate” with respect to a Rock Branch shareholder if the percentage of the outstanding First Sentry common stock that the holder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding First Sentry common stock that the holder is deemed actually and constructively to have owned immediately before the deemed redemption (and after the deemed redemption the holder actually or constructively owns less than 50% of the voting power of the outstanding First Sentry common stock). In order for the deemed redemption to be “not essentially equivalent to a dividend”, the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of First Sentry following the Merger. The determination generally requires, based on the facts and circumstances, a comparison of the percentage of the outstanding stock of First Sentry the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of First Sentry the shareholder owns immediately after the deemed redemption. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

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For purposes of applying the foregoing tests, a shareholder will be deemed to own stock the shareholder actually owns and stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Rock Branch shareholder’s holding period for its Rock Branch common stock exceeds one year as of the Effective Time of the Merger. If, after applying these tests, the deemed redemption results in the gain recognized by a Rock Branch shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Qualified dividend income is generally afforded favorable tax treatment. U.S. holders should consult their tax advisors regarding the manner and the extent to which the aforementioned rules apply in their particular circumstances.

Cash in Lieu of Fractional Shares. Holders of Rock Branch common stock who receive cash in lieu of fractional shares of First Sentry common stock in the Merger generally will be treated as if the fractional shares of First Sentry common stock had been distributed to them as part of the Merger, and then redeemed by First Sentry in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described above. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Contingent Value Rights. The Merger Agreement provides that in the event that on or before the second anniversary of the Effective Time First Sentry reduces the Branch Closing Expenses for the Scott Depot branch below $757,000, First Sentry shall deliver to the Exchange Agent net cash in the amount of such reduction (the “Distributable Proceeds”) for distribution to former Rock Branch shareholders, pro-rata, based upon each former Rock Branch shareholder's proportionate share ownership of Rock Branch at the Effective Time, as “Contingent Value Rights” and additional Merger Consideration. As of the Effective Time, the value of such Contingent Value Rights will not be determinable and it will not be certain that the Contingent Value Rights will result in any additional Merger Consideration. Neither First Sentry nor First Sentry Bank have any duty, liability or obligation to recover or mitigate Branch Closing Expenses or any claim or right on the part of any other person or third party with respect to any recovery of Distributable Proceeds or the price at or manner in which any Branch Closing Expenses are recovered or the timing or any other terms or conditions of such recoupment, if any. The following is a general discussion concerning the federal income tax consequences of the receipt of the Contingent Value Rights and the Distributable Proceeds in the event it is treated under the installment method, as an open transaction, or as a closed transaction. However, due to legal and factual uncertainties regarding the valuation and tax treatment of the Contingent Value Rights, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of Contingent Value Rights and Distributable Proceeds in the Merger.

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In general, the receipt of contingent deferred consideration for stock that is not traded on an established securities market must be reported using the “installment method” as set forth in Section 453 of the Code unless the taxpayer elects out of the installment method. Under the installment method, because the maximum amount of contingent consideration that each former Rock Branch shareholder can receive is known ($757,000 x such shareholder’s proportionate share ownership), former Rock Branch shareholders would compute their contract price assuming that they will receive the maximum selling price. When they receive cash payments, they will use the assumed contract price to determine the gross profit percentage on the sale and the resulting gain recognized. However, it should be noted that this method can overstate gain if the shareholder ultimately fails to receive the maximum contract price and the taxpayer may not be able to recover the tax paid on such additional gain. Moreover, it is not entirely clear how the installment method is applied when a portion of the purchase price is not taxable, as is the case here for former Rock Branch shareholders who receive First Sentry Common stock.

A former Rock Branch shareholder who elects out of the installment method would report the Contingent Value Rights as either a “closed transaction” or an “open transaction” depending on whether the value of the Contingent Value Rights can be “reasonably ascertained”. The parties to the Merger are not taking a position on whether the Contingent Value Rights do or do not have a “reasonably ascertained” fair market value. If the value of the Contingent Value Rights can be “reasonably ascertained,” the transaction should generally be treated as “closed” for federal income tax purposes, in which event a former Rock Branch shareholder would be treated as receiving cash equal to the fair market value of the Contingent Value Right as of the Effective Date. If a former Rock Branch shareholder later received Distributable Proceeds in excess of such fair market value, the additional amount would be taxable; and if the shareholder received less Distributable Proceeds then such fair market value the difference should be a loss. However, it is not free from doubt as to whether such taxable income or loss would be taxed either as a (i) payment with respect to a sale of a capital asset, (ii) income or loss taxed at ordinary rates, or (iii) dividend income.

If the value of the Contingent Value Rights cannot be “reasonably ascertained,” the transaction could be treated as “open” for federal income tax purposes. It should be noted that it is the position of the Internal Revenue Service, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. If the receipt of the Contingent Value Rights is treated as an “open transaction”, a former Rock Branch shareholder should generally recognize capital gain on the receipt of Distributable Proceeds to the extent that the Distributable Proceeds and all prior cash Merger Consideration do not exceed the amount of gain that such shareholder realized on such transaction as of the time of the receipt of the Distributable Proceeds.

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Under Section 483 of the Code, a portion of a payment of Distributable Proceeds made more than one year after the Effective Time must be treated as interest. The interest amount will equal the excess of the amount received over its present value at the consummation of the Merger, calculated using the applicable federal rate as the discount rate and using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment that is not treated as interest under Section 483 of the Code should be treated as discussed above.

Medicare Tax

A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates, and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of stock, reduced by the deductions properly allocable to such income. The consideration received by Rock Branch shareholders in these transactions may result in net investment income causing additional Medicare tax liability. In the case of an individual, the tax will be imposed on the lesser of: (1) the shareholder's net investment income or (2) the amount by which the shareholder's modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately), $12,300 (for estates and certain trusts) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by a shareholder on, and paid with, the shareholder's federal income tax return.

Backup Withholding and Reporting Requirements

Holders of Rock Branch common stock, other than certain exempt recipients, may be subject to backup withholding with respect to any cash payment received in the Merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (b) otherwise proves to First Sentry and its exchange agent that the holder is exempt from backup withholding.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the Merger.

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These opinions of counsel do not address any state, local or foreign tax consequences of the Merger. They are based on certain assumptions and representations as to factual matters from First Sentry and Rock Branch, as well as certain covenants by First Sentry and Rock Branch. The opinions cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinions are based on current law and cannot be relied upon if current law changes with retroactive effect. The opinions of counsel are not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. First Sentry and Rock Branch do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Rock Branch common stock. We strongly encourage shareholders of Rock Branch to consult their tax advisors to determine the particular tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign and other tax laws.

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INFORMATION ABOUT

FIRST SENTRY AND ROCK BRANCH

FIRST SENTRY

First Sentry and First Sentry Bank

In this section describing First Sentry and First Sentry Bank, the words “we” and “our” refer to First Sentry and/or First Sentry Bank.

In 2002, First Sentry became the bank holding company of First Sentry Bank (“First Sentry Bank”). On September 25, 2009, we completed our merger with Guaranty Financial Services, Inc. and became an SEC reporting company. With passage of the JOBS Act in April 2012 increasing the threshold of the number of shareholders required for SEC registration, First Sentry was able to deregister with the SEC in the summer of 2012. We do not have any business activities other than our ownership of First Sentry Bank common stock and our two business trusts relating to trust preferred securities. As the holding company of First Sentry Bank, we are authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies. Our executive office is located at 823 Eighth Street, Huntington, West Virginia. Our telephone number is (304) 522-6400. At December 31, 2015, we had $508.5 million in consolidated assets, $409.7 million in deposits and $41.6 million in consolidated stockholders’ equity. We are subject to extensive regulation by the Board of Governors of the Federal Reserve System.

All of our officers and directors are also officers and directors of First Sentry Bank. In addition, we use the support staff of First Sentry Bank from time to time.

General

We were organized in 1996 to provide residents of Cabell County, West Virginia, and particularly the Huntington, West Virginia market area with a local community bank. Our principal business consists of accepting deposits, originating commercial real estate loans, commercial loans, one- to four-family residential mortgage loans and, to a lesser extent, originating consumer loans. We also invest in investment securities. We operate from our main office in Huntington, West Virginia and three branch offices located in Cabell and Lincoln counties, West Virginia.

We attract retail deposits from the general public in the communities surrounding our main office and our branch offices. We also accept brokered deposits as well as deposits via our participation in the CDARS, ICS and IND networks that are considered brokered deposits. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from brokers, current customers, professional contacts and through a general marketing campaign. We generally retain in our portfolio all adjustable-rate loans we originate, as well as fixed-rate loans with terms of five years or less. For customers who are interested in longer term loans, such as traditional fixed rate 30 year one- to four-family residential mortgage loans, we function as a conduit by acting as a mortgage broker with other financial institutions and receive a fee from the other financial institutions for this service. We have entered into limited loan participations in recent years.

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Our revenues are derived primarily from interest on loans and investment securities, and to a lesser extent, cash and due from banks. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings in the form of securities sold under agreements to repurchase and FHLB advances and principal and interest payments on securities and loans.

Our website address is www.firstsentry.com. Information on our website is not and should not be considered a part of this offering statement.

Market Area

Our primary market area is Cabell County, West Virginia, and we also operate a full service branch in Lincoln County, West Virginia. According to the 2015 U.S. Census Bureau data, Cabell County experienced no population increase or decrease from 2010 to 2015 while Lincoln County experienced a (1.4%) population decrease from 2010 to 2015. Our market area is projected to continue to experience declining demographic trends. According to the 2015 U.S. Census Bureau, Cabell County is the 4th most populous county in the state of West Virginia and Lincoln County is the 31st most populous county. The top three business segments in Cabell County are health care, retail, and professional services while the top three business segments in Lincoln County are education, retail, and natural resource extraction.

2015 U.S. Census Bureau data shows a total population in Cabell County of 96,844 and a total population in Lincoln County of 21,415, with little to no growth projected for either county. The 2014 median household income for Cabell County and Lincoln County was $37,716 and $35,623, respectively. The 2014 median household income for the State of West Virginia was $41,576.

Cabell County is home to top corporate sector employers such as Special Metals Corp., St. Mary’s Regional Medical Center, Cabell Huntington Hospital, Steel of West Virginia, Alcon and GC Services. Some of the top employers in Lincoln County are Coal River Mining, Stowers & Sons Trucking, Pettey Oilfield Services, and the Lincoln County Board of Education. According to 2014 U.S. Census Bureau data, 37.2% of the population in Cabell County is employed in management/professional positions, 28.9% in sales/office, and 18.5% in the service industry. In Lincoln County, 23.6% of the population is employed in management/professional positions, 23.3% in sales/office occupations, and 20.7% in the service industry.

Competition

We offer a variety of financial products and services to meet the needs of the communities we serve. Our retail banking offices consist of multiple delivery channels, including full-service banking offices, automated teller machines and telephone and internet banking capabilities. We consider our reputation for superior customer service and financial strength as our major strengths in attracting and retaining customers in our market areas.

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We face intense competition in our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we do not offer, such as trust and retail brokerage services.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices in Cabell and Lincoln Counties, West Virginia. As of June 30, 2015 (the latest date for which information is publicly available), we ranked second in deposit market share, with a 16.9% market share in the Cabell County market area and ranked fifth in deposit market share, with a 7.4% market share in the Lincoln County market area.

Lending Activities

Our principal lending activity has been the origination of commercial real estate, one- to four-family residential mortgage and commercial loans. We also originate to a lesser extent consumer loans.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio and by type of loan at the dates indicated. We do not have any loans held for sale at the dates presented.

	At December 31,
	2015		2014		2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans:
Commercial real estate	$198,429	53.92%	$183,986	50.76%	$181,739	49.30%	$181,178	49.33%	$179,778	50.24%
Commercial	85,560	23.25	92,265	25.46	99,574	27.01	104,960	28.58	104,271	29.14
Residential real estate	67,335	18.30	71,029	19.60	71,598	19.42	65,079	17.72	54,941	15.35
Consumer	16,669	4.53	15,142	4.18	15,722	4.27	16,039	4.37	18,865	5.27
Total loans	367,993	100.00%	362,422	100.00%	368,633	100.00%	367,256	100.00%	357,855	100.00%

Other items:
Unearned fees and discounts, net	(89)		(77)		(78)		(71)		(88)
Undisbursed loan funds	—		—		—		—		—
Allowance for loan losses	(5,800)		(5,435)		(5,528)		(6,045)		(5,855)

Total loans, net	$362,104		$356,910		$363,027		$361,140		$351,912

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2015. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	Commercial real estate		Commercial		Residential real estate		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2016	$48,649	5.22%	$47,187	3.92%	$8,370	5.00%	$2,405	4.31%	$106,611	4.61%
2017 to 2018	50,998	4.67	12,583	4.60	11,736	4.40	3,342	6.25	78,659	4.68
2019 to 2020	72,315	4.64	18,291	4.38	24,105	4.54	9,759	4.67	124,470	4.59
2021 to 2025	17,532	4.58	5,873	4.20	17,649	3.85	1,054	5.38	42,108	4.24
2026 and beyond	8,935	4.19	1,626	10.76	5,475	4.21	109	4.75	16,145	4.86

Total	$198,429	4.76%	$85,560	4.27%	$67,335	4.37%	$16,669	4.99%	$367,993	4.59%

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The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2015 that are contractually due after December 31, 2016.

	Due After December 31, 2016
	Fixed	Adjustable	Total
	(In thousands)

Loans:
Commercial real estate	$104,292	$45,488	$149,780
Commercial	13,599	24,774	38,373
Residential real estate	44,023	14,942	58,965
Consumer	13,936	328	14,264

Total loans	$175,850	$85,532	$261,382

Commercial Real Estate Loans. Commercial real estate loans totaled $198.4 million, or 53.9% of our loan portfolio as of December 31, 2015. Our commercial real estate loans are generally secured by such collateral as apartment buildings, office buildings and shopping centers. We occasionally enter into commercial real estate loan participations and Small Business Administration guaranteed loans. At December 31, 2015, our commercial real estate loan portfolio consisted of 858 loans outstanding. For the year ended December 31, 2015 the average commercial real estate loan balance was approximately $231,000. Our largest commercial real estate loan had a principal balance of $5.0 million at December 31, 2015, and was secured by two industrial office/warehouse facilities and vacant land. This loan was performing in accordance with its terms at December 31, 2015. Substantially all of our commercial real estate loans are secured by properties located in our primary market area.

Our commercial real estate loans typically amortize over 15- to 20-year payout schedules, with interest rates that are fixed or adjustable for up to five years and contain a balloon payment feature at the end of the term. Our fixed rate commercial real estate loans are typically based on a margin over the five-year treasury securities interest rate while our adjustable rate commercial real estate loans float with the prime rate as reported in The Wall Street Journal. We will also offer one year renewable adjustable rate lines of credit secured by commercial real estate that float with the prime rate. At December 31, 2015, we had $19.7 million in lines of credit secured by commercial real estate. On occasion, we make development loans for the construction of apartment buildings, but at December 31, 2015, we had no such loan outstanding.

In the underwriting of commercial real estate loans, we lend up to the lesser of 80% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are generally obtained from commercial real estate borrowers. We require title insurance or a title opinion, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Although a portion of our commercial real estate loans are referred by brokers, we underwrite all commercial real estate loans in accordance with our own underwriting guidelines.

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Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks, compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Commercial Loans. We make various types of secured and unsecured commercial loans to customers in our market area. The terms of these loans generally range from less than one year to a maximum of five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates that are subject to change periodically and are indexed to the prime rate as reported in The Wall Street Journal. At December 31, 2015, we had 820 commercial loans outstanding, with an aggregate balance of $85.6 million, or 23.2% of the total loan portfolio. For the year ended December 31, 2015, the average commercial loan balance was approximately $104,000. At December 31, 2015, our largest commercial loan had a principal balance of $3.1 million and was secured by a helicopter. At December 31, 2015, this loan was performing in accordance with its terms.

Commercial credit decisions are based upon our credit assessment of the loan applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Commercial loans are underwritten on the basis of the borrower’s ability to service such debt from income (generally requiring a minimum ratio of 125%). Personal guarantees of the principals are typically obtained. Our underwriting standards include an evaluation of the loan applicant’s financial statements, tax returns, the adequacy of the primary and secondary sources of repayment for the loan and credit agency reports of the applicant’s personal credit history. Collateral supporting a secured transaction is also analyzed to determine its marketability. Collateral that typically secures our commercial loans consist of equipment, accounts receivable and inventory of a business.

Commercial loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.

One- to Four-Family Residential Mortgage Loans. At December 31, 2015, $67.3 million, or 18.3% of our total loan portfolio, consisted of one- to four-family residential mortgage loans, including home equity loans. We currently only originate short term fixed rate one- to four-family residential mortgage loans, although we have offered adjustable rate one- to four-family residential mortgage loans in the past. We offer conforming and non-conforming, fixed-rate residential mortgage loans that amortize up to a 30-year payout schedule, with maturities of up to 5 or 7 years that contain a balloon payment feature at the end of the term. For customers who are interested in longer term loans, such as traditional fixed rate 30-year one- to four-family residential mortgage loans, we function as a conduit by acting as a mortgage broker with other financial institutions and receive a fee from the other financial institutions for this service. We also offer home equity loans with a 10-year term that generally float with the prime rate as reported in The Wall Street Journal. At December 31, 2015, we had $16.7 million in home equity loans outstanding.

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One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate fixed-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $417,000 for single-family homes. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We originate fixed-rate jumbo loans that amortize up to a 30-year payout schedule, with maturities of up to 5 or 7 years that contain a balloon payment feature at the end of the term. We generally underwrite jumbo loans in a manner similar to conforming loans.

We will originate one- to four-family residential loans with loan-to-value ratios up to and including a loan-to-value ratio of 89%. As of December 31, 2015, we had $804,000 of loans in our loan portfolio with loan-to-value ratios in excess of 90%. We do not offer “interest only” mortgage loans on one- to four-family residential properties, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories, typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity, as evidenced by low credit scores or high debt-burden ratios).

Consumer Loans. To date, our consumer lending has been relatively modest. We will originate a variety of consumer and other loans, including automobiles, loans secured by deposits and other personal unsecured loans. We do not originate indirect automobile loans. As of December 31, 2015, consumer loans totaled $16.7 million, or 4.5% of the total loan portfolio.

Most of our consumer loans consist of secured and unsecured installment loans, including automobile loans and loans secured by certificates of deposit. Unsecured installment loans generally have shorter terms than secured consumer loans and generally have higher interest rates than rates charged on secured installment loans with comparable terms.

The procedures for underwriting consumer loans include an assessment of an applicant’s credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

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Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower’s continued financial stability as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel operating at our main office and our branch office locations. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates and local economic conditions. In the event that local economic conditions deteriorate or interest rates begin to rise from their relatively low levels, loan demand may decrease and consequently our loan origination and sales activity may be adversely affected. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from brokers, current customers, professional contacts and through a general marketing campaign. We also advertise throughout our market area.

We occasionally purchase whole loan mortgages and automobile loan participation pools as an investment alternative. All of the whole loan purchases are conforming mortgages with the majority located in the north central area of West Virginia. Most of the loans are fixed rate, 10-15 year fully amortizing mortgages originated between 2010 and 2013. At December 31, 2015, the total outstanding balance of these whole loan mortgages was $9.1 million. We have also participated in three automobile loan pools with other participating financial institutions where the seller maintains a 10% ownership in the individual loans and continues to service the pools for a small fee. One loan pool of automobile loans is located in western Kentucky, another in central Illinois and the third in the Tampa Bay area of Florida. As of December 31, 2015, the total outstanding balance of our automobile participation loans was $6.0 million.

We generally retain in our portfolio all adjustable-rate loans that we originate, as well as short-term, fixed-rate residential mortgage loans (terms of 5 years or less). We generally do not sell any of the loans that we originate. We have entered into a limited number of loan participations in recent years.

Loan Approval Procedures and Authority. First Sentry Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by First Sentry Bank’s board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

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First Sentry Bank’s policies and loan approval limits are established by the Board of Directors. Aggregate lending relationships in amounts up to $500,000 that are secured by conforming real estate mortgage loans can be approved by designated officers with specific lending approval authority. Relationships in excess of $500,000 can be approved by our President and Chief Executive Officer, up to $1 million for loans secured by conforming real estate mortgage loans, and up to $1.5 million when combined with the lending authority of the Chairman of the Board. Certain of our officers can approve loans in amounts up to $25,000 that are not secured by real estate, and loans in excess of that amount, up to $200,000, can be approved by our President and Chief Executive Officer. Loans in excess of the prescribed lending authorities may be approved by the Executive Loan Committee. All loans are reported to the Executive Loan Committee and the board of directors in the month following the closing.

Applications for loan amounts in excess of the conforming loan limit may only receive a credit approval, subject to an appraisal or evaluation of the subject property. We require appraisals by independent, licensed, third-party appraisers of all real property securing loans as required by the Interagency Appraisal and Evaluation Guidelines. With few exceptions, selection of appraisers is now administered by an independent third party.

Non-performing and Problem Assets

When a loan is 10 days past due, we send the borrower a late notice. When the loan is 15 to 30 days past due, we attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. After 30 days, we mail the borrower a letter reminding the borrower of the delinquency and the loan officer may make personal contact. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. If a loan remains delinquent at 90 days, we will send the borrower a final demand for payment and if unsuccessful we then will refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten these time frames in consultation with the senior lending officer.

Loans are generally placed on non-accrual status when payment of principal or interest is more than 90 days delinquent unless the loan is considered well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed unless full payment of principal and remaining accrued interest is expected, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and factors indicating doubtful collection no longer exist. Loans, or portions of such loans, are charged off when we determine that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Our Senior Loan Officer reports monitored loans, including all loans rated Special Mention, Substandard, Doubtful or Loss, to the Executive Loan Committee and the Board of Directors on a monthly basis. At December 31, 2015, we had $2.7 million in non-accruing loans. Our largest exposure of non-performing loans consisted of a commercial real estate development secured by the remaining unsold commercial space in the building and guaranteed by the owner that had an aggregate principal balance of $1.2 million. We believe that we have adequate reserves on these loans and that based on our internal evaluation of the value of the collateral securing the loans, we do not anticipate further losses on these loans.

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Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)

Non-accrual loans:
Loans:
Commercial real estate	$1,822	$715	$2,265	$7,390	$4,915
Commercial	50	950	1,241	2,686	2,709
Residential real estate	808	1,114	1,734	2,622	727
Consumer	9	44	126	190	112

Total non-accrual loans	2,689	2,823	5,366	12,888	8,463

Loans delinquent 90 days or greater and still accruing:
Loans:
Commercial real estate	—	—	—	—	—
Commercial	—	—	19	—	—
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Total loans delinquent 90 days or greater and still accruing	—	—	19	—	—

Total non-performing loans	2,689	2,823	5,385	12,888	8,463

Other real estate owned:
Loans:
Commercial real estate	566	941	2,481	1,568	1,774
Commercial	—	—	—	—	—
Residential real estate	205	265	455	160	225
Consumer	—	—	—	—	—
Total real estate owned	771	1,206	2,936	1,728	1,999

Total non-performing assets	$3,460	$4,029	$8,321	$14,616	$10,462

Ratios:
Non-performing loans to total loans	0.73%	0.78%	1.46%	3.51%	2.36%
Non-performing assets to total assets	0.68%	0.81%	1.70%	2.96%	2.11%

Total non-performing loans decreased to $2.7 million at December 31, 2015 from $2.8 million at December 31, 2014, primarily as a result of the stabilization of asset quality in the loan portfolio. One non-performing commercial relationship from 2014 totaling $920,000 paid off in 2015 while a $1.2 million commercial real estate development loan was placed on non-accrual in 2015.

For the years ended December 31, 2015 and 2014, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $148,648 and $121,501, respectively. Interest income recognized on such loans for the years ended December 31, 2015 and 2011 was $75,200 and $46,383, respectively.

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Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For
	60-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)

At December 31, 2015
Loans:
Commercial real estate	—	$—	3	$1,822	3	$1,822
Commercial	—	—	1	50	1	50
Residential real estate	—	—	13	808	13	808
Consumer	2	13	3	9	5	22
Total loans	2	$13	20	$2,689	22	$2,702

At December 31, 2014
Loans:
Commercial real estate	—	$—	5	$715	5	$715
Commercial	—	—	5	950	5	950
Residential real estate	2	15	11	1,114	13	1,129
Consumer	3	21	7	44	10	65
Total loans	5	$36	28	$2,823	33	$2,859

At December 31, 2013
Loans:
Commercial real estate	2	$267	13	$2,265	15	$2,532
Commercial	—	—	5	1,260	5	1,260
Residential real estate	2	535	14	1,734	16	2,269
Consumer	5	65	8	126	13	191
Total loans	9	$867	40	$5,385	49	$6,252

At December 31, 2012
Loans:
Commercial real estate	2	$192	18	$7,390	20	$7,582
Commercial	6	340	16	2,686	22	3,026
Residential real estate	1	207	18	2,622	19	2,829
Consumer	17	139	21	190	38	329
Total loans	26	$878	73	$12,888	99	$13,766

At December 31, 2011
Loans:
Commercial real estate	2	$1,611	15	$4,915	17	$6,526
Commercial	2	14	17	2,709	19	2,723
Residential real estate	4	198	11	727	15	925
Consumer	10	76	12	112	22	188
Total loans	18	$1,899	55	$8,463	73	$10,362

Other Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned. When such property is acquired it is recorded on our financial statements at the lower of cost or estimated fair market value at the date of foreclosure. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. After acquisition, holding costs and declines in estimated fair market value result in charges to operations in the period in which the decline occurs. At December 31, 2015, we had $771,000 of other real estate owned.

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Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2015, we had no assets designated as special mention.

The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances will be subject to review by our principal regulators, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at December 31, 2015, classified assets consisted of substandard assets of $5.0 million and no doubtful or loss assets. As of December 31, 2015, our largest substandard asset was a $1.2 million commercial real estate development secured by the remaining unsold commercial space in the building. The classified assets total includes $2.7 million of nonperforming loans at December 31, 2015.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We review the loan portfolio on a quarterly basis and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is determined by establishing a reserve rate based on the type of loan, the collateral securing the loan and the loan’s risk rating. Loans that are classified as substandard or doubtful are individually analyzed. The reserve rate is then calculated and applied to the outstanding balances of loans to determine the allocated portion of the allowance for loan losses. Any unallocated portion of the allowance for loan losses is determined by general changes in the size or composition of our loan portfolio.

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Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to them at the time of their examination.

Commercial real estate loans generally have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial loans involve a higher risk of default than residential mortgage loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans.

Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate rapidly. In addition, the repayment of consumer loans depend on the borrower’s continued financial stability as their repayment is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy than a single family mortgage loan.

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The following table sets forth activity in our allowance for loan losses for the years indicated.

	At or For the Years Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)

Balance at beginning of year	$5,435	$5,528	$6,045	$5,855	$5,005

Charge-offs:
Loans:
Commercial real estate	218	1,156	1,667	2,174	1,257
Commercial	306	377	2,339	1,464	1,060
Residential real estate	348	—	168	316	331
Consumer	78	748	185	36	218
Total charge-offs	950	2,281	4,359	3,990	2,866

Recoveries:
Loans:
Commercial real estate	12	49	23	10	35
Commercial	56	150	159	273	44
Residential real estate	—	4	—	29	42
Consumer	49	39	60	12	28
Total recoveries	117	242	242	324	149

Net (charge-offs)	(833)	(2,039)	(4,117)	(3,666)	(2,717)
Provision for loan losses	1,198	1,946	3,600	3,856	3,567

Balance at end of year	$5,800	$5,435	$5,528	$6,045	$5,855

Ratios:
Net charge-offs to average loans outstanding	0.23%	0.57%	1.12%	1.03%	0.76%
Allowance for loan losses to non-performing loans at end of year	215.69%	192.53%	102.66%	46.90%	69.18%
Allowance for loan losses to total loans at end of year	1.58%	1.50%	1.50%	1.65%	1.64%

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Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2015		2014		2013
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Loans:
Commercial real estate	$2,032	53.92%	$2,957	50.76%	$2,387	49.30%
Commercial	1,727	23.25	1,914	25.46	2,578	27.01
Residential real estate	619	18.30	245	19.60	340	19.42
Consumer	204	4.53	306	4.18	181	4.27
Total allocated allowance	4,582	100.00%	5,422	100.00%	5,486	100.00%
Unallocated	1,218		13		42
Total	$5,800		$5,435		$5,528

	At December 31,
	2012		2011
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Loans:
Commercial real estate	$1,685	49.33%	$1,467	50.24%
Commercial	3,630	28.58	3,801	29.14
Residential real estate	516	17.72	445	15.35
Consumer	119	4.37	141	5.27
Total allocated allowance	5,950	100.00%	5,854	100.00%
Unallocated	95		1
Total	$6,045		$5,855

Investments

Our board of directors has primary responsibility for establishing and overseeing our investment policy. The investment policy is reviewed at least annually by the board of directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, consistency with our interest rate risk management strategy and support of the local community through the purchase of local bonds. Our Chief Financial Officer or President and Chief Executive Officer execute First Sentry Bank’s securities portfolio transactions. All purchase and sale transactions are formally reviewed by the board of directors monthly.

Our current investment policy permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits, with certain limitations, investments in debt securities issued by the United States Government, agencies of the United States Government or United States Government-sponsored enterprises, commercial paper, money market funds, federal funds, investment grade corporate bonds, municipal bonds and certificates of deposit.

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Our current investment policy does not permit investment in most equity securities other than limited exceptions such as our required investment in the common stock of the Federal Home Loan Bank of Pittsburgh along with stripped mortgage backed securities, mortgaged backed residuals and mutual funds. As of December 31, 2015, we held no asset-backed securities other than mortgage-backed securities.

Our current investment policy does not permit hedging through the use of such instruments as financial futures, interest rate options and swaps.

GAAP requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale are reported at estimated market value, trading securities are reported at estimated fair value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. If such decline is deemed to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged against earnings. The fair values of our securities, which, at December 31, 2015, consisted primarily of U.S. agency securities, mortgage-backed-securities and state and political securities, are based on published or securities dealers’ market values. The market for these securities primarily consists of other financial institutions, insurance companies, real estate investment trusts, and mutual funds.

Our available-for-sale securities portfolio at December 31, 2015, consisted of securities with the following amortized cost: $10.3 million of U.S. agency securities, $11.9 million of pass-through mortgage-backed securities issued by Fannie Mae, Freddie Mac or Ginnie Mae, $28.9 million of state and political securities, consisting of general obligation and revenue municipals, and $3.0 million of corporate bonds.

Our held-to-maturity securities portfolio at December 31, 2015, consisted of securities with the following amortized cost: $6.4 million of U.S. agency securities and $12.4 million of state and political subdivision securities, consisting of general obligation and revenue municipals.

At December 31, 2015, we had no securities classified as trading securities.

U.S. Government and Federal Agency Obligations. While U.S. Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.

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Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as First Sentry Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a United States Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

State and Political Securities. State and political securities consist primarily of general obligation bonds, with some revenue bonds, of state and political subdivisions located throughout the United States.  The majority of the bonds are bank qualified with all the bonds having either underlying investment grade ratings or investment grade ratings provided through insurance.  When available and appropriate for our investment portfolio, West Virginia municipal bonds are purchased, providing support for local government.  The bonds generally have longer maturities, including longer call features, and provide a tax equivalent yield greater than our agency and mortgage backed securities.  The longer average life and superior yield of these bonds help offset declines in our interest margin during a falling interest rate cycle.

Corporate Bonds. Our corporate bond portfolio consists of four financial institutions, one manufacturing company and one internet company. Although corporate bonds may offer higher yields than U.S. Government Agencies of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer.

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The following table sets forth the amortized cost and estimated fair value of our available-for-sale and held-to-maturity securities portfolios (excluding Federal Home Loan Bank of Pittsburgh common stock) at the dates indicated. We did not have any trading portfolio at any of the indicated dates.

	At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available-for- sale:
Mortgage backed securities	$11,856	$11,771	$13,364	$13,351	$13,636	$13,542
U.S. agency securities	10,301	10,326	9,410	9,445	14,294	14,023
State and political	28,902	29,172	23,392	23,632	19,975	19,895
Corporate bonds	3,016	2,945	4,020	4,025	5,595	5,615
Total investment securities available-for-sale	$54,075	$54,214	$50,186	$50,453	$53,500	$53,075

Investment securities held-to-maturity:
U.S. agency securities	6,408	6,453	15,393	15,389	19,180	18,399
State and political	12,385	12,708	15,945	16,454	15,586	15,971
Total investment securities held-to-maturity	$18,793	$19,161	$31,338	$31,843	$34,766	$34,370

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2015 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have been adjusted to a tax-equivalent basis in the footnote below.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Investment securities available-for-sale:
Mortgage backed securities	$—	—%	$—	—%	$2,966	2.19%	$8,890	1.81%	$11,856	$11,771	1.90%
U.S. agency securities	—	—	346	3.06	5,999	1.86	3,956	2.79	10,301	10,326	2.26
State and political(1)	3,776	1.87	9,084	2.56	8,754	3.79	7,288	3.02	28,902	29,172	2.96
Corporate bonds	254	1.64	1,007	1.65	1,755	2.12	—	—	3,016	2,945	1.92
Total investment securities available- for-sale	$4,030	1.85%	$10,437	2.49%	$19,474	2.81%	$20,134	2.40%	$54,075	$54,214	2.52%

Investment securities held-to-maturity:
U.S. agency securities	$—	—%	$500	1.52%	$1,000	2.19%	$4,908	2.99%	$6,408	$6,453	2.75%
State and political(2)	—	—	4,717	3.80	3,155	3.83	4,513	4.01	12,385	12,708	3.88
Total investment securities held-to-maturity	$—	—%	$5,217	3.58%	$4,155	3.44%	$9,421	3.46%	$18,793	$19,161	3.49%

(1)	The tax equivalent yield of the state and political securities portfolio was 2.51% for maturities of one year or less, 3.34% for maturities of more than one year through five years, 4.56% for maturities of more than five years through 10 years, 4.24% for maturities of more than 10 years and 3.83% for the total state and political securities portfolio at December 31, 2015.

(2)	The tax equivalent yield of the state and political securities portfolio was 4.98% for maturities of more than one year through five years, 5.32% for maturities of more than five years through 10 years, 5.60% for maturities of more than 10 years and 5.30% for the total state and political securities portfolio at December 31, 2015.

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Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow, primarily from the Federal Home Loan Bank of Pittsburgh and through securities sold under agreements to repurchase, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled loan payments, maturing investments, loan prepayments, retained earnings and income on other earning assets.

Deposits. We accept deposits from the areas in which our offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, NOW accounts and non-interest bearing checking accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

We accept brokered deposits. At December 31, 2015, we had $85.8 million of brokered deposits. We participate in the CDARS network which comprised $4.9 million of our brokered deposits at December 31, 2015. When a customer gives us a deposit and requests the full protection of Federal Deposit Insurance Corporation insurance where such deposit exceeds applicable limits, we use the CDARS network to place the funds into certificates of deposit issued by banks in the network. This occurs in increments of less than $250,000 to ensure that both principal and interest are eligible for full Federal Deposit Insurance Corporation insurance. The CDARS network matching system allows network members to exchange funds. This exchange occurs on a dollar-for-dollar basis, so that the equivalent of the original deposit comes back to us. We also participate in the Insured Network Deposits (“IND”) program which comprised $24.4 million of our brokered deposits at December 31, 2015. The program provides stable, floating rate funding as a partial hedge for our floating rate loans. The IND accounts are approximately 98% money market accounts and 2% NOW accounts that come from brokerage accounts across the nation in increments of $250,000 or less in order to provide full Federal Deposit Insurance Corporation insurance. Both programs have greatly assisted our deposit gathering activities.

At December 31, 2015, we had a total of $165.1 million in certificates of deposit, of which $78.4 million had remaining maturities of one year or less. Based on historical experience, we believe we can retain a large portion of these accounts upon maturity if they are required for funding purposes.

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The following tables set forth the distribution of our total deposit accounts, by account type, for the periods indicated.

	For the Years Ended
	2015			2014			2013
	Average Outstanding Balance	Percent	Weighted Average Rate	Average Outstanding Balance	Percent	Weighted Average Rate	Average Outstanding Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Savings accounts	$30,172	7.45%	0.07%	$28,394	7.08%	0.10%	$27,090	6.69%	0.10%
Certificates of deposit	170,302	42.06	1.33	183,669	45.79	1.40	185,057	45.68	1.56
Money market	55,902	13.81	0.28	53,168	13.25	0.30	63,174	15.60	0.34
NOW	62,828	15.52	0.12	60,518	15.09	0.13	60,155	14.85	0.13
Checking	85,689	21.16	—	75,387	18.79	—	69,596	17.18	—

Total deposits	$404,893	100.00%	0.62%	$401,136	100.00%	0.71%	$405,072	100.00%	0.79%

As of December 31, 2015, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $73.0 million. The following table sets forth the maturity of those certificates as of December 31, 2015.

At December 31, 2015
(In thousands)

Three months or less	$13,844
Over three months through six months	13,769
Over six months through one year	10,401
Over one year to three years	21,749
Over three years	13,205

Total	$72,968

Borrowings. Our borrowings consist primarily of securities sold under agreements to repurchase (repurchase agreements) as well as advances from the Federal Home Loan Bank of Pittsburgh, borrowings from our other correspondent banking relationships and trust preferred securities. As of December 31, 2015, our repurchase agreements totalled $16.1 million, or 3.4% of total liabilities, and our Federal Home Loan Bank advances totalled $31.2 million, or 6.7% of total liabilities. At December 31, 2015, we had the ability to borrow an additional $129.2 million under our credit facilities with the Federal Home Loan Bank of Pittsburgh. Repurchase agreements are secured by agency and mortgage-backed securities. Advances from the Federal Home Loan Bank of Pittsburgh are secured by our investment in the common stock of the Federal Home Loan Bank of Pittsburgh as well as by a blanket pledge of our collateral eligible loan portfolio not otherwise pledged.

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The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank of Pittsburgh borrowings at and for the periods shown:

	At or For the Years Ended December 31,
	2015	2014	2013
	(Dollars in thousands)

Balance at end of year	$31,221	$26,221	$36,221
Average balance during year	$31,569	$25,007	$27,560
Maximum outstanding at any month end	$37,221	$36,221	$36,221
Weighted average interest rate at end of year	1.95%	1.82%	2.06%
Average interest rate during year	1.81%	1.66%	1.43%

The following table sets forth information concerning balances and interest rates on our repurchase agreements at the dates and for the periods indicated.

	At or For the Years Ended December 31,
	2015	2014	2013
	(Dollars in thousands)

Balance at end of year	$16,091	$17,145	$17,767
Average balance during year	$17,670	$16,580	$16,425
Maximum outstanding at any month end	$19,892	$17,145	$18,590
Weighted average interest rate at end of year	1.50%	1.69%	1.51%
Average interest rate during year	1.55%	1.69%	1.67%

At December 31, 2015, our borrowings also consisted of $9.0 million in Floating Rate Trust Preferred Securities. Of the total, $5.0 million was issued on April 23, 2007 and $4.0 million was issued on June 26, 2003, by way of two distinct special purpose subsidiaries. The $5.0 million Floating Rate Trust Preferred Security bears interest at a floating rate that adjusts quarterly by 158 basis points above the LIBOR rate. The $5.0 million Floating Rate Trust Preferred Security is callable at the option of First Sentry on or after June 15, 2012, and will fully mature on June 15, 2037. At December 31, 2015, and December 31, 2014, the interest rate on the $5.0 million Floating Rate Trust Preferred Security was 2.09% and 1.82%, respectively. On September 25, 2009, in connection with the merger of Guaranty Financial Services, Inc., we assumed a $4.0 million Floating Rate Trust Preferred Security that is callable at the option of First Sentry after June 26, 2008 and has a final maturity of June 26, 2033. The $4.0 million Floating Rate Trust Preferred Security bears interest at a floating rate that adjusts quarterly by 310 basis points above the LIBOR rate. At December 31, 2015, and December 31, 2014, the interest rate on the $4.0 million Floating Rate Trust Preferred Security was 3.70% and 3.35%, respectively.

Subsidiary Activities

First Sentry has three subsidiaries, First Sentry Bank, a West Virginia chartered commercial bank, First Sentry Bancshares Capital Trust II, a Delaware statutory business trust whose sole asset is the $5.0 million Floating Rate Trust Preferred Security and Guaranty Financial Statutory Trust I, a Connecticut trust whose sole asset is the $4.0 million Floating Rate Trust Preferred Security.

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Personnel

As of December 31, 2015, we had 71 full-time employees and 8 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. First Sentry and First Sentry Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. First Sentry files consolidated tax returns with First Sentry Bank, its wholly-owned subsidiary.

First Sentry’s consolidated federal tax returns are not currently under audit, and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Sentry or First Sentry Bank.

Method of Accounting. For federal income tax purposes, First Sentry currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2015, First Sentry’s consolidated group has no alternative minimum tax carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years, as allowed by Internal Revenue Code Section 381. At December 31, 2015, First Sentry’s consolidated group had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. First Sentry may exclude from its federal taxable income 100% of dividends received from First Sentry Bank as a wholly-owned subsidiary. The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation.

State Taxation

General. First Sentry and First Sentry Bank are subject to state income taxations in the same general manner as other West Virginia corporations, with some exceptions discussed below.  First Sentry files consolidated state income tax returns with First Sentry Bank, its wholly owned subsidiary.  Current state income tax rates are 6.50%.

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First Sentry’s consolidated state income tax returns are not currently under audit, and have not been during the past five years.  The following is not a comprehensive description of the state income tax rules applicable to First Sentry or First Sentry Bank.

Method of Accounting.  For state income tax purposes, the same method of accounting for federal income tax purposes is used.  State taxable income calculation begins with the federal taxable income reported, further adjusted for modifications increasing or decreasing federal taxable income.

Modifications. Items added back to federal taxable income for state income tax purposes include items such as interest and dividends from any state or local government bonds and securities that was excluded from federal taxable income, and income taxes imposed by the State of West Virginia, based upon net income that were expensed for federal income tax purposes.  Deductions from federal taxable income for state purposes include items such as interest expense on obligations or securities of any state or local political subdivisions disallowed in determining federal taxable income, and the calculated allowance for U.S. obligations and obligations secured by real estate.

Net Operating Loss Carryovers.  West Virginia law allows certain tax provisions to be in conformity with the application of federal tax laws.  Net operating loss carryovers and carrybacks are treated in the same manner as for federal income tax purposes and are adjusted for current year modifications in determining the amount for state carryback or carryover losses.  At December 31, 2015, First Sentry’s consolidated group had no net operating loss carryforwards for state income tax purposes.

Regulation and Supervision

Set forth below is a brief description of various laws, regulatory authorities and associated regulations affecting First Sentry’s operations. The description of laws and regulations contained in this document does not purport to be complete and is qualified in its entirety by reference to such laws and regulations.

First Sentry and Bank Holding Company Regulation. First Sentry is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, it is subject to regulation, examination, supervision and reporting requirements of the Federal Reserve Board. The Federal Reserve Board also has enforcement authority over any non-bank subsidiaries, and the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions have enforcement authority over First Sentry Bank. Among other things, this authority permits the Federal Reserve Board, the Federal Deposit Insurance Corporation or the West Virginia Division of Financial Institutions to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of First Sentry Bank. Additionally, the Federal Reserve Board imposes capital requirements on bank holding companies with more than $1 billion in consolidated assets, which may apply to First Sentry in the future. These capital requirements generally parallel the capital requirement for First Sentry Bank. See “Regulation and Supervision – Capital Requirements.”

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As a bank holding company, First Sentry may engage, subject to prior notice to or approval of the Federal Reserve Board, in certain activities determined by the Federal Reserve Board to be closely related to banking, or acquire directly or indirectly more than 5% of another bank or non-banking company. Additionally, the Federal Reserve Board permits bank holding companies that meet certain capital, management and regulatory standards to engage in a broader range of non-banking activities by electing to be treated as a “financial holding company.” Generally, financial holding companies may engage in activities such as banking, insurance and securities activities, as well as merchant banking activities under certain circumstances. At this time, First Sentry has not elected to make the financial holding company election because it does not engage in any of the expanded activities.

The Change in Bank Control Act, as amended, provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of First Sentry unless the Federal Reserve Board has been given 60 days prior written notice. The Bank Holding Company Act provides that no company may acquire control of a bank or a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve Board. Control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of 25% or more of any class of voting stock of the company or the ability to control the election of a majority of the directors of the company. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, but less than 25% of any class of stock of a bank holding company, where certain enumerated control factors are also present in the acquisition. The Federal Reserve Board may prohibit an acquisition of control if it would result in a monopoly or substantially lessen competition, the financial condition of the acquiring person might jeopardize the financial stability of the bank or the bank holding company, or the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

The Federal Reserve Board has issued a policy statement regarding the payment of cash dividends by bank holding companies. This policy statement expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that a company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. In addition, Federal Reserve Board policy, as recently codified by the Dodd-Frank Act, requires a bank holding company to serve as a “source of strength” to its subsidiary institutions by providing capital, liquidity and other resources in times of financial stress. Under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.” See “Regulation and Supervision – Capital Requirements.”

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Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any bank holding company that is well-capitalized, well managed and is not subject to any unresolved supervisory issues.

The USA Patriot Act was signed into law on October 26, 2001. The USA Patriot Act gave the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. The USA Patriot Act also requires the federal banking agencies to take into consideration the effectiveness of controls designed to combat money laundering activities in determining whether to approve a merger or other acquisition application of a member institution.

Bank Operations. First Sentry Bank is subject to extensive regulation, examination and supervision by the Federal Deposit Insurance Corporation, as its primary federal regulator, and the West Virginia Division of Financial Institutions. Such regulation and supervision:

•	establishes a comprehensive framework of activities in which First Sentry Bank can engage;

•	limits the types and amounts of investments permissible for First Sentry Bank;

•	limits the ability of First Sentry Bank to extend credit to any given borrower;

•	significantly limits the transactions in which First Sentry Bank may engage with its affiliates;

•	places limitations on capital distributions by First Sentry Bank;

•	imposes assessments to the West Virginia Division of Financial Institutions to fund its operations;

•	establishes a continuing and affirmative obligation, consistent with First Sentry Bank’s safe and sound operation, to help meet the credit needs of its community, including low- and moderate-income neighborhoods;

•	requires First Sentry Bank to maintain certain non-interest-bearing reserves against its transaction accounts;

•	establishes various capital categories resulting in various levels of regulatory scrutiny applied to the institution in a particular category; and

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•	establishes standards for safe and sound operations.

First Sentry Bank must submit annual financial reports audited by independent auditors to the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions. Auditors must receive examination reports, supervisory correspondence and reports of enforcement actions. In addition, an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted to the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions. The audit committee of First Sentry Bank must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers. The regulatory structure is designed primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in these regulations, whether by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the West Virginia Division of Financial Institutions or the U.S. Congress, could have a material impact on First Sentry Bank and its operations.

Transactions with Affiliates. Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, govern transactions between depository institutions and their affiliates. In a holding company structure, the parent holding company of a bank and any companies that are controlled by the parent holding company are affiliates of the bank. Section 23A limits the extent to which the company or its subsidiaries may engage in certain transactions with its affiliates. These transactions include, among other things, the making of loans or other extensions of credit to an affiliate and the purchase of assets from an affiliate. Generally, these transactions between the bank and any one affiliate cannot exceed 10% of the bank’s capital stock and surplus, and these transactions between the bank and all of its affiliates cannot, in the aggregate, exceed 20% of the bank’s capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to an affiliate, and for guarantees or acceptances on letters of credit issued on behalf of an affiliate. Applicable regulations prohibit a bank from lending to any affiliate engaged in activities not permissible for a bank holding company or for the purpose of acquiring the securities of most affiliates. Section 23B requires that transactions covered by Section 23A and a broad list of other specified transactions be on terms and under circumstances substantially the same, or no less favorable to the bank or its subsidiary, as similar transactions with non-affiliates.

Loans to Insiders. Any loans to executive officers, directors, any owner of 10% or more of stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks. All loans to insiders and insiders’ related interests in the aggregate may not exceed either bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s residence, may not exceed the greater of $25,000 or 2.5% of either bank’s capital and unimpaired surplus, provided that such number is equal to or less than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of First Sentry Bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of First Sentry Bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

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An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of First Sentry Bank and that does not give any preference to insiders of First Sentry Bank over other employees of First Sentry Bank.

Dodd-Frank Act. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, which implements far-reaching changes across the financial regulatory landscape, including provisions that, among other things,:

•	created a new agency to centralize responsibility for consumer financial protection, the Consumer Financial Protection Bureau, which will be responsible for implementing, examining and enforcing compliance with federal consumer financial laws;

•	apply the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies;

•	require bank holding companies and banks to be both well capitalized and well managed in order to acquire banks located outside their home state;

•	change the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminate the ceiling on the size of the Deposit Insurance Fund and increase the floor of the size for the Deposit Insurance Fund;

•	impose comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses within the institution itself;

•	require large, publicly-traded bank holding companies to create a risk committee responsible for the oversight of enterprise risk management;

•	implemented corporate governance revisions, including with regard to executive compensation and proxy access by shareholders, that apply to all public companies, not just financial institutions;

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•	made permanent the $250,000 limit for federal deposit insurance, increased the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000;

•	repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	amended the Electronic Fund Transfer Act (“EFTA”) to, among other things, give the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer; and

•	increased the authority of the Federal Reserve Board to examine financial holding companies and their non-bank subsidiaries.

Some aspects of the Dodd-Frank Act are still subject to future rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on First Sentry, its customers or the financial services industry as a whole.  In many cases, regulatory or other governmental agencies already have taken action to comply with the Dodd-Frank Act’s mandates.

Capital Requirements. Federal banking regulations set forth capital adequacy guidelines, which are used by regulatory authorities to assess the adequacy of capital in examining and supervising a bank holding company and its insured depository institutions. Under Federal Deposit Insurance Corporation regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as First Sentry Bank, are required to comply with minimum capital requirements. In July 2013, the Federal Reserve published the final rules that established a new comprehensive capital framework for banking organizations, commonly referred to as Basel III. These final rules substantially revised the risk-based capital requirements applicable to bank holding companies and depository institutions. The final rule became effective January 1, 2015 for smaller, non-complex banking organizations with full implementation by January 1, 2019.

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These capital requirements establish higher capital standards for banks and bank holding companies that assume greater credit risks. For this purpose, a bank's or holding company's assets and certain specified off-balance sheet commitments are assigned to risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A bank's or holding company's capital is divided into two tiers: "Tier 1" capital and "Tier 2" capital. "Tier 1" capital includes common shareholders' equity, non-cumulative perpetual preferred stock, and related surplus (excluding auction rate issues), minority interests in equity accounts of consolidated subsidiaries plus cumulative perpetual preferred stock and Trust Preferred Securities both of which are subject to certain limitations. Goodwill, certain identifiable intangible assets and certain other assets are subtracted from these sources of capital to calculate Tier 1 capital. "Tier 2" capital includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.  Effective January 1 2015, bank and bank holding company regulatory agencies adopted rules defining a subset of Tier 1 capital referred to as “Common Equity Tier 1” capital, or “CET 1” capital, in accordance with the Basel III accord.  CET 1 capital includes only the common shareholders’ equity of the entity before deducting elements such as goodwill, certain identifiable intangible assets and certain other assets.

Financial institutions are currently required to maintain CET 1 capital, Tier I capital and total capital (the sum of Tier I and Tier II capital) equal to at least 4.5%, 6.0% and 8% of total risk-weighted assets, respectively. At December 31, 2015, First Sentry Bank met all requirements, with CET1 capital equal to 14.0% of its total risk-weighted assets, Tier I capital equal to 14.0% of its total risk-weighted assets and total capital equal to 15.3% of its total risk-weighted assets.  In addition to the risk-based capital guidelines, financial institutions are required to maintain a minimum "leverage ratio" (Tier I capital to adjusted total assets) of 4%. At December 31, 2015, First Sentry Bank’s leverage ratio was 9.4%.

Beginning on January 1, 2016 an additional capital conservation buffer will be added to the minimum regulatory capital ratios under the regulatory framework for prompt corrective action.  The capital conservation buffer is designed to absorb losses during periods of economic stress and will be measured as a percentage of risk weighted assets and will be phased-in over a four year period from 2016 thru 2019.  When fully implemented on January 1, 2019, the capital conservation buffer will be 2.5% of risk weighted assets over and above the regulatory minimum capital ratios for CET 1 to risk weighted assets, Tier 1 Capital to risk weighted assets and Total Capital to risk weighted assets.  The consequences of not meeting the capital conservation buffer thresholds include restrictions on the payment of dividends, restrictions on the payment of discretionary bonuses, and restrictions on the repurchasing of common shares by First Sentry. The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in over a four-year period, increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019. The capital ratios of First Sentry Bank already exceed the new minimum capital ratios plus the fully phased-in 2.50% capital buffer requiring a CET 1 to risk weighted assets of at least 7.0%, a Tier 1 Capital to risk weighted assets ratio of at least 8.5% and a Total Capital to risk weighted assets ratio of at least 10.5%.

The Federal Reserve may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

 Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements.

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An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee the bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

Dividend Limitations. First Sentry is a legal entity separate and distinct from First Sentry Bank. Dividends from First Sentry Bank are essentially the sole source of cash for First Sentry. The right of First Sentry, and shareholders of First Sentry, to participate in any distribution of the assets or earnings of First Sentry Bank through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of First Sentry Bank, except to the extent that claims of First Sentry in its capacity as a creditor may be recognized.  Moreover, there are various legal limitations applicable to the payment of dividends to First Sentry as well as the payment of dividends by First Sentry to its shareholders.

First Sentry Bank is subject to various statutory restrictions on its ability to pay dividends to First Sentry.  Specifically, under West Virginia Banking law, approval of the West Virginia Division of Financial Institutions is required prior to the payment of dividends by First Sentry Bank in excess of its earnings retained in the current year plus retained net profits for the preceding two years.  The payment of dividends by First Sentry and First Sentry Bank may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines.  In addition, federal bank regulators have authority to prohibit banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the First Sentry Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as First Sentry Bank’s earnings and financial condition. Moreover, the Federal Reserve Board has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve Board has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength.

At December 31, 2015, First Sentry Bank could pay dividends up to $8.3 million without prior regulatory permission.  No dividends were paid in 2015 that required regulatory approval. During 2015, First Sentry used cash obtained from these dividends to: (1) pay common dividends to shareholders and (2) remit interest payments on First Sentry’s trust preferred securities. Management believes that First Sentry’s available cash balance, together with cash dividends from First Sentry Bank, is adequate to satisfy its funding and cash needs in 2016.

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Federal Reserve System. The Federal Reserve Board regulations require all depository institutions to maintain non-interest earning reserves at specified levels against their transaction accounts (primarily NOW and regular checking accounts). At December 31, 2015, First Sentry Bank was in compliance with the Federal Reserve Board’s reserve requirements. Depository institutions, such as First Sentry Bank, are authorized to borrow from the Federal Reserve Bank “discount window.” First Sentry Bank is deemed by the Federal Reserve Board to be generally sound and thus eligible to obtain primary credit from its Federal Reserve Bank. Generally, primary credit is extended on a very short-term basis to meet the liquidity needs of the institution. Loans must be secured by acceptable collateral and carry a rate of interest of 50 basis points above the Federal Open Market Committee’s federal funds target rate.

Properties

As of December 31, 2015, the net book value of our properties was $4.1 million. The following is a list of our current offices:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Main Office:

823 Eighth Street, Huntington, West Virginia	Owned	1998	16,800	$2,681

706-708 Ninth Avenue, Huntington, West Virginia	Owned	2011	Employee parking	169

726 Ninth Avenue, Huntington, West Virginia	Owned	2015	8,200	470

Branch Offices:

6501 Mud River Road, Barboursville, West Virginia	Land lease	2004	3,200	751

5604 US Route 60 East, Huntington, West Virginia	Leased	2009	3,161	—

5 Second Street, Hamlin, West Virginia	Land lease	2009	1,440	—

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at December 31, 2015 and 2014 and our consolidated results of operations for the years ended December 31, 2015 and 2014. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this joint statement proxy statement/offering circular.

Forward-Looking Statements

Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties, and there are certain important factors that may cause actual results to differ materially from those anticipated. These important factors include, but are not limited to, economic conditions (both generally and more specifically in the markets in which First Sentry operates), competition for First Sentry’s customers from other providers of financial services, government legislation and regulation (which changes from time to time), changes in interest rates, First Sentry's ability to originate quality loans, collect delinquent loans and attract and retain deposits, the impact of First Sentry's growth or lack thereof, First Sentry's ability to control costs, and new accounting pronouncements, all of which are difficult to predict and many of which are beyond the control of First Sentry. The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “predict,” “continue” and similar expressions are intended to identify forward-looking statements.

Overview

Our results of operations depend primarily on our net interest income and controlling our non-interest expense. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including U.S. agency securities and other securities) and other interest-earning assets and the interest paid on our interest-bearing liabilities, consisting primarily of certificates of deposit, long- and short-term borrowings, Federal Home Loan Bank advances, securities sold under agreements to repurchase, savings accounts, money market accounts, transaction accounts and trust preferred securities. Our results of operations also are affected by our provisions for loan losses, other income and other expenses. Other income currently consists primarily of service fees, securities gains and other charges, commissions and fees. Other expenses currently consist primarily of salaries and employee benefits, equipment and occupancy expenses, data processing, professional fees, taxes, insurance and other expenses. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

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Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operations depend, and which involve the most complex subjective decisions or assessments, are the following:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable and reasonably estimatable credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses that is charged against income. In determining the allowance for loan losses, we make significant estimates and, therefore, have identified the allowance as a critical accounting policy. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

The allowance for loan losses has been determined in accordance with GAAP. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined, based on collateral values or the present value of estimated cash flows. The allowance is determined by establishing a reserve rate based on the type of loan, the collateral securing the loan and the loan’s risk rating. Loans that are classified as substandard or doubtful are individually analyzed. The reserve rate is then calculated and applied to the outstanding balances of loans to determine the allocated portion of the allowance for loan losses. Any unallocated portion of the allowance for loan losses is determined by general changes in the size or composition of our loan portfolio.

Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. In addition, the Federal Deposit Insurance Corporation and the West Virginia Division of Financial Institutions, as an integral part of their examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to them at the time of their examination.

The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

This monthly process is performed by credit administration and approved by the Chief Credit Officer. The Chief Financial Officer performs a final review of the calculation. All supporting documentation with regard to the evaluation process is maintained by credit administration. A summary of the allowance for loan losses is presented by the Chief Credit Officer to the Executive Loan Committee, which consists of five directors, including the Chief Executive Officer and the Senior Loan Officer, Chief Financial Officer and Senior Credit Analyst. The board of directors also reviews and approves the allowance for loan losses on a monthly basis.

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We have a concentration of loans secured by real property located in Cabell County, West Virginia. As a substantial amount of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions for appraisal valuations are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly impact the valuation of a property securing a loan and the related allowance determined. The assumptions supporting such appraisals are reviewed by management to determine that the resulting values reasonably reflect amounts realizable on the collateral. Based on the composition of our loan portfolio, we believe the primary risks are increases in interest rates, a decline in the economy generally, and a decline in real estate market values in West Virginia. Any one or combination of these events may adversely affect our loan portfolio, resulting in increased delinquencies, loan losses and future levels of loan loss provisions.

Income Taxes. Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Business Strategy

Our business strategy is to operate as a profitable community-oriented financial institution dedicated to providing personal service to our individual and business customers. Over the past few years, we have emphasized the origination of commercial real estate loans and commercial loans, and we intend to increase our origination of these loans in the future. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

Maintaining a community focus. Our management and board of directors have strong ties to the Huntington and Barboursville, West Virginia communities. Many members of the management team are Huntington natives and are active in the community through non-profit board membership, local business development organizations, and industry associations. In addition, our Board members are well established professionals and respected business people in the Huntington area and throughout West Virginia. Management and the Board are interested in making a lasting contribution to the Huntington community and have succeeded in attracting deposits and loans through attentive and personalized service. To better serve our customers, we have also expanded our products and services by introducing such products as internet and telephone banking, ATM debit cards and CDARS (a type of brokered certificate of deposit that allows a bank to gather large local certificates of deposit that may exceed Federal Deposit Insurance Corporation insurance limits and trade portions of such certificates of deposit with other network members to lower such balances to below Federal Deposit Insurance Corporation insurance limits). On September 25, 2009, in connection with the merger of Guaranty Financial Services, Inc., we acquired a full service branch in Hamlin, West Virginia, located in Lincoln County. We continue to operate at this location as we look to increase our customer base in Lincoln County.

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Continuing our Focus on Commercial Real Estate Lending and Commercial Lending. We intend to continue to increase our origination of higher-yielding commercial real estate loans and commercial loans. These loans generally are originated with adjustable interest rates and/or shorter terms, which assists us in managing our interest rate risk. To support this initiative, we have built an infrastructure of seasoned lenders, business developers and underwriters. We originated $49.4 million of commercial real estate loans and $32.7 million of commercial loans during the year ended December 31, 2015. At December 31, 2015, our commercial real estate loans totaled $198.4 million, or 53.9% of total loans, compared to $184.0 million, or 50.8% of total loans at December 31, 2014, and $181.7 million, or 49.3% of total loans at December 31, 2013. Our commercial loans totaled $85.6 million, or 23.3% at December 31, 2015, and $92.3 million, or 25.5% and $99.6 million, or 27.0% at December 31, 2014 and 2013, respectively. Our commercial loans decreased in 2015 and 2014 due to the slow economy and tightened credit standards.

Maintaining High Asset Quality. We have emphasized maintaining strong asset quality by following conservative underwriting guidelines, and originating a substantial amount of our loans secured by real estate. We will continue to emphasize high quality assets as we continue to strive to meet the credit needs of the communities we serve. Our asset quality remains better than many of our peers. At December 31, 2015, our non-performing assets were $3.5 million, or 0.68% of total assets, compared to $4.0 million or 0.81% of total assets at December 31, 2014, and $8.3 million or 1.70% of total assets at December 31, 2013.

Controlling and Managing Operating Expenses. We intend to continue to manage our operating expenses to maximize our growth in a challenging financial market. Historically, we have maintained a low efficiency ratio as compared to our peers. An efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. For the year ended December 31, 2015, our efficiency ratio was 54.09% and for the years ended December 31, 2014 and 2013, our efficiency ratio was 56.14% and 53.01%, respectively. This means, for example, that we had to spend approximately $0.54 in order to generate $1.00 of income during the year ended December 31, 2015.

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Comparison of Financial Condition at December 31, 2015 and 2014

Total assets increased $13.1 million, or 2.7%, to $508.5 million at December 31, 2015, from $495.4 million at December 31, 2014. The increase was primarily the result of an increase in interest-bearing deposits and loans partially offset by a decrease in investments held to maturity and cash.

Cash and cash equivalents decreased $3.6 million or 13.9% to $22.3 million at December 31, 2015, from $25.9 million at December 31, 2014. The decrease in cash and cash equivalents was a result of investing excess cash from customers’ deposits into interest-bearing deposits throughout 2015.

Interest-earning deposits increased $20.2 million or 128.5% to $35.8 million at December 31, 2015, from $15.7 million at December 31, 2014. The increase in interest-earning deposits was the result of investing excess cash in one-year term certificates of deposit, which funds partially came from investments held to maturity that matured or were called during 2015.

Investments classified as available for sale increased $3.8 million, or 7.4%, to $54.2 million at December 31, 2015, from $50.5 million at December 31, 2014. Investments classified as held to maturity were $18.8 million at December 31, 2015, as compared to $31.3 million at December 31, 2014, a decrease of $12.5 million, or 40.0%. We purchased $27.1 million of securities during the year ended December 31, 2015. Purchases of investment securities were primarily shorter-term U.S. agency securities, with maturities up to five years or longer-term maturity step bonds, and, to a lesser extent, medium-term mortgage-backed securities, with average remaining lives of less than five years as well as purchases of municipal bonds.

Loans, net of allowance, increased $5.2 million to $362.1 million at December 31, 2015. Commercial real estate loans increased $14.4 million, or 7.9%, to $198.4 million at December 31, 2015, from $184.0 million at December 31, 2014. The $14.4 million increase in commercial real estate loans was due to our continued emphasis on commercial real estate loan growth in response to customer demand. Commercial loans decreased $6.7 million, or 7.3%, to $85.6 million at December 31, 2015, from $92.3 million at December 31, 2014. The $6.7 million decrease in commercial loans was due to tightened credit standards during 2015. Residential real estate loans decreased $3.7 million, or 5.2%, to $67.3 million at December 31, 2015, from $71.0 million at December 31, 2014 due to a slowdown in the local housing market. Consumer loans increased $1.5 million, or 10.1%, to $16.7 million at December 31, 2015, from $15.1 million at December 31, 2014 due to the purchase of an automobile participation pool of loans at the end of September in 2015.

Deposits increased $5.9 million, or 1.5%, to $409.7 million at December 31, 2015, from $403.7 million at December 31, 2014 primarily due to an increase in customers’ non-interest bearing checking accounts, NOW accounts, money market deposits and savings deposits, partially offset by a decrease in certificates of deposit. Certificates of deposit decreased $16.2 million, or 8.9%, to $165.1 million at December 31, 2015, from $181.3 million at December 31, 2014. The $16.2 million decrease in certificates of deposit was primarily due to weakened demand for certificates of deposit in our general market area and a conservative pricing strategy by management. Our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts) increased $22.1 million, or 9.9%, to $244.6 million at December 31, 2015, from $222.4 million at December 31, 2014. The $22.1 million increase in our core deposits was due to an increase in our local deposit base coupled with a decrease in customer appetite for certificates of deposit due to the low interest rate environment.

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Federal Home Loan Bank borrowings increased $5.0 million, or 19.1%, to $31.2 million at December 31, 2015, from $26.2 million at December 31, 2014 as a consequence of taking advantage of a low interest rate environment for a five-year term advance. Securities sold under agreements to repurchase decreased $1.1 million, or 6.1% to $16.1 million at December 31, 2015, from $17.1 million at December 31, 2014. The $1.1 million decrease in our securities sold under agreements to repurchase was due to decreases in daily customer balances.

Stockholders’ equity increased $3.2 million, or 8.3%, to $41.6 million at December 31, 20151, from $38.4 million at December 31, 2014. This increase in stockholders’ equity was the result of an increase in retained earnings of $3.2 million and a decrease in accumulated other comprehensive income (loss) of ($37,000), reflecting market value fluctuations in available for sale investments, net of tax, for 2015. The increase in retained earnings of $3.2 million reflected net income of $4.7 million for 2015, offset by the payment of $1.4 million in cash dividends to stockholders during the year.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. Net income increased $590,000, or 14.5%, to $4.7 million for the year ended December 31, 2015, from $4.1 million for the year ended December 31, 2014. The increase reflected a decrease in our provision for loan losses for the year ended December 31, 2015 when compared to the prior year due to a decrease in net charge-offs during 2015 when compared to 2014.

Interest Income. Interest income decreased $92,000, or 0.5%, to $19.8 million for the year ended December 31, 2015, from $19.9 million for the year ended December 31, 2014. The decrease resulted from a decline in the average yield on interest-earning assets of 11 basis points to 4.23% for the year ended December 31, 2015, from 4.34% for the year ended December 31, 2014, mostly offset by an increase in the average balance of interest-earning assets, which increased $9.8 million, or 2.1%, to $467.1 million for the year ended December 31, 2015, from $457.3 million for the year ended December 31, 2014. The decline in our average yield on interest-earning assets during the year ended December 31, 2015, as compared to the prior year, was due to the general low market interest rates as a result of the Federal Reserve Board’s ongoing policy to maintain low interest rates. The increase in the average balance of interest-earning assets was primarily the result of an increase in interest-earning deposits and average loan balances partially offset by a decrease in investment securities.

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Interest income on loans decreased $141,000, or 0.8%, to $17.2 million for the year ended December 31, 2015, from $17.4 million for the year ended December 31, 2014. The average yield on our loan portfolio decreased 12 basis points, to 4.71%, for the year ended December 31, 2015, from 4.83% for the year ended December 31, 2014, primarily as a result of the general low interest rates. The average balance of loans increased $6.0 million, or 1.7%, to $366.1 million for the year ended December 31, 2015, from $360.1 million for the year ended December 31, 2015, reflecting an increase in commercial real estate lending.

Interest income on investments decreased $113,000, or 4.8%, to $2.2 million for the year ended December 31, 2015, from $2.3 million for the year ended December 31, 2014. The decrease resulted from a $9.8 million, or 11.1%, decrease in the average balance of our securities portfolio to $78.2 million for the year ended December 31, 2015, from $88.0 million for the year ended December 31, 2014, primarily as a result of management’s decision to invest in short-term interest-earning deposits to avoid interest rate risk. The decrease in interest income on investments due to the lower average balances was partially offset by an increase in the average yield on our securities portfolio of 18 basis points, to 2.84% for the year ended December 31, 2015, from 2.66% for the year ended December 31, 2014, due to an increase of investments in higher yielding, federal tax-exempt municipal bonds. Interest income on interest-earning cash and cash equivalents increased $113,000, or 184.2%, primarily due to a $13.9 million, or 193.0%, increase in the average balance of our interest-earning cash, to $21.1 million for the year ended December 31, 2015, from $7.2 million for the year ended December 31, 2014, due to management’s decision to invest excess cash in certificates of deposit with one-year terms. Partially offsetting the additional interest income from higher balances was a decrease in the average yield on our interest-earning cash and cash equivalents of 3 basis points, to 0.82% for the year ended December 31, 2015, from 0.85% for the year ended December 31, 2015. Income from our Federal Home Loan Bank stock increased $49,000, or 66.1%, to $125,000 for the year ended December 31, 2015, from $76,000 for the year end December 31, 2014, primarily as a result of a special, one-time dividend of $48,000 paid by the Federal Home Loan Bank in February of 2015.

Interest Expense. Interest expense decreased by $154,000, or 4.1%, to $3.6 million for the year ended December 31, 2015, from $3.8 million for the year ended December 31, 2014. The decrease resulted primarily from a decrease in interest expense on deposits as a result of the general low market interest rates, which was partially offset by an increase in interest expense on additional Federal Home Loan Bank advances. The average rate we paid on deposits decreased 8 basis points to 0.79% for the year ended December 31, 2015, from 0.87% for the year ended December 31, 2014. The average balance of interest-bearing deposits decreased $6.5 million, or 2.0%, to $319.2 million for the year ended December 31, 2015, from $325.7 million for the year ended December 31, 2014. The $6.5 million decline in our average interest-bearing deposits was more than offset by an increase in our average non-interest bearing checking deposits, which increased $10.3 million, or 13.7%, to $85.7 million for the year ended December 31, 2015, from $75.4 million for the year ended December 31, 2014, reflecting an increase in business deposits.

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Interest expense on certificates of deposit decreased $296,000, or 11.5%, to $2.3 million for the year ended December 31, 2015, from $2.6 million for the year ended December 31, 2014. The decrease reflected a decline in the average rate paid on certificates of deposit and a decrease in the average balance of certificates of deposit during 2015. The average rate paid on certificates of deposit decreased 7 basis points to 1.33% for the year ended December 31, 2015, from 1.40% for the year ended December 31, 2014, reflecting lower market rates. The average balance of certificates of deposit decreased $13.4 million, or 7.3%, to $170.3 million for the year ended December 31, 2015, from $183.7 million for the year ended December 31, 2014, reflecting a $7.2 million decrease during 2015 of our brokered certificates of deposit and a less aggressive pricing strategy by management that caused some customers who only had a certificate of deposit relationship with First Sentry Bank to not renew their certificates of deposit at maturity. Interest expense on our core deposits (consisting of checking accounts, NOW accounts, money market accounts and savings accounts) decreased $11,000 to $251,000 for the year ended December 31, 2015, from $262,000 for the prior year, due to decreases in the average rates paid on these core deposits of 1 basis point, partially offset by an increase in our average balance of core deposits of $6.8 million, or 4.6%, to $148.9 million for the year ended December 31, 2015, from $142.1 million for the year ended December 31, 2014.

Interest expense on FHLB advances increased by $155,000 to $571,000 for the year ended December 31, 2015, from $416,000 for the prior year, reflecting an increase in the average rate paid on FHLB advances of 15 basis points to 1.81% for the year ended December 31, 2015, from 1.66% for the year ended December 31, 2014, reflecting the addition of a $5.0 million, five-year term advance borrowed during 2015, which also contributed to a $6.6 million, or 26.2%, increase in the average balance of FHLB advances for the year ended December 31, 2015, when the average balance was $31.6 million as compared to the prior year when the average balance was $25.0 million. Interest expense on securities sold under agreements to repurchase decreased by $7,000 to $274,000 for the year ended December 31, 2015, from $281,000 for the prior year, due to a decrease in the average rate paid on securities sold under agreements to repurchase of 14 basis points to 1.55% for the year ended December 31, 2014, from 1.69% for the prior year. Partially offsetting the decrease in the average rate paid on securities sold under agreements to repurchase was an increase in the average balance of securities sold under agreements to repurchase of $1.1 million, or 6.6%, to $17.7 million for the year ended December 31, 2015, from $16.6 million for the year ended December 31, 2015. Interest expense on trust preferred securities increased by $5,000 during the year ended December 31, 2015, as compared to the prior year, reflecting an increase in the average interest rate paid on trust preferred securities, which increased 6 basis points to 2.59% for the year ended December 31, 2015 from 2.53% for the year ended December 31, 2014.

Net Interest Income. Net interest income increased by $63,000, or 0.4%, to $16.2 million for the year ended December 31, 2015, from $16.1 million for the year ended December 31, 2014, primarily as a result of an $8.7 million, or 10.8%, increase in our average net interest-earning assets to $89.7 million for the year ended December 31, 2015 from $81.0 million for the year ended December 31, 2014 that was mostly offset by decreases in net interest rate spread and our net interest margin. Our net interest rate spread decreased 6 basis points to 3.28% for the year ended December 31, 2015, from 3.34% for the year ended December 31, 2014, and our net interest margin also decreased 6 basis points to 3.46% for the year ended December 31, 2015, from 3.52% for the year ended December 31, 2014. The decrease in our net interest rate spread and net interest margin reflected lower average yields on interest-earning assets that was partially offset by a decrease in our average funding costs.

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Provision for Loan Losses. We recorded a provision for loan losses of $1.2 million for the year ended December 31, 2015, compared to a provision for loan losses of $1.9 million for the year ended December 31, 2014. Net charge-offs decreased to $833,000 for the year ended December 31, 2015, from $2.0 million for the year ended December 31, 2014. The allowance for loans losses was $5.8 million, or 1.58% of total loans receivable at December 31, 2015, compared to $5.4 million, or 1.50% of total loans receivable at December 31, 2014.

The $747,000 decrease in the provision for loan losses for the year ended December 31, 2015, as compared to the prior year reflects a decrease of $1.2 million in net charge-offs for the year ended December 31, 2015, as compared to the year ended December 31, 2014. The $365,000 increase in our allowance for loan losses was a direct result of the decrease in net charge-offs for the year ended December 31, 2015. Total non-performing loans decreased $134,000, or 4.7%, to $2.7 million at December 31, 2015, from $2.8 million at December 31, 2015 reflecting management’s continued emphasis on a strong asset quality. The allowance for loan losses as a percentage of non-performing loans was 215.69% at December 31, 2015, as compared to 192.53% at December 31, 2014. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2015 and 2014.

Other Income. Other income decreased $299,000, or 19.9%, to $1.2 million for the year ended December 31, 2015, from $1.5 million for the year ended December 31, 2014. During 2015, we recognized a $250,000 loss from the write down to $1.1 million of land held for sale that was acquired from Guaranty Bank and Trust in the September 2009 merger. The land was subsequently sold for $1.1 million in February of 2016. The remaining decrease in other income from 2015 to 2014 was due to a decrease in other charges, commissions and fees that was primarily the result of a decrease in overdraft fee income due to a decline in overdrawn account balances during 2015 as compared to the previous year.

Other Expenses. Other expenses decreased $489,000, or 4.9%, and were $9.4 million for the year ended December 31, 2015, as compared to $9.9 million for the year ended December 31, 2014. Contributing to the decline in other expenses was a $300,000 decrease in other real estate owned expenses as a result of the continuing improvement in asset quality. Total OREO expenses for the year ended December 31, 2015 were $95,000 as compared to $395,000 for the prior year. A decrease of $271,000 in insurance expense to $388,000 for the year ended December 31, 2015, from $659,000 for the year ended December 31, 2014, was due to a $272,000 decrease in FDIC deposit insurance premiums, reflecting an increase in First Sentry Bank’s capital ratios coupled with the improvement in asset quality metrics. Also contributing to the decline in other expenses was a $93,000 decrease in data processing expense reflecting earnings credits on cash balances at our correspondent bank that were used to pay data processing invoices. Partially offsetting an overall decrease in other expenses for 2015 was an increase of $66,000 in professional fees, a $42,000 increase in salaries and employee benefits, and a $27,000 increase in equipment and occupancy expense, all of which are considered normal increases from fluctuations in operating expenses.

Income Tax Expense. The provision for income taxes was $2.1 million for the year ended December 31, 2015, compared with $1.7 million for 2014, reflecting the increase in income before income tax between the comparative periods. Our effective tax rate was 31.2% for the year ended December 31, 2015, compared to 29.5% for the year ended December 31, 2014.

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Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Years Ended December 31,
	2015			2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans	$366,075	$17,248	4.71%	$360,117	$17,389	4.83%	$368,541	$18,153	4.93%
Investment securities	78,245	2,225	2.84 (1)	88,042	2,338	2.66 (1)	92,504	2,356	2.55 (1)
Cash and cash equivalents	21,105	174	0.82	7,202	61	0.85	1,131	19	1.68
Federal Home Loan Bank stock	1,702	125	7.34	1,941	76	3.92	2,484	20	0.81
Total interest-earning assets	467,127	19,772	4.23	457,302	19,864	4.34	464,660	20,548	4.42
Non-interest-earning assets	37,386			32,869			29,438
Total assets	$504,513			$490,171			$494,098

Interest-bearing liabilities:
Savings accounts	$30,172	22	0.07	$28,394	28	0.10	$27,090	27	0.10
Certificates of deposit	170,302	2,269	1.33	183,669	2,565	1.40	185,057	2,883	1.56
Money market	55,902	156	0.28	53,168	158	0.30	63,174	217	0.34
NOW	62,828	73	0.12	60,518	76	0.13	60,155	78	0.13
Total interest-bearing deposits	319,204	2,520	0.79	325,749	2,827	0.87	335,476	3,205	0.96
Federal Home Loan Bank advances	31,569	571	1.81	25,007	416	1.66	27,560	395	1.43
Securities sold under agreements to repurchase	17,670	274	1.55	16,580	281	1.69	16,427	278	1.69
Trust preferred securities	9,000	233	2.59	9,000	228	2.53	9,000	233	2.59
Total interest-bearing liabilities	377,443	3,598	0.95	376,336	3,752	1.00	388,463	4,111	1.06
Non-interest-bearing checking	85,689			75,387			69,596
Other non-interest-bearing liabilities	952			1,307			1,320
Total liabilities	464,084			453,030			459,379
Stockholders’ equity	40,429			37,141			34,719
Total liabilities and stockholders’ equity	$504,513			$490,171			$494,098

Net interest income		$16,174			$16,112			$16,437
Net interest rate spread (2)			3.28%			3.34%			3.36%
Net interest-earning assets (3)	$89,684			$80,966			$76,197
Net interest margin (4)			3.46%			3.52%			3.54%
Average interest-earning assets to interest-bearing liabilities	123.76%			121.51%			119.61%

(1)	The tax equivalent yield of the investment securities portfolio was 3.47%, 3.21% and 3.13% for the years ended December 31, 2015, 2014 and 2013, respectively.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis. The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31, 2015 vs. 2014			Years Ended December 31, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Loans	$286	$(427)	$(141)	$(400)	$(364)	$(764)
Investment securities	(274)	161	(113)	(119)	101	(18)
Cash and cash equivalents	115	(2)	113	51	(9)	42
Federal Home Loan Bank stock	(18)	67	49	(21)	77	56

Total interest-earning assets	109	(201)	(92)	(489)	(195)	(684)

Interest-bearing liabilities:
Savings accounts	1	(7)	(6)	1	—	1
Certificates of deposit	(172)	(124)	(296)	(20)	(298)	(318)
Money market	8	(10)	(2)	(32)	(27)	(59)
NOW	3	(6)	(3)	—	(2)	(2)
Total deposits	(160)	(147)	(307)	(51)	(327)	(378)
Federal Home Loan Bank advances	117	38	155	(42)	63	21
Securities sold under agreement to repurchase	17	(24)	(7)	3	—	3
Trust preferred securities	—	5	5	—	(5)	(5)

Total interest-bearing liabilities	(26)	(128)	(154)	(90)	(269)	(359)

Change in net interest income	$135	$(73)	$62	$(399)	$74	$(325)

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage-related assets, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our President and Chief Executive Officer and Chief Financial Officer are responsible for the daily management of interest rate risk. The board of directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, deciding the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the asset-liability management policy.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

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•	originating commercial real estate loans that generally tend to have shorter maturities and higher interest rates that generally reset at five years;

•	investing in U.S. agency securities, mortgage-backed securities and state and political securities; and

•	obtaining general financing through variable rate deposits and longer-term Federal Home Loan Bank advances and repurchase agreements.

Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200, 300 or 400 basis points or decrease of 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

Net Interest Income Analysis. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period. We then calculate what the net interest income would be for the same period under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200, 300 or 400 basis points or decrease of 100 basis points.

The table below sets forth, as of December 31, 2015, our calculation of the estimated changes in our net portfolio value and net interest income that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

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				NPV as a Percentage of Present Value of Assets (3)		Net Interest Income
Change in Interest Rates	Estimated	Estimated Increase (Decrease) in NPV			Increase (Decrease) (basis	Estimated Net Interest	Increase (Decrease) in Estimated Net Interest Income
(basis points) (1)	NPV (2)	Amount	Percent	NPV Ratio (4)	points)	Income	Amount	Percent
	(Dollars in thousands)

+400	$68,007	$7,182	11.81%	14.23%	235	$18,667	$2,370	14.54%
+300	67,037	6,212	10.21	13.79	191	18,116	1,819	11.16
+200	65,654	4,829	7.94	13.27	139	17,462	1,165	7.14
+100	63,544	2,719	4.47	12.63	75	16,863	566	3.47
0	60,825	—	—	11.88	—	16,297	—	—
-100	55,646	5,179	(8.51)	10.71	(117)	15,672	(625)	(3.84)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 20015 in the event of an immediate and sustained 200 basis point increase in interest rates, we would experience a 7.9% increase in net portfolio value and a 7.14% increase in net interest income. In the event of an immediate and sustained 100 basis point decrease in interest rates, we would experience an 8.5% decrease in net portfolio value and a 3.84% decrease in net interest income.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value and net interest income. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value and net interest income information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, repurchase agreements with and advances from the Federal Home Loan Bank of Pittsburgh, lines of credit with other financial institutions and maturities and sales of securities. In addition, we have the ability to collateralize borrowings in the wholesale markets. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The board of directors is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain an operating ratio of liquid assets (not subject to pledge) and borrowings (not subject to pledge) as a percentage of First Sentry Bank’s assets of 10% or greater. At December 31, 2015, this ratio was 26.2%, well above the minimum level, due to additional borrowing capacity at the FHLB of Pittsburgh according to our policy limits. We believe that we have sufficient sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2015.

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We regularly adjust our investments in liquid assets based upon our assessment of:

(i)           expected loan demand and repayment;

(ii)          expected deposit flows;

(iii)         yields available on interest-earning deposits and securities; and

(iv)         the objectives of our asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At December 31, 2015, cash and cash equivalents totaled $22.3 million. At December 31, 2015, we had no loans classified as held for sale. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $54.2 million at December 31, 2015, and we had $47.3 million in outstanding borrowings at December 31, 2015.

At December 31, 2015, we had $13.8 million in outstanding loan commitments. In addition to outstanding loan commitments, we had $51.5 million in unused lines of credit to borrowers. Certificates of deposit due within one year of December 31, 2015 totalled $78.4 million, or 19.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of Pittsburgh and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2016. We believe, however, based on past experience, that a significant portion of such deposits will remain with us if those deposits are required for funding purposes. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

Our primary investing activities are purchasing securities and originating loans. During the years ended December 31, 2015 and 2014, we purchased securities classified as available for sale totaling $21.0 million and $13.9 million, respectively. During the year ended December 31, 2015 we purchased securities classified as held to maturity totaling $6.1 million and during the year ended December 31, 2014 we purchased securities classified as held to maturity totaling $4.4 million. During the years ended December 31, 2015 and 2014, we originated $105.4 million and $77.6 million of loans, respectively.

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Financing activities consist primarily of activity in deposit accounts and borrowings (repurchase agreements and Federal Home Loan Bank of Pittsburgh advances). We experienced a net increase in total deposits of $5.9 million for the year ended December 31, 2015 and a net increase in total deposits of $12.6 million for the year ended December 31, 2014. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, seasonality with respect to certain government deposits, and by other factors.

We experienced a net increase in borrowings of $3.9 million for the year ended December 31, 2015 and a net decrease in borrowings of $10.6 million for the year ended December 31, 2014. At December 31, 2015, we had the ability to borrow an additional $129.2 million from the Federal Home Loan Bank of Pittsburgh and up to $31.5 million from lines of credit with other financial institutions.

First Sentry Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2015, First Sentry Bank exceeded all regulatory capital requirements. First Sentry Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Capital Requirements” and Note 15 of the Notes to the Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we originate. For additional information, see Note 14 of the Notes to the Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

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Recent Accounting Pronouncements

In January 2015, the FASB issued Accounting Standards Update 2015-01. Income Statement – Extraordinary and Unusual Items. The amendments in this Update eliminates the concept of extraordinary items from GAAP. Previously, it was required that an entity separately classify, present, and disclose extraordinary events and transactions. Currently, an event or transaction is presumed to be ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item when certain criteria is met for extraordinary classification. Eliminating the concept of extraordinary items will save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary. This also alleviates uncertainty for preparers, auditors, and regulators because auditors and regulators no longer will need to evaluate whether a preparer treated an unusual and/or infrequent item appropriately. The presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The amendments in this Update are effective for fiscal years beginning after December 15, 2015 and are not expected to have a material impact on First Sentry’s financial statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes. To simplify the presentation of deferred income taxes, the amendments in this Update eliminate the requirement to separate deferred income tax assets and liabilities into current and noncurrent amounts in a classified statement of financial position. The amended guidance simplifies the presentation such that all deferred tax assets and liabilities are to be classified as noncurrent in a classified statement of financial position. The amendments in this Update are effective for financial statements issued for annual periods beginning after December 31, 2017 and are not expected to have a material impact on First Sentry’s financial statements.

In January 2016, the FASB issued 2016-01, Financial Instruments – Overall. The amendments in this Update target improvements to generally accepted accounting principles (GAAP) and affects all entities that hold financial assets or owe financial liabilities. The improvements related to nonpublic entities are (1) require equity investments to be measured at fair value with changes in fair value recognized in net income, (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, (4) require an entity to present separately in other comprehensive income the portion of the total charge in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (5) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements, and (6) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2017, and are not expected to have a material impact on First Sentry’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on First Sentry’s financial position, results of operations or cash flows.

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Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on our performance than the effects of inflation.

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MANAGEMENT OF FIRST SENTRY

First Sentry’s Board is comprised of 18 members. Our bylaws provide that all of the directors are to be elected annually. Directors of First Sentry are generally elected to serve for a one year term and until their respective successors shall have been elected and shall qualify.

The table below sets forth the certain information, as of December 31, 2015, regarding current members of the board of directors and executive officers who are not directors, including their terms of office of board members.

Name	Age(1)	Position(s) Held With First Sentry	Director Since(2)	Current Term Expires

DIRECTORS
Robert H. Beymer	87	Chairman of the Board	1996	2016
Geoffrey S. Sheils	51	President, Chief Executive Officer and Director	1997	2016
Kerry P. Dillard	55	Director	2001	2016
David Fox, III	67	Director	2009	2016
Jeffrey E. Hood	73	Director	2004	2016
Johnnie Jones	79	Director	2001	2016
Nester S. Logan	76	Director	2004	2016
J. Grant McGuire	60	Director	2009	2016
Charles H. McKown, Jr. MD	81	Director	1998	2016
Edward W. Morrison, Jr.	65	Director	2009	2016
Sally C.B. Oxley	65	Director	2009	2016
George A. Patterson, III	65	Director	2009	2016
P. Todd Shell	47	Director	2014	2016
J. Roger Smith	78	Director	2009	2016
Paul L. Turman, II	52	Director	2002	2016
John Jay White	64	Director	2009	2016
Joseph Williams	71	Director	1996	2016
S. Kenneth Wolfe, MD	71	Director	1996	2016
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Richard D. Hardy	58	Senior Vice President and Chief Financial Officer	N/A	N/A
Toby Taylor	47	Senior Vice President	N/A	N/A

(1)	As of December 31, 2015
(2)	Includes service with First Sentry Bank.

The Merger Agreement between First Sentry and Rock Branch provides that upon completion of the Merger two (2) of the directors of Rock Branch will be appointed to the board of directors of First Sentry.

The business experience for the past five years for each of our current directors and executive officers is as follows:

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Directors

Robert H. Beymer is retired. He is the Chairman of the board of directors of First Sentry and First Sentry Bank. He is the past President and Chief Executive Officer of First Sentry Bank and has over 40 years of community banking experience in Huntington, West Virginia.

Geoffrey S. Sheils has been the President and Chief Executive Officer of First Sentry and First Sentry Bank since 2001 and has been with First Sentry Bank since 1997. Prior to joining First Sentry Bank, he held various positions in commercial lending at the First Huntington National Bank. Mr. Sheils is a CPA and has over 30 years of community banking experience in Huntington, West Virginia.

Kerry P. Dillard has been the President and Chief Executive Officer of Bloss & Dillard, Inc., a Managing General Agent insurance agency located in Huntington, West Virginia since 1997.

David Fox, III is retired. He was the Vice President of Business Development for McJunkin Red Man Corporation from 2009 through 2010. He was also Executive Vice President Of McJunkin Appalachian Oilfield Supply Company from 1989 to 2008.

Jeffrey E. Hood has been the President of Hood Enterprises, a real estate holding company, located in Huntington, West Virginia since 1977.

Johnnie Jones has been the President and Chief Executive Officer of Ducky’s, Inc., a salvage company located in Huntington, West Virginia, since 1992.

Nester S. “Buddy” Logan has been the President of S.S. Logan Packing Co. located in Huntington, West Virginia since 1980.

J. Grant McGuire is a member of the law firm of Campbell Woods, PLLC where he has worked since 1984 representing banks and mineral companies. He is a graduate of Duke University and Washington & Lee School of Law. He has served as chairman of various local non-profit institutions and on bank boards for over 25 years.

Charles H. McKown, Jr., M.D. is Marshall University’s Vice President for Health Sciences Advancement and previously served as Vice President of Health Sciences and Dean of Marshall University’s Medical School for 22 years.

Edward W. Morrison, Jr. is President of The C.I. Thornburg Company, Inc., a regional distributor of supplies for the water and waste water industry. Mr. Morrison is a graduate of Virginia Tech and currently serves on several boards of civic and charitable organizations.

Sally C.B. Oxley started Huntington Physical Therapy in 1982 and continues to be the CEO and a practicing Physical Therapist and Certified Hand Therapist. She received her B.A. degree in Biology from Agnes Scott College in 1973 and her Physical Therapy degree, cum Laude, from Georgia State University in 1975. She is presently Chairman of the Cabell Huntington Board of Health and serves on the board of directors of the West Virginia Physical Therapy Association.

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George A. Patterson, III is an attorney and a member of Bowles Rice LLP law firm since 1979.

P. Todd Shell has been the Chief Investment Officer of Guyan International, Inc., a manufacturing company headquartered in Barboursville, West Virginia, since 2006.

J. Roger Smith is an entrepreneur with over 50 years of real estate development experience. He was previously the Mayor of Huntington, past local and state president of the West Virginia Association of Realtors, and a member of other civic and government organizations.

Paul L. Turman, II is president of Paul’s Concrete, Inc., a heavy highway contractor specializing in building highway bridges, and also president of Big Ike since 1994, a real estate holding company located in Barboursville, West Virginia. He is a licensed professional engineer in West Virginia and was the Deputy Secretary of Transportation fort the State of West Virginia from 2005 to 2009.

John Jay White is president of Mahue Construction Company, Inc. since 1992, providing services to natural gas producing properties.

Joseph L. Williams is the Chairman and Chief Executive Officer of Basic Supply Company, Inc. located in Huntington, West Virginia, which he founded in 1977. He was also President and Chief Executive Officer of Consolidated Bank & Trust Company headquartered in Richmond, Virginia and a member of the board of directors of its bank holding company parent, Abigail Adams National Bancorp, Inc. Mr. Williams is a former Mayor and City Councilman of the City of Huntington, West Virginia and holds a degree in finance from Marshall University.

S. Kenneth Wolfe, M.D. is retired. He was a physician at the V.A. Medical Center in Huntington, West Virginia. Prior to that he was a practicing physician who founded Tri State Otolaryngology Head and Neck Surgery.

Executive Officers who are not Directors

Richard D. Hardy has been the Senior Vice President and Chief Financial Officer of First Sentry and First Sentry Bank since 2006. He was Assistant Vice President and Senior Credit Analyst of First Sentry Bank from 2001 to 2006. He is a CPA and also holds an MBA degree.

Toby Taylor is the Senior Vice President of First Sentry Bank responsible for the management of First Sentry Bank’s lending and retail operations since 2000.

Board Independence

Since First Sentry’s common stock is quoted on the Pink Sheets, it is not subject to certain rules regarding the independence of directors applicable to companies traded on the Nasdaq Stock Market or any other national securities exchange. However, the board of directors has determined that each of the directors, with the exception of Mr. Sheils, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Sheils is not independent because he serves as President and Chief Executive Officer.

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In determining the independence of the non-executive directors, the board of directors reviewed the following transactions: (1) annual fees of approximately $2,730 to Director Hood for representing First Sentry Bank as a real estate broker in a 2012 lease arrangement; (2) annual rent of approximately $49,500 paid to T.T.J., Inc. which leases the Barboursville branch and the surrounding land to First Sentry Bank and which is owned by Director Turman’s father, uncle and aunt; (3) annual rent of approximately $78,000 to Director Smith who leases the US Route 60 Pea Ridge branch to First Sentry Bank; and (4) annual supply purchases of approximately $8,900 paid to Basic Supply Company, Inc. that provides maintenance supplies to First Sentry Bank and is owned by Director Williams.

Meetings and Committees of the Board of Directors

The business of First Sentry is conducted at regular and special meetings of the Board of Directors and its standing committees. The only standing committees consist of the Audit Committee and Executive Loan Committee. The board of directors acts as a nominating committee and compensation committee as necessary. During the year ended December 31, 2015, the board of directors met at 12 regular meetings and no special meeting. No member of the board of directors or any committee thereof attended less than 75% of said meetings.

The Audit Committee consists of Messrs. J. Grant McGuire (Chairman), Kerry P. Dillard, David Fox, III, S. Kenneth Wolfe, MD and Mme. Sally C.B. Oxley. The Audit Committee met four times during the year ended December 31, 2015. The Audit Committee is responsible for providing oversight relating to First Sentry’s financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function and annual independent audit. The board of directors designated Director McGuire to serve as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and SEC Rule 10A-3.

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Compensation of Directors

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2015.

Director Compensation
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation(1)	Total
Robert H. Beymer	$3,600	—	—	—	—	—	$3,600
Kerry P. Dillard	3,700	—	—	—	—	—	3,700
David Fox, III	2,200	—	—	—	—	—	2,200
Jeffrey E. Hood	2,400	—	—	—	—	—	2,400
Johnnie Jones	3,600	—	—	—	—	—	3,600
Nester S. Logan	2,400	—	—	—	—	—	2,400
J. Grant McGuire	4,000	—	—	—	—	—	4,000
Charles H. McKown, Jr. MD	1,800	—	—	—	—	—	1,800
Edward W. Morrison, Jr.	2,000	—	—	—	—	—	2,000
Sally C.B. Oxley	2,800	—	—	—	—	—	2,800
George A. Patterson, III	2,400	—	—	—	—	—	2,400
P. Todd Shell	2,400	—	—	—	—	—	2,400
J. Roger Smith	3,600	—	—	—	—	—	3,600
Paul L. Turman, II	2,400	—	—	—	—	—	2,400
John Jay White	2,200	—	—	—	—	—	2,200
Joseph Williams	2,400	—	—	—	—	—	2,400
S. Kenneth Wolfe, MD	2,800	—	—	—	—	—	2,800

(1) No director received perquisites or personal benefits that exceeded $10,000.

Fees. Directors of First Sentry do not receive a fee for serving on the board of directors. Fees are paid for serving on the board of directors of First Sentry Bank. Non-employee directors of First Sentry Bank receive a fee of $200 per board meeting and $100 per committee meeting attended. The board of directors intends to keep the same fee structure following the merger.

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Executive Compensation

The following table sets forth for the year ended December 31, 2015 certain information as to the total compensation paid by First Sentry Bank to Mr. Sheils, who serves as President and Chief Executive Officer, Mr. Hardy who serves as Senior Vice President and Chief Financial Officer and Mr. Taylor who serves as Senior Vice President. The individuals listed in the table below are referred to as named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation(1)	Total
Geoffrey S. Sheils, President and CEO	2015	$292,240	$26,240	—	—	—	—	$7,681	$326,161
Richard D. Hardy, Senior Vice President and CFO	2015	$198,300	$21,127	—	—	—	—	$10,971	$230,398
Toby Taylor, Senior Vice President	2015	$159,680	$6,142	—	—	—	—	$7,985	$173,807

(1) Represents First Sentry Bank’s matching contributions to the 401(k) plan. The named executive officers did not receive perquisites or personal benefits that exceeded $10,000.

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The board of directors of First Sentry does not use numerical formulas to determine changes in compensation for the named executive officers. The board of directors considers a variety of factors in its deliberations over executive compensation, emphasizing the profitability and scope of First Sentry’s operations, the experience, expertise and management skills of the named executive officers and their role in First Sentry’s future success, as well as compensation surveys prepared by professional firms to determine compensation paid to executives performing similar duties for similarly sized institutions. While the quantitative and non-quantitative factors described above were considered by the board of directors, such factors were not assigned a specific weight in evaluating the performance of the named executive officers. In determining the Chief Executive Officer’s bonus, the Chairman of the Board also considers the above factors and makes a recommendation to the board of directors who authorizes such bonus. For the other named executive officers, the Chief Executive Officer considers the above factors and makes a recommendation to the board of directors who authorizes their bonuses.

Employment Agreement with Geoffrey S. Sheils.  First Sentry and First Sentry Bank entered into an employment agreement with Geoffrey S. Sheils, President and Chief Executive Officer effective December 1, 2015.   The agreement with Mr. Sheils has an initial term of two years.  The agreement will automatically extend for successive two year terms unless First Sentry Bank or Mr. Sheils gives the other party notice of nonrenewal at least sixty days prior to the expiration of the then existing term.  Under the agreement, the initial base salary for Mr. Sheils is $292,240.   His base salary will be reviewed at least annually and may be increased, but not decreased. In addition to the base salary, the agreement provides for, among other things, participation in incentive and bonus programs and other fringe benefit plans.  Mr. Sheils will be entitled to use of an automobile and will be reimbursed for any country club fees, expenses and certain fees relating to professional and social organizations.

Mr. Sheils’ employment may be terminated for cause at any time, in which event he would have no right to receive compensation or other benefits for any period after his termination (except for an accrued bonus). However, if Mr. Sheils is terminated for cause due to his negligence or malfeasance which can be reasonably expected to have a material adverse impact on the business of First Sentry or First Sentry Bank, the executive would have the right to receive a lump sum in the amount equal to the five year average of his base salary plus the five year average of his bonus pay. If Mr. Sheils is terminated as a result of non-renewal of his agreement, he would have the right to receive a lump sum in the amount equal to the five year average of his base salary plus the five year average of his bonus pay. In the case of a breach of the material terms of the agreement by First Sentry or First Sentry Bank, Mr. Sheils would be entitled to receive 2.99 times the five year average of his base salary plus 2.99 times the five year average of his bonus pay.

In the event of a termination or resignation following the occurrence of a change in control of First Sentry or First Sentry Bank, Mr. Sheils would be entitled to a severance payment within 30 days in an amount equal to 2.99 times the five year average of his base salary determined immediately prior to the date of the change in control plus 2.99 times the five year average of his bonus pay. If the total payment owed to Mr. Sheils in connection with a change in control would be considered an “excess parachute payment” under Internal Revenue Code Section 280G and subject to an excise tax, First Sentry Bank agrees to pay Mr. Sheils a gross-up payment equal to 100% of the excise tax and 100% of any federal, state and local taxes imposed on the gross-up payment.

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In the event of Mr. Sheils’ death or disability, First Sentry Bank would pay Mr. Sheils or his estate a lump sum in the amount equal to the five year average of his base salary plus the five year average of his bonus pay, and in the event of his death would continue to provide health benefits, to the extent permissible, to Mr. Sheils’ spouse and dependent children for a period of one year.

As a condition to the payment to Mr. Sheils described above, upon termination of employment other than in connection with termination for cause due to Sheils’ negligence, malfeasance or misfeasance which can be reasonably expected to have a material adverse impact on the business of First Sentry, the insolvency or bankruptcy of First Sentry or First Sentry Bank, a material breach of the agreement by First Sentry or First Sentry Bank or the nonrenewal of the agreement by First Sentry Bank, Mr. Sheils agrees not to compete with First Sentry Bank where it has operating offices or in Wayne and Putnam Counties, West Virginia or Lawrence County, Ohio or solicit, recruit or cause current employees of First Sentry Bank or First Sentry to compete against First Sentry Bank, First Sentry or an affiliate for a period of two years. If Mr. Sheils is terminated for cause due to his negligence, malfeasance or misfeasance which can be reasonably expected to have a material adverse impact on the business of First Sentry, he agrees not to compete with First Sentry Bank where it has operating offices or in Wayne and Putnam Counties, West Virginia or Lawrence County, Ohio or solicit, recruit or cause current employees of First Sentry Bank or First Sentry to compete against First Sentry Bank, First Sentry or an affiliate for a period of one year.

401(k) Plan. First Sentry Bank provides its employees a qualified, tax-exempt pension plan with a “cash-or-deferred arrangement” qualifying under Section 401(k) of the Internal Revenue Code. Employees are eligible to make salary deferrals and receive matching contributions to the Plan on their date of hire. Eligible employees are permitted to contribute up to 15% of their compensation to the 401(k) plan on a pre-tax basis, up to a maximum of $18,000 for 2015 as permitted by IRS code ($24,000 total for those participants age 50 and over making catch-up contributions). Matching of the contributions is at the discretion of the board of directors annually. Historically, First Sentry Bank has matched 50% of the contribution up to 10% of the employee’s annual salary.

Discretionary matching contribution vesting is based on a 6-year vesting schedule at a rate of 20% per year beginning with the participant’s second year of employment with First Sentry Bank. Withdrawals are not permitted before age 59 ½, except in the event of death, disability, and termination of employment or for a proven hardship. The Plan offers participant loan applications based upon financial hardship. Upon termination of employment, the participant’s account will be distributed, unless he or she elects to defer the account in a timely manner.

The board of directors may amend the 401(k) plan at any time. In no event, however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to the participant’s account.

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For the fiscal year ended December 31, 2015, First Sentry Bank made $101,579 in contributions to the 401(k) plan.

Stock Option Plan. On May 21, 2012, First Sentry’s shareholders approved the First Sentry 2012 Bancshares, Inc. Stock Option Plan (“the 2012 Plan). The maximum number of shares of stock that may be delivered to participants and their beneficiaries under the 2012 Plan is 264,000. Options granted vest over five years in equal annual installments and expire ten years after the grant date. During the years ended December 31, 2015 and 2014, no incentive stock options were granted. Set forth below is information as of December 31, 2015 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by shareholders.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price(1)	Number of Securities Remaining Available for Issuance under Plans
Equity compensation plans approved by stockholders	38,800	$25.79	225,000

Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	38,800	$25.79	225,000

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Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2015 for the named executive officer.

Outstanding Equity Awards at Fiscal Year-End
Option Awards							Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options not exercisable (#)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Geoffrey S. Sheils,	8/21/12	3,000	2,000	5,000	$25.00	8/21/22	—	—	—	—
President and Chief
Executive Officer

	12/30/13	2,000	3,000	5,000	26.50	12/30/23	—	—	—-	—

Richard D. Hardy,	8/21/12	1,800	1,200	3,000	25.00	8/21/22	—	—	—	—
Senior Vice President
and Chief Financial
Officer

	12/30/13	1,200	1,800	3,000	26.50	12/30/23	—	—	—-	—

Toby Taylor,	8/21/12	2,100	1,400	3,500	25.00	8/21/22	—	—	—	—
Senior Vice President

	12/30/13	1,400	2,100	3,500	26.50	12/30/23	—	—	—-	—

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Transactions with Certain Related Persons

Loans and Extensions of Credit. Federal banking regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk or repayment or present other unfavorable features. First Sentry Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a program generally available to all other employees and that does not give preference to any executive officer or director over any other employee. First Sentry Bank is in compliance with these federal regulations with respect to its loans and extensions of credit to executive officers and directors.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the board of directors. The aggregate balance of our loans to our officers and directors and their related entities was $9.8 million at December 31, 2015. As of December 31, 2015, these loans were performing according to their original terms.

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ROCK BRANCH

INFORMATION ABOUT ROCK BRANCH

In this section describing Rock Branch, the words “we” and “our” refer to Rock Branch.

On October 21, 1996 Rock Branch first opened its doors to the citizens of Putnam County. The bank was established to provide the communities in Putnam and Western Kanawha Counties a bank that would serve the needs of the community and its people in a friendly and personal manner. The bank will have been in operation twenty years in October of this year. Our main office is located at 4650 First Avenue, Nitro, West Virginia. Our telephone number is (304) 755-4700. At December 31, 2015 we had $74.9 million in assets, $66.8 million in deposits and $7.9 in stockholders’ equity.

General

Our principal business consists of accepting deposits, originating, one to four family residential mortgage loans, consumer loans, loans to small businesses and commercial real estate loans. We also invest in bank approved securities. We operate from our main office in Rock Branch, West Virginia located between Nitro and Poca and one branch office located in Scott Depot, West Virginia. Both locations are in Putnam County.

We attract retail deposits from the general public in the communities surrounding our main office and our branch office. We also accept time deposits through our participation in the CDARS network. A significant portion of our commercial real estate, residential real estate and commercial loans are generated by referrals from members of the community, current customers, professional contacts and through a general marketing campaign. We retain in our portfolio all loans we originate with the exception of some of our larger commercial requests. Those loans are participated with other community banking institutions. .

Our revenues are derived primarily from interest on loans and investment securities, and to a lesser extent, cash and due from banks. We also generate revenues from fees and service charges. Our primary sources of funds are deposits and advances and principal and interest payments on securities and loans.

Our website address is www.rbcb.com. Information on our website is not and should not be considered a part of this offering statement.

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Market Area

Our primary market area is considered Western Kanawha County, Putnam County and Cabell County, West Virginia. According to the 2015 U.S. Census Bureau data, Putnam County experienced a (2.4%) population increase from 2010 to 2015 while Kanawha County experienced a decrease of (2.4%) and Cabell County experienced no change. 2015 U.S. Census Bureau data shows a total population in Putnam County of 56,848, a total population in Kanawha County of 188,332 and Cabell County with a population of 96,844. The 2014 median household income for Putnam County was $55,939, Kanawha County $46,583 and Cabell County $37,716. The 2014 median household income for the State of West Virginia was $41,576.

Top employers in Putnam County include Toyota Motor Manufacturing, WV, Inc., Babcock & Wilcox Construction Co, Inc., Appalachian Power Company, CAMC Teays Valley Hospital, Inc., U.S. Foodservice, Inc., Work Force, Inc. and Aep Service Corporation.

Competition

We offer a variety of financial products and services to meet the needs of the communities we serve. Our retail banking offices consist of multiple delivery channels, including full-service banking offices, automated teller machines and telephone and internet banking capabilities. We consider our reputation for superior customer service and financial strength as our major strengths in attracting and retaining customers in our market areas.

We face intense competition in our market area both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we do not offer, such as trust and retail brokerage services.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices in Putnam County and also in Kanawha Counties, West Virginia. As of June 30, 2015 (the latest date for which information is publicly available), we ranked fourth out of thirteen banks in deposit market share, with a 6.8% market share in the Putnam County market area.

Lending Activities

Our principal lending activity has been the origination of one to four family residential mortgage, commercial loans and consumer loans.

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DESCRIPTION OF

FIRST SENTRY COMMON STOCK

General

The authorized capital stock of First Sentry consists of 5,280,000 shares of common stock, $1.00 par value per share, of which 1,437,851 shares are currently outstanding. The outstanding shares are held by 577 shareholders of record, as well as 159 shareholders in street name as of March 31, 2016. All outstanding shares of First Sentry common stock are fully paid and nonassessable. The unissued portion of First Sentry’s authorized common stock are available for issuance as the board of directors of First Sentry determines advisable.

First Sentry has also established stock option plans as incentive for certain eligible employees. As of March 31, 2016 First Sentry had 38,800 stock options issued and outstanding, of which 19,300 were immediately exercisable.

Common Stock

Voting Rights. First Sentry has only one outstanding class of stock and all voting rights are vested in the holders of First Sentry’s common stock. On all matters subject to a vote of shareholders, the shareholders of First Sentry will be entitled to one vote for each share of common stock owned. Shareholders of First Sentry have cumulative voting rights with regard to election of directors.

Dividend Rights. The shareholders of First Sentry are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly since December 31, 2002. Dividends paid are described in the section captioned “PRICE RANGE OF COMMON STOCK AND DIVIDENDS” at page 30. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act, West Virginia banking laws and the limitations imposed by federal banking regulators.

Dividend Restrictions. First Sentry is dependent on dividends from the First Sentry Bank for its revenues. Various federal and state regulatory provisions limit the amount of dividends First Sentry Bank can pay to First Sentry without regulatory approval. At December 31, 2015, approximately $8.3 million of the total shareholders' equity of First Sentry Bank was available for payment of dividends to First Sentry without approval by the applicable regulatory authority.

First Sentry has issued trust preferred securities and assumed trust preferred securities incident to its merger with Guaranty Bancshares. If an event of default occurs under the trust preferred securities, including but not limited to First Sentry’s failure to make any regularly scheduled payments under the trust preferred securities, then First Sentry cannot declare or pay any dividends or distributions on or redeem, purchase or acquire any of First Sentry’s common stock until such default is cured.

In addition, federal bank regulatory authorities have authority to prohibit First Sentry Bank from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the First Sentry Bank to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines as well as each of the First Sentry Bank's earnings and financial condition.

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Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of First Sentry common stock are entitled to receive pro rata all of the assets of First Sentry available for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of First Sentry common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of First Sentry common stock.

Transfer Agent and Registrar. The transfer agent and registrar for First Sentry’s common stock is Computershare.

Preemptive Rights

No holder of any share of the capital stock of First Sentry has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the articles of incorporation of First Sentry contain provisions that indemnify its directors and officers to the fullest extent permitted by the West Virginia Business Corporation Act. These provisions do not limit or eliminate the rights of First Sentry or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of First Sentry provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. First Sentry has attempted to limit its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of First Sentry are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Sentry pursuant to the foregoing provisions, First Sentry has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares of First Sentry that will be exchanged for shares of Rock Branch common stock upon consummation of the Merger will be freely tradable without restriction or registration under the Securities Act.

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First Sentry cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

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COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of First Sentry’s and Rock Branch’s shareholders are governed by the West Virginia Business Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the Merger, the rights of Rock Branch’s shareholders that receive First Sentry common stock will be governed by the articles and bylaws of First Sentry. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Rock Branch’s articles of incorporation and bylaws, First Sentry’s articles of incorporation and bylaws and West Virginia law.

Authorized Capital Stock

First Sentry	Rock Branch

5,280,000 shares of common stock, $1.00 par value per share.

First Sentry is not authorized to issue preferred stock.

However, First Sentry’s Trust Preferred Securities may affect the ability of First Sentry to declare and pay dividends on its outstanding common stock if First Sentry fails to pay the scheduled installments on First Sentry’s Trust Preferred Securities or if an event of default exists under the First Sentry Preferred Securities governing instruments.

500,000 shares of common stock, $4.00 par value per share. Rock Branch is not authorized to issue preferred stock.

Size of Board of Directors

First Sentry	Rock Branch
First Sentry’s bylaws provide that the total number of directors of First Sentry shall be not less than five (5) nor more than twenty-five (25) as from time to time fixed by the board of directors or shareholder resolution. Directors need not be shareholders. Presently the board of directors of First Sentry consists of eighteen (18) individuals.	Rock Branch’s bylaws provide that the total number of directors shall be not less than five (5) nor more than eighteen (18) shareholders, the exact number to be fixed from time to time by resolution of a majority of directors. Nominations for director must be received within a certain time prior to the annual meeting of shareholders.

Cumulative Voting for Directors

Under West Virginia law, cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Both First Sentry and Rock Branch have cumulative voting. Under West Virginia law, shares are only voted cumulatively if the notice of meeting or proxy statement states conspicuously that cumulative voting is authorized or on the request of a shareholder at least 48 hours prior to the meeting at which the shares are to be voted.

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Classes of Directors

First Sentry	Rock Branch
First Sentry only has one class of directors.	Rock Branch has one class of directors.

Filling Vacancies on the Board

First Sentry	Rock Branch
When any vacancy occurs among the board of directors for any reason, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.	When any vacancy occurs among the board of directors for any reason, the remaining members of the board may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.

Removal of Directors

First Sentry	Rock Branch
At a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.	At a meeting of shareholders called expressly for the purpose of removing one or more directors, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal are sufficient to elect him if such votes had been cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he is a part.

Director Nominations

First Sentry	Rock Branch
Nominations for election to the board of directors may be made by the board of directors or by any shareholder entitled to vote for election of directors.	Nominations for election of a director may be made by the board of directors or any shareholder entitled to vote for election of directors. In the event of nomination by a shareholder, such shareholder shall submit the nomination to the President within ten (10) days after the date that annual meeting materials are mailed to the shareholder; in the event such materials are mailed thirteen (13) days or less in advance of the annual meeting, the nomination must be received at least three (3) days prior to the annual meeting. Such nomination must name the nominee and state his age, occupation and the number of Rock Branch share the nominee holds.

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Anti-Takeover Provisions — Business Combinations

First Sentry	Rock Branch
None	None.

Calling Annual Meetings of Shareholders

First Sentry	Rock Branch
The annual meeting of the shareholders of First Sentry shall be held on the third Tuesday of September of each year. If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the board of directors shall cause the election to be held on some subsequent day as soon thereafter as practicable.	The annual meeting of the shareholders of Rock Branch shall be held at such time, place and or such date as fixed by the board of directors, no later than the third Wednesday of June of each year, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions

First Sentry	Rock Branch
The Articles of Incorporation of First Sentry may be amended by a majority vote of shareholders voting at any meeting at which a quorum is present called for the purpose of amending the Articles of Incorporation.	The Articles of Incorporation of Rock Branch may be amended by a majority vote of shareholders voting at any meeting at which a quorum is present called for the purpose of amending the Articles of Incorporation.

Amendment of Bylaws

First Sentry	Rock Branch
The board of directors shall have the power and authority to alter, amend or repeal the bylaws by the vote of a majority of the entire board of directors, subject always to the power of the shareholders to change or repeal such bylaws.	The board of directors shall have the power and authority to alter, amend or repeal the bylaws by the vote of a majority of the entire board of directors, subject always to the power of the shareholders to change or repeal such bylaws.

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Appraisal Rights

First Sentry	Rock Branch
Shareholders of First Sentry have appraisal rights in accordance with West Virginia law.	Shareholders of Rock Branch have appraisal rights in accordance with West Virginia law.

Dividends

First Sentry	Rock Branch

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

First Sentry has issued trust preferred securities and assumed trust preferred securities incident to its merger with Guaranty Bancshares. If an event of default occurs under the trust preferred securities, including but not limited to First Sentry’s failure to make any regularly scheduled payments under the trust preferred securities, then First Sentry cannot declare or pay any dividends or distributions on or redeem, purchase or acquire any of First Sentry’s common stock until such default is cured.

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification

First Sentry	Rock Branch
First Sentry bylaws provide that First Sentry shall, to the fullest extent permitted by, and in accordance with the provisions of, the West Virginia Business Corporation Act, indemnify each director and officer of First Sentry against expenses (including attorneys’ fees), judgments, taxes, fines, and amounts paid in settlement, incurred in connection with, and shall advance expenses (including attorneys’ fees) incurred in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) to which he is, or is threatened to be made, a party by reason of the fact that he is or was a director or officer of First Sentry, or is or was serving at the request of First Sentry as a director, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise.	Rock Branch’s bylaws provide that it shall be the policy of Rock Branch to indemnify any person who serves or has served as director, officer, employee or officer, partner, employee or agent of Rock Branch or any other entity at the request of Rock Branch against reasonable expenses, including reasonable attorneys’ fees, payments and settlements, etc. to the full extent contemplated and permitted by the Code of West Virginia as amended, and that Rock Branch is specifically empowered and authorized to purchase and maintain insurance on behalf of such person.

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PROPOSAL 2 - ADJOURNMENT OF THE MEETING

In the event that there are not sufficient votes to constitute a quorum, the Merger Agreement could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, Rock Branch has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Rock Branch recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.

The board of directors of Rock Branch unanimously recommends that you vote “FOR” approval of this proposal.

LEGAL MATTERS

Dinsmore & Shohl, LLP and Bowles Rice LLP will opine as to the qualification of the Merger as a reorganization and the tax treatment of the consideration paid in connection with the Merger under the Internal Revenue Code. Dinsmore & Shohl, LLP will opine as to the legality of the common stock of First Sentry offered by this proxy statement/offering circular.

EXPERTS

The consolidated financial statements of First Sentry appearing herein for the years ended December 31, 2015 and 2014 and for the three years in the period ended December 31, 2015 have been audited by Hess, Stewart & Campbell, independent registered public accounting firm, as set forth in their report thereon. These financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Sentry filed with the SEC under the Securities Act the offering statement on Form 1-A to register the shares of First Sentry common stock to be issued to Rock Branch shareholders in connection with the Merger. The offering statement, including the exhibits and schedules thereto, contains additional relevant information about First Sentry and its common stock. The rules and regulations of the SEC allow First Sentry and Rock Branch to omit certain information included in the offering statement from this proxy statement/offering circular. This proxy statement/offering circular is part of the offering statement and is an offering circular of First Sentry in addition to being Rock Branch’s proxy statement for its special meeting.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like First Sentry, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information that First Sentry has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

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The SEC allows First Sentry to “incorporate by reference” information into this proxy statement/offering circular. This means that we can disclose important information to you by referring you to another document filed separately by First Sentry with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/offering circular, except for any information that is superseded by information that is included directly in this proxy statement/offering circular.

This proxy statement/offering circular incorporates by reference the documents listed below that First Sentry has previously filed with the SEC:

•	Form S-4 Registration	Filed on December 6, 2008, as amended
Statement (File No. 333-156180)

You can obtain additional copies of the documents incorporated by reference in this proxy statement/offering circular free of charge by requesting them in writing or by telephone from the following address:

First Sentry Bancshares, Inc.
823 8th Street
Huntington, West Virginia 25701
Attention: Geoffrey S. Sheils
Telephone: (304) 522-6400

If you would like to request any documents, please do so by                      ___, 2016 in order to receive them before the shareholder meeting.

Neither First Sentry nor Rock Branch has authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this proxy statement/offering circular or in any of the materials that we have incorporated into this proxy statement/offering circular. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/offering circular about First Sentry has been supplied by First Sentry and information about Rock Branch has been supplied by Rock Branch. The information contained in this proxy statement/offering circular speaks only as of the date of this proxy statement/offering circular unless the information specifically indicates that another date applies.

OTHER MATTERS

The board of directors knows of no other matters that may come before this meeting. If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Joseph K. McDonie,
President and Chief Executive Officer

172

173

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2015 and 2014

Hess, Stewart & Campbell, PLLC

JOHN G. HESS, CPA RICHARD M. STEWART, CPA ROBERT C. CAMPBELL, CPA TOMI J. WEBER, CPA CHARLES A. COOK, CPA JEFFREY M. MOLLOHAN, CPA ELLIOTT R. WILSON, CPA, CFF, ABV, CVA TODD A. ROBINSON, CPA	Certified Public Accountants 252 George Street Beckley, West Virginia 25801 _______________	940 4TH AVENUE SUITE 250 P.O. BOX 1060 HUNTINGTON, WV 25713 (304) 523-6464 (304) 523-4395 FAX

DARRELL D. TUCKER, CPA CARLA F. LOKANT, CPA CHARLES “MATT” MORRIS, CPA MERRILL L. MAY, CPA BRANDON M. MCDONALD, CPA JASON S. KELLEY, CPA	(304) 255 – 1978 Fax (304) 255 – 1971 _______________
ANDREW G. REED, CPA MATTHEW M. SANDY, CPA TIFFANY D. GOODERHAM, CPA MAEGAN N. WILSON, CPA LEANNE T. IMPERI, EA JOHN A LEDAHAWSKY, EA	Email: hsc@hsc-cpa.com Web Site: hsc-cpa.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

First Sentry Bancshares, Inc.

Huntington, West Virginia

We have audited the accompanying consolidated financial statements of First Sentry Bancshares, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

MEMBERS

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

WEST VIRGINIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

F-1

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Sentry Bancshares, Inc. and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Beckley, West Virginia

March l5 ,2016

MEMBERS

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

WEST VIRGINIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS

F-2

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	2015	2014
ASSETS

Cash and due from banks	$22,338,323	$25,944,154
Federal funds sold	-	-
Cash and cash equivalents	22,338,323	25,944,154

Interest-bearing deposits	35,846,990	15,687,000
Investments available-for-sale	54,214,477	50,453,012
Investments held-to-maturity	18,793,122	31,337,806
Federal Home Loan Bank stock, at cost	1,650,800	1,457,600

Total loans	367,903,927	362,344,944
Allowance for loan losses	(5,800,000)	(5,435,000)
Net loans	362,103,927	356,909,944

Interest receivable	1,753,241	1,753,237
Bank premises and equipment, net	5,070,509	4,703,567
Land held for sale	1,100,000	1,350,000
Goodwill and other intangible assets, net	2,673,361	2,708,228
Other assets	2,955,254	3,049,976

TOTAL ASSETS	$508,500,004	$495,354,524

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$94,688,445	$80,366,925
Interest-bearing	314,992,151	323,377,209
Total deposits	409,680,596	403,744,134

Securities sold under agreements to repurchase	16,090,854	17,144,621
Federal Home Loan Bank advances	31,220,578	26,220,578
Trust preferred capital notes	9,000,000	9,000,000
Interest payable	273,709	277,364
Other liabilities	670,381	602,033

	466,936,118	456,988,730

STOCKHOLDERS' EQUITY
Common stock, $1 par value, 5,280,000 shares authorized 1,437,851 issued and outstanding at December 31, 2015 and 1,437,651 issued and outstanding at December 31, 2014	1,437,851	1,437,651
Additional paid-in capital	15,298,548	15,293,748
Retained earnings	24,827,233	21,597,504
Accumulated other comprehensive income	254	36,891

	41,563,886	38,365,794

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$508,500,004	$495,354,524

See Notes to Consolidated Financial Statements

F-3

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2015 and 2014

	2015	2014

INTEREST INCOME
Loans, including fees	$17,247,460	$17,388,877
Investment securities:
Taxable	1,339,694	1,385,085
Tax-exempt	1,010,501	1,028,278
Federal funds sold and interest-bearing deposits	174,159	61,286
	19,771,814	19,863,526

INTEREST EXPENSE
Deposits	2,520,219	2,827,392
Securities sold under agreements to repurchase	273,391	280,822
Trust preferred securities	232,550	227,359
FHLB advances	571,233	416,119
	3,597,393	3,751,692

NET INTEREST INCOME	16,174,421	16,111,834

PROVISION FOR LOAN LOSSES	1,198,336	1,945,532

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	14,976,085	14,166,302

OTHER INCOME
Service fees	134,312	134,339
Securities losses	(52,304)	(124,745)
Loss on land held for sale	(250,000)	-
Other charges, commissions and fees	1,374,215	1,496,057
	1,206,223	1,505,651

OTHER EXPENSES
Salaries and employee benefits	4,970,702	4,928,570
Equipment and occupancy expenses	1,113,273	1,085,891
Data processing	371,773	464,785
Professional fees	628,553	562,366
Taxes, other than payroll, property and income	159,552	186,110
Insurance	387,731	659,170
Other expenses	1,769,874	2,003,193
	9,401,458	9,890,085

INCOME BEFORE INCOME TAX	6,780,850	5,781,868

INCOME TAX EXPENSE	2,113,370	1,704,331

NET INCOME	$4,667,480	$4,077,537

EARNINGS PER SHARE, BASIC	$3.25	$2.84
EARNINGS PER SHARE, DILUTED	$3.23	$2.83

See Notes to Consolidated Financial Statements

F-4

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2015 and 2014

	2015	2014

Net income	$4,667,480	$4,077,537

Other comprehensive income:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period	(179,912)	567,650
Reclassification adjustment for losses included in net income	52,304	124,745
	(127,608)	692,395

Cumulative-effect adjustment to apply GAAP for transfer of securities from available-for-sale to held-to-maturity	40,581	219,679

Less income tax expense (benefit)	(50,390)	263,110

Other comprehensive income (loss), net of tax	(36,637)	648,964

Comprehensive income	$4,630,843	$4,726,501

See Notes to Consolidated Financial Statements

F-5

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2015 and 2014

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income (Loss)	Equity

BALANCE, December 31, 2013	$1,437,651	$15,293,748	$18,670,088	$(612,073)	$34,789,414

Net income	-	-	4,077,537	-	4,077,537

Other comprehensive income	-	-	-	648,964	648,964

Dividends, $0.80 per share	-	-	(1,150,121)	-	(1,150,121)

BALANCE, December 31, 2014	1,437,651	15,293,748	21,597,504	36,891	38,365,794

Exercise of 200 stock options @ $25 per share	200	4,800	-	-	5,000

Net income	-	-	4,667,480	-	4,667,480

Other comprehensive loss	-	-	-	(36,637)	(36,637)

Dividends, $1.00 per share	-	-	(1,437,751)	-	(1,437,751)

BALANCE, December 31, 2015	$1,437,851	$15,298,548	$24,827,233	$254	$41,563,886

See Notes to Consolidated Financial Statements

F-6

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015 and 2014

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,667,480	$4,077,537
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,198,336	1,945,532
Depreciation and amortization	373,762	383,992
Subsequent write-downs on other real estate	15,462	92,391
Investment securities amortization net of accretion	393,996	445,124
Amortization of core deposit intangible	34,867	34,867
Loss on sale of securities	52,304	124,745
Loss on sale of assets	14,316	121,962
Loss on land held for sale	250,000	-
Deferred income taxes (benefit)	(218,697)	139,549
Changes in:
Interest receivable	(4)	15,237
Other assets	(116,403)	576,480
Interest payable	(3,655)	(5,501)
Other liabilities	68,348	(106,223)
NET CASH PROVIDED BY OPERATING ACTIVITIES	6,730,112	7,845,692

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in interest-bearing deposits	(20,159,990)	(15,189,000)
Maturities of investments available-for-sale	4,275,000	4,010,000
Redemptions of investments available-for-sale	7,849,583	10,560,254
Sale of investments available-for-sale	4,543,574	2,190,240
Maturities of investments held-to-maturity	-	35,000
Redemptions of investments held-to-maturity	18,639,204	7,955,101
Purchases of investments available-for-sale	(20,972,050)	(13,924,433)
Purchases of investments held-to-maturity	(6,114,556)	(4,392,427)
Sale (purchase) of Federal Home Loan Bank Stock	(193,200)	1,059,400
Net (increase) decrease in loans	(6,826,633)	3,422,841
Proceeds from sale of foreclosed properties	918,884	2,184,144
Purchases of premises and equipment	(740,703)	(241,478)
NET CASH USED IN INVESTING ACTIVITIES	(18,780,887)	(2,330,358)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	5,936,462	12,626,540
Net change in agreements to repurchase securities	(1,053,767)	(621,988)
Net increase (decrease) in FHLB advances	5,000,000	(10,000,000)
Cash dividends paid	(1,437,751)	(1,150,121)
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,444,944	854,431

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,605,831)	6,369,765

CASH AND CASH EQUIVALENTS, BEGINNING	25,944,154	19,574,389

CASH AND CASH EQUIVALENTS, ENDING	$22,338,323	$25,944,154

See Notes to Consolidated Financial Statements

F-7

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015 and 2014

	2015	2014

SUPPLEMENTAL DISCLOSURES

Cash paid for interest on deposits and borrowings	$3,503,249	$3,652,313
Cash paid for income taxes	2,411,500	972,887

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES

Loans transferred to foreclosed properties	$272,014	$610,500

See Notes to Consolidated Financial Statements

F-8

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Date of management’s review: Management has evaluated subsequent events through March 15, 2016, the date which the financial statements were available to be issued.

Nature of operations: Effective January 1, 2002, First Sentry Bank, Inc. (the Bank) merged into First Sentry Bancshares, Inc. (the Company) and became a wholly-owned subsidiary. The shareholders of First Sentry Bank, Inc. became the shareholders of First Sentry Bancshares. Effective September 25, 2009, the Company acquired all of the stock of Guaranty Financial Services, Inc. and Subsidiary (Guaranty). The subsidiary bank, Guaranty Bank and Trust Company (Guaranty Bank), was merged into First Sentry Bank, Inc. First Sentry Bancshares, Inc. is a bank holding company whose principal activity is the ownership and management of First Sentry Bank, Inc. The Bank generates commercial, mortgage and consumer loans and receives deposits from customers in Huntington, West Virginia and the surrounding area. The bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulation by the West Virginia State Division of Banking and the Federal Deposit Insurance Corporation (FDIC).

Principles of consolidation: The consolidated statements include the accounts of the Company and its wholly-owned subsidiary, First Sentry Bank, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Business segments: The Company reports its activities as a single business segment. In determining proper segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource and performance assessment.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in the application of certain accounting policies that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. As a result of unanticipated events or circumstances, actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent on local economic conditions.

While management uses available information to recognize losses on loans, future reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Reclassifications: Certain reclassifications have been made to prior year’s financial statements to place them on a basis comparable with the current year.

F-9

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Significant group concentration of credit risk: Most of the Company’s activities are with customers in Cabell County, West Virginia and the general surrounding area. The Bank also operates a full service branch in Lincoln County, West Virginia. Note 4 discusses the types of investment securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and cash equivalents: For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and cash on hand, amounts due from banks, and federal funds sold. The Company maintains amounts due from banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Interest-bearing deposits: Interest-bearing deposits in banks mature within one or two years and are carried at cost.

Trading activities: The Company did not hold securities for short-term resale for the years ended December 31, 2015 and 2014, and therefore did not maintain a trading securities portfolio.

Investment securities: Management determines the appropriate classification of securities at the time of purchase. Securities available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported in other comprehensive income. Securities classified as held-to-maturity are those debt securities that the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or general economic conditions and are carried at amortized cost. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company evaluates each held to maturity and available for sale security in a loss position for other-than-temporary impairment (OTTI). In estimating other-than-temporary impairment losses, management considers such factors as the length of time and the extent to which the market value has been below cost, the financial condition of the issuer and the Company’s intent to sell and whether it is more likely than not that the Company will be required to sell the security before anticipated recovery of the amortized cost basis. If the Company intends to sell or if it is more likely than not that the Company will be required to sell the security before recovery, the OTTI write-down is recognized in earnings. If the Company does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income (loss).

F-10

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Loans: The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout West Virginia, Ohio, and Kentucky. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas. Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees. Interest income on loans is recognized on the accrual basis except for those loans in a nonaccrual income status. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless a nonaccrual loan is well secured and collection of all principal and remaining accrued interest is anticipated from the disposition of collateral. The interest on nonaccrual loans is accounted for on-the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses: The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due according the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loans and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

Troubled debt restructurings: In situations where, for economic or legal reasons related to a debtor’s financial difficulties, the Company grants a concession for other than an insignificant period of time to the debtor that the Company would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). The Company strives to identify debtors in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where the Company grants the debtor new terms that provides for a reduction of either interest or principal, the Company measures any impairment on the restructuring as previously noted for impaired loans.

F-11

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Premises and equipment: Land is carried at cost. Other premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the respective assets as follows:

Buildings and improvements	5 – 40 years
Furniture, equipment and software	3 – 10 years

Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Other real estate owned: Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank’s carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Stock based compensation: Compensation cost is recognized for stock options granted to employees based on the fair value of these awards at the date of grant. A Black-Scholes model is normally utilized to estimate the fair value of stock options, however, due to the historical low volatility of the Company’s stock price, a minimum stock option value calculation was performed as an alternative to the Black-Scholes option pricing model. Compensation cost is recognized on a straight-line basis over the required service period, generally defined as the vesting period.

Comprehensive income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on securities available-for-sale, and unrealized losses related to other credit factors on debt securities available-for-sale.

Advertising costs: Advertising costs are expensed as incurred.

Accrued compensated absences: Compensated absences are subject to various restrictions and therefore have not been accrued since they cannot be reasonably estimated. The Bank recognizes the cost of compensated absences when actually paid.

Retirement plan: The Company funds retirement costs as incurred. Additional details on retirement plan costs and provisions are more fully described in Note 18.

Income taxes: Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

F-12

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The Company files consolidated income tax returns with its subsidiary. When tax returns are filed, it is highly certain that some positions would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management is not aware of any material uncertain tax positions and no liability has been recognized at December 31, 2015. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Earnings per share: Basic earnings per share are computed on the weighted average number of shares outstanding. Diluted earnings per share include common share equivalents calculated for stock options using the treasury stock method. Earnings and dividends per share are restated for all stock splits and dividends through the date of issuance of the financial statements.

Fair value of instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully described in Note 2. Fair value estimates involve uncertainties and matters of judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Recent accounting pronouncements: The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting and/or disclosure of financial information by the Company.

In January 2015, the FASB issued Accounting Standards Update 2015-01. Income Statement – Extraordinary and Unusual Items. The amendments in this Update eliminates the concept of extraordinary items from GAAP. Previously, it was required that an entity separately classify, present, and disclose extraordinary events and transactions. Currently, an event or transaction is presumed to be ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item when certain criteria is met for extraordinary classification. Eliminating the concept of extraordinary items will save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary. This also alleviates uncertainty for preparers, auditors, and regulators because auditors and regulators no longer will need to evaluate whether a preparer treated an unusual and/or infrequent item appropriately. The presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. The amendments in this Update are effective for fiscal years beginning after December 15, 2015 and are not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes. To simplify the presentation of deferred income taxes, the amendments in this Update eliminate the requirement to separate deferred income tax assets and liabilities into current and noncurrent amounts in a classified statement of financial position. The amended guidance simplifies the presentation such that all deferred tax assets and liabilities are to be classified as noncurrent in a classified statement of financial position. The amendments in this Update are effective for financial statements issued for annual periods beginning after December 31, 2017 and are not expected to have a material impact on the Company’s financial statements.

F-13

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In January 2016, the FASB issued 2016-01, Financial Instruments – Overall. The amendments in this Update target improvements to generally accepted accounting principles (GAAP) and affects all entities that hold financial assets or owe financial liabilities. The improvements related to nonpublic entities are (1) require equity investments to be measured at fair value with changes in fair value recognized in net income, (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment, (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, (4) require an entity to present separately in other comprehensive income the portion of the total charge in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments, (5) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements, and (6) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2017, and are not expected to have a material impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2.	FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. Under GAAP, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1	Valuation is based upon quoted prices in active markets for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

A financial instrument’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

F-14

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	FAIR VALUES OF FINANCIAL INSTRUMENTS, continued

The following methods and assumptions were used in estimating fair value disclosures for financial instruments, along with a description of the valuation methodologies used for those instruments measured at fair value.

Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Federal funds sold: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Interest-bearing deposits: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: Fair values are based on quoted market prices obtained through third party service providers or dealer market participants. The carrying amount of the FHLB stock approximates fair value due to redemption restrictions that prohibit marketability.

Loans: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

Securities sold under agreements to repurchase: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

FHLB advances: The carrying amounts of advances maturing within ninety days approximate their fair values. Fair values of other advances are estimated using discounted cash flows analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest: The carrying amounts of accrued interest approximate fair value.

Commitments to extend credit and standby letters of credit: Commitments to extend credit and standby letters of credit represent agreements to lend to a customer at the market rate when the loan is extended, thus the commitments and letters of credit are not considered to have a fair value.

F-15

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	FAIR VALUES OF FINANCIAL INSTRUMENTS, continued

Assets measured at fair value on a recurring and non-recurring basis are summarized below:

		Quoted Prices	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Balance	(Level 1)	(Level 2)	(Level 3)

December 31, 2015:
Recurring basis:
Investments available-for-sale:
Mortgage-backed securities	$11,771,550	$-	$11,771,550	$-
U.S. agency securities	10,326,590	-	10,326,590	-
State and political securities	29,171,595	-	29,171,595	-
Corporate securities	2,944,742	-	2,944,742	-
Non-recurring basis:
Impaired loans	2,688,855	-	2,688,855	-
Foreclosed assets	771,389	-	771,389	-
	$57,674,721	$-	$57,674,721	$-

December 31, 2014:
Recurring basis:
Investments available-for-sale:
Mortgage-backed securities	$13,351,084	$-	$13,351,084	$-
U.S. agency securities	9,445,125	-	9,445,125	-
State and political securities	23,631,511	-	23,631,511	-
Corporate securities	4,025,292	-	4,025,292	-
Non-recurring basis:
Impaired loans	2,822,624	-	2,822,624	-
Foreclosed assets	1,206,100	-	1,206,100	-
	$54,481,736	$-	$54,481,736	$-

GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments. GAAP excluded certain financial instruments and all nonfinancial disclosure requirements. Accordingly, aggregate fair value estimates do not represent the underlying value of the Bank.

The estimated fair values of the Bank’s financial instruments at December 31, 2015 and 2014 do not significantly differ from their carrying amounts as reported in the balance sheet.

NOTE 3.	RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2015 and 2014 was $4,679,000 and $5,065,000, respectively.

F-16

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INVESTMENT SECURITIES

The amortized cost of investment securities and their fair values at December 31, 2015 and 2014, are as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2015:
Held-to-maturity:
U.S. agency securities	$6,407,957	$44,873	$-	$6,452,830
State and political securities	12,385,165	334,464	11,643	12,707,986
	18,793,122	379,337	11,643	19,160,816
Available-for-sale:
Mortgage-backed securities	11,856,122	33,453	118,025	11,771,550
U.S. agency securities	10,300,622	71,360	45,392	10,326,590
State and political securities	28,901,652	289,290	19,347	29,171,595
Corporate securities	3,016,445	3,232	74,935	2,944,742
	54,074,841	397,335	257,699	54,214,477

	$72,867,963	$776,672	$269,342	$73,375,293
December 31, 2014:
Held-to-maturity:
U.S. agency securities	$15,392,770	$79,692	$82,997	$15,389,465
State and political securities	15,945,036	512,562	3,971	16,453,627
	31,337,806	592,254	86,968	31,843,092
Available-for-sale:
Mortgage-backed securities	13,364,354	85,819	99,089	13,351,084
U.S. agency securities	9,409,820	101,186	65,881	9,445,125
State and political securities	23,392,011	300,513	61,013	23,631,511
Corporate securities	4,019,583	28,582	22,873	4,025,292
	50,185,768	516,100	248,856	50,453,012

	$81,523,574	$1,108,354	$335,824	$82,296,104

The amortized cost and estimated fair value of securities at December 31, 2015, by contractual maturity, are as follows:

	Held-to-Maturity		Available-for-Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
December 31, 2015:
One year or less	$-	$-	$4,029,520	$4,033,919
After one year through five years	5,217,486	5,306,743	10,437,323	10,458,003
After five years through ten years	4,154,999	4,264,806	19,474,321	19,489,550
After ten years	9,420,637	9,589,267	20,133,677	20,233,005

	$18,793,122	$19,160,816	$54,074,841	$54,214,477

F-17

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	INVESTMENT SECURITIES, continued

Actual maturities of debt securities may differ from those presented above since certain obligations provide the issuer the right to call or prepay the obligation prior to its scheduled maturity.

Proceeds and redemptions of available-for-sale securities for the years ended December 31, 2015 and 2014, totaled $16,668,157 and $16,760,494, respectively. Net losses on redemptions of available-for-sale securities totaled $54,100 and $131,644 for the years ended December 31, 2015 and 2014, respectively. Proceeds and redemptions of held-to-maturity securities for the years ended December 31, 2015 and 2014 totaled $18,639,204 and $7,990,101, respectively. Net gains on redemptions of held-to-maturity securities totaled $1,796 and $6,899 for the years ended December 31, 2015 and 2014, respectively.

Securities with a carrying value of $39,668,000 and $42,782,000 were pledged at December 31, 2015 and 2014, respectively, to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Information pertaining to securities held-to-maturity and securities available-for-sale with gross unrealized losses at December 31, 2015 and 2014, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Twelve Months or Greater		Total
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Loss	Value	Loss	Value	Loss	Value
December 31, 2015:
Held-to-maturity:
State and political securities	$11,643	$630,306	$-	$-	$11,643	$630,306
Available-for-sale:
Mortgage-backed securities	67,019	7,118,432	51,006	1,944,480	118,025	9,062,912
U.S. agency securities	33,912	4,854,087	11,480	1,327,649	45,392	6,181,736
State and political securities	7,245	3,946,220	12,102	2,343,531	19,347	6,289,751
Corporate Securities	37,825	1,226,005	37,110	712,890	74,935	1,938,895

	$157,644	$17,775,050	$111,698	$6,328,550	$269,342	$24,103,600
December 31, 2014:
Held-to-maturity:
U.S. agency securities	$11,618	$1,486,815	$71,380	$7,928,605	$82,998	$9,415,420
State and political securities	1,723	1,248,573	2,248	130,279	3,971	1,378,852
Available-for-sale:
Mortgage-backed securities	20,963	4,413,038	78,126	2,908,386	99,089	7,321,424
U.S. agency securities	6,227	1,501,170	59,653	2,340,867	65,880	3,842,037
State and political securities	34,582	7,183,234	26,432	2,583,587	61,014	9,766,821
Corporate Securities	19,900	480,100	2,972	247,028	22,872	727,128

	$95,013	$16,312,930	$240,811	$16,138,752	$335,824	$32,451,682

F-18

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENT SECURITIES, continued

At December 31, 2015, fifty-four debt securities with unrealized losses totaling $269,342 had depreciated 1.11% from the Company’s amortized cost basis. At December 31, 2014, sixty-seven debt securities with unrealized losses totaling $335,824 had depreciated 1.02% from the Company’s amortized cost basis. These securities are guaranteed by the U.S. Government, other governments, or by corporations. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether the downgrades by bond-rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary. Management does not believe that any individual unrealized loss as of December 31, 2015, included in the table above represents an other-than-temporary impairment as management mainly attributes the declines in value to changes in interest rates and lack of liquidity in the market place, not credit quality or other factors. Management does not believe it is probable that the Company will not receive all principal and interest payments in accordance with the contractual terms of these securities. The Company has the intent and ability to hold the securities contained in the table on previous page until maturity.

Federal Home Loan Bank Stock, which represents a required investment in the common stock of the Federal Home Loan Bank of Pittsburgh (FHLB), is carried at cost as a restricted long-term investment at December 31, 2015 and 2014. The balances for FHLB stock at December 31, 2015 and 2014 totaled $1,650,800 and $1,457,600, respectively.

Management evaluates the FHLB stock for impairment in accordance with GAAP. When determining if any impairment has occurred, management bases its decision on the ultimate recoverability of the cost rather than recognizing temporary declines in value. Factors that are considered are 1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, 2) commitment by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and 3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB. Management does not believe an impairment charge is required as it relates to FHLB stock as of December 31, 2015.

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	December 31,
	2015	2014
Loans
Commercial	$85,559,607	$92,264,537
Commercial real estate	198,429,323	183,985,779
Residential real estate	67,335,253	71,029,318
Consumer	16,668,450	15,141,958
Gross loans	367,992,633	362,421,592
Less deferred loan fees	(88,706)	(76,648)

Total loans	$367,903,927	$362,344,944

As disclosed in Note 11, the commercial, commercial real estate and residential real estate loans secure the Federal Home Loan Bank advances. Overdraft deposit accounts that have been reclassified as loans as of December 31, 2015 and 2014, totaled $79,820 and $105,993, respectively. Unamortized premiums on purchased loans totaled $349,391 and $325,298, respectively, at December 31, 2015 and 2014.

F-19

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

As of December 31, 2015, the scheduled maturities of loans are as follows:

2015

Three months or less	$48,102,922
Over three months through twelve months	57,771,420
Over one year through three years	79,167,701
Over three years through five years	124,523,276
Over five years through ten years	42,281,452
Over ten years	16,145,862

$367,992,633

In the ordinary course of business, the Bank has, and expects to continue to have, transactions, including loans, with its executive officers, directors, principal shareholders and their related interests. In the opinion of management, such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectability or present any other unfavorable features to the Bank. Loans to such related parties are summarized as follows:

	December 31,
	2015	2014

Beginning balance	$10,310,843	$13,036,754
New loans	525,000	431,936
	10,835,843	13,468,690
Less payments	1,017,931	3,157,847

Ending balance	$9,817,912	$10,310,843

The following tables detail activity in the allowance for loan losses, segregated by class of loan, for the years ended December 31, 2015 and 2014. The allocation portion of the allowance to one category of loans does not preclude its ability to absorb losses in other loan categories and periodically may result in reallocation within the provision categories.

	Beginning				Ending
	Balance	Charge-Offs	Recoveries	Provision	Balance
December 31, 2015:
Commercial	$1,913,598	$305,982	$56,105	$62,840	$1,726,561
Commercial real estate	2,956,500	218,271	12,137	(718,452)	2,031,914
Residential real estate	245,460	347,506	-	721,520	619,474
Consumer	306,460	78,013	48,194	(73,025)	203,616
Unallocated	12,982	-	-	1,205,453	1,218,435

	$5,435,000	$949,772	$116,436	$1,198,336	$5,800,000

F-20

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

	Beginning				Ending
	Balance	Charge-Offs	Recoveries	Provision	Balance
December 31, 2014:
Commercial	$2,577,692	$377,304	$149,763	$(436,553)	$1,913,598
Commercial real estate	2,387,025	1,155,375	48,796	1,676,054	2,956,500
Residential real estate	340,190	226	4,350	(98,854)	245,460
Consumer	181,185	747,679	39,143	833,811	306,460
Unallocated	41,908	-	-	(28,926)	12,982

	$5,528,000	$2,280,584	$242,052	$1,945,532	$5,435,000

As a part of the ongoing monitoring of the credit quality of the loan portfolio, management tracks certain credit quality indicators including trends related to (i) the risk grade assigned to commercial and consumer loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) nonperforming loans, and (v) the general economic conditions in the Company’s geographic markets.

The Bank uses a risk grading system to assign a risk grade to each of its loans and assigns credit quality indicators of pass, special mention, substandard and doubtful to its loans. Special mention loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loans or in the Bank’s credit position at some future date. A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt by the borrower. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. They require more intensive supervision by management. For some substandard loans, the likelihood of full collection of interest and principal may be in doubt and thus, placed on nonaccrual. A loan is classified as doubtful if it has all the weaknesses inherent in one classified as substandard with the added characteristic that the weaknesses make collection in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. A doubtful loan has a high probability of total or substantial loss, but because of specific pending events that may strengthen the loan, its classification as loss is deferred. Doubtful borrowers are usually in default, lack adequate liquidity or capital, and lack the resources necessary to remain an operating entity. At December 31, 2015 and 2014, the Bank had no loans classified as doubtful.

The following tables present the loan portfolio by credit quality indicator (risk grade) as of December 31, 2015 and 2014.

		Special	Sub-		Gross
	Pass	Mention	Standard	Doubtful	Loans
December 31, 2015:
Commercial	$85,509,607	$-	$50,000	$-	$85,559,607
Commercial real estate	193,929,484	-	4,499,839	-	198,429,323
Residential real estate	66,885,434	-	449,819	-	67,335,253
Consumer	16,667,053	-	1,397	-	16,668,450

	$362,991,578	$-	$5,001,055	$-	$367,992,633

F-21

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

		Special	Sub-		Gross
	Pass	Mention	Standard	Doubtful	Loans
December 31, 2014:
Commercial	$88,714,859	$2,062,148	$1,487,530	$-	$92,264,537
Commercial real estate	172,888,871	2,543,044	8,553,864	-	183,985,779
Residential real estate	69,856,407	-	1,172,911	-	71,029,318
Consumer	15,090,671	-	51,287	-	15,141,958

	$346,550,808	$4,605,192	$11,265,592	$-	$362,421,592

A loan’s risk grade is assigned at the inception of the loan and is based on the financial strength of the borrower and the type of collateral. Loan risk grades are subject to reassessment at various times throughout the year as part of the Company’s ongoing loan review process. Loans with an assigned risk grade of special mention or below are reassessed on a quarterly basis. During this reassessment process individual reserves may be identified and placed against certain loans which are not considered impaired.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. The following table represents an age analysis of past due loans and nonaccrual loans, segregated by class of loans, as of December 31, 2015 and 2014.

	Accruing Loans
			Total
		90 Days	Accruing
	30-89 Days	or More	Loans	Nonaccrual		Gross
	Past Due	Past Due	Past Due	Loans	Current	Loans
December 31, 2015:
Commercial	$53,935	$-	$53,935	$50,000	$85,455,672	$85,559,607
Commercial real estate	524,994	-	524,994	1,822,434	196,081,895	198,429,323
Residential real estate	657,104	-	657,104	807,518	65,870,631	67,335,253
Consumer	96,723	-	96,723	8,903	16,562,824	16,668,450

	$1,332,756	$-	$1,332,756	$2,688,855	$363,971,022	$367,992,633
December 31, 2014:
Commercial	$212,028	$-	$212,028	$949,802	$91,102,707	$92,264,537
Commercial real estate	-	-	-	715,210	183,270,569	183,985,779
Residential real estate	283,426	-	283,426	1,113,590	69,632,302	71,029,318
Consumer	133,193	-	133,193	44,022	14,964,743	15,141,958

	$628,647	$-	$628,647	$2,822,624	$358,970,321	$362,421,592

Loans are designated as impaired when, in the opinion of management, based on current information and events, the collection of principal and interest in accordance with the loan contract is doubtful. Typically, the Bank does not consider loans for impairment unless a sustained period of delinquency (i.e. 90-plus days) is noted or there are subsequent events that impact repayment probability (i.e. negative financial trends, bankruptcy filings, eminent foreclosure proceedings, etc.). Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

F-22

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

At December 31, 2015, there were no commitments to lend additional funds to customers whose loans are classified as nonaccrual. The following tables detail impaired loan data as of December 31, 2015 and 2014:

			Average	Interest	Interest
	Impaired	Related	Recorded	Income	Income
	Balance	Allowance	Investment	Recorded	Collected
December 31, 2015:
With No Related Allowance Recorded:
Commercial	$50,000	$-	$478,301	$1,319	$1,190
Commercial real estate	958,627	-	1,097,104	42,866	28,035
Residential real estate	807,518	-	597,085	30,469	26,117
Consumer	7,506	-	24,005	546	292
	1,823,651	-	2,196,495	75,200	55,634
With an Allowance Recorded:
Commercial	-	-	246,530	-	-
Commercial real estate	863,807	251,807	236,513	-	-
Residential real estate	-	-	94,328	-	-
Consumer	1,397	1,397	3,650	-	-
	865,204	253,204	581,021	-	-
Total:
Commercial	50,000	-	724,831	1,319	1,190
Commercial real estate	1,822,434	251,807	1,333,617	42,866	28,035
Residential real estate	807,518	-	691,413	30,469	26,117
Consumer	8,903	1,397	27,655	546	292
	$2,688,855	$253,204	$2,777,516	$75,200	$55,634

December 31, 2014:
With No Related Allowance Recorded:
Commercial	$798,841	$-	$430,170	$1,316	$1,013
Commercial real estate	-	-	582,889	22,836	1,239
Residential real estate	679,792	-	1,015,958	14,347	14,035
Consumer	-	-	27,603	4,121	3,405
	1,478,633	-	2,056,620	42,620	19,692
With an Allowance Recorded:
Commercial	150,961	98,461	500,000	-	-
Commercial real estate	715,210	422,919	261,538	3,763	15,929
Residential real estate	433,798	116,498	218,750	-	-
Consumer	44,022	19,627	6,500	-	118
	1,343,991	657,505	986,788	3,763	16,047
Total:
Commercial	949,802	98,461	930,170	1,316	1,013
Commercial real estate	715,210	422,919	844,427	26,599	17,168
Residential real estate	1,113,590	116,498	1,234,708	14,347	14,035
Consumer	44,022	19,627	34,103	4,121	3,523
	$2,822,624	$657,505	$3,043,408	$46,383	$35,739

F-23

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

A troubled debt restructuring (“TDR”) is the situation where the Bank grants a concession to the borrower that the Bank would not otherwise have considered due to a borrower’s financial difficulties. Most of the Bank’s loan modifications involve a restructuring of loan terms prior to maturity to temporarily reduce the payment amount and/or to require only interest for a temporary period, usually up to six months. These modifications generally do not meet the definition of a TDR because the modifications are considered to be an insignificant delay in payment. The following table presents TDR’s as of December 31, 2015 and 2014:

	TDRs on	TDRs on
	Non-Accrual	Accrual	Total
	Status	Status	TDRs
December 31, 2015:
Commercial	$50,000	$-	$50,000
Commercial real estate	-	791,123	791,123
Residential real estate	-	282,589	282,589
Consumer	-	19,548	19,548
	$50,000	$1,093,260	$1,143,260
December 31, 2014:
Commercial	$-	$139,997	$139,997
Commercial real estate	-	-	-
Residential real estate	-	292,559	292,559
Consumer	-	56,670	56,670
	$-	$489,226	$489,226

During the twelve months ended December 31, 2015, the Bank modified one customer relationship (involving two loans) that was considered a troubled debt restructuring. The rate was reduced on both loans, thereby reducing the monthly payments. At December 31, 2015, 95.6% of the Bank’s TDRs were performing according to their modified terms. A loan is considered to be in payment default once it is 31 days contractually past due under the modified terms. As of December 31, 2015, the TDRs on non-accrual status were considered in default. The Bank allocated $251,123 of specific reserves to customers whose loan terms have been modified in TDRs as of December 31, 2015. The TDRs on non-accrual status are designated as impaired. The Bank has not committed to lend any additional amounts to its existing TDR relationships.

The following table presents the balance in the allowance for loan losses based on loans evaluated specifically for impairment and loans evaluated collectively for the years ended December 31, 2015 and 2014:

	Individually	Collectively
	Evaluated	Evaluated
	for	for
	Impairment	Impairment	Total
December 31, 2015:
Commercial	$-	$1,726,561	$1,726,561
Commercial real estate	251,807	1,780,107	2,031,914
Residential real estate	-	619,474	619,474
Consumer	1,397	202,219	203,616
Unallocated	-	1,218,435	1,218,435
Ending balance of allowance for loan losses	$253,204	$5,546,796	$5,800,000
Ending balance to total allowance ratio	4.37%	95.63%	100%

F-24

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. LOANS AND ALLOWANCE FOR LOAN LOSSES, continued

	Individually	Collectively
	Evaluated	Evaluated
	for	for
	Impairment	Impairment	Total
December 31, 2014:
Commercial	$98,461	$1,815,137	$1,913,598
Commercial real estate	422,919	2,533,581	2,956,500
Residential real estate	116,498	128,962	245,460
Consumer	19,627	286,833	306,460
Unallocated	-	12,982	12,982
Ending balance of allowance for loan losses	$657,505	$4,777,495	$5,435,000
Ending balance to total allowance ratio	12.10%	87.90%	100%

NOTE 6. PREMISES, EQUIPMENT AND LAND HELD FOR SALE

A summary of the cost of premises and equipment and related accumulated depreciation follows:

	December 31,
	2015	2014

Land and improvements	$2,202,400	$2,095,177
Buildings and leasehold improvements	4,476,066	4,121,901
Furniture, fixtures, and equipment	2,405,108	2,790,524
Automobiles	60,711	60,711
	9,144,285	9,068,313
Less accumulated depreciation	4,073,776	4,364,746

	$5,070,509	$4,703,567

Depreciation expense for the years ended December 31, 2015 and 2014 was $373,762 and $383,992, respectively.

The land held for sale is located in downtown Huntington, West Virginia and was acquired from Guaranty Bank and Trust at the time of the merger in September 2009. At the time of acquisition the property was recorded at its fair market value of $1,350,000 based on a then current appraisal. Prior to and after acquisition the property has been used for parking with monthly rentals of individual parking spaces. During 2014, the Bank was approached about selling the land and an option agreement was signed. In 2015 a sales price of $1,100,000 was agreed upon and the property was written down to the net realizable value of $1,100,000 with a corresponding $250,000 loss recorded in 2015. Subsequently in February 2016 the sale closed and the property was transferred to the new owner.

F-25

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER REAL ESTATE OWNED

Activity for other real estate owned included in other assets for December 31, 2015 and 2014, is as follows:

	2015	2014

Balance at beginning of year	$1,206,100	$2,935,600
Properties acquired	272,014	653,497
Capitalized repairs	196,437	-
Subsequent write-downs	(15,462)	(92,391)
Gross proceeds from sales	(886,884)	(2,178,144)
Net losses recorded from sales	(816)	(112,462)

	$771,389	$1,206,100

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

As result of the merger with Guaranty Bank, goodwill was included in other assets in the amount of $2,368,278. Goodwill is reviewed annually for impairment in accordance with GAAP. Management has determined that no impairment to goodwill has occurred in 2015 or 2014. In addition, a core deposit intangible was recorded in the amount of $523,000 and is being amortized over a period of seven years using an accelerated method. The unamortized balance of the core deposit intangible at December 31, 2015 and 2014 was $305,083 and $339,950, respectively.

NOTE 9. DEPOSITS

Deposits consisted of the following:

	December 31,
	2015			2014
			Weighted			Weighted
			Average			Average
	Balance	%	Rate	Balance	%	Rate

Savings	$30,733,539	7.50	0.07%	$28,210,618	6.99	0.10%
Certificates of deposit	165,122,621	40.31	1.33	181,315,050	44.91	1.40
Money market	58,294,778	14.23	0.28	55,757,949	13.81	0.30
Now	60,841,213	14.85	0.12	58,093,592	14.39	0.13
Checking	94,688,445	23.11	-	80,366,925	19.90	-

	$409,680,596	100.00	0.62%	$403,744,134	100.00	0.71%

Interest expense on deposits for the years ended December 31, 2015 and 2014, consisted of the following:

	2015	2014

Savings	$22,513	$28,260
Certificates of deposits	2,269,052	2,564,703
Money market	155,783	158,319
Now	72,871	76,110

	$2,520,219	$2,827,392

F-26

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. DEPOSITS, continued

Scheduled maturities of certificates of deposit at December 31, 2015, are as follows:

2015

Three months or less	$24,632,923
Over three months through twelve months	53,777,636
Over one year through three years	51,440,438
Over three years	35,271,624

$165,122,621

Deposits from related parties held by the Bank at December 31, 2015 and 2014, amounted to $5,844,074 and $4,861,856, respectively.

NOTE 10. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally are held until canceled by either party. Information concerning securities sold under agreements to repurchase at December 31, 2015 and 2014 is summarized as follows:

	2015	2014

Average balance during the year	$17,670,487	$16,579,812
Average interest rate during the year	1.55%	1.69%
Maximum month-end balance during the year	$19,892,499	$17,144,621
U.S. agency securities underlying the agreements	24,237,038	20,480,074

NOTE 11. FEDERAL HOME LOAN BANK ADVANCES

The Bank owns stock of the Federal Home Loan Bank of Pittsburgh (FHLB) which allows the Bank to borrow funds from the FHLB. The Bank’s maximum borrowing capacity from FHLB was $185,467,000 and $184,234,000 at December 31, 2015 and 2014, respectively.

The Bank has advances of short-term, mid-term and long-term debt from the FHLB totaling $31,220,578 and $26,220,578 at December 31, 2015 and 2014, respectively, with various scheduled maturity dates beginning September 18, 2017, through May 19, 2022. The advances are secured by commercial, commercial real estate and residential real estate loans. The interest rate is determined at the time the advances are made and currently range from 0.97% to 4.57%. The FHLB advances are scheduled for repayment as follows:

Year	Amount

2016	$-
2017	5,000,000
2018	10,000,000
2019	5,000,000
2020	10,000,000
Thereafter	1,220,578

$31,220,578

F-27

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. LINES OF CREDIT

The Bank has federal funds accommodations with five correspondent banks. The agreements allow the Bank to borrow for 14 days in a calendar month with interest due daily at variable rates. The amounts available for the Bank to borrow under these agreements total $31,500,000. At December 31, 2015 and 2014, no funds were advanced under these agreements.

NOTE 13. TRUST PREFERRED CAPITAL NOTES

On April 23, 2007, First Sentry Bancshares Capital Trust II (“Trust II”) issued $5,000,000 of Floating Rate Trust Preferred Securities. Trust II, a Delaware statutory business trust, is a wholly-owned subsidiary of the Company, with its sole asset being $5,000,000 aggregate principal amount of Floating Rate Junior Subordinated Debt Securities due June 15, 2037, of First Sentry Bancshares, Inc. (the trust debenture).

The trust preferred securities are non-voting, pay quarterly distributions at a variable rate, and carry a liquidation value of $1,000 per share. The variable interest rate is equal to a 3-month LIBOR plus 1.58% (2.09% at December 31, 2015). Distributions for the years ended December 31, 2015 and 2014, totaled $95,113 and $92,017, respectively. The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company’s obligations under the trust debenture issued and the applicable trust document, provides a full and unconditional guarantee of the trust’s obligations under the trust preferred securities.

After June 15, 2012, the trust preferred securities are redeemable in part or whole, at the option of the Company, for a redemption price of $1,000 per trust preferred security. The trust preferred securities are subject to mandatory redemption on June 15, 2037, at a redemption price of $1,000 per trust preferred security. First Sentry Bancshares, Inc. may cause the trust to delay payment of distributions on the trust preferred securities for up to twenty consecutive quarterly periods. During such deferral periods, distributions to which holders of the trust preferred securities are entitled will compound quarterly at the applicable rate for each quarterly period.

In the merger with Guaranty Financial Services, Inc. the Company acquired Guaranty Financial Statutory Trust I (the Trust). The Company owns 100% of the common equity of the Trust. The Trust was formed for the purpose of issuing $4,000,000 of corporation-obligated, mandatorily-redeemable securities to third-party investors and investing the proceeds from the sale of the capital securities in junior subordinated debentures. Distributions on the capital securities issued by the Trust are payable quarterly bearing a variable interest rate equal to 3-month LIBOR plus 3.10% (3.70% at December 31, 2015), which is equal to the interest rate being earned by the Trust on the debentures held by the Trust and are recorded as interest expense by the Company. Distributions for the years ended December 31, 2015 and 2014, totaled $137,437 and $135,342, respectively. The Company has the option to defer payment of the distributions for an extended period up to five years, so long as the Company is not in default of the terms of the debentures.

The capital securities have a term of 30 years and have a final maturity at June 26, 2033. They are subject to mandatory redemption in whole or in part, upon repayment of the debentures. After June 26, 2008, the trust preferred securities are redeemable in part or whole, at the option of the Company, for a par value of $1,000 per trust preferred security. The Company has entered into agreements that fully and unconditionally guarantee the capital securities subject to the terms of the guarantee.

F-28

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet. Financial instruments whose contract amount represents credit risk at December 31, 2015 and 2014 are as follows:

	2015	2014

Commitments to extend credit	$65,299,856	$66,010,915
Standby letters of credit	11,704,129	10,149,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counter party.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and generally require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 15. STOCKHOLDERS’ EQUITY

Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net income, as defined, combined with the retained earnings of the preceding two years, subject to the capital requirements as defined below.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

F-29

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. STOCKHOLDERS’ EQUITY, continued

Capital adequacy guidelines have recently changed as a result of the Dodd-Frank Act and a new, comprehensive capital framework for banking organizations known as Basel III. Regulators have issued final rules implementing these revised capital requirements, which, among other things, raise the minimum thresholds for required capital and revise certain aspects of the definitions and elements of the capital that can be used to satisfy these required minimum thresholds. The final rules became effective January 1, 2015 for smaller, non-complex banking organizations with full implementation required by January 1, 2019. When fully phased in on January 1, 2019, the Basel III capital rules will require the Bank to maintain a minimum ratio of common equity Tier 1 (“CET 1”) capital to risk-weighted assets (as defined in the regulations) of 4.5%, plus a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of 7% upon full implementation; a minimum ratio of total capital to risk-weighted assets of 8%, plus a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of 10.5% upon full implementation; a minimum ratio of Tier 1 capital to risk-weighted assets of 6%, plus a 2.5% capital conservation buffer, effectively resulting in a minimum ratio of 8.5% upon full implementation; and a minimum leverage ratio of Tier 1 capital to average assets (as defined) of 4%.

The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and be phased in equally over a four-year period until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a capital ratio above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of CET 1, total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Under the revised guidelines for the year ended December 31, 2015, the Bank is required to maintain minimum CET 1, total capital, Tier 1 capital, and leverage ratios of 4.5%, 8%, 6% and 4.0%, respectively. Management believes, as of December 31, 2015 and 2014, that the Bank meets all the capital adequacy requirements to which it is subject. To be classified as well capitalized as of December 31, 2015, the Bank must maintain CET 1, total capital, Tier 1 capital and leverage ratios of 6.5%, 10%, 8% and 5%, respectively. As of May 18, 2015, the date of the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action, and at December 31, 2015 and 2014, the Bank is categorized as well capitalized as disclosed in the following table.

F-30

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. STOCKHOLDERS’ EQUITY, continued

The Bank’s actual and required capital amounts and ratios as of December 31, 2015 and 2014, are as follows:

			Minimum		To Be Well
			Required Under		Capitalized
			Basel III		Under The Prompt
			Phase-In		Corrective
	Actual		Schedule		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2015:
Common Equity Tier 1 Capital
(to Risk-Weighted Assets)
Bank	$48,005,000	14.00%	$15,430,000	4.5%	$22,288,000	6.5%
Consolidated	38,890,000	11.33%	15,446,000	4.5%	22,311,000	6.5%

Total Risk-Based Capital
(to Risk-Weighted Assets)
Bank	52,309,000	15.26%	27,423,000	8%	34,279,000	10%
Consolidated	52,198,000	15.21%	27,455,000	8%	34,318,000	10%

Tier l Capital
(to Risk-Weighted Assets)
Bank	48,005,000	14.00%	20,574,000	6%	27,431,000	8%
Consolidated	47,890,000	13.96%	20,583,000	6%	27,444,000	8%

Tier l Capital
(to Adjusted Total Assets)
Bank	48,005,000	9.41%	20,406,000	4%	25,507,000	5%
Consolidated	47,890,000	9.49%	20,185,000	4%	25,232,000	5%

December 31, 2014:
Total Risk-Based Capital
(to Risk-Weighted Assets)
Bank	$48,655,000	14.89%	$26,141,000	8%	$32,676,000	10%
Consolidated	48,743,000	14.84%	26,277,000	8%	32,846,000	10%

Tier l Capital
(to Risk-Weighted Assets)
Bank	44,555,000	13.64%	13,066,000	4%	19,599,000	6%
Consolidated	44,621,000	13.59%	13,133,000	4%	19,700,000	6%

Tier l Capital
(to Adjusted Total Assets)
Bank	44,555,000	9.01%	19,780,000	4%	24,725,000	5%
Consolidated	44,621,000	9.11%	19,592,000	4%	24,490,000	5%

F-31

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. EARNINGS PER SHARE

A reconciliation of the difference between average basic common shares outstanding and diluted common shares for the years ended December 31, 2015 and 2014 is presented below.

	Years Ended December 31,
	2015	2014
Basic earnings per share
Income available to common stockholders	$4,667,480	$4,077,537
Weighted average common shares outstanding	1,437,718	1,437,651

Earnings per share	$3.25	$2.84
Diluted earnings per share
Income available to common stockholders	$4,667,480	$4,077,537
Weighted average common shares outstanding	1,437,718	1,437,651
Add dilutive effects of potential common stock	7,030	4,706
Weighted average shares outstanding and potential dilutive shares	1,444,748	1,442,357

Earnings per share assuming dilution	$3.23	$2.83

NOTE 17. INCOME TAXES

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

	December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$1,090,745	$839,143
Acquisition costs	130,459	130,108
OREO write-downs	127,320	146,941
Nonaccrual interest	71,959	140,823
Unrealized loss on land	91,765	-
OTTI securities	169,813	169,355
	1,682,061	1,426,370

Deferred tax liabilities:
Depreciation	409,025	369,503
Accretion of discounts, net	31,170	33,698
Unrealized gain on securities	51,163	101,553
	491,358	504,754

Net deferred tax asset	$1,190,703	$921,616

F-32

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. INCOME TAXES, continued

The provision for income taxes consists of the following:

	Years Ended December 31,
	2015	2014
Current tax expense (benefit)
Federal	$2,039,292	$1,344,528
State	292,775	220,254
Deferred tax expense (benefit)
Federal	(195,919)	121,254
State	(22,778)	18,295

	$2,113,370	$1,704,331

A reconciliation of the income tax expense at the Federal statutory rate of 34% is as follows:

	Years Ended December 31,
	2015	2014

Federal statutory income tax	$2,305,489	$1,965,835
State income tax, net of federal tax benefit	193,231	157,442
Tax exempt interest income	(398,331)	(413,892)
Other	12,981	(5,054)

	$2,113,370	$1,704,331

The Company files income tax returns in the U.S. federal jurisdiction and the State of West Virginia. The Company has evaluated the tax positions taken or expected to be taken in its tax returns and does not believe it has any additional liability related to uncertain tax positions. Interest and penalties associated with any tax assessments are recorded as interest expense and noninterest expense, respectively.

NOTE 18. PROFIT SHARING PLAN

The Bank instituted a 401(k) profit sharing plan in 1999 covering all employees. The plan permits employee contributions up to the maximum allowed by Internal Revenue Service regulations ($18,000 for 2015). Employer contributions are discretionary and totaled $101,579 and $101,070 for the years ended December 31, 2015 and 2014, respectively.

F-33

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. STOCK OPTION PLAN

On May 21, 2012, the Company’s shareholders approved First Sentry Bancshares, Inc. 2012 Stock Option Plan (the 2012 Plan). The maximum number of shares of stock that may be delivered to participants and their beneficiaries under the 2012 Plan is 264,000. The Company estimates the fair value of the options at the time they are granted to employees and expenses that fair value over the vesting period of the option grant.

During the years ended December 31, 2015 and 2014, no incentive stock options were granted. On December 30, 2013, 21,500 incentive stock options were granted under the 2012 Stock Option Plan at an exercise price of $26.50 per share, the closing market price of the Company’s stock on the grant date. These options vest over five years in equal annual installments ending on December 30, 2018, and expire ten years after the grant date, or December 30, 2023, subject to earlier expiration in the event of the participant’s termination of service.

On August 21, 2012, 22,500 incentive stock options were granted under the 2012 Stock Option Plan at an exercise price of $25.00 per share, the closing market price of the Company’s stock on the grant date. These options vest over five years in equal annual installments ending on August 21, 2017, and expire ten years after the grant date, or August 21, 2022, subject to earlier expiration in the event of the participant’s termination of service.

The fair value of the Company's employee stock options granted is estimated at the date of grant using the Black-Scholes option pricing model. This model requires the input of highly subjective assumptions, changes to which can materially affect the fair value estimate. Additionally, there may be other factors that would otherwise have a significant effect on the value of employee stock options granted but are not considered by the model. Due to the historical low volatility of the Company’s stock price, a minimum stock option value calculation was performed as an alternative to the Black-Scholes option pricing model. The minimum stock option value calculation determined that no market value should be assigned to the 21,500 incentive stock options granted on December 30, 2013 and the 22,500 incentive stock options granted on August 21, 2012. Therefore, no compensation expense was recorded for the years ended December 31, 2015 and 2014, and there is no unrecognized stock-based compensation expense related to stock options at December 31, 2015 and 2014.

During the year ended December 31, 2015, two hundred (200) stock options were exercised on September 1, 2015 at an exercise price of $25 per share. No options were exercised during the year ended December 31, 2014. A summary of the Company’s stock option activity is as follows:

	2015		2014
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding at beginning of year	41,000	$25.79	41,000	$25.79
Granted	-		-
Exercised	(200)	25.00	-
Forfeited or expired	(2,000)	25.75	-

Outstanding at end of year	38,800	$25.79	41,000	$25.79
Exercisable at end of year	19,100	$25.64	12,100	$25.53
Weighted average remaining life (years)	7.4		8.4

Options outstanding at year-end are expected to fully vest.

F-34

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. OPERATING LEASES

In November 2002, the Bank signed a lease for land on which a branch is located. Lease payments were $3,750 per month through October 2012 for the initial ten-year term of the lease. At that time, providing the lease is still in effect, the lease will be automatically renewed for a series of twelve renewals of five years each, plus a final thirteenth renewal for nineteen years. Upon each renewal, the lease provides for an increase in the rental payments of ten percent over the preceding term. The Bank has renewed this lease for an additional five-year term with annual lease payments of $49,500. Lease payments totaled $49,500 for the both years ended December 31, 2015 and 2014, respectively.

The Bank assumed a lease with a related party as the result of the merger with Guaranty Bank. The lease was amended in 2012 with an additional ten-year extension, and will now expire in March 2030. Monthly lease payments are $6,000 through March 2015, after which monthly lease payments will increase $500 for five years and an additional $500 every five years thereafter. Lease payments totaled $76,500 for the year ended December 31, 2015 and $72,000 for the year ended December 31, 2014.

The following is a schedule by year of future minimum rental payments required under lease agreements:

Year Ending
December 31,	Amount
2016	$127,500
2017	119,250
2018	78,000
2019	78,000
2020	82,500
Thereafter	805,500
$1,290,750

NOTE 21. OTHER INFORMATION

The principal components of other charges, commissions and fees (other income) and other expenses presented in the consolidated statements of income are as follows:

	Years Ended December 31,
	2015	2014
Other charges, commissions and fees (other income)
Overdraft charges	$555,068	$674,914
Debit card fees	604,524	573,486
Other (no items in excess of 1% of total revenues)	214,623	247,657

	$1,374,215	$1,496,057
Other expenses:
Advertising	$309,620	$287,615
Network fees	337,586	314,909
Postage and supplies	283,904	296,668
Other (no items in excess of 1% of total revenues)	838,764	1,104,001

	$1,769,874	$2,003,193

F-35

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential and consumer related loans to customers primarily located in Cabell, Wayne and the adjoining counties of West Virginia, Ohio, and Kentucky. Although the Bank has a diverse loan portfolio, a substantial portion of its debtors’ ability to repay is dependent on the economic conditions of the counties in which they operate.

NOTE 23. COMMITMENTS AND CONTINGENCIES

The Company and the Bank are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated position of the Company or the Bank.

In September 2015, the Bank agreed to invest $1,000,000 in the Housing Equity Fund of Virginia XIX, LLC (Fund XIX). Fund XIX is using investor proceeds to invest in various low-income residential rental properties, one of which is the Huntington Gardens apartments that are sponsored by the Huntington West Virginia Housing Authority. Investors in turn receive Federal income tax benefits in the form of low-income housing credits. As part of its investor commitment, the Bank executed a $1,000,000 investor promissory note to a Virginia financial institution that serves as collateral for a bridge loan to Fund XIX, with the loan proceeds being used to invest in the various housing projects. The bridge loan will be repaid once capital contributions are received from Fund XIX investors. Investor capital contributions are due upon completion of Fund XIX’s investment in the various low-income residential rental properties.

NOTE 24. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of First Sentry Bancshares, Inc. (Parent Company) is presented below:

BALANCE SHEETS	December 31,
	2015	2014
ASSETS
Investments in subsidiary	$50,495,420	$47,299,406
Other assets	83,080	82,352

	$50,578,500	$47,381,758
LIABILITIES & STOCKHOLDERS’ EQUITY
Total liabilities	$9,014,614	$9,015,964
Total stockholders’ equity	41,563,886	38,365,794

	$50,578,500	$47,381,758

F-36

FIRST SENTRY BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24. PARENT COMPANY FINANCIAL INFORMATION, continued

STATEMENTS OF INCOME	Years Ended December 31,
	2015	2014
Income:
Dividends from subsidiary	$1,414,558	$1,130,323
Other income	39,885	42,055
	1,454,443	1,172,378
Expenses:
Other	-	-

Income before income taxes and equity in undistributed income of subsidiary	1,454,443	1,172,378

Federal and state income tax expense	(14,614)	(15,964)

Income before equity in undistributed income of subsidiary	1,439,829	1,156,414
Equity in undistributed income of subsidiary	3,227,651	2,921,123

	$4,667,480	$4,077,537

STATEMENTS OF CASH FLOWS	Years Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,667,480	$4,077,537
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in equity in undistributed income of subsidiary	(3,227,651)	(2,921,123)
Increase in other assets	(728)	(4,867)
Decrease in other liabilities	(1,350)	(1,426)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,437,751	1,150,121

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

NET CASH USED IN INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(1,437,751)	(1,150,121)

NET CASH USED IN FINANCING ACTIVITIES	(1,437,751)	(1,150,121)

NET CHANGE IN CASH	-	-

CASH, BEGINNING	-	-

CASH, ENDING	$-	$-

F-37

APPENDIX I

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST SENTRY BANCSHARES, INC.

AND

ROCK BRANCH COMMUNITY BANK

AND

FIRST SENTRY BANK, INC.

March 25, 2016

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 25, 2016, by and among First Sentry Bancshares, Inc., a West Virginia corporation ("First Sentry Bancshares"), Rock Branch Community Bank, Inc., a West Virginia banking corporation ("Rock Branch"), and First Sentry Bank, Inc., a West Virginia banking corporation ("First Sentry Bank").

WHEREAS, each of the Rock Branch Board and the Board of Directors of First Sentry Bancshares (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has adopted a resolution approving this Agreement and declaring its advisability; and

WHEREAS, in accordance with the terms of this Agreement, Rock Branch will merge (the "Merger") with and into First Sentry Bank, a West Virginia chartered bank and wholly owned subsidiary of First Sentry Bancshares; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1.          Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

"Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

"Agreement" means this agreement, and any amendment hereto.

1

"Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

"Bank Regulator" shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the Division, which regulates First Sentry Bank, Rock Branch or First Sentry Bancshares, as the case may be.

"BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

"Business Day" means any day that is not (i) a Saturday or a Sunday or (ii) any other day on which commercial banks are authorized or required by law to be closed in West Virginia.

"Certificate" shall mean certificates evidencing shares of Rock Branch Common Stock.

"Closing" shall have the meaning set forth in Section 2.2.

"Closing Date" shall have the meaning set forth in Section 2.2.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

"Dissenting Shares" shall have the meaning set forth in Section 3.5.

"Dissenting Shareholder" shall have the meaning set forth in Section 3.5.

"Division" shall mean the West Virginia Division of Financial Institutions, and where appropriate shall include the Commissioner of Banking and the West Virginia Board of Banking and Financial Institutions.

"Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

"Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

2

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Agent" shall mean the bank or trust company or other agent designated by First Sentry Bancshares, and reasonably acceptable to Rock Branch, which shall act as agent for First Sentry Bancshares in connection with the exchange procedures for converting Certificates into the Merger Consideration.

"Exchange Fund" shall have the meaning set forth in Section 3.3(f).

"Exchange Ratio" shall have the meaning set forth in Section 3.1(a).

"FDIA" shall mean the Federal Deposit Insurance Act, as amended.

"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

"First Sentry Bank" shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

"First Sentry Bancshares" shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

"First Sentry Bancshares Common Shares" or “First Sentry Bancshares Common Stock” shall mean shares of the common stock, par value $1.00 per share, of First Sentry Bancshares.

"FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by First Sentry Bancshares to Rock Branch specifically referring to the appropriate section of this Agreement.

"First Sentry Bancshares Financial Statements" shall mean the (i) the audited consolidated statements of condition (including related notes and schedules) of First Sentry Bancshares and subsidiaries as of December 31, 2014 and 2015 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of First Sentry Bancshares and subsidiaries for each of the three years ended December 31, 2013, 2014 and 2015, and (ii) the unaudited interim consolidated financial statements of First Sentry Bancshares and subsidiaries as of the end of each calendar quarter following December 31, 2015, and for the periods then ended.

3

"First Sentry Bancshares Subsidiary" means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by First Sentry Bancshares or First Sentry Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Sentry Bank.

"Form 1-A Offering Statement" shall mean the Form 1-A Regulation A Offering Statement, together with all amendments, filed with the SEC under the Securities Act with respect to First Sentry Bancshares Common Shares to be offered to holders of Rock Branch Common Shares in connection with the Merger.

"FRB" shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Richmond.

"GAAP" shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

"Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

"IRS" shall mean the United States Internal Revenue Service.

"Knowledge" shall mean (i) with respect to Rock Branch, actual knowledge of Joseph K. McDonie, Martha Bailey, Sheila Martin and Ann Arminagnacco, and (ii) with respect to First Sentry Bancshares, actual knowledge of Geoffrey S. Sheils and Richard Hardy.

"Material Adverse Effect" shall mean, with respect to First Sentry Bancshares or Rock Branch, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of First Sentry Bancshares and its Subsidiaries taken as a whole, or Rock Branch and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Rock Branch, on the one hand, or First Sentry Bancshares, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, except to the extent that such changes disproportionately affect either of the parties or any of their Subsidiaries, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, except to the extent that such changes disproportionately affect either of the parties or any of their Subsidiaries, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the Merger, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that such changes disproportionately affect either of the parties or any of their Subsidiaries, (f) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of First Sentry Bancshares or Rock Branch, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (g) changes in economic conditions affecting financial institutions generally, including credit availability and liquidity, except to the extent that such changes disproportionately affect either party of any of their Subsidiaries, or (h) any charge or reserve taken by Rock Branch at the request of First Sentry Bancshares pursuant to Section 6.11 of this Agreement.

4

"Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

"Merger" shall mean the merger of Rock Branch with and into First Sentry Bank, with First Sentry Bank as the surviving institution.

"Merger Consideration" shall mean the First Sentry Bancshares Common Shares and cash to be paid by First Sentry Bancshares for each Rock Branch Common Share, as set forth in Section 3.1. and the Contingent Value Rights, as set forth in Section 3.7.

"New Certificate" shall have the meaning set forth in Section 3.3.6.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto. "Pension Plan" shall have the meaning set forth in Section 4.13.2.

"Permitted Transfer" shall mean: (i) the transfer (upon the death of the holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

"Permitted Transferee" shall mean a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement

"Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

"Priority Cash Shares" shall have the meaning set forth in Section 3.1.

5

"Proxy Statement-Offering Circular" shall have the meaning set forth in Section 8.2.1.

"Regulatory Approvals" means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement, including, without limitation, the closure of Rock Branch’s Scott Depot branch.

"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

"Rock Branch" shall have the meaning ascribed to it in the introductory paragraph of this Agreement.

"Rock Branch Board" means the board of directors of Rock Branch.

"Rock Branch Common Shares" or “Rock Branch Common Stock” shall mean the shares common stock, par value $4.00 per share, of Rock Branch.

"ROCK BRANCH DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by Rock Branch to First Sentry Bancshares specifically referring to the appropriate section of this Agreement.

"Rock Branch Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Rock Branch and subsidiaries as of December 31, 2014 and 2015 and the consolidated statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) of Rock Branch and subsidiaries for each of the three years ended December 31, 2013, 2014 and 2015, and (ii) the unaudited interim consolidated financial statements of Rock Branch and subsidiaries as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

"Rock Branch Recommendation" shall have the meaning set forth in Section 8.1.

"Rock Branch Regulatory Reports" means the Call Reports of Rock Branch and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2014, through the Closing Date.

"Rock Branch Shareholders Meeting" shall have the meaning set forth in Section 8.11

"Rock Branch Subsidiary" means any corporation, of which more than 50% of the capital stock is owned, either directly or indirectly, by Rock Branch, except any corporation the stock of which is held in the ordinary course of the lending activities of Rock Branch.

"SEC" shall mean the Securities and Exchange Commission or any successor thereto.

"Securities Act" shall mean the Securities Act of 1933, as amended.

6

"Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

"Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

"Termination Date" shall mean September 30, 2016.

"WVBCA" shall mean the West Virginia Business Corporation Act.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1.          Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Rock Branch shall merge with and into First Sentry Bank, with First Sentry Bank as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of Rock Branch shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Rock Branch shall be vested in and assumed by First Sentry Bank. As part of the Merger, each share of Rock Branch Common Stock (other than Dissenting Shares and Rock Branch Common Shares held by First Sentry Bancshares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.          Effective Time.

The Closing shall occur no later than the close of business on the fifth (5th) Business Day following the latest to occur of (i) the receipt of all Regulatory Approvals, (ii) Shareholder approval of the Merger by Rock Branch shareholders, or (iii) the passing of any applicable waiting periods; or at such other date or time upon which First Sentry Bancshares and Rock Branch mutually agree (the "Closing"). The Merger shall be effected by the filing of articles of merger with the West Virginia Office of the Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the WVBCA. The "Effective Time" means the date and time upon which the articles of merger are filed with the West Virginia Office of the Secretary of State, or as otherwise stated in the articles of merger, in accordance with the WVBCA.

2.3.          Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of First Sentry Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

7

2.4.          Directors and Officers of First Sentry Bancshares.

The current directors of First Sentry Bancshares and two (2) of the directors of Rock Branch (to be selected by the Rock Branch Board and reasonably acceptable to the Board of First Sentry Bancshares) immediately prior to the Effective Time, shall be the directors of the First Sentry Bancshares, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the First Sentry Bancshares. First Sentry Bancshares will nominate the directors of Rock Branch appointed at the Effective Time for election as directors at the annual meeting of First Sentry Bancshares immediately following the Effective Time and solicit proxies for such individuals in the same manner as it does for all other members of First Sentry Bancshares’s slate of directors in connection with such meeting. The officers of First Sentry Bank immediately prior to the Effective Time and First Sentry Bancshares shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.          Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the WVBCA.

2.6.          Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Sentry Bancshares, Rock Branch nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Sentry Bancshares and Rock Branch each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.

2.7.          Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, First Sentry Bancshares shall be entitled to revise the structure of the Merger, including without limitation, by merging Rock Branch into a wholly owned subsidiary of First Sentry Bancshares, provided that: (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse federal or state income tax consequences to Rock Branch shareholders as a result of the modification; (iii) the consideration to be paid to the holders of Rock Branch Common Shares under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

8

2.8.          Additional Actions

If, at any time after the Effective Time, First Sentry Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Rock Branch, or (ii) otherwise carry out the purposes of this Agreement, Rock Branch and its officers and directors shall be deemed to have granted to First Sentry Bancshares an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Sentry Bancshares its right, title or interest in, to or under any of the rights, properties or assets of Rock Branch or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the First Sentry Bancshares are authorized in the name of Rock Branch or otherwise to take any and all such action.

ARTICLE III

Merger Consideration; Surrender of Certificates

3.1.          Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

3.1.1.          Conversion of Rock Branch Common Shares. Subject to Sections 3.3. and 3.4., and except as otherwise provided by Subsections 3.1.2, 3.1.3 and 3.1.4, each Rock Branch Common Share issued and outstanding (other than Dissenting Shares and Rock Branch Common Shares held by First Sentry Bancshares) immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:

(a)          0.6506 First Sentry Bancshares Common Shares (the "Per Share Stock Consideration");

(b)          cash in the amount of $21.47 (the "Per Share Cash Consideration"); or

(c)          subject to the terms of Section 3.1.2, a combination of the Per Share Stock Consideration and the Per Share Cash Consideration selected by the holders of such Rock Branch Common Shares in accordance with Section 3.3; provided, that holders of Rock Branch Common Shares (i) holding 2,000 or fewer Rock Branch Common Shares as of the Effective Time and (ii) who elect to receive Cash Election Shares (such shares, “Priority Cash Shares”), will be entitled to receive, collectively, first priority in the allocation of the Aggregate Cash Consideration set forth in Section 3.3.4 as against any other Rock Branch shareholders who elect to receive Cash Election Shares.

9

3.1.2.          Aggregate Consideration.

(a)          The "Aggregate Stock Consideration" for purposes of this Agreement shall be a number of First Sentry Bancshares Common Shares equal to the Per Share Stock Consideration multiplied by 55% of the number of Rock Branch Common Shares (excluding any Rock Branch Common Shares owned by First Sentry Bancshares) outstanding as of the date hereof.

(b)          The "Aggregate Cash Consideration" for purposes of this Agreement shall be an amount equal to the Per Share Cash Consideration multiplied by 45% of the number of Rock Branch Common Shares (excluding any Rock Branch Common Shares owned by First Sentry Bancshares) outstanding as of the date hereof.

(c)          If the number of Rock Branch Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of Rock Branch Common Shares issued and outstanding as of the date hereof, the Aggregate Stock Consideration and the Aggregate Cash Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

3.1.3.          Treasury Stock. Any shares of Rock Branch Common Stock held as treasury stock shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.1.4.          Outstanding First Sentry Bancshares Common Shares. Each First Sentry Bancshares Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

3.2.          Rights as Shareholders; Share Transfers.

At the Effective Time, holders of Rock Branch Common Shares shall cease to be, and shall have no rights as, shareholders of Rock Branch, other than (a) to receive any dividend or other distribution with respect to such Rock Branch Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III, and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Rock Branch of any Rock Branch Common Shares.

3.3.          Election and Exchange and Payment Procedures.

3.3.1.          Exchange Agent. The Exchange Agent will act as agent for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 3.3.

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3.3.2.          Election Procedure.

(a)          No later than 45 days prior to the Effective Time, First Sentry Bancshares shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding Rock Branch Common Shares ("Old Certificates"): (i) a notice and letter of transmittal, specifying that delivery shall be effected and risk of loss and title to the Old Certificates shall pass only upon proper delivery of such certificates to the Exchange Agent and advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent the Old Certificates in exchange for the consideration set forth in Section 3.1., and (ii) an election form in such form as First Sentry Bancshares and Rock Branch shall mutually agree to within 60 days of the date of this Agreement (the "Election Form").

(b)          Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive the Per Share Stock Consideration with respect to all of such holder's Rock Branch Common Shares, (ii) to elect to receive the Per Share Cash Consideration with respect to all of such holder's Rock Branch Common Shares, (iii) to elect to receive the Per Share Cash Consideration with respect to some of such holder's Rock Branch Common Shares and to receive the Per Share Stock Consideration with respect to such holder's remaining Rock Branch Common Shares, or (iv) to indicate that such holder makes no such election with respect to such holder's Rock Branch Common Shares ("No Election Shares"). Any Rock Branch Common Shares with respect to which the holder has elected to receive the Per Share Cash Consideration are hereinafter referred to as "Cash Election Shares," and any Rock Branch Common Shares with respect to which the holder has elected to receive the Per Share Stock Consideration are hereinafter referred to as "Stock Election Shares."

(c)          Any Rock Branch Common Shares with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares for purposes of the allocation provisions of Subsection 3.3.4 below, but in no event shall such shares be classified as Reallocated Stock Shares.

3.3.3.          Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term "Election Deadline" shall mean 5:00 p.m. Eastern Time, on the 30th day following, but not including, the date of mailing of the Election Form, or such other date upon which First Sentry Bancshares and Rock Branch shall mutually agree. The Election Deadline shall be prior to the Effective Time. Any election to receive cash, First Sentry Bancshares Common Shares or a combination of cash and First Sentry Bancshares Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.

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3.3.4.          Reallocation of First Sentry Bancshares Common Shares and Cash. The Exchange Agent shall effect the allocation among holders of Rock Branch Common Shares of rights to receive cash, First Sentry Bancshares Common Shares, or a combination of cash and First Sentry Bancshares Common Shares in accordance with the Election Forms as follows:

(a)          If (i) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (ii) the cash to be paid in lieu of fractional First Sentry Bancshares Common Shares pursuant to Subsection 3.3.10 below, is less than the Aggregate Cash Consideration, then:

(A)         each of the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration;

(B)         the Exchange Agent will designate first among the No Election Shares and then from the Stock Election Shares (by the method described in Subsection 3.3.5 below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares hereinafter referred to as "Reallocated Cash Shares") such that the sum of (1) the product of (a) the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares, multiplied by (b) the Per Share Cash Consideration, plus (2) the amount of cash to be paid in lieu of fractional First Sentry Bancshares Common Shares pursuant to Subsection 3.3.10 below, equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(C)         each of the No Election Shares and Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Per Share Stock Consideration.

(b)          If (i) the number of Cash Election Shares multiplied by the Per Share Cash Consideration, plus (ii) the cash to be paid in lieu of fractional First Sentry Bancshares Common Shares pursuant to Subsection 3.3.10 below, is greater than the Aggregate Cash Consideration, then:

(A)         each of the Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B)         the Exchange Agent will designate among the Cash Election Shares (other than the Dissenting Shares and the Priority Cash Shares) (by the method described in Subsection 3.3.5 below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares hereinafter referred to as "Reallocated Stock Shares") such that the sum of (1) the product of (a) the number of remaining Cash Election Shares multiplied by (b) the Per Share Cash Consideration, plus (2) the amount of cash to be paid in lieu of fractional First Sentry Bancshares Common Shares pursuant to Subsection 3.3.10 below, equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares (including the Priority Cash Shares) shall be converted into the right to receive the Per Share Stock Consideration; and

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(C)         each of the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Per Share Cash Consideration.

(c)          If (i) the number of Cash Election Shares (including Dissenting Shares and the Priority Cash Shares) multiplied by the Per Share Cash Consideration, plus (ii) the cash to be paid in lieu of fractional First Sentry Bancshares Common Shares pursuant to Subsection 3.3.10 below, is equal to the Aggregate Cash Consideration, then Subsections 3.3.4(a) and 3.3.4(b) above shall not apply, all No Election Shares and all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

3.3.5.          Method of Designation.

(a)          If the Exchange Agent is required pursuant to Subsection 3.3.4 to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder's No Election Shares relative to all No Election Shares) of such holder's No Election Shares designated as Reallocated Cash Shares.

(b)          If the Exchange Agent is required pursuant to Subsection 3.3.4 to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder's Stock Election Shares relative to all Stock Election Shares) of such holder's Stock Election Shares designated as Reallocated Cash Shares.

(c)          If the Exchange Agent is required pursuant to Subsection 3.3.4 to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (except Dissenting Shares and the Priority Cash Shares) shall have a pro rata portion (based on such holder's Cash Election Shares relative to all Cash Election Shares) of such holder's Cash Election Shares designated as Reallocated Stock Shares.

3.3.6.          Exchange Fund. At or prior to the Effective Time, First Sentry Bancshares shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (a) an estimated amount of cash (such cash, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III and (b) certificates representing First Sentry Bancshares Common Stock or non-certificated shares of First Sentry Bancshares Common Stock (collectively, "New Certificates") in exchange for outstanding Rock Branch Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute First Sentry Bancshares Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the First Sentry Bancshares Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the First Sentry Bancshares Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such First Sentry Bancshares Common Shares for the account of the Persons entitled thereto.

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3.3.7.          Surrender of Certificates. After the completion of the foregoing allocation, each holder of an Old Certificate who surrenders such Old Certificate to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent, be entitled to receive in exchange therefor a New Certificate representing the full number of First Sentry Bancshares Common Shares and/or the amount of cash into which the aggregate number of Rock Branch Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Subsection 3.1.1 and the Old Certificate shall thereafter be cancelled. The Exchange Agent shall accept such Old Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Old Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of First Sentry Bancshares Common Shares or the right to receive the amount of cash into which such Rock Branch Common Shares shall have been converted. After the Effective Time, there shall be no further transfer on the records of Rock Branch of Old Certificates and, if such Old Certificates are presented to Rock Branch for transfer, they shall be canceled against delivery of certificates for First Sentry Bancshares Common Shares and/or cash as provided above. No interest will be paid on any cash to be paid in exchange for Rock Branch Common Shares that any such holder shall be entitled to receive pursuant to this Article III.

3.3.8.          Lost Certificates. If there shall be delivered to the Exchange Agent by any Person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:

(a)          evidence to the commercially reasonable satisfaction of First Sentry Bancshares that such Old Certificate has been lost, wrongfully taken, or destroyed;

(b)          a bond in such amount as First Sentry Bancshares may reasonably request to indemnify against any claim that may be made against First Sentry Bancshares and/or the Exchange Agent with respect to such Old Certificate; and

(c)          evidence to the commercially reasonable satisfaction of First Sentry Bancshares that such Person was the owner of the Rock Branch Common Shares represented by each such Old Certificate claimed by him, her or it to be lost, wrongfully taken or destroyed and that he, she or it is the Person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement; then the Exchange Agent, in the absence of actual notice to it that any Rock Branch Common Shares represented by any Old Certificate have been acquired by a bona fide purchaser, shall deliver to such Person the Merger Consideration that such Person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.

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3.3.9.          Release of Exchange Fund. Any portion of the Exchange Fund and any New Certificate that remains unclaimed by the shareholders of Rock Branch for one year after the Effective Time shall be paid to First Sentry Bancshares. Any shareholders of Rock Branch who have not theretofore complied with this Article III shall thereafter look only to First Sentry Bancshares for payment of the Merger Consideration.

3.3.10.         No Fractional First Sentry Bancshares Common Shares.

(a)          No certificates or scrip representing fractional First Sentry Bancshares Common Shares shall be issued upon the surrender for exchange of Old Certificates.

(b)          Each holder of Rock Branch Common Shares who would otherwise be entitled to receive a fractional First Sentry Bancshares Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (i) the fractional First Sentry Bancshares Common Share interest to which such holder (after taking into account all Rock Branch Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Per Share Cash Consideration.

3.3.11.         No Liability. None of First Sentry Bancshares, Rock Branch, or the Exchange Agent shall be liable to any former holder of Rock Branch Common Shares for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional First Sentry Bancshares Common Share interest, or any dividends or distributions with respect to First Sentry Bancshares Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar Law.

3.3.12.         Withholding Rights. First Sentry Bancshares or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Certificates such amounts as First Sentry Bancshares or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by First Sentry Bancshares or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Certificates.

3.3.13         Waiver. First Sentry Bancshares may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights thereafter to withhold any such payment, delivery or distribution in the case of any Person.

3.3.14.         Anti-Dilution Provisions. The Per Share Stock Consideration shall be adjusted fully to reflect any occurrence, subsequent to the date of this Agreement but prior to the Effective Time, pursuant to which the outstanding First Sentry Bancshares Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in First Sentry Bancshares's capitalization. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

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3.3.15.         Dividends and Distributions. No dividends or other distributions with respect to First Sentry Bancshares Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Rock Branch Common Shares converted in the Merger into the right to receive shares of such First Sentry Bancshares Common Shares until the holder thereof shall be entitled to receive the New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.3. After becoming so entitled in accordance with this Subsection 3.3.15, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable after the Effective Time with respect to First Sentry Bancshares Common Shares such holder had the right to receive upon surrender of the Old Certificates.

3.4.          Tax Consequences.

3.4.1.          For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).

3.4.2.          Notwithstanding anything in this Agreement to the contrary, if the tax opinion referred to in Subsection 9.1.5. cannot be rendered (as reasonably determined by Dinsmore & Shohl LLP) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then First Sentry Bancshares shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable the relevant tax opinion to be rendered.

3.5.          Dissenting Shares.

3.5.1.          Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding Rock Branch Common Share that seeks relief as a dissenting shareholder under WVBCA shall thereafter have only such rights (and shall have such obligations) as are provided therein, and First Sentry Bancshares shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to the WVBCA. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under the WVBCA, each holder's Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest.

3.5.2.          Rock Branch shall give First Sentry Bancshares prompt notice upon receipt by Rock Branch of any written demand for payment of the fair value of such shares of Rock Branch Common Shares and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and First Sentry Bancshares shall have the right to participate in all negotiations and proceedings with respect to any such demands. Rock Branch shall not, except with the prior written consent of First Sentry Bancshares, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the WVBCA.

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3.5.3.          If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder's Rock Branch Common Shares shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

3.6.          Reservation of Shares.

First Sentry Bancshares shall reserve for issuance a sufficient number of the First Sentry Bancshares Common Shares for the purpose of issuing shares of First Sentry Bancshares Common Stock to the Rock Branch shareholders in accordance with this Article III.

3.7.          Contingent Value Rights.

3.7.1.          After the Effective Time, subject to receipt of approval from Bank Regulators, First Sentry Bancshares plans to close Rock Branch's Scott Depot branch. First Sentry Bancshares has projected that the after tax present value of expenses attributable to the branch that will continue after branch closing are $757,000 ("Branch Closing Expenses"). This amount was considered by First Sentry Bancshares in calculating the Aggregate Stock Consideration and the Aggregate Cash Consideration.

3.7.2.          In the event that on or before the second anniversary of the Effective Time (the "Contingent Value End Date") First Sentry Bancshares reduces the Branch Closing Expenses in whole or in part (e.g., by assignment of lease or sale of equipment), then it shall deliver to the Exchange Agent net cash in the amount of such reduction (the "Distributable Proceeds") for distribution to former Rock Branch shareholders, pro-rata, based upon each former Rock Branch shareholder's proportionate share ownership of Rock Branch at the Effective Time, as additional Merger Consideration.

3.7.3.          Nothing herein shall be deemed to create any duty, liability or obligation on the part of First Sentry Bancshares, First Sentry Bank or any Affiliate thereof to recover or mitigate Branch Closing Expenses or any claim or right on the part of any other Person or third party with respect to any recovery of Distributable Proceeds or the price at or manner in which any Branch Closing Expenses are recovered or the timing or any other terms or conditions of such recoupment, if any.

3.7.4.          Nontransferable; Expiration.

(a)          The Contingent Value Rights shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than to a Permitted Transferee. Any purported transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

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(b)          The Contingent Value Rights shall expire on the Contingent Value End Date, or, to the extent of Distributable Proceeds distributed, 30 days after the date on which the Distributable Proceeds are distributed to holders of Contingent Value Rights, and shall thereafter be of no force or effect.

3.7.5.          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b)          The Exchange Agent shall keep a register (the "CVR Register") for the registration of Contingent Value Rights in a book-entry position for each Contingent Value Right holder. The CVR Register shall set forth the name and address of each holder, and the number of Contingent Value Rights held by such holder and Tax Identification Number of each holder.

3.7.6.          No Voting, Dividends or Interest; No Equity or Ownership Interest in First Sentry Bancshares.

(a)          The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the Contingent Value Rights to any holder.

(b)          The Contingent Value Rights shall not represent any equity or ownership interest in First Sentry Bancshares, First Sentry Bank or any Affiliate of Parent or any other Person.

3.7.7.          Survival. The provisions of this Section 3.7 shall survive the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ROCK BRANCH

Rock Branch represents and warrants to First Sentry Bancshares that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the ROCK BRANCH DISCLOSURE SCHEDULE delivered by Rock Branch to First Sentry Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. Rock Branch has made a good faith effort to ensure that the disclosure on each schedule of the ROCK BRANCH DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the ROCK BRANCH DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

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4.1.          Standard.

No representation or warranty of Rock Branch contained in this Article IV shall be deemed untrue or incorrect, and Rock Branch shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty.

4.2.          Organization.

4.2.1           Rock Branch is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and is a bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of West Virginia. Rock Branch has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. Rock Branch is a member in good standing of the Federal Home Loan Bank ("FHLB") and owns the requisite amount of stock therein.

4.2.2.          The deposits of Rock Branch are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Rock Branch when due.

4.2.3.          The minute books of Rock Branch accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

4.2.4.          Prior to the date of this Agreement, Rock Branch has made available to First Sentry Bancshares true and correct copies of the articles of incorporation and bylaws of Rock Branch.

4.3.          Capitalization.

4.3.1.          The authorized capital stock of Rock Branch consists of 500,000 shares of common stock, $4.00 par value per share, of which 344,628 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Rock Branch has no and is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Rock Branch Common Stock, or any other security of Rock Branch or any securities representing the right to vote, purchase or otherwise receive any shares of Rock Branch Common Stock or any other security of Rock Branch. Rock Branch does not hold any Rock Branch Common Shares as treasury stock.

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4.3.2.          Rock Branch does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolio of Rock Branch, equity interests held by Rock Branch in a fiduciary capacity, and equity interests held in connection with the lending activities of Rock Branch.

4.3.3.          To Rock Branch's Knowledge, except as set forth in the ROCK BRANCH FINANCIAL DISCLOSURE SCHEDULE 4.3.3, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Rock Branch Common Stock.

4.4.          Authority; No Violation.

4.4.1.          Rock Branch has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Rock Branch's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Rock Branch and the completion by Rock Branch of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Rock Branch Board, and no other corporate proceedings on the part of Rock Branch, except for the approval of the Rock Branch shareholders, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Rock Branch, and subject to approval by the shareholders of Rock Branch and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Sentry Bancshares, constitutes the valid and binding obligation of Rock Branch, enforceable against Rock Branch in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.          Subject to receipt of Regulatory Approvals and Rock Branch's and First Sentry Bancshares's compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Rock Branch, (A) the execution and delivery of this Agreement by Rock Branch, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Rock Branch with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or bylaws of Rock Branch; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Rock Branch or any of its properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Rock Branch under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Rock Branch is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Rock Branch.

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4.5.          Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Form 1-A Offering Statement and (ii) the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the First Sentry Bancshares Common Shares pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Rock Branch, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Rock Branch's Knowledge, except as set forth on ROCK BRANCH DISCLOSURE SCHEDULE 4.5, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Rock Branch, and (y) the completion of the Merger. Rock Branch has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6.          Financial Statements.

4.6.1.          Rock Branch has previously made available to First Sentry Bancshares the Rock Branch Regulatory Reports. The Rock Branch Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2.          Rock Branch has previously made available to First Sentry Bancshares the Rock Branch Financial Statements. The Rock Branch Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of Rock Branch on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

4.6.3.          At the date of each balance sheet included in the Rock Branch Financial Statements or the Rock Branch Regulatory Reports, Rock Branch, had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Rock Branch Financial Statements or Rock Branch Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies that are not material individually or in the aggregate or that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

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4.6.4.          The records, systems, controls, data and information of Rock Branch and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Rock Branch or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6.4. Rock Branch (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Rock Branch is made known to the chief executive officer and the chief financial officer of Rock Branch by others within that entity, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Rock Branch's outside auditors and the audit committee of the Rock Branch Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Rock Branch's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Rock Branch's internal control over financial reporting. These disclosures (if any) were made in writing by management to Rock Branch's auditors and audit committee and a copy has previously been made available to First Sentry Bancshares.

4.6.5.          Since December 31, 2013, (i) neither Rock Branch nor, to the Knowledge of Rock Branch, any director, officer, employee, auditor, accountant or representative of Rock Branch has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Rock Branch or its internal accounting controls, including any material complaint, allegation, assertion or claim that Rock Branch has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Rock Branch, whether or not employed by Rock Branch, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Rock Branch or any of its officers, directors, employees or agents to the Rock Branch Board or any committee thereof or to any director or officer of Rock Branch.

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4.7.          Taxes.

Rock Branch has duly filed all federal, state and material local tax returns required to be filed by or with respect to Rock Branch on or prior to the Closing Date, taking into account any extensions (all such returns, to Rock Branch's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes that have been incurred by or are due or claimed to be due from Rock Branch by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Rock Branch has received no written notice of, and to Rock Branch's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Rock Branch, and no claim has been made by any authority in a jurisdiction where Rock Branch do not file tax returns that Rock Branch is subject to taxation in that jurisdiction. Rock Branch has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Rock Branch has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Rock Branch, to Rock Branch's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8.          No Material Adverse Effect.

Rock Branch has not suffered any Material Adverse Effect since December 31, 2014 and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Rock Branch.

4.9.          Material Contracts; Leases; Defaults.

4.9.1.          Except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.9.1, Rock Branch is not a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Rock Branch, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Rock Branch; (iii) any collective bargaining agreement with any labor union relating to employees of Rock Branch; (iv) any agreement that by its terms limits the payment of dividends by Rock Branch; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Rock Branch is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers' acceptances, and "treasury tax and loan" accounts and transactions in "federal funds" in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to First Sentry Bancshares or any First Sentry Bancshares Subsidiary; (vi) any other agreement, written or oral, that obligates Rock Branch for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Rock Branch (it being understood that any non-compete or similar provision shall be deemed material).

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4.9.2.          Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in ROCK BRANCH DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, Rock Branch is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.          True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to First Sentry Bancshares on or before the date hereof, and are in full force and effect on the date hereof and Rock Branch (nor, to the Knowledge of Rock Branch, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on ROCK BRANCH DISCLOSURE SCHEDULE 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Rock Branch is a party or under which Rock Branch may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Rock Branch or upon the occurrence of a subsequent event; or (y) requires Rock Branch to provide a benefit in the form of Rock Branch Common Stock or determined by reference to the value of Rock Branch Common Stock.

4.9.4.          Since December 31, 2014, through and including the date of this Agreement, except as furnished by Rock Branch to First Sentry Bancshares prior to the date hereof, neither has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Rock Branch Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Rock Branch, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Rock Branch affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

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4.10.         Ownership of Property; Insurance Coverage.

4.10.1.          Rock Branch has good and, as to real property, marketable title to all material assets and properties owned by Rock Branch in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Rock Branch Regulatory Reports and in the Rock Branch Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by Rock Branch acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not materially and adversely affect the value or use of such real property, and (iv) those described and reflected in the Rock Branch Financial Statements. Rock Branch, as lessee, has the right under valid and existing leases of real and personal properties used by Rock Branch in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it.

4.10.2.          With respect to all material agreements pursuant to which Rock Branch has purchased securities subject to an agreement to resell, if any, Rock Branch has a lien or security interest (which to Rock Branch's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.          Rock Branch currently maintains insurance considered by it to be reasonable for its operations. Rock Branch has not received notice from any insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Rock Branch under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years Rock Branch has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. ROCK BRANCH DISCLOSURE SCHEDULE 4.10.3 identifies all material policies of insurance maintained by Rock Branch as well as the other matters required to be disclosed under this Section.

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4.11.         Legal Proceedings.

Rock Branch is not a party to any, and there are no pending or, to Rock Branch's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Rock Branch, (ii) to which Rock Branch's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) that could adversely affect the ability of Rock Branch to perform under this Agreement, except, in each of (i) through (iv) above, for any proceeding, claim, action, investigation or inquiry that, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Rock Branch.

4.12.         Compliance With Applicable Law.

4.12.1.          Rock Branch is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and Rock Branch has not received any written notice to the contrary. The Rock Branch Board has adopted and Rock Branch has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

4.12.2.          Rock Branch has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Rock Branch, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Merger, subject to obtaining Regulatory Approvals.

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4.12.3.          For the period beginning December 31, 2015, Rock Branch has not received any written notification or, to Rock Branch's Knowledge, any other communication from any Bank Regulator (i) asserting that Rock Branch is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Rock Branch; (iii) requiring, or threatening to require, Rock Branch, or indicating that Rock Branch may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Rock Branch, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Rock Branch, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Rock Branch Regulatory Agreement"). Rock Branch has not consented to or entered into any Rock Branch Regulatory Agreement that is currently in effect or that was in effect since January 1, 2013. The most recent regulatory rating given to Rock Branch as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

4.12.4.          ROCK BRANCH DISCLOSURE SCHEDULE 4.12.4 sets forth, as of December 31, 2015, a schedule of all executive officers and directors of Rock Branch who have outstanding loans from Rock Branch, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13.         Employee Benefit Plans.

4.13.1.          ROCK BRANCH DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by Rock Branch in which any employee or former employee, consultant or former consultant or director or former director of Rock Branch participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Rock Branch Compensation and Benefit Plans"). Rock Branch has no commitment to create any additional Rock Branch Compensation and Benefit Plan or to materially modify, change or renew any existing Rock Branch Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Rock Branch has made available to First Sentry Bancshares true and correct copies of the Rock Branch Compensation and Benefit Plans.

4.13.2.          To the Knowledge of Rock Branch and except as disclosed in ROCK BRANCH DISCLOSURE SCHEDULE 4.13.2, each Rock Branch Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act ("HIPAA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any assessed interest, fines, penalties or other impositions for late filings, if any, have been paid in full. Each Rock Branch Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, is subject of a "Favorable Letter" within the meaning of Rev. Proc. 2006-27 Section 5.01, and Rock Branch is not aware of any circumstances that are reasonably likely to result in revocation of any such Favorable Letter. There is no material pending or, to the Knowledge of Rock Branch, threatened action, suit or claim relating to any of the Rock Branch Compensation and Benefit Plans (other than routine claims for benefits). Neither Rock Branch nor any Rock Branch Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Rock Branch Compensation and Benefit Plan that would reasonably be expected to subject Rock Branch to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

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4.13.3.          Rock Branch does not maintain any defined benefit pension plan. To the Knowledge of Rock Branch, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any Rock Branch Compensation and Benefit Plan, or any plan maintained by any entity that is considered one employer with Rock Branch under Section 4001(b)(1) of ERISA or Code Section 414 ("ERISA Affiliate")(such plan being referred to as an "ERISA Affiliate Plan"). Neither Rock Branch, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA.

4.13.4.          All material contributions required to be made under the terms of any Rock Branch Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Rock Branch is a party or a sponsor have been timely made, and all contributions and funding obligations are accrued on Rock Branch's consolidated financial statements to the extent required by GAAP. Rock Branch has expensed and accrued as a liability the present value of future benefits under each applicable Rock Branch Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5.          Except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.13.5, Rock Branch has no obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Rock Branch Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law. There has been no communication to employees by Rock Branch that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6.          Rock Branch does not maintain any Rock Branch Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7.          With respect to each Rock Branch Compensation and Benefit Plan, if applicable, Rock Branch has provided or made available to First Sentry Bancshares copies of: (A) existing trust instruments and insurance contracts; (B) the three most recent Forms 5500 filed with the IRS; (C) the three most recent actuarial reports and financial statements; (D) the most recent summary plan description; (E) most recent Favorable Letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

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4.13.8.          EXCEPT as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting, other than accelerated vesting due to termination or partial termination of a qualified retirement plan, or acceleration of any benefits under any Rock Branch Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Rock Branch Compensation and Benefit Plan.

4.13.9.          Rock Branch maintains no compensation plans, programs or arrangements under which any payment is reasonably expected to be non-deductible, in whole or in part, for tax reporting purposes as a result of the current limitations under Section 162(m) of the Code and the regulations issued thereunder, except in the event that First Sentry Bancshares or First Sentry Bancshares Subsidiary has issued or issues any class of common equity securities required to be registered under section 12 of the Securities Exchange Act of 1934, or otherwise is or becomes a “publicly held corporation” as defined in Section 162(m) of the Code.

4.13.10.         The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Rock Branch to any actual or deemed payment (or benefit) that could constitute a "parachute payment" (as such term is defined in Section 280G of the Code) that would subject such person to an excise tax under Section 4999 of the Code, except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.13.10.

4.13.11.         Except as disclosed in ROCK BRANCH DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Rock Branch Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12.         ROCK BRANCH DISCLOSURE SCHEDULE 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $30,000 or greater, Rock Branch, their title and rate of salary, and their date of hire. ROCK BRANCH DISCLOSURE SCHEDULE 4.13.12(b) sets forth any changes to any Rock Branch Compensation and Benefit Plan since December 31, 2015.

4.14.         Brokers, Finders and Financial Advisors.

Except as described in Section 4.23, neither Rock Branch, nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Merger, or incurred any liability or commitment for any fees or commissions to any such person in connection with the Merger.

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4.15.         Environmental Matters.

4.15.1.          Except as may be set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to Rock Branch:

(A)         Rock Branch, the Participation Facilities, and, to Rock Branch's Knowledge, the Loan Properties are in substantial compliance with, and are not liable in any material respect under, any Environmental Laws;

(B)         Rock Branch has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Rock Branch's Knowledge, no such action is threatened, before any court, Governmental Entity or other forum against it or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of Rock Branch or any Participation Facility;

(C)         Rock Branch has not received any written notice, by way of suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding, or otherwise, alleging or indicating that it (or any subsidiary) may be liable under any Environmental Law with respect to any Loan Property;

(D)         The properties currently owned or operated by Rock Branch (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)         During the past two years Rock Branch has not received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)         To Rock Branch's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Rock Branch or any Participation Facility, and to Rock Branch's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Rock Branch or any Participation Facility; and

(G)         To Rock Branch's Knowledge, during the period of (s) Rock Branch's ownership or operation of any of its current properties or (t) Rock Branch's participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

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4.15.2.          "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.16.         Loan Portfolio.

4.16.1.          The allowance for loan losses reflected in Rock Branch's audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in Rock Branch's Call Reports for periods ending after December 31, 2015 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2.          ROCK BRANCH DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of December 31, 2015, by account, of: (A) all loans (including loan participations) of Rock Branch that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Rock Branch that have been terminated by Rock Branch during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Rock Branch has given written notice of its intent to terminate during the past twelve months; (D) Rock Branch’s past-due report; (E) each borrower, customer or other party that has notified Rock Branch during the past twelve months of, or has asserted against Rock Branch, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Rock Branch, each borrower, customer or other party that has given Rock Branch any oral notification of, or orally asserted to or against Rock Branch, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Rock Branch as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. ROCK BRANCH DISCLOSURE SCHEDULE 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that ROCK BRANCH DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

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4.16.3.          All loans receivable (including discounts) and accrued interest entered on the books of Rock Branch arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Rock Branch's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Rock Branch, the loans, discounts and the accrued interest reflected on the books of Rock Branch are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Rock Branch free and clear of any liens.

4.16.4.          The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17.         [Intentionally omitted]

4.18.         Related Party Transactions.

Except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.18, is not a party to any transaction (including any loan or other credit accommodation) with any director or officer of Rock Branch, or any affiliate thereof. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Rock Branch is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Rock Branch has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Rock Branch is inappropriate.

4.19.         Deposits.

None of the deposits of Rock Branch is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

4.20.         [Intentionally Omitted]

4.21.         Registration Obligations.

Rock Branch is under no obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

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4.22.         Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Rock Branch's own account, or for the account of one or more of its customers (all of which are set forth in ROCK BRANCH DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Rock Branch, with counterparties believed to be financially responsible at the time; and to Rock Branch's Knowledge each of them constitutes the valid and legally binding obligation of Rock Branch, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Rock Branch is not, nor to the Knowledge of Rock Branch, any other party thereto, is not in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.         Fairness Opinion

Rock Branch has received an opinion from Austin Associates, LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Rock Branch pursuant to this Agreement is fair to such shareholders from a financial point of view.

4.24.         Trust Accounts

Rock Branch has no trust or other fiduciary accounts.

4.25.         Intellectual Property

Rock Branch owns or, to Rock Branch's Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its business, each without payment and Rock Branch has received no notice of conflict with respect thereto that asserts the rights of others. Rock Branch has performed all the obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Rock Branch, the conduct of the business of Rock Branch as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.26.         Labor Matters

There are no labor or collective bargaining agreements to which Rock Branch is a party. To the Knowledge of Rock Branch, there is no union organizing effort pending or threatened against Rock Branch. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Rock Branch, threatened against Rock Branch. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Rock Branch, threatened against Rock Branch (other than routine employee grievances that are not related to union employees). Rock Branch is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FIRST SENTRY BANCSHARES

First Sentry Bancshares represents and warrants to Rock Branch that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1, and except as set forth in the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE delivered by First Sentry Bancshares to Rock Branch on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. First Sentry Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Sentry Bancshares shall include the Knowledge of First Sentry Bank.

5.1.          Standard.

No representation or warranty of First Sentry Bancshares contained in this Article V shall be deemed untrue or incorrect, and First Sentry Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty.

5.2.          Organization.

5.2.1.          First Sentry Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly registered as a bank holding company under the BHCA. First Sentry Bancshares has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2.          First Sentry Bank is a bank duly organized, validly existing and in good standing (to the extent required) under West Virginia law. The deposits of First Sentry Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Sentry Bank is a member in good standing of FHLB and owns the requisite amount of stock therein.

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5.2.3.          FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.2.3 sets forth each First Sentry Bancshares Subsidiary. Each First Sentry Bancshares Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4.          The respective minute books of First Sentry Bancshares and each First Sentry Bancshares Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5.          Prior to the date of this Agreement, First Sentry Bancshares has made available to Rock Branch true and correct copies of the certificate of incorporation and bylaws of First Sentry Bancshares and First Sentry Bank and the First Sentry Bancshares Subsidiaries.

5.3.          Capitalization.

5.3.1.          The authorized capital stock of First Sentry Bancshares consists of 5,280,000 shares of common stock, $1.00 par value, of which 1,437,851 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Except for 38,800 options outstanding under the First Sentry Bancshares, Inc. 2012 Stock Option Plan, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Sentry Bancshares Common Stock, or any other security of First Sentry Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of First Sentry Bancshares Common Stock or any other security of First Sentry Bancshares.

5.3.2.          First Sentry Bancshares owns all of the capital stock of First Sentry Bank free and clear of any lien or encumbrance.

5.4.          Authority; No Violation.

5.4.1.          First Sentry Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Sentry Bancshares and the completion by First Sentry Bancshares of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of First Sentry Bancshares, and no other corporate proceedings on the part of First Sentry Bancshares are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Sentry Bancshares, and subject to the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Rock Branch, constitutes the valid and binding obligations of First Sentry Bancshares, enforceable against First Sentry Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

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5.4.2.          Subject to receipt of Regulatory Approvals and Rock Branch's and First Sentry Bancshares's compliance with any conditions contained therein, (A) the execution and delivery of this Agreement by First Sentry Bancshares, (B) the consummation of the transactions contemplated hereby, and (C) compliance by First Sentry Bancshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Sentry Bancshares or any First Sentry Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Sentry Bancshares or any First Sentry Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Sentry Bancshares or any First Sentry Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Sentry Bancshares and the First Sentry Bancshares Subsidiaries taken as a whole.

5.5.          Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Secretary of State of the State of West Virginia, (c) the filing with the SEC of (i) the Form 1-A Offering Statement and (ii) such reports as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, and (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of First Sentry Bancshares Common Stock pursuant to this Agreement, and (e) the approval of this Agreement by the requisite vote of the shareholders of Rock Branch and First Sentry Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to First Sentry Bancshares' Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by First Sentry Bancshares, and (y) the completion of the Merger. First Sentry Bancshares has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

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5.6.          Financial Statements.

5.6.1.          First Sentry Bancshares has previously made available to Rock Branch the First Sentry Bancshares Financial Statements. The First Sentry Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements.

5.6.2.          At the date of each balance sheet included in the First Sentry Bancshares Financial Statements, First Sentry Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Sentry Bancshares Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3.          The records, systems, controls, data and information of First Sentry Bancshares and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Sentry Bancshares or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6.3. First Sentry Bancshares (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Sentry Bancshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Sentry Bancshares by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Sentry Bancshares's outside auditors and the audit committee of First Sentry Bancshares's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect First Sentry Bancshares's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Sentry Bancshares's internal control over financial reporting.

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5.6.4.          The allowance for credit losses reflected in First Sentry Bancshares's audited statement of condition at December 31, 2015 was, and the allowance for credit losses shown on the balance sheets in First Sentry Bancshares's Call Reports for periods ending after December 31, 2015 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

5.7.          Taxes.

First Sentry Bancshares and the First Sentry Bancshares Subsidiaries that are at least 80 percent owned by First Sentry Bancshares are members of the same affiliated group within the meaning of Code Section 1504(a). First Sentry Bancshares has duly filed all federal, state and material local tax returns required to be filed by or with respect to First Sentry Bancshares and each First Sentry Bancshares Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of First Sentry Bancshares, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Sentry Bancshares and any First Sentry Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing. Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. First Sentry Bancshares has received no written notice of, and to First Sentry Bancshares' knowledge, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Sentry Bancshares or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Sentry Bancshares, or any of its Subsidiaries do not file tax returns that First Sentry Bancshares or any such Subsidiary is subject to taxation in that jurisdiction. First Sentry Bancshares and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax that is currently in effect.

First Sentry Bancshares and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Sentry Bancshares and each of its Subsidiaries, to the Knowledge of First Sentry Bancshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8.          No Material Adverse Effect.

First Sentry Bancshares has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

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5.9.          Ownership of Property; Insurance Coverage.

5.9.1.          First Sentry Bancshares and each First Sentry Bancshares Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Sentry Bancshares or each First Sentry Bancshares Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Sentry Bancshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a First Sentry Bancshares Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Sentry Bancshares Financial Statements. First Sentry Bancshares and the First Sentry Bancshares Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by First Sentry Bancshares and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.          With respect to all material agreements pursuant to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary has purchased securities subject to an agreement to resell, if any, or such First Sentry Bancshares Subsidiary, as the case may be, has a lien or security interest (which to First Sentry Bancshares' Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3.          First Sentry Bancshares and each First Sentry Bancshares Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, has received notice from an insurance carrier during the past two years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Sentry Bancshares or any First Sentry Bancshares Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last two years First Sentry Bancshares and each First Sentry Bancshares Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.9.3 identifies all material policies of insurance maintained by First Sentry Bancshares and each First Sentry Bancshares Subsidiary as well as the other matters required to be disclosed under this Section.

5.10.         Legal Proceedings.

Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Sentry Bancshares, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Sentry Bancshares or any First Sentry Bancshares Subsidiary, (ii) to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the Merger, or (iv) which would reasonably be expected to adversely affect the ability of First Sentry Bancshares to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

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5.11.         Compliance With Applicable Law.

5.11.1.          First Sentry Bancshares, each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notice to the contrary. The Board of Directors of First Sentry Bank has adopted and First Sentry Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

5.11.2.          Each of First Sentry Bancshares and each First Sentry Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Sentry Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Merger, subject to obtaining the Regulatory Approvals.

5.11.3.          For the period beginning December 31, 2015, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has received any written notification or, to the Knowledge of First Sentry Bancshares, any other communication from any Bank Regulator (i) asserting that First Sentry Bancshares or any First Sentry Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Sentry Bancshares or First Sentry Bank; (iii) requiring or threatening to require First Sentry Bancshares or any First Sentry Bancshares Subsidiary, or indicating that First Sentry Bancshares or any First Sentry Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Sentry Bancshares or any First Sentry Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an "First Sentry Bancshares Regulatory Agreement"). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has consented to or entered into any currently effective First Sentry Bancshares Regulatory Agreement. The most recent regulatory rating given to First Sentry Bank as to compliance with the CRA is satisfactory or better.

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5.12.         Employee Benefit Plans.

5.12.1.          FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Sentry Bancshares or any First Sentry Bancshares Subsidiary and in which employees in general may participate (the "First Sentry Bancshares Compensation and Benefit Plans").

5.12.2.          To the Knowledge of First Sentry Bancshares and except as disclosed in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.2, each First Sentry Bancshares Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and no notice has been issued by any Governmental Entity questioning or challenging such compliance. All material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each First Sentry Bancshares Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and First Sentry Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of First Sentry Bancshares, threatened action, suit or claim relating to any of the First Sentry Bancshares Compensation and Benefit Plans (other than routine claims for benefits). Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any First Sentry Bancshares Compensation and Benefit Plan that would reasonably be expected to subject First Sentry Bancshares or any First Sentry Bancshares Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3.           No First Sentry Bancshares Compensation and Benefit Plan is a Defined Benefit Plan. Neither First Sentry Bancshares nor any of its Subsidiaries has provided, or is required to provide, security to any First Sentry Bancshares Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither First Sentry Bancshares, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998.

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5.12.4.          All material contributions required to be made under the terms of any First Sentry Bancshares Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Sentry Bancshares or any First Sentry Bancshares Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on First Sentry Bancshares's consolidated financial statements to the extent required by GAAP. First Sentry Bancshares and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable First Sentry Bancshares Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.12.5         Except as set forth in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.5, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary have any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any First Sentry Bancshares Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law. There has been no communication to employees by First Sentry Bancshares or any First Sentry Bancshares Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

5.12.6         Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary maintains any First Sentry Compensation and Benefit Plans covering employees who are not United States residents.

5.12.7         EXCEPT as set forth in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.7, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting, or acceleration of any benefits under any First Sentry Bancshares Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any First Sentry Bancshares Compensation and Benefit Plan.

5.12.8         Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably expected to be non-deductible, in whole or in part, for tax reporting purposes as a result of the current limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.12.9         The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of First Sentry Bancshares or any First Sentry Bancshares Subsidiary to any actual or deemed payment (or benefit) that could constitute a “parachute payment” (as such term is defined in Section 280G of the Code) that would subject such person to an excise tax under Section 4999 of the Code, except as set forth in FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE 5.12.9.

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5.12.10 Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any First Sentry Bancshares Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject First Sentry Bancshares or any First Sentry Bancshares Subsidiary to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to First Sentry Bancshares or any First Sentry Bancshares Subsidiary under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

5.13.         Environmental Matters.

5.13.1.          To the Knowledge of First Sentry Bancshares, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Sentry Bancshares or any of First Sentry Bancshares Subsidiary. To the Knowledge of First Sentry Bancshares, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Sentry Bancshares or any First Sentry Bancshares Subsidiary by reason of any Environmental Laws. Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary during the past five years has received any written notice from any Person that First Sentry Bancshares or any First Sentry Bancshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Sentry Bancshares or any First Sentry Bancshares Subsidiary.

5.13.2.          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Sentry Bancshares's Knowledge, threatened, before any court, Governmental Entity or other forum against First Sentry Bancshares or any First Sentry Bancshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the First Sentry Bancshares.

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5.14.         Loan Losses.

The allowance for loan losses reflected in First Sentry Bancshares's audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in First Sentry Bancshares's Call Reports for periods ending after December 31, 2015 were adequate, as of the dates thereof, under GAAP.

5.15.         Required Vote of Shareholder.

The affirmative vote of a majority of the outstanding shares of First Sentry Bank voting at a special meeting at which a quorum is present is required to approve the Merger. First Sentry Bankshares will vote all the outstanding shares of First Sentry Bank to approve the Merger.

5.16.         Brokers, Finders and Financial Advisors.

Neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the Merger, or incurred any liability or commitment for any fees or commissions to any such person in connection with the Merger.

5.17.         First Sentry Bancshares Common Stock.

The shares of First Sentry Bancshares Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

ARTICLE VI

COVENANTS OF ROCK BRANCH

6.1.          Conduct of Business.

6.1.1.          Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Sentry Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, Rock Branch: shall operate its business, only in the usual, regular and ordinary course of business; shall use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would (i) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.          Negative Covenants. Rock Branch agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in ROCK BRANCH DISCLOSURE SCHEDULE 6.1.2, or consented to by First Sentry Bancshares in writing (which consent will not be unreasonably withheld), it will not:

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(A)         change or waive any provision of its Articles of Incorporation or Bylaws, each, as amended, except as required by law, or appoint a new director to the board directors;

(B)         change the number of authorized or issued shares of its capital stock, issue any shares of Rock Branch Common Stock, including any shares that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any Rock Branch option plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except for its customary biannual dividend of $0.15 per share consistent with past practice.

(C)         enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)         make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)         grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or materially increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on ROCK BRANCH DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees, (iii) cash bonuses with respect to the year ending December 31, 2015 in the amounts and to the individuals set forth in ROCK BRANCH DISCLOSURE SCHEDULE 6.1.2(E), and (iv) a contribution to the Rock Branch 401(k) Plan with respect to the year ending December 31, 2015, consistent with applicable law, up to an amount set forth in ROCK BRANCH DISCLOSURE SCHEDULE 6.1.2(E), or as otherwise necessary respecting contribution of employee elective deferrals, match or other contributions necessary to maintain plan compliance in accordance with its terms and applicable law and regulation. Rock Branch shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $30,000, provided that Rock Branch may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business.

(F)         enter into or, except as may be required by law or regulation, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

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(G)         merge or consolidate Rock Branch with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization, other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Rock Branch, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender Rock Branch of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)         sell or otherwise dispose of the capital stock of Rock Branch or sell or otherwise dispose of any asset of Rock Branch, other than in the ordinary course of business consistent with past practice; except for transactions with FHLB, subject any asset of Rock Branch to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)         voluntarily take any action that would result in any of the representations and warranties of Rock Branch set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)         change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Rock Branch;

(K)         waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Rock Branch is a party, other than in the ordinary course of business, consistent with past practice;

(L)         purchase any equity securities, or purchase any securities other than securities (i) rated "AAA" or higher by either Standard & Poor's Ratings Services or Moody's Investors Service, (ii) having a face amount of not more than $1,000,000, (iii) with a weighted average life of not more than five years and (iv) otherwise in the ordinary course of business consistent with past practice;

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(M)         except for commitments issued prior to the date of this Agreement that have not yet expired and that have been disclosed on the ROCK BRANCH DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a commercial real estate loan or $250,000 for a commercial business loan, or in excess of $250,000 for a residential loan without prior notification of First Sentry Bancshares and forwarding the appropriate credit memorandum, and on request, making available to First Sentry Bancshares for review prior to final loan approval, any loan documentation or related documentation. In addition, prior consultation with prior consultation with First Sentry Bancshares is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $100,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with Rock Branch, in the aggregate, exceeds $1,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of the State of West Virginia;

(N)         enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)         enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)         make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)         except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Rock Branch Employee Plan;

(S)         make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)         except as set forth in ROCK BRANCH DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)         sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Sentry Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties;

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(V)         undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Rock Branch of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W)         pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)         foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of any Materials of Environmental Concern;

(Y)         purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)         issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Sentry Bancshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Sentry Bancshares (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of First Sentry Bancshares (which shall not be unreasonably withheld), except as required by law or regulation for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)        sell or redeem any currently outstanding trust preferred securities or securities underlying any outstanding trust preferred securities; or

(BB)        agree to do any of the foregoing.

6.2.          Current Information.

6.2.1.          During the period from the date of this Agreement to the Effective Time, Rock Branch will cause one or more of its representatives to confer with representatives of First Sentry Bancshares and report the general status of its ongoing operations at such times as First Sentry Bancshares may reasonably request. Rock Branch will promptly notify First Sentry Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Rock Branch. Without limiting the foregoing, senior officers of First Sentry Bancshares and Rock Branch shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Rock Branch, in accordance with applicable law, and Rock Branch shall give due consideration to First Sentry Bancshares's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Sentry Bancshares nor any First Sentry Bancshares Subsidiary shall under any circumstance be permitted to exercise control of Rock Branch prior to the Effective Time.

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6.2.2.          Rock Branch and First Sentry Bank shall meet on a regular basis to discuss and plan for the conversion of Rock Branch's data processing and related electronic informational systems to those used by First Sentry Bank, which planning shall include, but not be limited to, discussion of the possible termination by Rock Branch of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Rock Branch in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Rock Branch shall not be obligated to take any such action prior to the Effective Time and, unless Rock Branch otherwise agrees, no conversion shall take place prior to the Effective Time.

6.2.3.          Rock Branch shall provide First Sentry Bank, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this Subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, Rock Branch shall provide First Sentry Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.          Rock Branch shall promptly inform First Sentry Bancshares upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Rock Branch under any labor or employment law.

6.3.          Access to Properties and Records.

Subject to Section 12.1 hereof, Rock Branch shall permit First Sentry Bancshares reasonable access upon reasonable notice to its properties and those of Rock Branch, and shall disclose and make available to First Sentry Bancshares during normal business hours all of its books, papers and records relating to its assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss the Merger) and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Sentry Bancshares may have a reasonable interest; provided, however, that Rock Branch shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. Rock Branch shall provide and shall request its auditors to provide First Sentry Bancshares with such historical financial information regarding it (and related audit reports and consents) as First Sentry Bancshares may reasonably request. First Sentry Bancshares shall use commercially reasonable efforts to minimize any interference with Rock Branch's regular business operations during any such access to Rock Branch's property, books and records. Rock Branch shall permit First Sentry Bancshares to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by Rock Branch at First Sentry Bancshare’s sole expense. In the event any subsurface or phase II site assessments are conducted, First Sentry Bancshares shall indemnify Rock Branch for all reasonable and customary costs and expenses associated with returning the property to the previous condition.

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6.4.          Financial and Other Statements.

6.4.1.          Promptly upon receipt thereof, Rock Branch will furnish to First Sentry Bancshares copies of each annual, interim or special audit of the books of Rock Branch made by its independent auditors and copies of all internal control reports submitted to Rock Branch by such auditors in connection with each annual, interim or special audit of the books of Rock Branch made by such auditors.

6.4.2.          As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, Rock Branch will furnish to First Sentry Bancshares copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, Rock Branch will deliver to First Sentry Bancshares a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3.          Rock Branch will advise First Sentry Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Rock Branch.

6.4.4.          With reasonable promptness, Rock Branch will furnish to First Sentry Bancshares such additional financial data that Rock Branch possesses and as First Sentry Bancshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.          Maintenance of Insurance.

Rock Branch shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

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6.6.          Disclosure Supplements.

From time to time prior to the Effective Time, Rock Branch will promptly supplement or amend the ROCK BRANCH DISCLOSURE SCHEDULE delivered in connection herewith with respect to any development hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ROCK BRANCH DISCLOSURE SCHEDULE or that is necessary to correct any information in such ROCK BRANCH DISCLOSURE SCHEDULE that has been rendered materially inaccurate thereby. Unless First Sentry Bancshares has the right to terminate this Agreement pursuant to Section 11.1.2 below by reason of any such development and exercises that right within the period of 10 Business Days following written notice from Rock Branch, the written notice pursuant to this Section 6.6 will be deemed to have amended the ROCK BRANCH DISCLOSURE SCHEDULE, to have qualified the representations and warranties contained in Article IV of this Agreement and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

6.7.          Consents and Approvals of Third Parties.

Rock Branch shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8.          All Reasonable Efforts.

Subject to the terms and conditions herein provided, Rock Branch agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.          Failure to Fulfill Conditions.

In the event that Rock Branch determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Sentry Bancshares.

6.10.         No Solicitation.

6.10.1. Rock Branch shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Representatives") not to, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Sentry Bancshares) any information or data with respect to Rock Branch or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Rock Branch is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Rock Branch or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Rock Branch or otherwise, shall be deemed to be a breach of this Agreement by Rock Branch. Rock Branch shall, and shall cause each of Rock Branch Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

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For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Sentry Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Rock Branch; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Rock Branch representing, in the aggregate, fifteen percent (15%) or more of the assets of Rock Branch; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Rock Branch; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Rock Branch; or (E) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, Rock Branch may take any of the actions described in clause (b) of Section 6.10.1 if, but only if: (a) Rock Branch has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 6.10.1; (b) the Rock Branch Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that (i) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) the failure to take such actions would be inconsistent with its fiduciary duties to Rock Branch's shareholders under applicable law; (c) Rock Branch has provided First Sentry Bancshares with at least two (2) Business Days' prior notice of such determination; and (d) prior to furnishing or affording access to any information or data with respect to Rock Branch or otherwise relating to an Acquisition Proposal, Rock Branch receives from such Person a confidentiality agreement with terms no less favorable to Rock Branch than those contained in the Confidentiality Agreement. Rock Branch shall promptly provide to First Sentry Bancshares any non-public information regarding Rock Branch provided to any other Person that was not previously provided to First Sentry Bancshares, such additional information to be provided no later than the date of provision of such information to such other party.

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For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Rock Branch Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Rock Branch Common Stock or all, or substantially all, of the assets of Rock Branch on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Rock Branch Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Rock Branch's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Rock Branch's shareholders than the Merger and the Merger; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. Rock Branch shall promptly (and in any event within forty-eight (48) hours) notify First Sentry Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Rock Branch or any Rock Branch Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Rock Branch agrees that it shall keep First Sentry Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to the terms of Section 6.10.3, neither the Rock Branch Board nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Sentry Bancshares in connection with the Merger, the Rock Branch Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with Rock Branch Shareholders Meeting or otherwise, inconsistent with the Rock Branch Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Rock Branch Recommendation); (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (c) enter into (or cause Rock Branch to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (ii) requiring Rock Branch to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

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6.10.5. Notwithstanding the terms set forth in Section 6.10.4, prior to the date of the Rock Branch Shareholders Meeting, the Rock Branch Board may approve or recommend to the shareholders of Rock Branch a Superior Proposal and withdraw, qualify or modify the Rock Branch Recommendation in connection therewith (a "Rock Branch Subsequent Determination") after the fifth (5th) Business Day following First Sentry Bancshares's receipt of a notice (the "Notice of Superior Proposal") from Rock Branch advising First Sentry Bancshares that the Rock Branch Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Rock Branch shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Rock Branch proposes to accept) if, but only if, (a) the Rock Branch Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that it is required to take such actions to comply with its fiduciary duties to Rock Branch's shareholders under applicable law, (b) during such five (5) Business Day period after receipt of the Notice of Superior Proposal by First Sentry Bancshares, Rock Branch and the Rock Branch Board shall have cooperated and negotiated in good faith with First Sentry Bancshares to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Rock Branch to proceed with the Rock Branch Recommendation without a Rock Branch Subsequent Determination; provided, however, that First Sentry Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (c) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Sentry Bancshares since its receipt of such Notice of Superior Proposal, Rock Branch Board has again in good faith made the determination (i) in clause (a) of this Section 6.10.5 and (ii) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Rock Branch Recommendation or the making of a Rock Branch Subsequent Determination by the Rock Branch Board shall not change the approval of the Rock Branch Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger.

6.11.         Reserves and Merger-Related Costs,

Rock Branch agrees to consult with First Sentry Bancshares with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Sentry Bancshares and Rock Branch shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Sentry Bancshares shall reasonably request and that are not inconsistent with GAAP; provided that no such actions need be effected until First Sentry Bancshares shall have irrevocably certified to Rock Branch that all conditions set forth in Article IX to the obligation of First Sentry Bancshares to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

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6.12.         Rock Branch Information Supplied

The information relating to Rock Branch to be contained in the Form 1-A Offering Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

6.13.         Operating Functions

Rock Branch shall cooperate with First Sentry Bancshares and First Sentry Bank in connection with planning for the efficient and orderly combination of the parties and the operation of First Sentry Bancshares and First Sentry Bank (including the former operations of Rock Branch) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as First Sentry Bancshares may decide. Notwithstanding anything to the contrary contained in this Agreement, (a) neither First Sentry Bancshares nor First Sentry Bank shall under any circumstance be permitted to exercise control of Rock Branch prior to the Effective Time, (b) Rock Branch shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Rock Branch shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

ARTICLE VII

COVENANTS OF FIRST SENTRY BANCSHARES

7.1.          Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Rock Branch, which consent will not be unreasonably withheld, First Sentry Bancshares will, and it will cause each First Sentry Bancshares Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

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7.2.          Current Information.

During the period from the date of this Agreement to the Effective Time, First Sentry Bancshares will cause one or more of its representatives to confer with representatives of Rock Branch and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Rock Branch may reasonably request. First Sentry Bancshares will promptly notify Rock Branch of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving First Sentry Bancshares and any First Sentry Bancshares Subsidiary. First Sentry Bancshares shall be responsive to reasonable requests by Rock Branch for access to such information and personnel regarding First Sentry Bancshares and its Subsidiaries as may be reasonably necessary for Rock Branch to confirm that the representations and warranties of First Sentry Bancshares contained herein are true and correct and that the covenants of First Sentry Bancshares contained herein have been performed in all material respects; provided, however, that First Sentry Bancshares shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in First Sentry Bancshares's reasonable judgment, would interfere with the normal conduct of First Sentry Bancshares's business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.          Financial and Other Statements.

7.3.1           Promptly upon receipt thereof, First Sentry Bancshares will furnish to Rock Branch copies of each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Sentry Bancshares by such auditors in connection with each annual, interim or special audit of the books of First Sentry Bancshares and the First Sentry Bancshares Subsidiaries made by such auditors.

7.3.2           As soon as reasonably available, but in no event later than the date such documents are filed with the Bank Regulators, First Sentry Bancshares will furnish to Rock Branch copies of all documents, statements and reports as it or any First Sentry Bancshares Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within twenty-five (25) days after the end of each month, First Sentry Bancshares will deliver to Rock Branch a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

7.3.3           First Sentry Bancshares will advise Rock Branch promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Sentry Bancshares or any of the First Sentry Bancshares Subsidiaries.

7.4.          Disclosure Supplements.

From time to time prior to the Effective Time, First Sentry Bancshares will promptly supplement or amend the FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE or which is necessary to correct any information in such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FIRST SENTRY BANCSHARES DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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7.5.          Consents and Approvals of Third Parties.

First Sentry Bancshares shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.          All Reasonable Efforts.

Subject to the terms and conditions herein provided, First Sentry Bancshares agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.          Failure to Fulfill Conditions.

In the event that First Sentry Bancshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Rock Branch.

7.8.          Employee Benefits.

7.8.1.          First Sentry Bancshares will review all Rock Branch Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. First Sentry Bancshares shall provide Continuing Employees (as defined below) with compensation and benefits that are, from and after the Effective Time, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of First Sentry Bancshares or applicable First Sentry Bancshares Subsidiary (as of the date any such compensation or benefit is provided). Employees of Rock Branch who become participants in any First Sentry Bancshares Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Rock Branch or any Affiliate of or predecessor thereto prior to the Effective Time. Employees of Rock Branch shall be entitled to accrual of benefits based on years of service with Rock Branch or its predecessors prior to the Effective Date, with respect to any severance, vacation or paid time off accrual. This Agreement shall not be construed to limit the ability of First Sentry Bancshares or First Sentry Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.          By board action taken within 30 days prior to the Effective Time of the Merger, Rock Branch, shall terminate the employment of Joseph K. McDonie (“Executive”), effective as of the Effective Time, and contingent on the consummation of the Merger, such termination of employment shall state that that Executive is required to “separate from service” in a manner consistent with Code Section 409A, under the Third Amended and Restated Employment Agreement effective September 19, 2012 by and between Rock Branch and Executive (the “Employment Agreement”) and be further conditioned upon (a) payment to Executive at the Effective Time of $480,000 and (b) transfer of clear title to the automobile currently used by Executive in exchange for payment by Executive of the book value thereof at the Effective Time, In addition, the parties acknowledge, and Executive shall so acknowledge in writing, that the Covenants of Executive contained in Section 5 of the Agreement survive such termination and continue to be binding on Executive for a period of four (4) years after the Effective Time, but the provisions of Section 3G respecting payment of a “Gross Up” as defined therein, and the provisions of Section 4A(1)(B) respecting payment of health and disability insurance shall not survive such termination.

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7.8.3.          First Sentry Bancshares shall make available to employees of Rock Branch who continue employment with First Sentry Bancshares or a First Sentry Bancshares Subsidiary ("Continuing Employees") and their dependents employer-provided health coverage on the same basis as it provides such coverage to First Sentry Bancshares employees. Unless a Continuing Employee affirmatively terminates coverage under a Rock Branch health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Sentry Bancshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Rock Branch health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Sentry Bancshares and their dependents. In the event of a termination or consolidation of any Rock Branch health plan, terminated Rock Branch employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Sentry Bancshares in accordance with COBRA, consistent with the provisions below. In the event of any termination of any Rock Branch health plan, or consolidation of any Rock Branch health plan with any First Sentry Bancshares health plan, any coverage limitation under the First Sentry Bancshares health plan due to any pre-existing condition shall be reduced or eliminated in accordance with the Health Insurance Portability and Accountability Act of 1996. All Continuing Employees who cease participating in a Rock Branch health plan and become participants in a comparable First Sentry Bancshares health plan shall receive credit for any co-payment and deductibles paid under Rock Branch's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the First Sentry Bancshares health plan, upon substantiation, in a form satisfactory to First Sentry Bancshares that such co-payment and/or deductible has been satisfied.

7.8.4.          Severance. First Sentry Bancshares agrees that each Rock Branch employee employed by Rock Branch for at least six (6) months who is involuntarily terminated (other than for Cause, as defined below) on or within one year after the Closing Date, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay less required tax withholdings (at the rate in effect on the termination date) for each year of service at Rock Branch (with credit for partial years of service); provided, however, that the minimum severance payment shall be equal to four (4) weeks of base pay less required tax holdings, and the maximum severance payment shall be equal to twenty six (26) weeks of base pay less required tax withholdings.

"Cause" as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to Rock Branch or First Sentry Bank, gross personal misconduct that is repetitive and results in a decline in the net worth of Rock Branch or First Sentry Bank, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to Rock Branch or First Sentry Bank, gross incompetence or falsification of bank records or documents.

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7.8.5.          Survival. The provisions of Section 7.8.4. shall survive the Effective Time.

7.9.          Directors and Officers Indemnification and Insurance.

7.9.1.          For a period of three years after the Effective Time, First Sentry Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Rock Branch (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First Sentry Bancshares, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Rock Branch if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under applicable state or federal law, First Sentry Bancshares's Articles of Incorporation and Bylaws, and under Rock Branch's Articles of Incorporation and Bylaws. First Sentry Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify First Sentry Bancshares (but the failure so to notify First Sentry Bancshares shall not relieve it from any liability that it may have under this Section 7.9.1, except to the extent such failure materially prejudices First Sentry Bancshares) and shall deliver to First Sentry Bancshares the undertaking referred to in the previous sentence.

7.9.2.          In the event that either First Sentry Bancshares or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Sentry Bancshares shall assume the obligations set forth in this Section 7.9.

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7.9.3.          First Sentry Bancshares shall maintain, or shall cause First Sentry Bank to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies covering the officers and directors of Rock Branch (provided, that First Sentry Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall First Sentry Bancshares be required to expend in the aggregate pursuant to this Section 7.9.3 more than 125% of the annual cost currently expended by Rock Branch with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Sentry Bancshares shall maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Rock Branch agrees in order for First Sentry Bancshares to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.          The obligations of First Sentry Bancshares provided under this Section 7.9 are intended to be enforceable against First Sentry Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Sentry Bancshares.

7.10.         Stock and Cash Reserve.

First Sentry Bancshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.11.         First Sentry Bancshares Information Supplied.

The information relating to First Sentry Bancshares and any First Sentry Bancshares Subsidiary to be contained in the Form 1-A Offering Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form 1-A Offering Statement will comply with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by First Sentry Bancshares with respect to statements made or incorporated by reference therein based on information supplied by Rock Branch specifically for inclusion or incorporation by reference in the Form 1-A Offering Statement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1.          Rock Branch Shareholder Meeting.

Rock Branch will (i) as promptly as practicable after the Form 1-A Offering Statement is declared qualified by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Rock Branch Shareholders Meeting"), for the purpose of considering this Agreement, and for such other purposes as may be, in Rock Branch's reasonable judgment, necessary or desirable, (ii) subject to Section 6.10, have the Rock Branch Board recommend approval of this Agreement to the Rock Branch shareholders (the "Rock Branch Recommendation").

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8.2.          Proxy Statement-Offering Circular.

8.2.1.          For the purposes (x) of qualifying First Sentry Bancshares Common Stock to be offered to holders of Rock Branch Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Rock Branch Shareholders Meeting, First Sentry Bancshares shall draft and prepare, and Rock Branch shall cooperate in the preparation of, the Form 1-A Offering Statement, including a proxy statement and offering circular satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder (such proxy statement/offering circular in the form mailed to the Rock Branch shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Offering Circular"). First Sentry Bancshares shall file the Form 1-A Offering Statement, including the Proxy Statement-Offering Circular, with the SEC and the Form 1-A Offering Statement at the time it becomes qualified shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the SEC. Each of First Sentry Bancshares and Rock Branch shall use their reasonable best efforts to have the Form 1-A Offering Statement declared qualified under the Securities Act as promptly as practicable after such filing, Rock Branch shall thereafter promptly mail the Proxy Statement-Offering Circular to Rock Branch shareholders. First Sentry Bancshares shall also use its reasonably best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Merger, and Rock Branch shall furnish all information concerning Rock Branch and the holders of Rock Branch Common Stock as may be reasonably requested in connection with any such action.

8.2.2.          Rock Branch shall provide First Sentry Bancshares with any information concerning itself that First Sentry Bancshares may reasonably request in connection with the drafting and preparation of the Proxy Statement-Offering Circular, and First Sentry Bancshares shall notify Rock Branch promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Offering Circular and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Rock Branch promptly copies of all correspondence between First Sentry Bancshares or any of their representatives and the SEC. First Sentry Bancshares shall give Rock Branch and its counsel the opportunity to review and comment on the Proxy Statement-Offering Circular prior to its being filed with the SEC and shall give Rock Branch and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Sentry Bancshares and Rock Branch agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of Rock Branch Common Stock entitled to vote at the Rock Branch Shareholders Meeting hereof at the earliest practicable time.

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8.2.3.          Rock Branch and First Sentry Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Offering Circular or the Form 1-A Offering Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Rock Branch shall cooperate with First Sentry Bancshares in the preparation of a supplement or amendment to such Proxy Statement-Offering Circular that corrects such misstatement or omission, and First Sentry Bancshares shall file an amended Form 1-A Offering Statement with the SEC, and Rock Branch shall mail an amended Proxy Statement-Offering Circular to the Rock Branch shareholders. If requested by First Sentry Bancshares, Rock Branch shall obtain a "comfort" letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Offering Circular and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Rock Branch, in form and substance that is customary in transactions such as the Merger.

8.3.          Regulatory Approvals.

Each of Rock Branch and First Sentry Bancshares will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger and related closure of Rock Branch’s Scott Depot branch. Rock Branch and First Sentry Bancshares will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Offering Circular and any application, petition or any other statement or application made by or on behalf of Rock Branch, First Sentry Bancshares to any Bank Regulatory or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Rock Branch shall have the right to review and approve in advance all characterizations of the information relating to Rock Branch, which appear in any filing made in connection with the transactions contemplated by this Agreement, including, without limitation, the Merger and related closure of Rock Branch’s Scott Depot branch, with any Governmental Entity. First Sentry Bancshares shall give Rock Branch and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Rock Branch and its counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1           Conditions to Each Party's Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

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9.1.1.          Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Rock Branch.

9.1.2.          Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger and related closure of Rock Branch’s Scott Depot branch and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.          Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of First Sentry Bancshares, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Rock Branch and First Sentry Bancshares or materially impair the value of Rock Branch to First Sentry Bancshares.

9.1.4.          Qualification of Form 1-A Offering Statement. The Form 1-A Offering Statement shall have become qualified under the Securities Act and no stop order suspending the effectiveness of the Form 1-A Offering Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Sentry Bancshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.          Tax Opinion. On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, First Sentry Bancshares shall have received an opinion of Dinsmore & Shohl LLP acceptable in form and substance to First Sentry Bancshares, and Rock Branch shall have received an opinion of Bowles Rice LLP, reasonably acceptable in form and substance to Rock Branch, each dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinions described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of First Sentry Bancshares and Rock Branch and their respective Subsidiaries.

9.2.          Conditions to the Obligations of First Sentry Bancshares under this Agreement.

The obligations of First Sentry Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth below at or prior to the Closing Date:

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9.2.1.          Representations and Warranties. Each of the representations and warranties of Rock Branch set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and Rock Branch shall have delivered to First Sentry Bancshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Rock Branch as of the Effective Time.

9.2.2.          Agreements and Covenants. Rock Branch shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Sentry Bancshares shall have received a certificate signed on behalf of Rock Branch by the Chief Executive Officer and Chief Financial Officer of Rock Branch to such effect dated as of the Effective Time.

9.2.3.          Permits, Authorizations, Etc. Rock Branch shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4.          Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of Rock Branch Common Stock shall have dissented to the Merger under the WVBCA, and preserved, as of immediately prior to the Effective Time, the right to pursue their right of appraisal for the fair value of their shares of Rock Branch Common Stock under the WVBCA.

9.2.5.          No Material Adverse Effect. Since December 31, 2015, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Rock Branch.

9.2.6.          Resignations. Each of Rock Branch's directors and officers shall have tendered their written resignations, effective upon consummation of the Merger.

Rock Branch will furnish First Sentry Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Sentry Bancshares may reasonably request.

9.3.          Conditions to the Obligations of Rock Branch under this Agreement.

The obligations of Rock Branch under this Agreement shall be further subject to the satisfaction of the conditions set forth below at or prior to the Closing Date:

9.3.1.          Representations and Warranties. Each of the representations and warranties of First Sentry Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and First Sentry Bancshares shall have delivered to Rock Branch a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Sentry Bancshares as of the Effective Time.

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9.3.2.          Agreements and Covenants. First Sentry Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Rock Branch shall have received a certificate signed on behalf of First Sentry Bancshares by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.          Permits, Authorizations, Etc. First Sentry Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the related closure of Rock Branch’s Scott Depot branch.

9.3.4.          Payment of Merger Consideration. First Sentry Bancshares shall have delivered the Exchange Fund and the New Certificates to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Rock Branch with a certificate evidencing such delivery.

9.3.5.          No Material Adverse Effect. Since December 31, 2015, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Sentry Bancshares.

9.3.6.          The fairness opinion referred to in Section 4.2.3 shall not have been withdrawn prior to the Closing Date.

First Sentry Bancshares will furnish Rock Branch with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Rock Branch may reasonably request.

ARTICLE X

THE CLOSING

10.1.          Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Dinsmore & Shohl LLP, 611 Third Avenue, Huntington, West Virginia at 10:00 a.m., or at such other place or time upon which First Sentry Bancshares and Rock Branch mutually agree. A pre-closing of the Merger (the "Pre-Closing") shall take place at the offices of Dinsmore & Shohl LLP, 611 Third Avenue, Huntington, West Virginia at 10:00 a.m. on the day prior to the Closing Date.

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10.2.          Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to First Sentry Bancshares and Rock Branch the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, First Sentry Bancshares shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1.          Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval hereof by the shareholders of Rock Branch:

11.1.1.          At any time by the mutual written agreement of First Sentry Bancshares and Rock Branch;

11.1.2.          By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Rock Branch) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Sentry Bancshares);

11.1.3.          By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Rock Branch) or Section 9.3.2 (in the case of a breach of covenant by First Sentry Bancshares);

11.1.4.          At the election of the board of directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Sentry Bancshares and Rock Branch; provided, however, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

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11.1.5.          By the board of directors of either party if the shareholders of Rock Branch shall have voted at the Rock Branch Shareholders Meeting on the Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.          By the board of directors of either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, including, without limitation, the Merger and related closure of Rock Branch’s Scott Depot branch, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.          By the board of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Termination Date.

11.1.8.          By the Board of Directors of First Sentry Bancshares if (A) Rock Branch has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Rock Branch Board has authorized Rock Branch to enter into an acquisition agreement with respect to the Superior Proposal, or (B) the Rock Branch Board fails to make the Rock Branch Recommendation, modifies or qualifies the Rock Branch Recommendation in a manner adverse to First Sentry Bancshares or withdraws the Rock Branch Recommendation.

11.1.9.          By the Rock Branch Board if Rock Branch has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Rock Branch Board has authorized Rock Branch to enter into an acquisition agreement with respect to the Superior Proposal.

11.2.          Effect of Termination.

11.2.1.          In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section that, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses.

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(B)         Except with respect to any circumstances pursuant to which the First Sentry Bancshares Fee is owed and paid pursuant to Section 11.2.2(C) (in which case the terms of this subsection will not apply), in the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all costs and expenses actually incurred or owing to any third party, including all reasonable attorneys' fees, but excluding any opportunity costs or non-third party costs or expenses, by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As a condition of First Sentry Bancshares's willingness, and in order to induce First Sentry Bancshares, to enter into this Agreement, and to reimburse First Sentry Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the Merger, Rock Branch hereby agrees to pay First Sentry Bancshares, and First Sentry Bancshares shall be entitled to payment of a fee of $200,000 (the "First Sentry Bancshares Fee"), within three (3) Business Days after written demand for payment is made by First Sentry Bancshares, following the occurrence of any of the events set forth below:

(i)          Rock Branch terminates this Agreement pursuant to Section 11.1.9 or First Sentry Bancshares terminates this Agreement pursuant to Section 11.1.8(A); or

(ii)         The entering into a definitive agreement by Rock Branch relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Rock Branch within twelve months after the occurrence of any of the following: (a) the termination of this Agreement by First Sentry Bancshares pursuant to Section 11.1.3 because of a willful breach by Rock Branch of its obligations set forth in Section 6.10; or (b) the failure of the shareholders of Rock Branch to approve this Agreement after the receipt by the Rock Branch Board of an Acquisition Proposal that is disclosed to the Rock Branch shareholders at or prior to the Rock Branch Shareholders Meeting.

(D)         If demand for payment of (i) the First Sentry Bancshares Fee is made pursuant to Section 11.2.2(C) or (ii) the costs contemplated in Section 11.2.2(B), and payment is timely made, then First Sentry Bancshares will not have any other rights or claims against Rock Branch, its Subsidiaries and their respective officers and directors under this Agreement, and notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the acceptance of the First Sentry Bancshares Fee under Section 11.2.2(C) or the acceptance of costs paid pursuant to Section 11.2.2(B), as applicable, will constitute the sole and exclusive remedy of First Sentry Bancshares against Rock Branch and its Subsidiaries and their respective officers and directors.

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11.3.          Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Rock Branch), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Rock Branch, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount, value or changes the form of consideration to be delivered to Rock Branch's shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

MISCELLANEOUS

12.1.          Confidentiality.

Except as specifically set forth herein, First Sentry Bancshares and Rock Branch mutually agree to be bound by the terms of the mutual confidentiality agreement dated October 21, 2015 (the "Confidentiality Agreement"). The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.          Public Announcements.

Rock Branch and First Sentry Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Rock Branch nor First Sentry Bancshares shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.          Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.          Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Rock Branch, to:	Joseph K. McDonie
President and Chief Executive Officer
4650 First Avenue
Nitro, WV 25143

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With required copies to:	Bowles Rice LLP
600 Quarrier Street
Charleston, WV 25301
Attention: Sandra M. Murphy

If to First Sentry Bancshares, to:	Geoffrey S. Sheils
President and Chief Executive Officer
First Sentry Bancshares, Inc.
823 – 8th Street
Huntington, West Virginia 25701
Fax: (304) 522-6410

With required copies to:	Dinsmore & Shohl LLP
611 Third Avenue
Huntington, WV 25701
Attention: Thomas J. Murray
Fax: (304) 522-4312

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

12.5.          Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Sections 7.8.2 and 7.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.          Complete Agreement.

This Agreement, including the Exhibits and disclosure schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

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12.7.          Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page shall be deemed to be an original signature page.

12.8.          Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.          Governing Law.

This Agreement shall be governed by the laws of West Virginia, without giving effect to its principles of conflicts of laws.

12.10.         Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.         Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, First Sentry Bancshares, First Sentry Bank and Rock Branch have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

First Sentry Bancshares, Inc.

By:	/s/ Geoffrey S. Sheils
	Name:	Geoffrey S. Sheils
	Title:	President
And Chief Executive Officer

First Sentry Bank, Inc.

By:	/s/ Geoffrey S. Sheils
	Name:	Geoffrey S. Sheils
	Title:	President
And Chief Executive Officer

Rock Branch Community Bank, Inc.

By:	/s/ Joseph K. McDonie
	Name:	Joseph K. McDonie
	Title:	President
And Chief Executive Officer

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FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of the 20th day of April, 2016, by and among FIRST SENTRY BANCSHARES, INC. (“First Sentry Bancshares”), ROCK BRANCH COMMUNITY BANK, INC. (“Rock Branch”) and FIRST SENTRY BANK, INC. (“First Sentry Bank”).

WITNESSETH:

WHEREAS, First Sentry Bancshares, Rock Branch and First Sentry Bank have entered into an Agreement and Plan of Merger dated as of March 25, 2016 (the “Agreement”); and

WHEREAS, Section 11.1.3 of the Agreement provides that the Agreement and the transactions contemplated thereby may be terminated by either party if the Closing (as defined in the Agreement) does not occur by the Termination Date (as defined in Section 1.1 of the Agreement, September 30, 2016) or such later date as shall have been agreed to in writing by First Sentry Bancshares and Rock Branch; and

WHEREAS, subject to the satisfaction or waiver of all conditions to closing in the Agreement, the Parties seek to set the Closing Date for October 7, 2016, when First Sentry Bank and Rock Branch will be converted and integrated into a single system; and

WHEREAS, First Sentry Bancshares, Rock Branch and First Sentry Bank wish to extend the Termination Date to October 15, 2016; and

WHEREAS, the Agreement provides in Section 11.3 that it may be amended or extended as therein provided.

NOW, THERFORE, in consideration of the foregoing premises, which are not mere recitals but are an integral part hereof, and in consideration of the mutual agreements hereinafter provided for, the parties hereto agree as follows:

1.          Section 1.1 of the Agreement is hereby amended to provide that the “Termination Date” shall mean October 15, 2016.

2.          Except as herein amended, the Agreement shall remain in full force and effect in accordance with its terms, which are hereby reaffirmed.

3.          In accordance with the terms of Section 2.2 of the Agreement, and subject to the satisfaction or waiver (in accordance with any applicable terms thereof) of the conditions to the consummation of the Merger set forth in the Agreement, Rock Branch and First Sentry Bancshares mutually agree that the Closing shall occur on October 7, 2016 at the close of business.

[Signature page follows this page.]

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IN WITNESS WHEREOF, First Sentry Bancshares, First Sentry Bank and Rock Branch have caused this Amendment to be executed under seal by their duly authorized officers as of the date first set forth above.

First Sentry Bancshares, Inc.

By:	/s/ Geoffrey S. Sheils
	Name:	Geoffrey S. Sheils
	Title:	President
And Chief Executive Officer

First Sentry Bank, Inc.

By:	/s/ Geoffrey S. Sheils
	Name:	Geoffrey S. Sheils
	Title:	President
And Chief Executive Officer

Rock Branch Community Bank, Inc.

By:	/s/ Joseph K. McDonie
	Name:	Joseph K. McDonie
	Title:	President
And Chief Executive Officer

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APPENDIX II

ARTICLE 13. APPRAISAL RIGHTS.

PART 1. RIGHT TO APPRAISAL AND PAYMENT FOR SHARES.

§31D-13-1301. Definitions.

In this article:

(1)         "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive. For purposes of subdivision (4), subsection (b), section one thousand three hundred two of this article, a person is deemed to be an affiliate of its senior executives.

(2)         "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

(3)         "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections one thousand three hundred twenty-two, one thousand three hundred twenty-three, one thousand three hundred twenty-four, one thousand three hundred twenty-five, one thousand three hundred twenty-six, one thousand three hundred thirty and one thousand three hundred thirty-one of this article, includes the surviving entity in a merger.

(4)         "Fair value" means the value of the corporation's shares determined:

(A)         Immediately before the effectuation of the corporate action to which the shareholder objects;

(B)         Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

(C)         Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision (5), subsection (a), section one thousand three hundred two of this article.

(5)         "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)         "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

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(7)         "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)         "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

(9)         "Shareholder" means both a record shareholder and a beneficial shareholder.

§31D-13-1302. Right to appraisal.

(a)          A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

(1)         Consummation of a merger to which the corporation is a party: (A) If shareholder approval is required for the merger by section one thousand one hundred four, article eleven of this chapter and the shareholder is entitled to vote on the merger, except that appraisal rights may not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (B) if the corporation is a subsidiary and the merger is governed by section one thousand one hundred five, article eleven of this chapter;

(2)         Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights may not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(3)         Consummation of a disposition of assets pursuant to section one thousand two hundred two, article twelve of this chapter if the shareholder is entitled to vote on the disposition;

(4)         An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

(5)         Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

(b)          Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4), subsection (a) of this section are limited in accordance with the following provisions:

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(1)         Appraisal rights may not be available for the holders of shares of any class or series of shares which is:

(A)         Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(B)         Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of a class or series has a market value of at least twenty million dollars, exclusive of the value of the shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten percent of the shares.

(2)         The applicability of subdivision (1), subsection (b) of this section is to be determined as of:

(A)         The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

(B)         The day before the effective date of the corporate action if there is no meeting of shareholders.

(3)         Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for the shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1), section (b) of this section at the time the corporate action becomes effective.

(4)         Subdivision (1), subsection (b) of this section is not applicable and appraisal rights are to be available pursuant to subsection (a) of this section for the holders of any class or series of shares where any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who: (A) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or (B) for purpose of voting their shares of the corporation, each member of the group formed is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

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(c)          Notwithstanding any other provision of section one thousand three hundred two of this article, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, but any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of the shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell pursuant to any conversion, exchange or other right existing immediately before the effective date of the amendment does not apply to any corporate action that becomes effective within one year of that date if the action would otherwise afford appraisal rights.

(d)          A shareholder entitled to appraisal rights under this article may not challenge a completed corporate action for which appraisal rights are available unless the corporate action:

(1)         Was not effectuated in accordance with the applicable provisions of article ten, eleven or twelve of this chapter or the corporation's articles of incorporation, bylaws or board of directors' resolution authorizing the corporate action; or

(2)         Was procured as a result of fraud or material misrepresentation.

§31D-13-1303. Assertion of rights by nominees and beneficial owners.

(a)          A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection are to be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(b)          A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:

(1)         Submits to the corporation the record shareholder's written consent to the assertion of the rights no later than the date referred to in paragraph (D), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(2)         Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

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PART 2.          PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS.

§31D-13-1320. Notice of appraisal rights.

(a)          If proposed corporate action described in subsection (a), section one thousand three hundred two of this article is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article. If the corporation concludes that appraisal rights are or may be available, a copy of this article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)          In a merger pursuant to section one thousand one hundred five, article eleven of this chapter, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice must be sent within ten days after the corporate action became effective and include the materials described in section one thousand three hundred twenty-two of this article.

§31D-13-1321. Notice of intent to demand payment.

(a)          If proposed corporate action requiring appraisal rights under section one thousand three hundred two of this article is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)         Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

(2)         Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed action.

(b)          A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under this article.

§31D-13-1322. Appraisal notice and form.

(a)          If proposed corporate action requiring appraisal rights under subsection (a), section one thousand three hundred two of this article becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1), subsection (b) of this section to all shareholders who satisfied the requirements of section one thousand three hundred twenty-one of this article. In the case of a merger under section one thousand one hundred five, article eleven of this chapter, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)          The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after that date and must:

(1)         Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify: (A) Whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (B) that the shareholder did not vote for the transaction;

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(2)         State:

(A)         Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under this subdivision;

(B)         A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form required by subsection (a) of this section are sent and state that the shareholder is deemed to have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date;

(C)         The corporation's estimate of the fair value of the shares;

(D)         That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in paragraph (B) of this subdivision the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E)         The date by which the notice to withdraw under section one thousand three hundred twenty-three of this article must be received, which date must be within twenty days after the date specified in paragraph (B) of this subdivision; and

(3)         Be accompanied by a copy of this article.

§31D-13-1323. Perfection of rights; right to withdraw.

(a)          A shareholder who receives notice pursuant to section one thousand three hundred twenty-two of this article and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section one thousand three hundred twenty-five of this article. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. Once a shareholder deposits the shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (b) of this section.

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(b)          A shareholder who has complied with subsection (a) of this section may decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to paragraph (E), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article. A shareholder who fails to withdraw from the appraisal process by that date may not withdraw without the corporation's written consent.

(c)          A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b), section one thousand three hundred twenty-two of this article, is not entitled to payment under this article.

§31D-13-1324. Payment.

(a)          Except as provided in section one thousand three hundred twenty-five of this article, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, the corporation shall pay in cash to those shareholders who complied with subsection (a), section one thousand three hundred twenty-three of this article the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)          The payment to each shareholder pursuant to subsection (a) of this article must be accompanied by:

(1)         Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

(2)         A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to paragraph (C), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article; and

(3)         A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section one thousand three hundred twenty-six of this article and that if any shareholder does not make a demand for further payment within the time period specified, shareholder is deemed to have accepted the payment in full satisfaction of the corporation's obligations under this article.

§31D-13-1325. After-acquired shares.

(a)          A corporation may elect to withhold payment required by section one thousand three hundred twenty-four of this article from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1), subsection (b), section one thousand three hundred twenty-two of this article.

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(b)          If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by paragraph (B), subdivision (2), subsection (b), section one thousand three hundred twenty-two of this article is due, notify all shareholders who are described in subsection (a) of this section:

(1)         Of the information required by subdivision (1), subsection (b), section one thousand three hundred twenty-four of this article;

(2)         Of the corporation's estimate of fair value pursuant to subdivision (2), subsection (b), section one thousand three hundred twenty-four of this article;

(3)         That they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section one thousand three hundred twenty-six of this article;

(4)         That those shareholders who wish to accept the offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

(5)         That those shareholders who do not satisfy the requirements for demanding appraisal under section one thousand three hundred twenty-six of this article are deemed to have accepted the corporation's offer.

(c)          Within ten days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2), subsection (b) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

(d)          Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2), subsection (b) of this section to each shareholder described in subdivision (5), subsection (b) of this section.

§31D-13-1326. Procedure if shareholder dissatisfied with payment or offer.

(a)          A shareholder paid pursuant to section one thousand three hundred twenty-four of this article who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest and less any payment due under section one thousand three hundred twenty-four of this article. A shareholder offered payment under section one thousand three hundred twenty-five of this article who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

(b)          A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) of this section within thirty days after receiving the corporation's payment or offer of payment under sections one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.

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PART 3.          JUDICIAL APPRAISAL OF SHARES.

§31D-13-1330. Court action.

(a)          If a shareholder makes demand for payment under section one thousand three hundred twenty-six of this article which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section one thousand three hundred twenty-six of this article plus interest.

(b)          The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(c)          The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial.

(d)          Each shareholder made a party to the proceeding is entitled to judgment: (1) For the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shares; or (2) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section one thousand three hundred twenty-five of this article.

§31D-13-1331. Court costs and counsel fees.

(a)          The court in an appraisal proceeding commenced under section one thousand three hundred thirty of this article shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(b)          The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

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(1)         Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section one thousand three hundred twenty, one thousand three hundred twenty-two, one thousand three hundred twenty-four or one thousand three hundred twenty-five of this article; or

(2)         Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c)          If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefitted.

(d)          To the extent the corporation fails to make a required payment pursuant to section one thousand three hundred twenty-four, one thousand three hundred twenty-five, or one thousand three hundred twenty-six of this article, the shareholder may sue directly for the amount owed and, to the extent successful, are to be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

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APPENDIX III

7205 W. Central Avenue

Toledo, Ohio 43617 P

419.841.8521

www.austinassociates.com

March 25, 2016

Board of Directors

Rock Branch Community Bank, Inc.

4650 First Avenue
Nitro, WV 25143

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Rock Branch Community Bank, Inc. (“Rock Branch”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of March 25, 2016 (the "Agreement") by and between First Sentry Bancshares, Inc. (“First Sentry Bancshares”) and Rock Branch. The Agreement provides for the merger of Rock Branch with and into First Sentry Bank, a wholly owned subsidiary of First Sentry Bancshares, with First Sentry Bank being the surviving bank. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions.

The financial terms of the Agreement provide for each share of Rock Branch common stock to receive, at the election of the holder, either: (i) 0.6506 shares of First Sentry Bancshares common stock (“Per Share Stock Consideration”); (ii) $21.47 in cash (“Per Share Cash Consideration”); or (iii) a combination of Per Share Stock Consideration and Per Share Cash Consideration. The shareholder election process is subject to proration such that 55 percent of the Aggregate Consideration shall be paid in First Sentry Bancshares common stock and 45 percent of the Aggregate Consideration shall be paid in cash. Based on a $33.00 per share First Sentry Bancshares common stock value, the aggregate transaction consideration is valued at $7.4 million. Fractional shares will not be issued; and, instead will be settled in cash based on the Per Share Cash Consideration. Rock Branch stockholders holding 2,000 shares or fewer Rock Branch Common Shares will be entitled to receive first priority in the allocation of the Aggregate Cash Consideration.

Following completion of the Merger, First Sentry Bancshares plans to close Rock Branch’s Scott Depot branch. First Sentry Bancshares projected the after-tax present value of expenses attributable to the Scott Depot branch that will continue after closing the branch are $757,000 (“Branch Closing Expenses”). This amount was considered by First Sentry Bancshares and Rock Branch in negotiating the financial terms of the Agreement. In the event that on or before the second anniversary of closing, First Sentry Bancshares reduces the Branch Closing Expenses in whole or in part, then it shall distribute net cash in the amount of such reduction on a pro rata basis to former Rock Branch shareholders.

Board of Directors
March 25, 2016

In connection with rendering our opinion set forth herein, we have reviewed and/or considered among other things:

(i)	the Agreement dated as of March 25, 2016;
(ii)	certain publicly available financial statements and other historical financial information of Rock Branch and First Sentry Bancshares that we deemed relevant;
(iii)	certain non-public internal financial and operating data of Rock Branch and First Sentry Bancshares that were prepared and provided to us by the respective management of Rock Branch and First Sentry Bancshares;
(iv)	internal financial projections for Rock Branch and First Sentry Bancshares for the year ending December 31, 2016 prepared by and reviewed with management of Rock Branch and First Sentry Bancshares, respectively;
(v)	the pro forma financial impact of the Merger on First Sentry Bancshares, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of First Sentry Bancshares;
(vi)	publicly reported historical market price and trading activity for First Sentry Bancshares’ common stock, including an analysis of certain financial and stock market information of First Sentry Bancshares compared to certain other publicly traded companies;
(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(viii)	the current economic and market environment generally, and the banking environment in particular; and
(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Rock Branch the business, financial condition, results of operations and prospects of Rock Branch, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of First Sentry Bancshares regarding the business, financial condition, results of operations and prospects of First Sentry Bancshares.

Management of Rock Branch and First Sentry Bancshares, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Rock Branch and First Sentry Bancshares will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice Rock Branch has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Board of Directors
March 25, 2016

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process, we made no independent verification as to the status and value of Rock Branch’s or First Sentry Bancshares’ assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Rock Branch and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to Rock Branch and its shareholders of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger.

Rock Branch jointly engaged Austin and Investment Bank Services (“IBS”) a registered broker dealer to act as financial advisors in the transaction. Principals of Austin’s investment banking team that assisted Rock Branch are also limited registered representatives of IBS. Austin will receive a fee upon execution of the Agreement and issuance of this fairness opinion. IBS will receive a contingent fee upon closing of the Merger. As part of the engagement, Austin and IBS reserve the right to review any public disclosures describing this fairness opinion or their respective firms. In addition, Rock Branch has agreed to indemnify Austin and IBS against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to Rock Branch and its shareholders.

Respectfully,

Austin Associates, LLC

PART III

EXHIBIT INDEX

2.1	Articles of Incorporation of First Sentry Bancshares, Inc.*

2.2	Bylaws of First Sentry Bancshares, Inc.*

3.1	Form of Common Stock Certificate of First Sentry Bancshares, Inc.*

6.1	First Sentry Bancshares, Inc. 2012 Stock Option Plan**

6.2	Employment Agreement with Geoffrey S. Sheils

7.1	Agreement and Plan of Merger by and among First Sentry Bank, Rock Branch Community Bank, Inc. and First Sentry Bank, Inc. dated March 25, 2016, as amended by First Amendment to Agreement and Plan of Merger dated April 20, 2016 (incorporated by reference to Appendix I of the Proxy Statement/Offering Circular which is included in Part II of this Form 1-A,

10.1	Power of Attorney (contained as part of the signature pages herewith)

11.1	Consent of Hess, Stewart & Campbell CPA’s, PLLC (independent registered public accounting firm of First Sentry Bancshares, Inc.)

11.2	Consent of Dinsmore & Shohl LLP (included in Exhibit 12.1)

11.3	Consent of Bowles Rice LLP (included in Exhibit 12.3)

12.1	Legal Opinion of Dinsmore & Shohl LLP

12.2	Tax Opinion of Dinsmore & Shohl LLP

12.3	Tax Opinion of Bowles Rice LLP

15.1	Form of Proxy for Rock Branch Community Bank, Inc.

*	Incorporated by reference to the Registration Statement on Form S-4 of First Sentry Bancshares, Inc. (File No. 333-156180), originally filed with the Securities and Exchange Commission on December 6, 2008, as amended.

**	Incorporated by reference to the Proxy Statement on Schedule 14A of First Sentry Bancshares, Inc., originally filed with the Securities and Exchange Commission on April 16, 2012.

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SIGNATURES

Pursuant to the requirements of Regulation A under the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, State of West Virginia, on July 14, 2016

FIRST SENTRY BANCSHARES, INC.

By:	/s/ Geoffrey S. Sheils
Geoffrey S. Sheils
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Geoffrey S. Sheils, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within offering statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities stated and on the 14th day of July, 2016.

/s/ Geoffrey S. Sheils
Geoffrey S. Sheils
President and Chief Executive Officer
(Principal Executive Officer)

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/s/ Richard D. Hardy
Richard D. Hardy
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Robert H. Beymer
Robert H. Beymer, Director

/s/ Kerry P. Dillard
Kerry P. Dillard, Director

/s/ David Fox, III
David Fox, III, Director

/s/ Jeffrey E. Hood
Jeffrey E. Hood, Director

/s/ Johnnie Jones
Johnnie Jones, Director

/s/ Nester S. Logan
Nester S. Logan, Director

/s/ J. Grant McGuire
J. Grant McGuire, Director

/s/ Charles H. McKown, Jr., MD
Charles H. McKown, Jr., MD, Director

/s/ Edward W. Morrison, Jr.
Edward W. Morrison, Jr., Director

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/s/ Sally C.B. Oxley
Sally C.B. Oxley, Director

/s/ George A. Patterson, III
George A. Patterson, III, Director

/s/ Geoffrey S. Sheils
Geoffrey S. Sheils, Director

/s/ P. Todd Shell
P. Todd Shell, Director

/s/ J. Roger Smith
J. Roger Smith, Director

/s/ Paul L. Turman, II
Paul L. Turman, II, Director

/s/ John Jay White
John Jay White, Director

/s/ Joseph L. Williams
Joseph L. Williams, Director

/s/ S. Kenneth Wolfe, MD
S. Kenneth Wolfe, MD, Director

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